As filed with the Securities and Exchange Commission on April 17, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-11

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HIGHWOODS PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	6798	56-1871668
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

(919) 872-4924

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey D. Miller Vice President, General Counsel and Secretary Highwoods Properties, Inc. 3100 Smoketree Court, Suite 600 Raleigh, NC 27604 Phone: (919) 872-4924	Copy to: Robert H. Bergdolt, Esq. DLA Piper US LLP 4141 Parklake Avenue, Suite 300 Raleigh, NC 27612 Phone: (919) 786-2000 Facsimile: (919) 786-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of the registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Note (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.01 par value per share	4,139,943	$40.38	$167,170,898.34	$5,132.15

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(f) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 17, 2007

4,139,943 Shares

Common Stock

This prospectus relates to up to 4,139,943 shares of Common Stock of Highwoods Properties, Inc. that the selling stockholders named in this prospectus may offer for sale from time to time. The selling stockholders named in this prospectus may acquire these shares by exercising warrants or by redeeming units of limited partnership in Highwoods Realty Limited Partnership, which is the operating partnership through which we conduct substantially all of our business, for shares of our Common Stock. All of the Common Units and warrants were issued in transactions that were consummated more than five years ago.

The purchase price of any shares offered by the selling stockholders will be the market price of a share of Common Stock at that time unless otherwise indicated in an accompanying prospectus supplement. We will not receive any proceeds from the sale of any of the shares offered by the selling stockholders. See “Selling Stockholders.”

Our Common Stock is listed on the New York Stock Exchange under the symbol “HIW.” On April 16, 2007, the last reported sale price of our Common Stock was $41.47 per share.

The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of Common Stock may be deemed to be “underwriters” under the Securities Act of 1933. See “Plan of Distribution.”

Investing in our Common Stock involves risks. You should carefully read and consider the risk factors beginning on page 8 of this prospectus for a discussion of these risks before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in shares of our Common Stock. You should read this entire prospectus, including “Risk Factors,” our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in shares of our Common Stock. We refer to (1) Highwoods Properties, Inc. as the “Company,” (2) Highwoods Realty Limited Partnership as the “Operating Partnership,” (3) the Company’s common stock as “Common Stock,” (4) the Company’s preferred stock as “Preferred Stock,” (5) the Operating Partnership’s common partnership interests as “Common Units,” (6) the Operating Partnership’s preferred partnership interests as “Preferred Units” and (7) in-service properties (excluding rental residential units) to which the Company and/or the Operating Partnership have title and 100.0% ownership rights as the “Wholly Owned Properties.”

Overview

The Company is a fully integrated, self-administered and self-managed equity real estate investment trust (“REIT”) that began operations through a predecessor in 1978. The Company completed its initial public offering in 1994 and its Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “HIW.” We are one of the largest owners and operators of suburban office, industrial and retail properties in the southeastern and midwestern United States. At December 31, 2006, we:

•	wholly owned 322 in-service office, industrial and retail properties, encompassing approximately 26.9 million rentable square feet, and 109 rental residential units;

•

owned an interest (50.0% or less) in 70 in-service office and industrial properties, encompassing approximately 7.4 million rentable square feet, and 418 rental residential units. Five of these in-service office properties are consolidated at December 31, 2006 as more fully described in Notes 1 and 3 to the Consolidated Financial Statements;

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wholly owned 719 acres of undeveloped land, approximately 435 acres of which are considered core holdings and which are suitable to develop approximately 5.3 million rentable square feet of office and industrial space;

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were developing or re-developing 16 wholly owned properties comprising approximately 2.7 million square feet and 139 for-sale condominiums that were under construction or were completed but had not achieved 95% stabilized occupancy; and

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were developing through 50.0% owned joint ventures (a) an office property of approximately 31,000 square feet that was completed in 2006 but had not achieved 95% stabilized occupancy and (b) a for-rent residential project comprising 332 units in three buildings.

The Company conducts substantially all of its activities through the Operating Partnership. Other than 22.4 acres of undeveloped land, 13 rental residential units and the Company’s interest in the Kessinger/Hunter, LLC and 4600 Madison Associates, LLC joint ventures (see Note 2 to the Consolidated Financial Statements), all of the Company’s assets are owned directly or indirectly by the Operating Partnership. The Company is the sole general partner of the Operating Partnership. At December 31, 2006, the Company owned all of the Preferred Units and 92.2% of the Common Units in the Operating Partnership. Limited partners (including certain officers and directors of the Company) own the remaining Common Units. Generally, the Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for cash equal to the value of one share of Common Stock based on the average of the market price for the 10 trading days immediately preceding the notice date of such redemption provided that the Company at its option may elect to acquire any such Common Units presented for redemption for cash or one share of Common Stock. The Common Units owned by the Company are not redeemable. Preferred Units in the Operating Partnership were issued to the Company in connection with the Company’s Preferred Stock offerings that occurred in 1997 and 1998.

The Company was incorporated in Maryland in 1994. The Operating Partnership was formed in North Carolina in 1994. Our executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604 and our telephone number is (919) 872-4924. We maintain offices in each of our primary markets.

Our business is the acquisition, development and operation of rental real estate properties. We operate office, industrial, retail and residential properties. There are no material inter-segment transactions. See Note 17 to the Consolidated Financial Statements for a summary of the rental income, net operating income and assets for each reportable segment.

In addition to this prospectus, we file or furnish quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). All documents that we file or furnish with the SEC are made available as soon as reasonably practicable free of charge on our corporate website, which is http://www.highwoods.com. The information on this website is not and should not be considered part of this prospectus and is not incorporated by reference in this document. This website is only intended to be an inactive textual reference. You may also read and copy any document that we file or furnish at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system (“EDGAR”) via electronic means, including the SEC’s home page on the Internet (http://www.sec.gov). In addition, since some of our securities are listed on the NYSE, you can read similar information about us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Operating Strategy

Efficient, Customer Service-Oriented Organization. We provide a complete line of real estate services to our customers and third parties. We believe that our in-house development, acquisition, construction management, leasing and property management services allow us to respond to the many demands of our existing and potential customer base. We provide our customers with cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. In addition, the breadth of our capabilities and resources provides us with market information not generally available. We believe that the operating efficiencies achieved through our fully integrated organization also provide a competitive advantage in setting our lease rates and pricing other services.

Capital Recycling Program. Our strategy has been to focus our real estate activities in markets where we believe our extensive local knowledge gives us a competitive advantage over other real estate developers and operators. Through our capital recycling program, we generally seek to:

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selectively dispose of non-core properties in order to use the net proceeds to improve our balance sheet by reducing outstanding debt and Preferred Stock balances, to make new investments or for other purposes;

•	engage in the development of office and industrial projects in our existing geographic markets, primarily in suburban in-fill business parks; and

•	acquire selective suburban office and industrial properties in our existing geographic markets at prices below replacement cost that offer attractive returns.

Our capital recycling activities benefit from our local market presence and knowledge. Because our division officers have significant real estate experience in their respective markets, we believe that we are in a better position to evaluate capital recycling opportunities than many of our competitors. In addition, our relationships with our customers and those tenants at properties for which we conduct third-party fee-based services may lead to development projects when these tenants seek new space.

Conservative and Flexible Balance Sheet. We are committed to maintaining a conservative and flexible balance sheet that allows us to capitalize on favorable development and acquisition opportunities as they arise. We expect to meet our short- and long-term liquidity requirements through a combination of any one or more of:

•	cash flow from operating activities;

•	borrowings under our credit facilities;

•	the issuance of unsecured debt;

•	the issuance of secured debt;

•	the issuance of equity securities by both the Company and the Operating Partnership;

•	the selective disposition of non-core land and other assets; and

•	private equity capital raised from unrelated joint venture partners involving the sale or contribution of our Wholly Owned Properties, development projects or development land.

Geographic Diversification. We do not believe that our operations are significantly dependent upon any particular geographic market. Today, including our various joint ventures, our portfolio consists primarily of office and industrial properties throughout the Southeast, retail and office properties in Kansas City, Missouri, including one significant mixed retail and office property, and office properties in Des Moines, Iowa.

Summary Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 8 prior to deciding to invest in shares of our Common Stock. These risks include:

•	The market price and trading volume of our Common Stock may be volatile.

•

Future offerings of debt securities, which would be senior to our Common Stock upon liquidation, or equity securities, which would dilute the holdings of our existing stockholders and may be senior to our Common Stock for the purposes of dividend distributions or distributions upon liquidation, may adversely affect the market price of our Common Stock.

•	We have not established a minimum dividend payment level and there are no assurances of our ability to pay dividends in the future.

•	Our performance is subject to risks associated with real estate investment.

•	Future acquisitions and development properties may fail to perform in accordance with our expectations and may require renovation and development costs exceeding our estimates.

•

Illiquidity of real estate investments and the tax effect of dispositions could significantly impede our ability to sell assets or to respond to favorable or adverse changes in the performance of our properties.

•

Because holders of our Common Units may suffer adverse tax consequences upon the sale of some of our properties, the ownership of Common Units by our officers and directors could compromise their independent judgment, which could result in actions that are not in the best interests of our common stockholders.

•	The success of our joint venture activity depends upon our ability to work effectively with financially sound partners.

•	Our insurance coverage on our properties may be inadequate.

•	Our use of debt to finance our operations could have a material adverse effect on our cash flow and ability to make distributions.

•	We may be subject to taxation as a regular corporation if we fail to maintain our REIT status.

•	Because provisions contained in Maryland law, our charter and our bylaws may have an anti-takeover effect, investors may be prevented from receiving a “control premium” for their shares.

•	Material weaknesses in our internal control over financial reporting could directly or indirectly cause a material misstatement of our financial statements.

Tax Status

The Company has elected to be treated as a REIT for federal income tax purposes. To qualify as a REIT, the Company must meet various tax law requirements, including, among others, requirements relating to the nature of our assets, the sources of our income, the timing and amount of distributions that we make and the composition of the Company’s stockholders. As a REIT, the Company is generally not subject to federal income tax on income that it distributes to stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates, and may be precluded from qualifying as a REIT for the subsequent four taxable years during which it lost its qualification. Further, even to the extent that the Company qualifies as a REIT, it will be subject to tax at normal corporate rates on net income or capital gains not distributed to the its stockholders, and may be subject to other taxes, including payroll taxes, and state and local income, franchise, property, sales and other taxes. Moreover, we may have subsidiary entities that are subject to federal income taxation and to various other taxes. Any dividends received from us will generally, with limited exceptions, not be eligible for taxation at the preferred capital gain rates that currently apply to dividends received by individuals from taxable corporations. See “Material Federal Income Tax Considerations.”

Restrictions on Ownership of Stock

In order for the Company to maintain its qualification as a REIT under the Internal Revenue Code, not more than 50% (by value) of the Company’s outstanding shares of capital stock may be owned, directly, or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). For the purpose of preserving the Company’s REIT qualification, its charter generally prohibits direct or indirect ownership of more than 9.8% of the outstanding shares of capital stock by any person or entity. The Company’s Board of Directors may, however, in its discretion, exempt a person from this ownership limitation, and, as a condition to such exemption, may require a satisfactory ruling from the Internal Revenue Service, or IRS, an opinion of counsel (as to our continued REIT status) and/or certain representations and undertakings from such person.

Distribution Policy

To maintain the Company’s qualification as a REIT, we must distribute to stockholders at least 90.0% of our REIT taxable income, excluding capital gains. REIT taxable income, the calculation of which is determined by the federal tax laws, does not equal net income under GAAP. We generally expect to use our cash flow from operating activities for dividends to stockholders and for payment of recurring capital expenditures. Future dividends and distributions will be at the discretion of the Board of Directors and will depend on our actual funds from operations, our financial condition, capital requirements, the annual dividend requirements under the REIT provisions of the Internal Revenue Code and such other factors as the Board of Directors deems relevant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources –Stockholder Dividends.”

During 2006, cash dividends on Common Stock totaled $1.70 per share, $0.97 of which represented return of capital for income tax purposes. The minimum dividend per share of Common Stock required for the Company to maintain its REIT status (excluding any net capital gains) was $0.24 per share in 2005. Aggregate dividends paid on Preferred Stock exceeded REIT taxable income (excluding capital gains) in 2006, which resulted in no required dividend on Common Stock in 2006 for REIT qualification purposes.

Selling Stockholders

This prospectus relates to up to 4,139,943 shares of Common Stock that the selling stockholders named in this prospectus may offer for sale from time to time.

THE OFFERING

Common Stock offered	The selling stockholders may, from time to time, sell 4,139,943 shares of our Common Stock.

Offering price	The selling stockholders are offering, from time to time, the shares of Common Stock being offered by this prospectus at the then current market price.

Use of proceeds	We will not receive any of the proceeds from the sale of Common Stock offered by the selling stockholders named in this prospectus. In connection with the issuance of the shares offered by us through this prospectus, we will receive one warrant or one Common Unit for each of the shares issuable upon exercise or redemption of the same number of outstanding warrants or units.

Risk factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 8 and other information in this prospectus for a discussion of factors you should consider carefully before investing in our Common Stock.

New York Stock Exchange Symbol	“HIW”

SUMMARY SELECTED FINANCIAL DATA

The following summary selected financial data as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 is derived from the Company’s audited Consolidated Financial Statements included elsewhere herein. The selected financial data as of December 31, 2004, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 is derived from previously issued financial statements and, as required by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”), results and balance sheet data for the years ended December 31, 2005, 2004, 2003 and 2002 were reclassified from previously reported amounts to reflect in discontinued operations the operations for those properties sold or held for sale in 2006 which qualified for discontinued operations presentation. The information in the following table should be read in conjunction with the Company’s audited Consolidated Financial Statements and related notes included herein ($ in thousands, except per share data):

	Years Ended December 31,
	2006	2005	2004	2003	2002
Rental and other revenues	$416,798	$396,075	$389,587	$414,745	$424,354

Income from continuing operations	$36,465	$27,728	$21,044	$7,906	$32,780

Income/(loss) from continuing operations available for common stockholders	$17,599	$(3,782)	$(9,808)	$(22,946)	$1,928

Net income	$53,744	$62,458	$41,577	$42,649	$80,052

Net income available for common stockholders	$34,878	$30,948	$10,725	$11,797	$49,200

Net income per common share – basic:
Income/(loss) from continuing operations	$0.32	$(0.07)	$(0.18)	$(0.43)	$0.04
Net income	$0.64	$0.58	$0.20	$0.22	$0.93

Net income per common share – diluted:
Income/(loss) from continuing operations	$0.31	$(0.07)	$(0.18)	$(0.43)	$0.04
Net income	$0.62	$0.58	$0.20	$0.22	$0.93

Dividends declared per common share	$1.70	$1.70	$1.70	$1.86	$2.34

	December 31,
	2006	2005	2004	2003	2002
Balance Sheet Data:
Total assets	$2,844,853	$2,908,978	$3,239,658	$3,513,224	$3,745,269
Total mortgages and notes payable	$1,465,129	$1,471,616	$1,572,574	$1,718,274	$1,796,167
Financing obligations	$35,530	$34,154	$65,309	$125,777	$122,666
Co-venture obligation	$—	$—	$—	$—	$43,511

RISK FACTORS

An investment in our Common Stock involves various risks. All investors should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before trading in our securities. If any of these risks actually occur, our business, operating results, prospects and financial condition could be harmed.

Risks Related to the Sale of Common Stock by the Selling Stockholders

The market price and trading volume of our Common Stock may be volatile. In 1994, we completed an initial public offering of our Common Stock, which is listed on the New York Stock Exchange. Although there has been active trading in our Common Stock since the initial public offering, we cannot assure you that an active trading market in our Common Stock will be sustained. Even if active trading of our Common Stock continues, the market price of our Common Stock may be highly volatile and be subject to wide fluctuations. In addition, you may be unable to resell shares of our Common Stock at or above the purchase price you paid to acquire them. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future.

Future offerings of debt securities, which would be senior to our Common Stock upon liquidation, or equity securities, which would dilute the holdings of our existing stockholders and may be senior to our Common Stock for the purposes of dividend distributions or distributions upon liquidation, may adversely affect the market price of our Common Stock. In the future we may attempt to increase our capital resources by making additional offerings of debt or equity securities. Upon liquidation, holders of our debt securities and shares of Preferred Stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Common Stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our Common Stock, or both. If we decide to issue additional Preferred Stock, it could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our Common Stock and diluting their stock holdings in us.

We have not established a minimum dividend payment level and there are no assurances of our ability to pay dividends in the future. We intend to pay quarterly dividends and to make distributions to our stockholders in an amount such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital.

General Real Estate Risks

Our performance is subject to risks associated with real estate investment. We are a real estate company that derives most of our income from the ownership and operation of our properties. There are a number of factors that may adversely affect the income that our properties generate, including the following:

•	Economic Downturns. Downturns in the national economy, particularly in the Southeast, generally will negatively impact the demand and rental rates for our properties.

•	Oversupply of Space. An oversupply of space in our markets would typically cause rental rates and occupancies to decline, making it more difficult for us to lease space at attractive rental rates.

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Competitive Properties. If our properties are not as attractive to tenants (in terms of rent, services, condition or location) as properties owned by our competitors, we could lose tenants to those properties or receive lower rental rates.

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Renovation Costs. In order to maintain the quality of our properties and successfully compete against other properties, we periodically must spend money to maintain, repair and renovate our properties.

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Customer Risk. Our performance depends on our ability to collect rent from our customers. Our financial condition could be adversely affected by financial difficulties experienced by a major customer, or by a number of smaller customers, including bankruptcies, insolvencies or general downturns in business.

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Reletting Costs. As leases expire, we try to either relet the space to the existing customer or attract a new customer to occupy the space. In either case, we likely will incur significant costs in the process, including potentially substantial tenant improvement expense or lease incentives. In addition, if market rents have declined since the time the expiring lease was executed, the terms of any new lease likely will not be as favorable to us as the terms of the expiring lease, thereby reducing the rental revenue earned from that space.

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Regulatory Costs. There are a number of government regulations, including zoning, tax and accessibility laws, that apply to the ownership and operation of our properties. Compliance with existing and newly adopted regulations may require us to incur significant costs on our properties.

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Rising Operating Costs. Costs of operating our properties, such as real estate taxes, utilities, insurance, maintenance and other costs, can rise faster than our ability to increase rental income. While we do receive some additional rent from our tenants that is based on recovering a portion of operating expenses, generally increased operating expenses will negatively impact our net operating income. Our revenues and expense recoveries are subject to longer term leases and may not be quickly increased sufficient to recover an increase in operating costs and expenses.

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Fixed Nature of Costs. Most of the costs associated with owning and operating a property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in rental revenues from the property. Increases in such fixed operating expenses, such as increased real estate taxes or insurance costs, would reduce our net income.

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Environmental Problems. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or petroleum product releases at the property. The clean up can be costly. The presence of or failure to clean up contamination may adversely affect our ability to sell or lease a property or to borrow funds using a property as collateral.

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Competition. A number of other major real estate investors with significant capital compete with us. These competitors include publicly-traded REITs, private REITs, private real estate investors and private institutional investment funds.

Future acquisitions and development properties may fail to perform in accordance with our expectations and may require renovation and development costs exceeding our estimates. In the normal course of business, we typically evaluate potential acquisitions, enter into non-binding letters of intent, and may, at any time, enter into contracts to acquire additional properties. Our acquisition investments may fail to perform in accordance with our expectations due to lease up risk, renovation cost risks and other factors. In addition, the renovation and improvement costs we incur in bringing an acquired property up to market standards may exceed our estimates. We may not have the financial resources to make suitable acquisitions or renovations on favorable terms or at all.

In addition to acquisitions, we periodically consider developing and constructing properties. Risks associated with development and construction activities include:

•	the unavailability of favorable financing;

•	construction costs exceeding original estimates;

•	construction and lease-up delays resulting in increased debt service expense and construction costs; and

•	lower than anticipated occupancy rates and rents at a newly completed property causing a property to be unprofitable.

If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed properties will not be available or will be available only on disadvantageous terms. Development activities are also subject to risks relating to our ability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental and utility company authorizations.

Illiquidity of real estate investments and the tax effect of dispositions could significantly impede our ability to sell assets or to respond to favorable or adverse changes in the performance of our properties. Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. In addition, we have a significant amount of mortgage debt under which we could incur significant prepayment penalties if such loans were paid off in connection with the sale of the underlying real estate assets. Such loans, even if assumed by a buyer rather than being paid off, could reduce the sale proceeds we receive if we sold such assets.

We intend to continue to sell some of our properties in the future. However, we cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether the price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

Certain of our properties have low tax bases relative to their fair value, and accordingly, the sale of such assets would generate significant taxable gains unless we sold such properties in a tax-free exchange under Section 1031 of the Internal Revenue Code or another tax-free or tax-deferred transaction. For an exchange to qualify for tax-deferred treatment under Section 1031, the net proceeds from the sale of a property must be held by an escrow agent until applied toward the purchase of real estate qualifying for gain deferral. Given the competition for properties meeting our investment criteria, there could be a delay in reinvesting such proceeds. Any delay in using the reinvestment proceeds to acquire additional income producing assets would reduce our income from operations.

In addition, the sale of certain properties acquired in the J.C. Nichols Company merger in July 1998, including assets acquired in connection with Section 1031 exchanges with properties originally acquired in the J.C. Nichols Company merger, would require us to pay corporate-level tax under Section 1374 of the Internal Revenue Code on the built-in gain relating to such properties unless we sold such properties in a tax-free exchange under Section 1031 of the Internal Revenue Code or another tax-free or tax-deferred transaction. This tax will no longer apply after July 2008 because we will have owned the assets for 10 years or more. As a result, we may choose not to sell these properties even if management determines that such a sale would otherwise be in the best interests of our stockholders. We have no current plans to dispose of any properties in a manner that would require us to pay corporate-level tax under Section 1374. However, we would consider doing so if our management determines that a sale of a property would be in our best interests based on consideration of a number of factors, including the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Because holders of our Common Units may suffer adverse tax consequences upon the sale of some of our properties, the ownership of Common Units by our officers and directors could compromise their independent judgment, which could result in actions that are not in the best interests of our common stockholders. Holders of Common Units may suffer adverse tax consequences upon our sale of certain properties. Therefore, holders of Common Units, including certain of our officers and directors, may have different objectives than our stockholders regarding the appropriate pricing and timing of a property’s sale. The ownership of Common Units by our officers and directors could compromise their independent judgment, which could result in actions that are not in the best interests of our common stockholders.

The success of our joint venture activity depends upon our ability to work effectively with financially sound partners. Instead of owning properties directly, we have in some cases invested, and may continue to invest, as a partner or a co-venturer with one or more third parties. Under certain circumstances, this type of investment may involve risks not otherwise present, including the possibility that a partner or co-venturer might become bankrupt or that a partner or co-venturer might have business interests or goals inconsistent with ours. Also, such a partner or co-venturer may take action contrary to our instructions or requests or contrary to provisions in our joint venture agreements that could harm us.

Our insurance coverage on our properties may be inadequate. We carry comprehensive insurance on all of our properties, including insurance for liability, fire, windstorms, flood and business interruption. Insurance companies, however, limit coverage against certain types of losses, such as losses due to terrorist acts, named windstorms and toxic mold. Thus, we may not have insurance coverage, or sufficient insurance coverage, against certain types of losses and/or there may be decreases in the insurance coverage available. Should an uninsured loss or a loss in excess of our insured limits occur, we could lose all or a portion of the capital we have invested in a property or properties, as well as the anticipated future revenue from the property or properties. If any of our properties were to experience a catastrophic loss, it could disrupt our operations, delay revenue and result in large expenses to repair or rebuild the property. Such events could adversely affect our financial condition. Our existing property, casualty and liability insurance policies are scheduled to expire on June 30, 2007.

Financing Risks

Our use of debt to finance our operations could have a material adverse effect on our cash flow and ability to make distributions. We are subject to risks normally associated with debt financing, such as the sufficiency of cash flow to meet required payment obligations, difficulty in complying with financial ratios and other covenants and the ability to refinance existing indebtedness. Increases in interest rates on our variable rate debt would increase our interest expense. If we fail to comply with the financial ratios and other covenants under our credit facilities, we would likely not be able to borrow any further amounts under such facilities, which could adversely affect our ability to fund our operations, and our lenders could accelerate outstanding debt.

We generally do not intend to reserve funds to retire existing secured or unsecured debt upon maturity. We may not be able to repay, refinance or extend any or all of our debt at maturity or upon any acceleration. If any refinancing is done at higher interest rates, the increased interest expense could adversely affect our cash flow and ability to pay dividends to stockholders. Any such refinancing could also impose tighter financial ratios and other covenants that restrict our ability to take actions that could otherwise be in our stockholders’ best interest, such as funding new development activity, making opportunistic acquisitions, repurchasing our securities or paying distributions. If we do not meet our mortgage financing obligations, any properties securing such indebtedness could be foreclosed on, which would have a material adverse effect on our cash flow and ability to make distributions.

Tax and Other Risks

We may be subject to taxation as a regular corporation if we fail to maintain our REIT status. Our failure to qualify as a REIT for income tax purposes would have serious adverse consequences to our stockholders. Many of the requirements for taxation as a REIT are highly technical and complex and depend upon various factual matters and circumstances that may not be entirely within our control. For example, to qualify as a REIT, at least 95.0% of our gross income must come from certain sources that are itemized in the REIT tax laws. We are also required to distribute to stockholders at least 90.0% of our REIT taxable income, excluding capital gains. The fact that we hold substantially all of our assets through the Operating Partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service (“IRS”) might change the tax laws and regulations and the courts might issue new rulings that make it more difficult, or impossible, for us to remain qualified as a REIT. If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes and would, therefore, have less cash available for investments or to pay dividends to stockholders. This would likely have a significant adverse effect on the value of our securities. In addition, if we lost our REIT status, we would no longer be required to pay dividends to stockholders.

Because provisions contained in Maryland law, our charter and our bylaws may have an anti-takeover effect, investors may be prevented from receiving a “control premium” for their shares. Provisions contained in our charter and bylaws as well as Maryland general corporation law may have anti-takeover effects that delay, defer or prevent a takeover attempt, and thereby prevent stockholders from receiving a “control premium” for their shares. For example, these provisions may defer or prevent tender offers for our Common Stock or purchases of large blocks of our Common Stock, thus limiting the opportunities for our stockholders to receive a premium for their Common Stock over then-prevailing market prices. These provisions include the following:

•

Ownership limit. Our charter prohibits direct, indirect or constructive ownership by any person or entity of more than 9.8% of our outstanding capital stock. Any attempt to own or transfer shares of our capital stock in excess of the ownership limit without the consent of our Board of Directors will be void.

•

Preferred Stock. Our charter authorizes our Board of Directors to issue Preferred Stock in one or more classes and to establish the preferences and rights of any class of Preferred Stock issued. These actions can be taken without stockholder approval. The issuance of Preferred Stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders’ best interest.

•

Staggered board. Our Board of Directors is divided into three classes. As a result, each director generally serves for a three-year term. This staggering of our Board may discourage offers for us or make an acquisition of us more difficult, even when an acquisition is in the best interest of our stockholders.

•

Maryland control share acquisition statute. Maryland’s control share acquisition statute applies to us, which means that persons, entities or related groups that acquire more than 20% of our Common Stock may not be able to vote such excess shares under certain circumstances if such shares were acquired in one or more transactions not approved by at least two-thirds of our outstanding Common Stock held by disinterested stockholders.

•

Maryland unsolicited takeover statute. Under Maryland law, our Board of Directors could adopt various anti-takeover provisions without the consent of stockholders. The adoption of such measures could discourage offers for us or make an acquisition of us more difficult, even when an acquisition is in the best interest of our stockholders.

•

Anti-takeover protections of Operating Partnership agreement. Upon a change in control of the Company, the limited partnership agreement of the Operating Partnership requires certain acquirers to maintain an umbrella partnership real estate investment trust (“UPREIT”) structure with terms at least as favorable to the limited partners as are currently in place. For instance, the acquirer would be required to preserve the limited partner’s right to continue to hold tax-deferred partnership interests that are redeemable for capital stock of the acquirer. Some change of control transactions involving the Company could require the approval of two-thirds of the limited partners of the Operating Partnership (other than the Company). These provisions may make a change of control transaction involving the Company more complicated and therefore might decrease the likelihood of such a transaction occurring, even if such a transaction would be in the best interest of the Company’s stockholders.

•

Dilutive effect of stockholder rights plan. We have a stockholder rights plan, which is currently scheduled to expire on October 6, 2007, pursuant to which our existing stockholders would have the ability to acquire additional Common Stock at a significant discount in the event a person or group attempts to acquire us on terms that our Board of Directors does not approve. These rights are designed to deter a hostile takeover by increasing the takeover cost. As a result, such rights could discourage offers for us or make an acquisition of us more difficult, even when an acquisition is in the best interest of our stockholders. The rights plan should not interfere with any merger or other business combination the Board of Directors approves since we may generally terminate the plan at any time at nominal cost.

Material weaknesses in our internal control over financial reporting could directly or indirectly cause a material misstatement of our financial statements. Additionally, no assurance can be provided that we will be able to prevent or detect material misstatements to our financial statements in the future. Material weaknesses in our internal control over financial reporting could cause a material misstatement of our financial statements. Our internal control over financial reporting was not effective at December 31, 2006 due to material weaknesses as of such date in the internal control environment associated with accounting for real estate assets. For a discussion of these material weaknesses that existed as of December 31, 2006, see “Control and Procedures.” A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Although we have taken various measures to improve our internal control over financial reporting, we have not yet completed all of our planned remediation activities nor been required to undertake an evaluation of our internal control over financial reporting since December 31, 2006. Therefore, we cannot provide any assurances that the material weaknesses described above have been sufficiently remediated as of the date of this prospectus. In addition, no assurance can be provided that we will be able to prevent or detect material misstatements to our financial statements in the future.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects under this section and under the heading “Business.” You can identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that our plans, intentions or expectations will be achieved. When considering such forward-looking statements, you should keep in mind the following important factors that could cause our actual results to differ materially from those contained in any forward-looking statement:

•	speculative development activity by our competitors in our existing markets could result in an excessive supply of office, industrial and retail properties relative to tenant demand;

•	the financial condition of our tenants could deteriorate;

•	we may not be able to complete development, acquisition, reinvestment, disposition or joint venture projects as quickly or on as favorable terms as anticipated;

•	we may not be able to lease or release space quickly or on as favorable terms as old leases;

•	increases in interest rates would increase our debt service costs;

•

we may not be able to meet our liquidity requirements or obtain capital on favorable terms to fund our working capital needs and growth initiatives or to repay or refinance outstanding debt upon maturity;

•	we could lose key executive officers; and

•	our southeastern and midwestern markets may suffer unexpected declines in economic growth.

This list of risks and uncertainties, however, is not intended to be exhaustive. You should also review the other cautionary statements we make in “Risk Factors” set forth elsewhere in this prospectus.

Given these uncertainties, you should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements to reflect any future events or circumstances or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Common Stock offered by the selling stockholders named in this prospectus. In connection with the issuance of the shares offered by us through this prospectus, we will receive one warrant or Common Unit for each of the shares issuable upon exercise or redemption of the same number of outstanding warrants or units.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded on the NYSE under the symbol “HIW.” The following table sets forth the quarterly high and low stock prices per share reported on the NYSE for the quarters indicated and the dividends paid per share during such quarter.

	2006			2005
Quarter Ended	High	Low	Dividend	High	Low	Dividend
March 31	$34.77	$29.20	$.425	$27.82	$24.27	$.425
June 30	36.18	29.56	.425	30.54	26.15	.425
September 30	38.15	35.39	.425	31.86	28.43	.425
December 31	41.31	36.40	.425	29.91	26.72	.425

On April 16, 2007, the last reported stock price of our Common Stock on the NYSE was $41.47 per share and we had 1,528 common stockholders of record.

We intend to continue to pay quarterly dividends to holders of shares of Common Stock and make distributions to holders of Common Units. Future dividends and distributions will be at the discretion of the Board of Directors and will depend on our actual funds from operations, our financial condition, capital requirements, the annual dividend requirements under the REIT provisions of the Internal Revenue Code and such other factors as the Board of Directors deems relevant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources –Stockholder Dividends.”

During 2006, cash dividends on Common Stock totaled $1.70 per share, $0.97 of which represented return of capital for income tax purposes. The minimum dividend per share of Common Stock required for the Company to maintain its REIT status (excluding any net capital gains) was $0.24 per share in 2005. Aggregate dividends paid on Preferred Stock exceeded REIT taxable income (excluding capital gains) in 2006, which resulted in no required dividend on Common Stock in 2006 for REIT qualification purposes.

During the fourth quarter of 2006, we did not issue any Common Stock that was not registered under the Securities Act of 1933 nor did we repurchase any Common Stock or Preferred Stock.

The Company has a Dividend Reinvestment and Stock Purchase Plan under which holders of Common Stock may elect to automatically reinvest their dividends in additional shares of Common Stock and may make optional cash payments for additional shares of Common Stock. The administrator of the Dividend Reinvestment and Stock Purchase Plan has been instructed by the Company to purchase Common Stock in the open market for purposes of satisfying the Company’s obligations thereunder. However, the Company may in the future elect to satisfy such obligations by issuing additional shares of Common Stock.

The Company has an Employee Stock Purchase Plan for all active employees, under which participants may contribute up to 25.0% of their compensation for the purchase of Common Stock. Generally, at the end of each three-month offering period, each participant’s account balance is applied to acquire newly issued shares of Common Stock at a cost that is calculated at 85.0% of the lower of the average closing price on the NYSE on the five consecutive days preceding the first day of the quarter or the five days preceding the last day of the quarter.

SELECTED FINANCIAL DATA

The following selected financial data as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 is derived from the Company’s audited Consolidated Financial Statements included elsewhere herein. The selected financial data as of December 31, 2004, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 is derived from previously issued financial statements and, as required by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”), results and balance sheet data for the years ended December 31, 2005, 2004, 2003 and 2002 were reclassified from previously reported amounts to reflect in discontinued operations the operations for those properties sold or held for sale in 2006 which qualified for discontinued operations presentation. The information in the following table should be read in conjunction with the Company’s audited Consolidated Financial Statements and related notes included herein ($ in thousands, except per share data):

	Years Ended December 31,
	2006	2005	2004	2003	2002
Rental and other revenues	$416,798	$396,075	$389,587	$414,745	$424,354

Income from continuing operations	$36,465	$27,728	$21,044	$7,906	$32,780

Income/(loss) from continuing operations available for common stockholders	$17,599	$(3,782)	$(9,808)	$(22,946)	$1,928

Net income	$53,744	$62,458	$41,577	$42,649	$80,052

Net income available for common stockholders	$34,878	$30,948	$10,725	$11,797	$49,200

Net income per common share – basic:
Income/(loss) from continuing operations	$0.32	$(0.07)	$(0.18)	$(0.43)	$0.04
Net income	$0.64	$0.58	$0.20	$0.22	$0.93

Net income per common share – diluted:
Income/(loss) from continuing operations	$0.31	$(0.07)	$(0.18)	$(0.43)	$0.04
Net income	$0.62	$0.58	$0.20	$0.22	$0.93

Dividends declared per common share	$1.70	$1.70	$1.70	$1.86	$2.34

	December 31,
	2006	2005	2004	2003	2002
Balance Sheet Data:
Total assets	$2,844,853	$2,908,978	$3,239,658	$3,513,224	$3,745,269
Total mortgages and notes payable	$1,465,129	$1,471,616	$1,572,574	$1,718,274	$1,796,167
Financing obligations	$35,530	$34,154	$65,309	$125,777	$122,666
Co-venture obligation	$—	$—	$—	$—	$43,511

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

You should read the following discussion and analysis in conjunction with the accompanying Consolidated Financial Statements and related notes contained elsewhere in this prospectus.

OVERVIEW

We are a fully integrated, self-administered and self-managed equity REIT that provides leasing, management, development, construction and other customer-related services for our properties and for third parties. As of December 31, 2006, we owned or had an interest in 392 in-service office, industrial and retail properties, encompassing approximately 34.3 million square feet, which includes seven in-service office and industrial development properties that had not yet reached 95% stabilized occupancy aggregating approximately 953,000 square feet, and 527 rental residential units. As of that date, we also owned development land and other properties under development as described under “Business” below. We are based in Raleigh, North Carolina, and our properties and development land are located in Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia.

Results of Operations

Approximately 82% of our rental and other revenue from continuing operations in 2006 was derived from our office properties. As a result, while we own and operate a limited number of industrial, retail and residential properties, our operating results depend heavily on successfully leasing our office properties. Furthermore, since approximately 65% of our annualized revenues from office properties come from properties located in Florida, Georgia, North Carolina and Tennessee, economic growth in those states is and will continue to be an important determinative factor in predicting our future operating results.

The key components affecting our rental revenue stream are dispositions, acquisitions, new developments placed in service, average occupancy and rental rates. Average occupancy generally increases during times of improving economic growth, as our ability to lease space outpaces vacancies that occur upon the expirations of existing leases. Average occupancy generally declines during times of slower economic growth, when new vacancies tend to outpace our ability to lease space. Asset acquisitions, dispositions and new developments placed in service directly impact our rental revenues and could impact our average occupancy, depending upon the occupancy rate of the properties that are acquired, sold or placed in service. A further indicator of the predictability of future revenues is the expected lease expirations of our portfolio. As a result, in addition to seeking to increase our average occupancy by leasing current vacant space, we also must concentrate our leasing efforts on renewing leases on expiring space. For more information regarding our lease expirations, see “Properties – Lease Expirations.”

Whether or not our rental revenue tracks average occupancy proportionally depends upon whether rents under new leases signed are higher or lower than the rents under the previous leases. The average rental rate per square foot on second generation and renewal leases signed in our Wholly Owned Properties compared to the rent under the previous leases (based on straight line rental rates) was 2.5% higher in 2006, 2.2% lower in 2005 and 1.5% lower in 2004. The annualized rental revenues from second generation leases signed during any particular year is generally less than 15% of our total annual rental revenues.

Our expenses primarily consist of rental property expenses, depreciation and amortization, general and administrative expenses and interest expense. Rental property expenses are expenses associated with our ownership and operation of rental properties and include expenses that vary somewhat proportionately to occupancy levels, such as common area maintenance and utilities, and expenses that do not vary based on occupancy, such as property taxes and insurance. Depreciation and amortization is a non-cash expense associated with the ownership of real property and generally remains relatively consistent each year, unless we buy or sell assets, since we depreciate our properties and related building and tenant improvement assets on a straight-line basis over a fixed life. General and administrative expenses, net of amounts capitalized, consist primarily of management and employee salaries and other personnel costs, corporate overhead and long-term incentive compensation. Interest expense depends upon the amount of our borrowings, the weighted average interest rates on our debt and the amount of interest capitalized on development projects.

Liquidity and Capital Resources

We incur capital expenditures to lease space to our customers and to maintain the quality of our properties to successfully compete against other properties. Tenant improvements are the costs required to customize the space for the specific needs of the customer. Lease commissions are costs incurred to find the customer for the space. Lease incentives are costs paid to or on behalf of tenants to induce them to enter into leases and that do not relate to customizing the space for the tenant’s specific needs. Building improvements are recurring capital costs not related to a customer to maintain the buildings. As leases expire, we either attempt to relet the space to an existing customer or attract a new customer to occupy the space. Generally, customer renewals require lower leasing capital expenditures than reletting to new customers. However, market conditions such as supply of available space on the market, as well as demand for space, drive not only customer rental rates but also tenant improvement costs. Leasing capital expenditures are amortized over the term of the lease and building improvements are depreciated over the appropriate useful life of the assets acquired. Both are included in depreciation and amortization in results of operations.

Because we are a REIT, we are required under the federal tax laws to distribute at least 90.0% of our REIT taxable income, excluding capital gains, to our stockholders. We generally use rents received from customers and proceeds from sales of non-core development land to fund our operating expenses, recurring capital expenditures and stockholder dividends. To fund property acquisitions, development activity or building renovations, we may sell other assets and may incur debt from time to time. As of December 31, 2006, we had $741.6 million of secured debt outstanding and $723.5 million of unsecured debt outstanding. Our debt generally consists of mortgage debt, unsecured debt securities and borrowings under our credit facilities.

As of December 31, 2006 and March 31, 2007, we had approximately $113.0 million and $396.3 million, respectively, of additional combined borrowing availability under our existing unsecured credit facility and under our secured revolving construction credit facility.

Our credit facilities and the indenture governing our outstanding long-term unsecured debt securities require us to satisfy various operating and financial covenants and performance ratios. As a result, to ensure that we do not violate the provisions of these debt instruments, we may from time to time be limited in undertaking certain activities that may otherwise be in the best interest of our stockholders, such as repurchasing capital stock, acquiring additional assets, increasing the total amount of our debt or increasing stockholder dividends. We review our current and expected operating results, financial condition and planned strategic actions on an ongoing basis for the purpose of monitoring our continued compliance with these covenants and ratios. Any unwaived event of default could result in an acceleration of some or all of our debt, severely restrict our ability to incur additional debt to fund short- and long-term cash needs or result in higher interest expense.

To generate additional capital to fund our growth and other strategic initiatives and to lessen the ownership risks typically associated with owning 100.0% of a property, we may sell some of our properties or contribute them to joint ventures. When we create a joint venture with a strategic partner, we usually contribute one or more properties that we own and/or vacant land to a newly formed entity in which we retain an interest of 50.0% or less. In exchange for our equal or minority interest in the joint venture, we generally receive cash from the partner and retain some or all of the management income relating to the properties in the joint venture. The joint venture itself will frequently borrow money on its own behalf to finance the acquisition of, and/or leverage the return upon, the properties being acquired by the joint venture or to build or acquire additional buildings. Such borrowings are typically on a non-recourse or limited recourse basis. We generally are not liable for the debts of our joint ventures, except to the extent of our equity investment, unless we have directly guaranteed any of that debt. In most cases, we and/or our strategic partners are required to guarantee customary exceptions to non-recourse liability in non-recourse loans. See Note 15 to the Consolidated Financial Statements for additional information on certain debt guarantees. We have historically also sold additional Common Stock or Preferred Stock or issued Common Units to fund additional growth or to reduce our debt, but we have limited those efforts since 1998 because funds generated from our capital recycling program in recent years have provided sufficient funds to satisfy our liquidity needs. In addition, we have recently used funds from our capital recycling program to redeem Common Units and Preferred Stock for cash.

RESULTS OF OPERATIONS

Comparison of 2006 to 2005

The following table sets forth information regarding our results of operations for the years ended December 31, 2006 and 2005 ($ in millions). As noted above and as more fully described in Note 1 to the Consolidated Financial Statements, as required by SFAS No. 144, results for the year ended December 31, 2005 were reclassified from previously reported amounts to reflect in discontinued operations the operations for those properties sold or held for sale in 2006 which qualified for discontinued operations presentation.

	Years Ended December 31,		2006 to 2005
	2006	2005	$ Change	% Change
Rental and other revenues	$416.8	$396.1	$20.7	5.2%
Operating expenses:
Rental property and other expenses	153.5	141.6	11.9	8.4
Depreciation and amortization	115.0	109.6	5.4	4.9
Impairment of assets held for use	2.6	7.6	(5.0)	(65.8)
General and administrative	37.3	33.0	4.3	13.0

Total operating expenses	308.4	291.8	16.6	5.7

Interest expense:
Contractual	94.2	98.7	(4.5)	(4.6)
Amortization of deferred financing costs	2.4	3.4	(1.0)	(29.4)
Financing obligations	4.2	5.0	(0.8)	(16.0)

	100.8	107.1	(6.3)	(5.9)

Other income/(expense):
Interest and other income	7.0	7.1	(0.1)	(1.4)
Settlement of bankruptcy claim	1.6	—	1.6	100.0
Loss on debt extinguishments	(0.5)	(0.5)	—	—

	8.1	6.6	1.5	22.7

Income/(loss) before disposition of property, minority interest and equity in earnings of unconsolidated affiliates	15.7	3.8	11.9	313.2
Gains on disposition of property, net	16.2	14.1	2.1	14.9
Minority interest	(2.2)	0.5	(2.7)	(540.0)
Equity in earnings of unconsolidated affiliates	6.8	9.3	(2.5)	(26.9)

Income from continuing operations	36.5	27.7	8.8	31.8
Discontinued operations:
Income from discontinued operations, net of minority interest	3.4	11.5	(8.1)	(70.4)
Gains, net of impairments, on sales of discontinued operations, net of minority interest	13.9	23.2	(9.3)	(40.1)

	17.3	34.7	(17.4)	(50.2)

Net income	53.8	62.4	(8.6)	(13.8)
Dividends on preferred stock	(17.1)	(27.2)	10.1	37.1
Excess of preferred stock redemption cost over carrying value	(1.8)	(4.3)	2.5	58.1

Net income available for common stockholders	$34.9	$30.9	$4.0	12.9%

Rental and Other Revenues

The increase in rental and other revenues from continuing operations was primarily the result of higher average occupancy in 2006 as compared to 2005, the contribution from developed properties placed in service in the latter part of 2005 and in 2006 and the consolidation of the Markel joint venture effective January 1, 2006, as discussed in Note 1 to the Consolidated Financial Statements. These increases were partly offset by a decrease in lease termination fees from 2005 to 2006 and the recognition of Eastshore as a completed sale which occurred in the third quarter of 2005.

As of the date of this filing, we continue to see modest improvements in employment trends in most of our markets and an improving economic climate in the Southeast. There has been modest but steady positive absorption of office space in most of our markets during the past year. Also, we expect to deliver approximately 1.1 million square feet of new office and industrial development properties by the end of 2007, which are 38% pre-leased (weighted based on investment) as of December 31, 2006. We have sold and expect to sell additional non-core properties in 2007 that will probably be classified as discontinued operations.

Rental Property and Other Expenses

The increase in rental and other operating expenses primarily was a result of general inflationary increases in certain operating expenses, such as salaries, benefits, utility costs and real estate taxes, expenses of developed properties placed in service in the latter part of 2005 and 2006 and the consolidation of the Markel joint venture effective January 1, 2006, as discussed in Note 1 to the Consolidated Financial Statements. These increases were partly offset by a decrease in operating expenses as a result of the recognition of Eastshore as a completed sale which occurred in the third quarter of 2005.

Operating margin, defined as rental and other revenue less rental property and other expenses expressed as a percentage of rental and other revenues, decreased from 64.3% in 2005 to 63.2% in 2006. This decrease in margin was primarily caused by operating expenses increasing from inflationary pressures at a higher rate than our rental revenues and operating cost recoveries.

We expect rental and other operating expenses to increase in 2007 as compared to 2006 from anticipated inflationary increases in certain fixed operating expenses, particularly higher utility costs, and by operating expenses of the development properties placed in service during 2006 and 2007.

The increase in depreciation and amortization is primarily a result of the contribution from developed properties placed in service in the latter part of 2005 and in 2006 and the consolidation of the Markel joint venture effective January 1, 2006, as discussed in Note 1 to the Consolidated Financial Statements. These increases were partly offset by a decrease related to the recognition of Eastshore as a completed sale which occurred in the third quarter of 2005.

For 2006, one office property had indicators of impairment where the carrying value exceeded the sum of the estimated undiscounted future cash flows. Therefore, an impairment of assets held for use of $2.6 million was recorded in the year ended December 31, 2006. For 2005, one land parcel and one office property had indicators of impairment where the carrying value exceeded the sum of estimated undiscounted future cash flows. Therefore, impairments of assets held for use aggregating $7.6 million were recorded in the year ended December 31, 2005.

The increase in general and administrative expenses was primarily related to higher annual and long-term incentive compensation costs and from deferred compensation, a portion of which is recognized based on increases in the total return on our Common Stock, which was 50.6% in 2006, higher salary and fringe benefit costs from annual employee wage and salary increases, inflationary effects on other general and administrative expenses and costs related to the retirement of a certain officer at June 30, 2006.

In 2007, general and administrative expenses are expected to decrease slightly as the total return-based equity incentive compensation and deferred compensation costs are expected to be lower than in 2006, partly offset by anticipated inflationary increases in non-equity compensation, benefits and other costs.

Interest Expense

The decrease in contractual interest was primarily due to a decrease in average borrowings from $1,511 million in the year ended December 31, 2005 to $1,441 million in the year ended December 31, 2006, partially offset by an increase in weighted average interest rates on outstanding debt from 6.80% in the year ended December 31, 2005 to 6.92% in the year ended December 31, 2006. In addition, capitalized interest in 2006 was approximately $2.1 million higher compared to 2005 due to increased development activity and higher average construction and development costs. Interest allocated to discontinued operations was $1.2 million in 2005 compared to $0.6 million in 2006.

The decrease in amortization of deferred financing costs was primarily related to obtaining the new revolving credit facility in May 2006, as discussed further in the Note 5 to the Consolidated Financial Statements, resulting in a reduction of amortization of deferred financing costs of approximately $1.0 million from 2005 to 2006.

The decrease in interest from financing obligations was primarily a result of the completed sale of three buildings in Richmond, Virginia (the Eastshore transaction) in the third quarter of 2005 and the elimination of the related financing obligation. Partly offsetting this decrease was an increase in 2006 related to SF-HIW Harborview Plaza LP primarily from amortization of the option discount, as described in Note 3 to the Consolidated Financial Statements.

Total interest expense is expected to decline in 2007 primarily from lower average interest rates as a result of completed and planned debt refinancings in late 2006 and early 2007 at rates that are lower than the prior debt and higher capitalized interest from increased development project costs in 2007 compared to 2006. Average debt balances are not expected to vary materially from 2006 in 2007 since we generally expect to fund costs associated with our development activity in 2007 with proceeds from property dispositions.

Settlement of Bankruptcy Claim

In 2006, we received a settlement of a bankruptcy claim in the amount of $1.6 million related to leases with a former tenant that were terminated in 2003. See Note 18 to the Consolidated Financial Statements for further discussion.

Loss on Debt Extinguishments

In 2006, we had $0.5 million from losses on early extinguishments of debt, including our old revolving credit facility and bank term loan, which were paid off in the second quarter of 2006 upon the closing of our new revolving credit facility. The $0.5 million of loss in 2005 relates to loans that were paid off early in 2005 from proceeds raised from disposition activities.

Gains on Disposition of Property; Minority Interest; Equity in Earnings of Unconsolidated Affiliates

Net gains on dispositions of properties not classified as discontinued operations were $16.2 million in the year ended December 31, 2006 compared to $14.1 million for the year ended December 31, 2005; the components of net gains are described in Note 4 to the Consolidated Financial Statements. Gains are dependent on the specific assets sold, their historical cost basis and other factors, and can vary significantly from period to period.

Minority interest changed from $0.5 million of income in the year ended December 31, 2005 to $2.2 million of expense in the year ended December 31, 2006. In 2005, the Operating Partnership had a loss from continuing operations after Preferred Unit distributions which caused minority interest income. In 2006, the Operating Partnership had income from continuing operations after Preferred Unit distributions, resulting in minority interest expense related to the Operating Partnership. In addition, minority interest in 2006 includes $0.6 million from the consolidation of the Markel joint venture, the accounting for which changed from equity method to consolidation effective January 1, 2006, as described in Note 1 to the Consolidated Financial Statements.

The decrease in equity in earnings of unconsolidated affiliates primarily resulted from the consolidation of the Markel joint venture in 2006, and from $0.7 million of our share of a loss on early debt extinguishment from refinancing of loans in the Des Moines joint ventures in the third quarter of 2006. The Markel joint venture contributed $0.8 million to equity in earnings of unconsolidated affiliates during the year ended December 31, 2005. In addition, capitalization of interest ceased and full depreciation commenced beginning December 2005 for the office property in the Plaza Colonnade, LLC joint venture which caused an approximate $0.6 million reduction in equity in earnings of unconsolidated affiliates in 2006 compared to 2005.

Discontinued Operations

In accordance with SFAS No. 144, we classified net income of $17.3 million and $34.7 million as discontinued operations for the year ended December 31, 2006 and 2005, respectively. These amounts relate to 7.6 million square feet of office and industrial properties and 202 residential units sold during 2005 and 2006 and 0.3 million square feet of property held for sale at December 31, 2006. These amounts include net gains on the sale of these properties of $13.9 million and $23.2 million in the year ended December 31, 2006 and 2005, respectively.

Preferred Stock Dividends and Excess of Preferred Stock Redemption Costs in Excess of Carrying Value

The decreases in Preferred Stock dividends and excess of Preferred Stock redemption costs over carrying value were due to the redemptions of $130.0 million of Preferred Stock in the third quarter of 2005 and $50.0 million of Preferred Stock in the first quarter of 2006.

Net Income and Net Income Allocable to Common Stockholders

We recorded net income of $53.8 million in 2006 compared to $62.4 million in 2005, and net income allocable to common stockholders of $34.9 million in 2006 compared to $30.9 million in 2005; these changes resulted from the various factors described above.

Comparison of 2005 to 2004

The following table sets forth information regarding our results of operations for the years ended December 31, 2005 and 2004 ($ in millions). As noted above and as more fully described in Note 1 to the Consolidated Financial Statements, as required by SFAS No. 144, results for the years ended December 31, 2005 and 2004 were reclassified from previously reported amounts to reflect in discontinued operations the operations for those properties sold or held for sale in 2006 which qualified for discontinued operations presentation.

	Years Ended December 31,		2005 to 2004
	2005	2004	$ Change	% Change
Rental and other revenues	$396.1	$389.6	$6.5	1.7%
Operating expenses:
Rental property and other expenses	141.6	137.9	3.7	2.7
Depreciation and amortization	109.6	108.8	0.8	0.7
Impairment of assets held for use	7.6	—	7.6	100.0
General and administrative	33.0	41.5	(8.5)	(20.5)

Total operating expenses	291.8	288.2	3.6	1.2

Interest expense:
Contractual	98.7	104.8	(6.1)	(5.8)
Amortization of deferred financing costs	3.4	3.7	(0.3)	(8.1)
Financing obligations	5.0	10.0	(5.0)	(50.0)

	107.1	118.5	(11.4)	(9.6)

Other income/(expense):
Interest and other income	7.1	6.1	1.0	16.4
Settlement of bankruptcy claim	—	14.4	(14.4)	(100.0)
Loss on debt extinguishments	(0.5)	(12.4)	11.9	96.0

	6.6	8.1	(1.5)	(18.5)

Income/(loss) before disposition of property, minority interest and equity in earnings of unconsolidated affiliates	3.8	(9.0)	12.8	142.2
Gains on disposition of property, net	14.1	21.6	(7.5)	(34.7)
Minority interest	0.5	1.0	(0.5)	(50.0)
Equity in earnings of unconsolidated affiliates	9.3	7.4	1.9	25.7

Income from continuing operations	27.7	21.0	6.7	31.9
Discontinued operations:
Income from discontinued operations, net of minority interest	11.5	17.7	(6.2)	(35.0)
Gains, net of impairments, on sales of discontinued operations, net of minority interest	23.2	2.8	20.4	728.6

	34.7	20.5	14.2	69.3

Net income	62.4	41.5	20.9	50.4
Dividends on preferred stock	(27.2)	(30.8)	3.6	11.7
Excess of preferred stock redemption cost over carrying value	(4.3)	—	(4.3)	(100.0)

Net income available for common stockholders	$30.9	$10.7	$20.2	188.8%

Rental and Other Revenues

The $6.5 million increase in rental and other revenues from continuing operations was primarily the result of higher average occupancy in 2005 compared to 2004, revenues contributed from new development properties placed in service during the second half of 2005, and higher termination fee income in 2005. These positive increases were partially offset by a reduction in revenues from sold properties that were not classified as discontinued operations.

Operating Expenses

Rental and other operating expenses from continuing operations (real estate taxes, utilities, insurance, repairs and maintenance and other property-related expenses) increased $3.7 million in 2005 compared to 2004, primarily as a result of higher average occupancy in 2005 and general inflationary increases in certain operating expenses, such as salaries, benefits, utility costs and real estate taxes. These increases were partially offset by a reduction in operating expenses from sold properties that were not classified as discontinued operations.

Operating margin, defined as rental and other revenue less rental property and other expenses expressed as a percentage of rental and other revenues, decreased from 64.7% in 2004 to 64.3% in 2005. This decrease in margin was primarily caused by operating expenses increasing from inflationary pressures at a higher rate than our rental revenues and operating cost recoveries.

Depreciation and amortization from continuing operations increased slightly in 2005. This slight increase primarily resulted from a relatively higher proportion in 2005 of leasing assets (tenant improvements and deferred leasing costs) which have shorter lives compared to buildings which are depreciated over 40 years. This was partially offset by a reduction in depreciation and amortization from sold properties that were not classified as discontinued operations.

Impairments on assets held for use were $7.6 million in 2005 compared to none in 2004. In 2005 one land parcel and one office property, which are classified as held for use, had indicators of impairment where the carrying value exceeded the sum of projected undiscounted future cash flows. Accordingly, we recognized impairment losses of $7.6 million during the year ended December 31, 2005.

The $8.5 million decrease in general and administrative expenses in 2005 as compared to 2004 primarily relates to (1) $4.6 million recognized in 2004 in connection with a retirement package for our former chief executive officer (see Note 18 to the Consolidated Financial Statements) and (2) a $5.4 million decrease in 2005 compared to 2004 primarily relating to costs of personnel, consultants and our independent auditors in connection with (a) the initial implementation of Section 404 of the Sarbanes-Oxley Act in 2004, (b) evaluation of a strategic transaction in 2004, and (c) the preparation and audit of the restated Consolidated Financial Statements included in our 2004 Annual Report on Form 10-K. These decreases were partially offset by $1.6 million net increase primarily related to higher long-term incentive compensation costs, salary and fringe benefit costs and other costs.

Interest Expense

The $6.1 million decrease in contractual interest was primarily due to a decrease in average borrowings from $1,657 million in 2004 to $1,508 million in 2005, partially offset by an increase in weighted average interest rates on outstanding debt from 6.46% in 2004 to 6.76% in 2005. The decrease in average debt balances outstanding in 2005 was primarily due to the debt reductions made during 2005 as described in Note 5 to the Consolidated Financial Statements. In addition, capitalized interest in 2005 was approximately $1.9 million higher compared to 2004 due to increased development activity and higher average construction and development costs.

The $5.0 million decrease in interest expense on financing obligations was primarily a result of the purchase of our partner’s interest in the Orlando City Group properties in MG-HIW, LLC on March 2, 2004 which eliminated the requirement to record financing obligation interest expense with respect to the Orlando City Group properties after that date (see Note 3 to the Consolidated Financial Statements).

Other Income/Expense

In 2004, we received net proceeds of $14.4 million as a result of the settlement of the bankruptcy of WorldCom (See Note 18 to our Consolidated Financial Statements for further discussion on this settlement).

Loss on debt extinguishments decreased $11.9 million from $12.4 million in 2004 to $0.5 million in 2005. In 2004, a $12.3 million loss was recorded related to the retirement of the Exercisable Put Option Notes described in Note 5 to the Consolidated Financial Statements. The $0.5 million of loss in 2005 relates to certain of our loans that were paid off early in 2005 from proceeds raised from disposition activities.

Gains on Disposition of Property; Minority Interest; Equity in Earnings of Unconsolidated Affiliates

Net gains on dispositions of properties not classified as discontinued operations were $14.1 million in 2005 compared to $21.6 million in 2004; the components of net gains are described in Note 4 to the Consolidated Financial Statements. Gains and impairments are dependent on the specific assets sold, their historical cost basis and other factors, and can vary significantly from period to period.

Minority interest decreased from $1.0 million of income in the year ended December 31, 2004 to $0.5 million of income in the year ended December 31, 2005 due to a corresponding decrease in the Operating Partnership’s loss from continuing operations after Preferred Unit distributions.

The $1.9 million increase in equity in earnings from continuing operations of unconsolidated affiliates was primarily a result of an increase related to the formation of the HIW-KC Orlando, LLC joint venture in late June 2004, which contributed approximately $1.4 million of additional equity in earnings from continuing operations of unconsolidated affiliates in 2005. In addition, the Plaza Colonnade, LLC joint venture, which was placed in service in the fourth quarter of 2004, contributed approximately $0.3 million more to equity in earnings in 2005 compared to 2004.

Discontinued Operations

In accordance with SFAS No. 144, we classified net income of $34.7 million and $20.5 million, net of minority interest, as discontinued operations for the years ended December 31, 2005 and 2004, respectively. These assets classified as discontinued operations comprise 8.9 million square feet of office and industrial properties and 290 residential units sold during 2006, 2005 and 2004 and 0.3 million square feet of property held for sale at December 31, 2006. These amounts include gains, net of impairments, of discontinued operations of $23.2 million and $2.8 million, net of minority interest, in the years ended December 31, 2005 and 2004, respectively; the components of net gains are set out in Note 4 to the Consolidated Financial Statements.

Preferred Stock Dividends and Excess of Preferred Stock Redemption Costs in Excess of Carrying Value

We recorded $27.2 million and $30.8 million in Preferred Stock dividends in 2005 and 2004, respectively. The reduction was due to the redemption of $130.0 million of Preferred Stock in the third quarter of 2005. In connection with the redemption of Preferred Stock, the $4.3 million excess of the redemption cost over the net carrying amount of the redeemed shares was recorded as a reduction to net income available for common shareholders in 2005 in accordance with EITF Topic D-42.

Net Income and Net Income Allocable to Common Stockholders

We recorded net income of $62.4 million in 2005 compared to $41.5 million in 2004, and net income allocable to common stockholders of $30.9 million in 2005 compared to $10.7 million in 2004; these changes resulted from the various factors described above.

LIQUIDITY AND CAPITAL RESOURCES

Statement of Cash Flows

As required by GAAP, we report and analyze our cash flows based on operating activities, investing activities and financing activities. The following table sets forth the changes in our cash flows from 2005 to 2006 ($ in thousands):

	Years Ended December 31,
	2006	2005	Change
Cash Provided by Operating Activities	$145,525	$154,133	$(8,608)
Cash Provided by Investing Activities	64,734	200,925	(136,191)
Cash Used in Financing Activities	(194,781)	(378,328)	183,547

Total Cash Flows	$15,478	$(23,270)	$38,748

In calculating cash flow from operating activities, depreciation and amortization, which are non-cash expenses, are added back to net income. As a result, we have historically generated a significant positive amount of cash from operating activities. From period to period, cash flow from operations depends primarily upon changes in our net income, as discussed more fully above under “Results of Operations,” changes in receivables and payables, and net additions or decreases in our overall portfolio, which affect the amount of depreciation and amortization expense.

Cash provided by or used in investing activities generally relates to capitalized costs incurred for leasing and major building improvements and our acquisition, development, disposition and joint venture activity. During periods of significant net acquisition and/or development activity, our cash used in such investing activities will generally exceed cash provided by investing activities, which typically consists of cash received upon the sale of properties and distributions of capital from our joint ventures.

Cash used in financing activities generally relates to stockholder dividends, distributions on Common Units, incurrence and repayment of debt and sales, repurchases or redemptions of Common Stock, Common Units and Preferred Stock. As discussed previously, we use a significant amount of our cash to fund stockholder dividends and Common Unit distributions. Whether or not we have increases in the outstanding balances of debt during a period depends generally upon the net effect of our acquisition, disposition, development and joint venture activity. We use our revolving credit facility for working capital purposes, which means that during any given period, in order to minimize interest expense, we will likely record significant repayments and borrowings under our revolving credit facility.

The decrease of $8.6 million in cash provided by operating activities in the year ended December 31, 2006 compared to the same period in 2005 was primarily the result of lower cash flows from net income adjusted for changes in depreciation and gains and impairments, partially offset by a $1.8 million increase from net changes in operating assets and liabilities.

The decrease of $136.2 million in cash provided by investing activities in the year ended December 31, 2006 compared to the same period in 2005 was primarily a result of a $110.7 million decrease in proceeds from dispositions of real estate assets and a $54.3 million increase in additions to real estate assets and deferred leasing costs. Partly offsetting these decreases was an increase of $24.2 million in other investing activities that resulted from a collateral substitution on a secured note pursuant to which the lender refunded $11.8 million in restricted cash in 2006, which had been paid in 2005, and an increase of $7.1 million in distributions of capital from unconsolidated affiliates as a result of a refinancing of debt in 2006, as described in Note 2 to the Consolidated Financial Statements.

The decrease of $183.5 million in cash used in financing activities in the year ended December 31, 2006 was primarily a result of a decrease of $80.0 million in redemptions of Preferred Stock from 2005 to 2006, a $70.7 million reduction in net paydowns on our revolving credit facility and mortgages and notes payable, a decrease of $10.2 million in Preferred Stock dividends resulting from our Preferred Stock redemptions, and an increase of $41.2 million in net proceeds from the sale of Common Stock due to the exercise of stock options during 2006, as described in Note 6 to the Consolidated Financial Statements.

During 2007, we expect to have positive cash flows from operating activities. The net cash flows from investing activities in 2007 are expected to be negative as cash inflows from property dispositions and joint ventures are expected to be less than cash used for development, capitalized leasing and tenant improvement costs. Net cash flows from operating and investing activities combined in 2007 are expected to be positive and, together with positive financing cash flows from new debt borrowings or other sources, will be used to pay stockholder and unitholder distributions, scheduled debt maturities, principal amortization payments and any other reductions of debt and Preferred Stock balances (see Note 9 to the Consolidated Financial Statements).

Capitalization

The following table sets forth our capitalization as of December 31, 2006 and December 31, 2005 (in thousands, except per share amounts):

	December 31, 2006	December 31, 2005
Mortgages and notes payable, at recorded book value	$1,465,129	$1,471,616
Financing obligations	$35,530	$34,154
Preferred Stock, at liquidation value	$197,445	$247,445

Common Stock and Common Units outstanding	60,944	59,479

Per share stock price at period end	$40.76	$28.45
Market value of Common Stock and Common Units	$2,484,077	$1,692,178

Total market capitalization with debt	$4,182,181	$3,445,393

Based on our total market capitalization of approximately $4.2 billion at December 31, 2006 (at the December 31, 2006 per share stock price of $40.76 and assuming the redemption for shares of Common Stock of the approximate 4.7 million Common Units not owned by the Company), our mortgages and notes payable represented 35.0% of our total market capitalization. Mortgages and notes payable at December 31, 2006 was comprised of $741.6 million of secured indebtedness with a weighted average interest rate of 6.78% and $723.5 million of unsecured indebtedness with a weighted average interest rate of 6.79%. As of December 31, 2006, our outstanding mortgages and notes payable and financing obligations were secured by real estate assets with an aggregate undepreciated book value of approximately $1.2 billion.

We do not intend to reserve funds to retire existing secured or unsecured debt upon maturity. For a more complete discussion of our long-term liquidity needs, see “Liquidity and Capital Resources—Current and Future Cash Needs.”

Contractual Obligations

The following table sets forth a summary regarding our known contractual obligations, including required interest payments for those items that are interest bearing, at December 31, 2006 ($ in thousands):

		Amounts due during years ending December 31,
	Total	2007	2008	2009	2010	2011	Thereafter
Mortgages and Notes Payable (1)
Principal payments	$1,465,129	$86,709	$110,341	$564,656	$9,057	$9,811	$684,555
Interest payments (2)	461,179	93,503	85,908	66,045	46,599	45,845	123,279
Financing Obligations:
SF-HIW Harborview Plaza, LP financing obligation (3) (9)	20,005	—	—	—	—	—	20,005
Tax Increment Financing obligation (4) (9)	28,365	2,182	2,182	2,182	2,182	2,182	17,455
Capitalized ground lease obligation (9)	2,003	52	52	52	52	52	1,743
Capitalized lease obligations (5)	481	252	188	41	—	—	—
Purchase Obligations:
Completion contracts (10)	133,862	104,902	28,960	—	—	—	—
Operating Lease Obligations:
Land leases (6)	51,191	1,063	1,079	1,119	1,137	1,157	45,636
Other Long Term Liabilities Reflected on the Balance Sheet:
Plaza Colonnade lease guarantee (6)	37	—	—	37	—	—	—
Highwoods DLF 97/26 DLF 99/32 LP lease guarantee (6)	419	—	419	—	—	—	—
RRHWoods and Dallas County Partners lease guarantee (6)	49	—	—	—	—	—	49
RRHWoods, LLC (6)	28	—	—	28	—	—	—
Industrial environmental guarantee (6)	125	—	—	—	—	—	125
Eastshore lease guarantee (7)	4,084	4,084	—	—	—	—	—
DLF payable (8)	3,551	526	536	546	556	567	820
KC Orlando, LLC lease guarantee (6)	420	97	97	97	97	32	—
KC Orlando, LLC accrued lease commissions, tenant improvements and building improvements (6)	356	—	—	—	—	—	356
RRHWoods, LLC (6)	403	—	—	—	403	—	—

Total	$2,171,687	$293,370	$229,762	$634,803	$60,083	$59,646	$894,023

(1)	See Note 5 to the Consolidated Financial Statements for further discussion.
(2)	These amounts represent interest payments due on mortgage and notes payable, based on the stated rates for the fixed rate debt and on the December 31, 2006 rates for the variable rate debt. The weighted average interest rate on the variable rate debt as of December 31, 2006 was 6.15%.
(3)	This liability represents a financing obligation to our joint venture partner as a result of accounting for this transaction as a financing arrangement. See Note 3 to the Consolidated Financial Statements for further discussion.
(4)	In connection with tax increment financing for construction of a public garage related to an office building constructed by us, we are obligated to pay fixed special assessments over a 20-year period. The net present value of these assessments, discounted at 6.93%, which represents the interest rate of the underlying bond, is shown as a financing obligation in the Consolidated Balance Sheet. We also receive special tax revenues and property tax rebates recorded in interest and other income which are intended, but not guaranteed, to provide funds to pay the special assessments.
(5)	Included in accounts payable, accrued expenses and other liabilities.
(6)	See Note 15 to the Consolidated Financial Statements for further discussion.
(7)	This represents our maximum exposure to contingent loss under our Eastshore guarantee. See Notes 3 and 15 to the Consolidated Financial Statements for further discussion.
(8)	Represents a fixed obligation we owe our partner in Highwoods DLF 98/29, LP. This obligation arose from an excess contribution from our partner at the formation of the joint venture, and the net present value of the fixed obligation discounted at 9.62% which represents the interest rate derived from the agreement, is recorded in other liabilities. See Note 2 to the Consolidated Financial Statements for further discussion.
(9)	Interest components of the contractual obligations are based on the stated fixed rates in the instruments. For floating rate debt, interest is computed using the current rate in effect at December 31, 2006.
(10)	This amount represents our estimate of contractual obligations as of December 31, 2006 related to various construction projects.

Refinancings and Preferred Stock Redemptions in 2005 and 2006

During 2005, 2006 and through February 15, 2007, we paid off $490 million of outstanding loans, excluding any normal debt amortization, which included $260 million of secured debt with a weighted average interest rate of 7.27% and $230 million of unsecured floating rate debt with a weighted average interest rate of 6.13%. Approximately $531 million of real estate assets (based on undepreciated cost basis) became unencumbered after paying off the secured debt. We also used some of the proceeds from our disposition activity to redeem, in August 2005 and February 2006, all of our outstanding Series D Preferred Shares and 3.2 million of our outstanding Series B Preferred Shares, aggregating $180 million plus accrued dividends. These reductions in outstanding debt and Preferred Stock balances were made primarily from proceeds from property dispositions that closed in 2005, 2006 and early 2007, a $270 million increase in outstanding borrowings under our revolving and non-revolving credit facilities and by approximately $57 million of additional loan proceeds on an existing secured loan. In connection with the redemption of Preferred Stock, the excess of the redemption cost over the net carrying amount of the redeemed shares was recorded as a reduction to net income available for common shareholders. These reductions amounted to $4.3 million and $1.8 million for the third quarter 2005 and first quarter 2006, respectively.

Unsecured Indebtedness

On May 1, 2006, we obtained a new $350 million, three-year unsecured revolving credit facility from Bank of America, N.A. We used $273 million of proceeds from the new revolving credit facility, together with available cash, to pay off the remaining outstanding balance of $178 million under our previous revolving credit facility and a $100 million bank term loan. In connection with these payoffs, we wrote off approximately $0.5 million in unamortized deferred financing costs in the second quarter of 2006 as a loss on debt extinguishment.

On August 8, 2006, this revolving credit facility was amended and restated as part of a syndication with a group of 15 banks. The revolving credit facility was also upsized from $350 million to $450 million. Our revolving credit facility is initially scheduled to mature on May 1, 2009. Assuming no default exists, we have an option to extend the maturity date by one additional year and, at any time prior to May 1, 2008, may request increases in the borrowing availability under the credit facility by up to an additional $50 million. The interest rate is LIBOR plus 80 basis points and the annual base facility fee is 20 basis points. As of December 31, 2006 and March 31, 2007, we had $373.5 million and $65.0 million, respectively, borrowed on this revolving credit facility.

On March 22, 2007, the Operating Partnership sold $400,000,000 aggregate principal amount of 5.85% Notes due March 15, 2017. The notes were issued under the indenture, dated as of December 1, 1996, among the Operating Partnership, the Company, and U.S. Bank National Association (as successor in interest to Wachovia Bank, N.A.), the trustee, and pursuant to resolutions of the Company’s Board of Directors and an officers’ certificate dated as of March 22, 2007 establishing the terms of the notes. We used the net proceeds from the sale of the notes to repay borrowings outstanding under an unsecured non-revolving credit facility that we obtained on January 31, 2007 (which was subsequently terminated) and our $450 million unsecured revolving credit facility. In connection with the completion of the offering, we entered into a registration rights agreement dated as of March 22, 2007 with the initial purchasers of the notes. The registration rights agreement requires the Operating Partnership to file, within 90 days after the closing date of the sale of the notes, a registration statement with respect to an offer to exchange the notes for other freely tradable notes that are registered under the Securities Act of 1933 and to cause such exchange offer registration statement to become effective within 180 days after the closing date. The Operating Partnership is required to complete the exchange offer within 210 days after the closing date. If we fail to comply with the provisions of the registration rights agreement, the interest rate will be increased by 0.25% per annum during the 90-day period immediately following the default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 0.50% per annum.

Our credit facilities and the indenture that governs our outstanding notes require us to comply with customary operating covenants and various financial and operating ratios. We are currently in compliance with all such requirements. Although we expect to remain in compliance with these covenants and ratios for at least the next year, depending upon our future operating performance, property and financing transactions and general economic conditions, we cannot assure you that we will continue to be in compliance.

If any of our lenders ever accelerated outstanding debt due to an event of default, we would not be able to borrow any further amounts under our credit facilities, which would adversely affect our ability to fund our operations. If our debt cannot be paid, refinanced or extended at maturity or upon acceleration, in addition to our failure to repay our debt, we may not be able to make distributions to stockholders at expected levels or at all. Furthermore, if any refinancing is done at higher interest rates, the increased interest expense would adversely affect our cash flows and ability to make distributions to stockholders. Any such refinancing could also impose tighter financial ratios and other covenants that would restrict our ability to take actions that would otherwise be in our stockholders’ best interest, such as funding new development activity, making opportunistic acquisitions, repurchasing our securities or paying distributions.

In May, July, August and September 2005 and February 2006, we obtained waivers from the lenders under our previous revolving credit facility and our previous bank term loans related to timely reporting to the lenders of annual and quarterly financial statements and to covenant violations that could arise from future redemptions of Preferred Stock due to the reclassification of Preferred Stock from equity to a liability during the period of time from the announcement of the redemption until the redemption is completed. The aforementioned modifications did not change the economic terms of the loans. In connection with these modifications, we incurred certain loan costs that are capitalized and amortized over the remaining terms of the loans. In November 2005, we amended the $100.0 million bank term loan to extend the maturity date to July 17, 2006 and reduce the spread over the LIBOR interest rate from 130 basis points to 100 basis points. These loans were paid off in May 2006 in connection with the closing of our new revolving credit facility, as described above.

Current and Future Cash Needs

Rental and other revenues are our principal source of funds to meet our short-term liquidity requirements, which primarily consist of operating expenses, debt service, stockholder dividends, any guarantee obligations and recurring capital expenditures. In addition, we could incur tenant improvement costs and lease commissions related to any releasing of vacant space.

As of March 31, 2007, other than principal amortization on certain secured loans, we have no outstanding debt that matures prior to the end of 2007. We expect to fund our short-term liquidity needs through a combination of available working capital, cash flows from operations and the following:

•	the selective disposition of non-core land and other assets;

•	borrowings under our unsecured credit facility and under our existing $50.0 million secured revolving construction loan;

•

the sale or contribution of some of our Wholly Owned Properties, development projects and development land to strategic joint ventures to be formed with unrelated investors, which would have the net effect of generating additional capital through such sale or contributions;

•	the issuance of secured debt; and

•	the issuance of unsecured debt.

Our long-term liquidity needs generally include the funding of capital expenditures to lease space to our customers, maintain the quality of our existing properties and build new properties. Capital expenditures include tenant improvements, building improvements, new building completion costs and land infrastructure costs. Tenant improvements are the costs required to customize space for the specific needs of first-generation and second-generation customers. Building improvements are recurring capital costs not related to a specific customer to maintain existing buildings. New building completion costs are expenses for the construction of new buildings. Land infrastructure costs are expenses to prepare development land for future development activity that is not specifically related to a single building. Excluding recurring capital expenditures for leasing costs and tenant improvements and for normal building improvements, our expected future capital expenditures for started and/or committed new development projects were approximately $260 million at December 31, 2006 and were approximately $250 million at February 15, 2007. A significant portion of these future expenditures are currently subject to binding contractual arrangements.

Our long-term liquidity needs also include the funding of development commitments, selective asset acquisitions and the retirement of mortgage debt, amounts outstanding under our credit facilities and long-term unsecured debt. Our goal is to maintain a conservative and flexible balance sheet. Accordingly, we expect to meet our long-term liquidity needs through a combination of (1) the issuance by the Operating Partnership of additional unsecured debt securities, (2) the issuance of additional equity securities by the Company and the Operating Partnership, (3) borrowings under other secured construction loans that we may enter into, as well as (4) the sources described above with respect to our short-term liquidity. We expect to use such sources to meet our long-term liquidity requirements either through direct payments or repayments of borrowings under our revolving credit facility. As mentioned above, we do not intend to reserve funds to retire existing secured or unsecured indebtedness upon maturity. Instead, we will seek to refinance such debt at maturity or retire such debt through the issuance of equity or debt securities or from proceeds from sales of properties.

We anticipate that our available cash and cash equivalents and cash flows from operating activities, with cash available from borrowings and other sources, will be adequate to meet our capital and liquidity needs in both the short and long term. However, if these sources of funds are insufficient or unavailable, our ability to pay dividends to stockholders and satisfy other cash payments may be adversely affected.

Stockholder Dividends

To maintain our qualification as a REIT, we must distribute to stockholders at least 90.0% of our REIT taxable income, excluding capital gains. REIT taxable income, the calculation of which is determined by the federal tax laws, does not equal net income under GAAP. The minimum dividend per share of Common Stock required for the Company to maintain its REIT status (excluding any net capital gains) was $0.24 per share in 2005. Aggregate dividends paid on Preferred Stock exceeded REIT taxable income (excluding capital gains) in 2006, which resulted in no required dividend on Common Stock in 2006 for REIT qualification purposes. We generally expect to use our cash flow from operating activities for dividends to stockholders and for payment of recurring capital expenditures. Future dividends will be made at the discretion of our Board of Directors. The following factors will affect our cash flows and, accordingly, influence decisions of the Board of Directors regarding dividends:

•	debt service requirements after taking into account debt covenants and the repayment and restructuring of certain indebtedness;

•	scheduled increases in base rents of existing leases;

•	changes in rents attributable to the renewal of existing leases or replacement leases;

•	changes in occupancy rates at existing properties and execution of leases for newly acquired or developed properties;

•	operating expenses and capital replacement needs, including tenant improvements and leasing costs; and

•	sales of properties and non-core land.

Off Balance Sheet Arrangements

We have several off balance sheet joint venture and guarantee arrangements. The joint ventures were formed with unrelated investors to generate additional capital to fund property acquisitions, repay outstanding debt, fund other strategic initiatives and lessen the risks typically associated with owning 100.0% of a property. When we create a joint venture with a strategic partner, we usually contribute one or more properties that we own to a newly formed entity in which we retain an equal or minority interest. In exchange for an equal or minority interest in the joint venture, we generally receive cash from the partner and frequently retain the management income relating to the properties in the joint venture. For financial reporting purposes, certain assets we sold have been accounted for as financing arrangements. See Notes 1, 2 and 3 to the Consolidated Financial Statements.

As discussed in Note 1, we generally account for our investments in less than majority owned joint ventures, partnerships and limited liability companies under the equity method of accounting. As a result, the assets and liabilities of these joint ventures are not included on our balance sheet and the results of operations of these joint ventures are not included on our income statement, other than as equity in earnings of unconsolidated affiliates. Generally, we are not liable for the debts of our joint ventures, except to the extent of our equity investment, unless we have directly guaranteed any of that debt. In most cases, we and/or our strategic partners are required to guarantee customary limited exceptions to non-recourse liability in non-recourse loans.

As of December 31, 2006, our unconsolidated joint ventures had $776.8 million of total assets and $604.9 million of total liabilities as reflected in their financial statements. At December 31, 2006, our weighted average equity interest based on the total assets of these unconsolidated joint ventures was 40.5%. During 2006, these unconsolidated joint ventures earned $14.7 million of total net income, of which our share, after appropriate purchase accounting and other adjustments, was $6.8 million. For additional information about our unconsolidated joint venture activity, see Note 2 to the Consolidated Financial Statements.

As of December 31, 2006, our unconsolidated joint ventures had $575.5 million of outstanding mortgage debt. All of this joint venture debt is non-recourse to us except (1) in the case of customary exceptions pertaining to such matters as misuse of funds, environmental conditions and material misrepresentations and (2) those guarantees and loans described in the following paragraphs. The following table sets forth the scheduled maturities of our proportionate share of the outstanding debt of our unconsolidated joint ventures as of December 31, 2006 ($ in thousands):

2007	$3,817
2008	4,717
2009	8,342
2010	23,517
2011	6,117
Thereafter	198,465

$244,975

In connection with our Des Moines joint ventures, we guaranteed certain debt. The maximum potential amount of future payments that we could be required to make under the guarantees is $8.6 million at December 31, 2006. This amount relates to housing revenue bonds that require credit enhancements in addition to the real estate mortgages. The bonds bear a floating interest rate, which at December 31, 2006 averaged 3.65%, and mature in 2015. If the joint ventures are unable to repay the outstanding balance under these housing revenue bonds, we will be required to repay our maximum exposure under these loans. Recourse provisions exist that enable us to recover some or all of such payments from the joint ventures’ assets. The joint venture currently generates sufficient cash flow to cover the debt service required by the loan. On July 31, 2006, $6.0 million in other loans related to four office buildings that had been previously guaranteed by us were refinanced with no guarantee. An additional guarantee of $5.4 million expired upon an industrial building becoming 95% leased prior to the end of 2006.

In connection with the RRHWoods, LLC joint venture, we guaranteed $3.1 million relating to a letter of credit and corresponding master lease, which expires in August 2010. The guarantee requires us to pay under a contingent master lease if the cash flows from the building securing the letter of credit do not cover at least 50% of the minimum debt service. The letter of credit along with the building secure the industrial revenue bonds used to finance the property. These bonds mature in 2015. Recourse provisions exist such that we could recover some or all of the payments made under the letter of credit guarantee from the joint venture’s assets. At December 31, 2006, we recorded a $0.4 million deferred charge included in other assets and liabilities on our Consolidated Balance Sheet with respect to this guarantee. Our maximum potential exposure under this guarantee was $3.1 million at December 31, 2006.

The Plaza Colonnade, LLC joint venture has a $50 million non-recourse mortgage that bears a fixed interest rate of 5.7%, requires monthly principal and interest payments and matures on January 31, 2017. We and our joint venture partner have signed a contingent master lease limited to 30,772 square feet, which expires in December 2009. Our maximum exposure under this master lease was $1.3 million at December 31, 2006. However, the current occupancy level of the building is sufficient to cover all debt service requirements.

In the Highwoods DLF 97/26 DLF 99/32, LP joint venture, a single tenant currently leases an entire building under a lease scheduled to expire on June 30, 2008. The tenant also leases space in other buildings owned by us. In conjunction with an overall restructuring of the tenant’s leases with us and with this joint venture, we agreed to certain changes to the lease with the joint venture in September 2003. The modifications included allowing the tenant to vacate the premises on January 1, 2006, reducing the rent obligation by 50.0% and converting the “net” lease to a “full service” lease with the tenant liable for 50.0% of these costs at that time. In turn, we agreed to compensate the joint venture for any economic losses incurred as a result of these lease modifications. As of December 31, 2006, we have approximately $0.4 million in other liabilities and $0.4 million as a deferred charge in other assets recorded on our Consolidated Balance Sheet to account for the lease guarantee. However, should new tenants occupy the vacated space prior to the end of the guarantee period, in June 2008, our liability under the guarantee would diminish. Our maximum potential amount of future payments with regard to this guarantee as of December 31, 2006 was $0.7 million. No recourse provisions exist to enable us to recover any amounts paid to the joint venture under this lease guarantee arrangement. During 2006, we expensed $0.1 million related to the lease guarantee.

RRHWOODS, LLC and Dallas County Partners financed the construction of two buildings with a $7.4 million ten-year loan. As an inducement to make the loan at a 6.3% long-term rate, we and our partner agreed to master lease the vacant space and each guaranteed $0.8 million of the debt with limited recourse. As leasing improves, the guarantee obligations under the loan agreement diminish. As of December 31, 2006, no master lease payments were necessary. We currently have recorded $0.05 million in other liabilities and $0.05 million as a deferred charge included in other assets on our Consolidated Balance Sheet with respect to this guarantee. The maximum potential amount of future payments that we could be required to make based on the current leases in place was approximately $2.2 million as of December 31, 2006. The likelihood of us paying on our $0.8 million guarantee is remote since the joint venture currently satisfies the minimum debt coverage ratio and should we have to pay our portion of the guarantee, we would be entitled to recover the $0.8 million from other joint venture assets.

On June 28, 2004, Kapital-Consult, a European investment firm, bought a 60.0% interest in HIW-KC Orlando, LLC. We own the remaining 40.0% interest. HIW-KC Orlando, LLC owns five in-service office properties, encompassing 1.3 million rentable square feet, located in the central business district of Orlando, Florida, which were valued under the joint venture agreement at $212.0 million. The joint venture borrowed $143.0 million under a ten-year fixed rate mortgage loan from a third party lender at the time of its formation. In connection with this transaction, we agreed to guarantee rent to the joint venture for 3,248 rentable square feet commencing in August 2004 and expiring in April 2011. In connection with this guarantee, as of June 30, 2004, we included $0.6 million in other liabilities and reduced the total amount of gain to be recognized by the same amount. Additionally, we agreed to guarantee re-tenanting costs for approximately 11% of the joint venture’s total square footage. We recorded a $4.1 million contingent liability with respect to such guarantee as of June 30, 2004 and reduced the total amount of gain to be recognized by the same amount. In the three year period ended December 31, 2006, we paid $3.7 million in re-tenanting costs related to this guarantee. The contribution was accounted for as a partial sale as defined by SFAS No. 66 and we recognized a $16.3 million gain in June 2004. Since we have an ongoing 40.0% financial interest in the joint venture and since we are engaged by the joint venture to provide management and leasing services for the joint venture, for which we receive customary management fees and leasing commissions, the operations of these properties were not reflected as discontinued operations consistent with SFAS No. 144 and the related gain on sale was included in continuing operations in the second quarter of 2004.

On September 27, 2004, we and an affiliate of Crosland, Inc. (“Crosland”) formed Weston Lakeside, LLC, in which we have a 50.0% ownership interest. On June 29, 2005, we contributed 22.4 acres of land at an agreed upon value of $3.9 million to this joint venture, and Crosland contributed approximately $2.0 million in cash. Immediately thereafter, the joint venture distributed approximately $1.9 million to us and we recorded a gain of $0.5 million. Crosland managed and operated this joint venture, which constructed approximately 332 rental residential units in three buildings, at a total estimated cost of approximately $33 million. Crosland received 3.25% of all project costs other than land as a development fee and 3.5% of the gross revenue of the joint venture in management fees. The joint venture financed the development with a $28.4 million construction loan guaranteed by Crosland. We provided certain development services for the project and received a fee equal to 1.0% of all project costs excluding land. We have accounted for this joint venture using the equity method of accounting. On February 22, 2007, the joint venture sold the 332 rental residential units to a third party for gross proceeds of $45.0 million. Mortgage debt in the amount of $27.1 million was paid off and various development related costs were paid. We received a net distribution of $6.1 million and may receive a further small and final distribution. A gain of approximately $5 million will be recognized by us in the first quarter of 2007 related to this sale. As of February 28, 2007, the joint venture is dormant pending the final distribution to the partners.

On December 22, 2004, we and Easlan Investment Group, Inc. (“Easlan”) formed The Vinings at University Center, LLC. We contributed 7.8 acres of land at an agreed upon value of $1.6 million to the joint venture in December 2004 in return for a 50.0% equity interest. Easlan contributed $1.1 million in the form of non-interest bearing promissory notes for a 50.0% equity interest in the joint venture. Upon formation, the joint venture entered into a $9.7 million secured construction loan to complete the construction of 156 rental residential units on the 7.8 acres of land. Easlan guaranteed this construction loan. The construction of the residential units was completed in the first quarter of 2006. Easlan was the manager and leasing agent for these residential units and received customary management fees and leasing commissions. We received development fees throughout the construction project. We consolidated this joint venture from inception under the provisions of FASB Interpretation No. 46 (revised December 2003) “Consolidation of Variable Interest Entities” (“FIN 46(R)”) because Easlan had no at-risk equity and we would absorb the majority of the joint venture’s expected losses. On November 1, 2006, the joint venture sold the residential units to a third party for gross proceeds of $14.3 million, paid off the construction note payable and made cash distributions to the partners. We received a distribution of $2.9 million and recorded a gain of $1.4 million during the fourth quarter of 2006.

Financing Arrangements

The following summarizes significant sale transactions in 2000 and 2002 that were or continue to be accounted for as financing arrangements under paragraphs 25 through 29 of SFAS No. 66 during the years ended December 31, 2006, 2005 and 2004.

—SF-HIW Harborview Plaza, LP

On September 11, 2002, we contributed Harborview Plaza, an office building located in Tampa, Florida, to SF-HIW Harborview Plaza, LP (“Harborview LP”), a newly formed entity, in exchange for a 20.0% limited partnership interest and $35.4 million in cash. The other partner contributed $12.6 million of cash and a new loan was obtained by the partnership for $22.8 million. In connection with this disposition, we entered into a master lease agreement with Harborview LP for five years on the then vacant space in the building (approximately 20% of the building); occupancy was 99.6% at December 31, 2006. We also guaranteed to Harborview LP the payment of tenant improvements and lease commissions of $1.2 million. Our maximum exposure to loss under the master lease agreement was $2.1 million at September 11, 2002 and was $0.3 million at December 31, 2006. Additionally, our partner in Harborview LP was granted the right to put its 80.0% equity interest in Harborview LP to us in exchange for cash at any time during the one-year period commencing September 11, 2014. The value of the 80.0% equity interest will be determined at the time that such partner elects to exercise its put right, if ever, based upon the then fair market value of Harborview LP’s assets and liabilities, less 3.0%, which amount was intended to cover the normal costs of a sale transaction.

Because of the put option and the master lease agreement, this transaction is accounted for as a financing transaction, as described in Note 1 to the Consolidated Financial Statements. Accordingly, the assets, liabilities and operations related to Harborview Plaza, the property owned by Harborview LP, including any new financing by the partnership, remain on our consolidated financial statements. As a result, we have established a financing obligation equal to the net equity contributed by the other partner. At the end of each reporting period, the balance of the financing obligation is adjusted to equal the greater of the original financing obligation or the current fair value of the put option discussed above. The value of the put option was $20.0 million at December 31, 2006. This amount is offset by a related discount account, which is being amortized prospectively through September 2014 as interest expense on financing obligation. The amount of the financing obligation, net of the discount amount, related to Harborview LP was $16.2 million at December 31, 2006. Additionally, the net income from the operations before depreciation of Harborview Plaza allocable to the 80.0% partner is recorded as interest expense on financing obligation. We continue to depreciate the property and record all of the depreciation on our consolidated financial statements. Any payments made under the master lease agreement were expensed as incurred ($0.1 million was expensed during each of the years ended December 31, 2006, 2005 and 2004) and any amounts paid under the tenant improvement and lease commission guarantee are capitalized and amortized to expense over the remaining lease term. At such time as the put option expires or is otherwise terminated, we will record the transaction as a sale and recognize gain on sale.

—Eastshore

On November 26, 2002, we sold three buildings located in Richmond, Virginia (the “Eastshore” transaction) for a total price of $28.5 million in cash, which was paid in full by the buyer at closing. Each of the sold properties was a single tenant building leased on a triple-net basis to Capital One Services, Inc., a subsidiary of Capital One Financial Services, Inc. In connection with the sale, we entered into a rental guarantee agreement for each building for the benefit of the buyer to guarantee any shortfalls that may be incurred in the payment of rent and re-tenanting costs for a five-year period from the date of sale (through November 2007). Our maximum exposure to loss under the rental guarantee agreements was $18.7 million at the date of sale and was $4.1 million as of December 31, 2006. No payments were made during 2003 or 2002 in respect of these rent guarantees. However, in June 2004, we began to make monthly payments to the buyer, at an annual rate of $0.1 million, as a result of the existing tenant renewing a lease in one building at a lower rental rate. We began making additional payments in June 2006 of approximately $0.1 million per month due to the tenant vacating space in one of the three buildings as of May 31, 2006. These payments will continue until the earlier of the end of the guarantee period or until replacement tenants are in place and paying amounts equal to or more than the current tenant.

These rent guarantees are a form of continuing involvement as discussed in paragraph 28 of SFAS No. 66. Because the guarantees cover the entire space occupied by a single tenant under a triple-net lease arrangement, our guarantees were considered a guaranteed return on the buyer’s investment for an extended period of time. Therefore, the transaction had been accounted for as a financing transaction following the accounting method described in Note 1 to the Consolidated Financial Statements through July 2005. Accordingly, through July 2005, the assets, liabilities and operations were included in the Consolidated Financial Statements, and a financing obligation of $28.8 million was recorded, which represented the amount received from the buyer, adjusted for subsequent activity. The income from the operations of the properties, other than depreciation, was allocated 100.0% to the owner as interest expense on financing obligations. Payments made under the rent guarantees were charged to expense as incurred. This transaction was recorded as a completed sale transaction in July 2005 when the maximum exposure to loss under the guarantees became less than the related deferred gain; accordingly, $1.7 million in gain was recognized in the last six months of 2005, $3.6 million in gain was recognized in 2006 and additional gain will be recognized in 2007 as the maximum exposure under the guarantees is reduced. Payments made under rent guarantees after July 2005 are recorded as a reduction of the deferred gain.

Interest Rate Hedging Activities

To meet, in part, our long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Borrowings under our revolving credit facility bear interest at variable rates. Our long-term debt, which consists of secured and unsecured long-term financings and the issuance of unsecured debt securities, typically bears interest at fixed rates although some loans bear interest at variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as collars, swaps, caps and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not hold or issue these derivative contracts for trading or speculative purposes.

The interest rate on all of our variable rate debt is adjusted at one and three month intervals, subject to settlements under these interest rate hedge contracts. We also enter into treasury lock agreements from time to time in order to limit our exposure to an increase in interest rates with respect to future debt offerings. We currently have no outstanding interest rate hedge contracts.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from our estimates.

The policies and estimates used in the preparation of our Consolidated Financial Statements are described in Note 1 to our Consolidated Financial Statements for the year ended December 31, 2006. However, certain of our significant accounting policies contain an increased level of assumptions used or estimates made in determining their impact on our Consolidated Financial Statements. Management has reviewed our critical accounting policies and estimates with the audit committee of the Company’s Board of Directors and the Company’s independent auditors.

We consider our critical accounting estimates to be those used in the determination of the reported amounts and disclosure related to the following:

•	Real estate and related assets;

•	Sales of real estate;

•	Allowance for doubtful accounts; and

•	Property operating expense recoveries.

Real Estate and Related Assets

Real estate and related assets are recorded at cost and stated at cost less accumulated depreciation. Renovations, replacements and other expenditures that improve or extend the life of an asset are capitalized and depreciated over their estimated useful lives. Expenditures for ordinary maintenance and repairs are charged to operating expense as incurred. Depreciation is computed using the straight-line method over the estimated useful life of 40 years for buildings and depreciable land infrastructure costs, 15 years for building improvements and five to seven years for furniture, fixtures and equipment. Tenant improvements are amortized using the straight-line method over initial fixed terms of the respective leases, which generally are from three to 10 years.

Expenditures directly related to the development and construction of real estate assets are included in net real estate assets and are stated at cost in the Consolidated Balance Sheets. Our capitalization policy on development properties is in accordance with SFAS No. 67, “Accounting for Costs and the Initial Rental Operations of Real Estate Properties,” SFAS No. 34, “Capitalization of Interest Costs,” and SFAS No. 58, “Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for by the Equity Method.” Development expenditures include pre-construction costs essential to the development of properties, development and construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. Interest and other carrying costs are capitalized until the building is ready for its intended use. We consider a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with the portion under construction.

Expenditures directly related to the leasing of properties are included in deferred leasing costs and are stated at cost in the Consolidated Balance Sheets. We capitalize initial direct costs related to our leasing efforts in accordance with SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” All leasing commissions paid to third parties for new leases or lease renewals are capitalized. Internal leasing costs include primarily compensation, benefits and other costs such as legal fees related to leasing activities that are incurred in connection with successfully securing leases on the properties. Capitalized leasing costs are amortized on a straight-line basis over initial fixed terms of the respective leases, which generally are from three to 10 years. Estimated costs related to unsuccessful activities are expensed as incurred. If our assumptions regarding the successful efforts of leasing are incorrect, the resulting adjustments could impact earnings.

We record liabilities under FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143,” (“FIN 47”) for the performance of asset retirement activities when the obligation to perform such activities is unconditional, whether or not the timing or method of settlement of the obligation may be conditional on a future event.

Upon the acquisition of real estate, we assess the fair value of acquired tangible assets such as land, buildings and tenant improvements, intangible assets such as above and below market leases, acquired in-place leases and other identified intangible assets and assumed liabilities in accordance with SFAS No. 141, “Business Combinations.” We allocate the purchase price to the acquired assets and assumed liabilities based on their relative fair values. We assess and consider fair value based on estimated cash flow projections that utilize appropriate discount and/or capitalization rates as well as available market information. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

Above and below market leases acquired are recorded in other assets at their fair value. Fair value is calculated as the present value of the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, using a discount rate that reflects the risks associated with the leases acquired and measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. The capitalized above-market lease values are amortized as a reduction of base rental revenue over the remaining term of the respective leases and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining term of the respective leases and any below market option periods. If a tenant vacates its space prior to its contractual expiration date, any unamortized balance is adjusted through rental revenue.

In-place leases acquired are recorded at their fair value in real estate and related assets and are amortized to depreciation and amortization expense over the remaining term of the respective lease. The value of in-place leases is based on our evaluation of the specific characteristics of each tenant’s lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider tenant improvements, leasing commissions and legal and other related expenses. The value of in-place leases is amortized to depreciation and amortization expense over the remaining term of the respective leases. If a tenant vacates its space prior to its contractual expiration date, any unamortized balance of its related asset is expensed.

The value of a tenant relationship is based on our overall relationship with the respective tenant. Factors considered include the tenant’s credit quality and expectations of lease renewals. The value of a tenant relationship is amortized to depreciation and amortization expense over the initial term and any renewal periods defined in the respective leases. Based on our acquisitions since the adoption of SFAS No. 141 and SFAS No. 142, we have deemed tenant relationships to be immaterial and have not allocated any amounts to this intangible asset. We will evaluate these items in future transactions.

Real estate and leasehold improvements are classified as long-lived assets held for sale or as long-lived assets to be held for use. Real estate is classified as held for sale when the criteria set forth in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” are satisfied; this determination requires management to make estimates and assumptions, including assessing the probability that potential sales transactions may or may not occur. Actual results could differ from those assumptions. In accordance with SFAS No. 144, we record assets held for sale at the lower of the carrying amount or estimated fair value. Fair value of assets held for sale is equal to the estimated or contracted sales price with a potential buyer less costs to sell. The impairment loss is the amount by which the carrying amount exceeds the estimated fair value. With respect to assets classified as held for use, if events or changes in circumstances, such as a significant decline in occupancy and change in use, indicate that the carrying value may be impaired, an impairment analysis is performed. Such analysis consists of determining whether the asset’s carrying amount will be recovered from its undiscounted estimated future operating cash flows, including estimated residual cash flows. These cash flows are estimated based on a number of assumptions that are subject to economic and market uncertainties including, among others, demand for space, competition for tenants, changes in market rental rates and costs to operate each property. If the carrying amount of a held for use asset exceeds the sum of its undiscounted future operating and residual cash flows, an impairment loss is recorded for the difference between estimated fair value of the asset and the net carrying amount. We generally estimate the fair value of assets held for use by using discounted cash flow analysis; in some instances, appraisal information may be available and is used in addition to the discounted cash flow analysis. As the factors used in generating these cash flows are difficult to predict and are subject to future events that may alter our assumptions, the discounted and/or undiscounted future operating and residual cash flows estimated by us in our impairment analyses or those established by appraisal may not be achieved and we may be required to recognize future impairment losses on our properties held for sale and held for use.

Sales of Real Estate

We account for sales of real estate in accordance with SFAS No. 66. For sales transactions meeting the requirements of SFAS No. 66 for full profit recognition, the related assets and liabilities are removed from the balance sheet and the resultant gain or loss is recorded in the period the transaction closes. For sales transactions that do not meet the criteria for full profit recognition, we account for the transactions in accordance with the methods specified in SFAS No. 66. For sales transactions with continuing involvement after the sale, if the continuing involvement with the property is limited by the terms of the sales contract, profit is recognized at the time of sale and is reduced by the maximum exposure to loss related to the nature of the continuing involvement. Sales to entities in which we have or receive an interest are accounted for in accordance with partial sale accounting provisions as set forth in SFAS No. 66.

For sales transactions that do not meet sale criteria as set forth in SFAS No. 66, we evaluate the nature of the continuing involvement, including put and call provisions, if present, and account for the transaction as a financing arrangement, profit-sharing arrangement, leasing arrangement or other alternate method of accounting rather than as a sale, based on the nature and extent of the continuing involvement. Some transactions may have numerous forms of continuing involvement. In those cases, we determine which method is most appropriate based on the substance of the transaction.

If we have an obligation to repurchase the property at a higher price or at a future indeterminable value (such as fair market value), or we guarantee the return of the buyer’s investment or a return on that investment for an extended period, we account for such transaction as a financing transaction. If we have an option to repurchase the property at a higher price and it is likely we will exercise this option, the transaction is accounted for as a financing transaction. For transactions treated as financings, we record the amounts received from the buyer as a financing obligation and continue to keep the property and related accounts recorded on our consolidated financial statements. The results of operations of the property, net of expenses other than depreciation (net operating income), will be reflected as “interest expense” on the financing obligation. If the transaction includes an obligation or option to repurchase the asset at a higher price, additional interest is recorded to accrete the liability to the repurchase price. For options or obligations to repurchase the asset at fair market value at the end of each reporting period, the balance of the liability is adjusted to equal the current fair value to the extent fair value exceeds the original financing obligation. The corresponding debit or credit will be recorded to a related discount account and the revised debt discount is amortized over the expected term until termination of the option or obligation. If it is unlikely such option will be exercised, the transaction is accounted for under the deposit method or profit-sharing method. If we have an obligation or option to repurchase at a lower price, the transaction is accounted for as a leasing arrangement. At such time as these repurchase obligations expire, a sale will be recorded and gain recognized.

If we retain an interest in the buyer and provide certain rent guarantees or other forms of support where the maximum exposure to loss exceeds the gain, we account for such transaction as a profit-sharing arrangement. For transactions treated as profit-sharing arrangements, we record a profit-sharing obligation for the amount of equity contributed by the other partner and continue to keep the property and related accounts recorded on our consolidated financial statements. The results of operations of the property, net of expenses other than depreciation (net operating income), will be allocated to the other partner for their percentage interest and reflected as “co-venture expense” in our Consolidated Financial Statements. In future periods, a sale is recorded and profit is recognized when the remaining maximum exposure to loss is reduced below the amount of gain deferred.

Properties that are sold or classified as held for sale are classified as discontinued operations in accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions of Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations,” (effective beginning in 2005) provided that (1) the operations and cash flows of the property will be eliminated from our ongoing operations and (2) we will not have any significant continuing involvement in the operations of the property after it is sold. Interest expense is included in discontinued operations if the related loan securing the sold property is paid off or assumed by the buyer in connection with the sale. If the property is sold to a joint venture in which we retain an interest, the property will not be accounted for as discontinued operations due to our significant ongoing interest in the operations through our joint venture interest. If we are retained to provide property management, leasing and/or other services for the property owner after the sale, the property generally will be accounted for as discontinued operations because the expected cash flows related to these management and leasing activities will generally not be significant in comparison to the cash flows from the property prior to sale.

Allowance for Doubtful Accounts

Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Our receivable balance is comprised primarily of rents and operating cost recoveries due from tenants as well as accrued straight-line rents receivable. We regularly evaluate the adequacy of our allowance for doubtful accounts. The evaluation primarily consists of reviewing past due account balances and considering such factors as the credit quality of our tenant, historical trends of the tenant and/or other debtor, current economic conditions and changes in customer payment terms. Additionally, with respect to tenants in bankruptcy, we estimate the expected recovery through bankruptcy claims and increase the allowance for amounts deemed uncollectible. If our assumptions regarding the collectibility of accounts receivable and accrued straight-line rents receivable prove incorrect, we could experience write-offs of accounts receivable or accrued straight-line rents receivable in excess of our allowance for doubtful accounts.

Property Operating Expense Recoveries

We receive additional rent from tenants in the form of property operating cost recoveries (or cost reimbursements) which are determined on a lease-by-lease basis. The most common types of cost reimbursements in our leases are common area maintenance (“CAM”) and real estate taxes, where the tenant pays its pro rata share of operating and administrative expenses and real estate taxes, as determined in each lease.

The computation of such additional rent due from tenants is complex and involves numerous judgments, including the interpretation of terms and other tenant lease provisions. Leases are not uniform in dealing with such cost reimbursements and there are many variations in the computations. Many tenants make monthly fixed payments of CAM, real estate taxes and other cost reimbursement items. We record these payments as income each month. We also make adjustments, positive or negative, to cost recovery income to adjust the recorded amounts to our best estimate of the final amounts to be billed and collected with respect to the cost reimbursements. After the end of the calendar year, we compute each tenant’s final cost reimbursements and, after considering amounts paid by the tenant during the year, issue a bill or credit for the appropriate amount to the tenant. The differences between the amounts billed less previously received payments and the accrual adjustment are recorded as increases or decreases to cost recovery income when the final bills are prepared, usually beginning in March and completed by mid-year.

FUNDS FROM OPERATIONS

We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. However, you should be aware that FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and which appropriately excludes the cost of capital improvements and related capitalized interest, is as follows:

•	Net income (loss) computed in accordance with GAAP;

•	Less dividends to holders of Preferred Stock and less excess of Preferred Stock redemption cost over carrying value;

•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;

•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;

•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect funds from operations on the same basis); and

•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and minority interest related to discontinued operations.

Further, in calculating FFO, we add back minority interest in the income from our Operating Partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. We believe that it is important to present FFO on an as-converted basis since all of the Common Units not owned by the Company are redeemable on a one-for-one basis for shares of our Common Stock.

Other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do.

FFO and FFO per share for the years ended December 31, 2006, 2005 and 2004 are summarized in the following table ($ in thousands, except per share amounts):

	2006		2005		2004
	Amount	Per Share	Amount	Per Share	Amount	Per Share
Funds from operations:
Net income	$53,744		$62,458		$41,577
Dividends to preferred stockholders	(17,063)		(27,238)		(30,852)
Excess of Preferred Stock redemption cost over carrying value	(1,803)		(4,272)		—

Net income applicable to common stockholders	34,878	$0.62	30,948	$0.58	10,725	$0.20
Add/(Deduct):
Depreciation and amortization of real estate assets	111,848	1.82	106,982	1.77	105,967	1.77
(Gains) on disposition of depreciable properties	(4,114)	(0.06)	(7,692)	(0.13)	(18,880)	(0.31)
Minority interest from the Operating Partnership in income/(loss) from operations	1,621	—	(475)	—	(1,026)	—
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	11,191	0.18	10,989	0.18	9,044	0.15
Discontinued operations:
Depreciation and amortization of real estate assets	3,386	0.06	16,841	0.28	25,339	0.42
(Gains) on disposition of depreciable properties	(15,082)	(0.25)	(34,128)	(0.57)	(9,380)	(0.16)
Minority interest from the Operating Partnership in income from discontinued operations	1,557	—	3,756	—	2,371	—

Funds from operations	$145,285	$2.37	$127,221	$2.11	$124,160	$2.07

Weighted average shares outstanding (1)	61,362		60,301			60,024

(1)	Includes assumed conversion of all potentially dilutive Common Stock equivalents.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The effects of potential changes in interest rates are discussed below. Our market risk discussion includes “forward-looking statements” and represents an estimate of possible changes in fair value or future earnings that would occur assuming hypothetical future movements in interest rates. These disclosures are not precise indicators of expected future effects, but only indicators of reasonably possible effects. As a result, actual future results may differ materially from those presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” and the Notes to Consolidated Financial Statements for a description of our accounting policies and other information related to these financial instruments.

To meet in part our long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Borrowings under our revolving credit facility bear interest at variable rates. Our long-term debt, which consists of secured and unsecured long-term financings and the issuance of unsecured debt securities, typically bears interest at fixed rates although some loans bear interest at variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time we enter into interest rate hedge contracts such as collars, swaps, caps and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not hold or issue these derivative contracts for trading or speculative purposes. We had no interest rate hedge contracts in effect at December 31, 2006.

As of December 31, 2006, we had $1,080.7 million of fixed rate debt outstanding. The estimated aggregate fair market value of this debt at December 31, 2006 was $1,122.3 million. If interest rates increase by 100 basis points, the aggregate fair market value of our fixed rate debt as of December 31, 2006 would decrease by approximately $46.2 million. If interest rates decrease by 100 basis points, the aggregate fair market value of our fixed rate debt as of December 31, 2006 would increase by approximately $49.7 million.

As of December 31, 2006, we had $384.4 million of variable rate debt outstanding. If the weighted average interest rate on this variable rate debt is 100 basis points higher or lower during the 12 months ended December 31, 2007, our interest expense would be increased or decreased approximately $3.8 million.

CONTROLS AND PROCEDURES

GENERAL

The purpose of this section is to discuss the effectiveness of our disclosure controls and procedures and our internal control over financial reporting. The statements in this section represent the conclusions of Edward J. Fritsch, our President and Chief Executive Officer, and Terry L. Stevens, our Vice President and Chief Financial Officer.

The CEO and CFO evaluations of our disclosure controls and procedures and our internal control over financial reporting include a review of the objectives, design and operation of the controls and the effect of the controls on the information generated for use in this prospectus. We seek to identify data errors, control problems or acts of fraud and confirm that appropriate corrective action, including process improvements, is undertaken. Our disclosure controls and procedures and our internal control over financial reporting are also evaluated on an ongoing basis by or through the following:

•	activities undertaken and reports issued by employees in our internal audit department;

•	quarterly sub-certifications by representatives from appropriate business and accounting functions to support the evaluations of our controls and procedures;

•	other personnel in our finance and accounting organization;

•	members of our internal disclosure committee; and

•	members of the audit committee of our Board of Directors.

Our management, including our CEO and CFO, do not expect that our disclosure controls and procedures and our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of disclosure controls and procedures and internal control over financial reporting must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is required to establish and maintain internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepting accounting principles. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and dispositions of assets;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepting accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Under the supervision of our CEO and CFO, in connection with the filing on March 1, 2007 of our 2006 Annual Report, our management conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2006 based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

In management’s report included in the 2006 Annual Report filed on March 1, 2007, our management determined that material weaknesses existed as of December 31, 2006 in the internal control environment associated with accounting for real estate assets. Specifically, the following material weaknesses were identified as of December 31, 2006:

First, the design and operation of our controls were not effective to reasonably assure compliance with generally accepting accounting principles related to the proper accrual of in-process tenant improvements, building improvements and new development completion costs that were incurred as of the reporting date but for which the related invoices were received after the reporting date. This could result in material errors in balance sheet accounts in our consolidated financial statements such as understatements of building and tenant improvements, development in process, accounts payable, accrued expenses and other liabilities.

Second, the design and operation of our controls were not effective to reasonably assure compliance with generally accepting accounting principles related to the proper accrual of tenant improvements that were constructed by tenants but for which we are required to reimburse such tenants upon submission of proper documentation under the terms of the lease. This could result in material errors in our consolidated financial statements, such as understatements of building and tenant improvements, accounts payable, accrued expenses, other liabilities and depreciation expense.

Third, the controls related to the consistent preparation and timely review of real estate asset account reconciliations were not operating effectively to reasonably assure the discovery of potential errors. This could result in material errors in real estate assets and depreciation and amortization expense in our consolidated financial statements.

As a result of these identified material weaknesses, our management concluded that, as of December 31, 2006, our internal control over financial reporting was not effective. Deloitte & Touche LLP, our independent registered public accounting firm, issued their attestation report, which was included in the 2006 Annual Report filed on March 1, 2007 and is set forth below, on management’s assessment of our internal control over financial reporting and the effectiveness of our internal control over financial reporting as of December 31, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Highwoods Properties, Inc.

Raleigh, North Carolina

We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, that Highwoods Properties, Inc. and subsidiaries (the “Company”) did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of the material weaknesses identified in management’s assessment based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Management has determined that material weaknesses existed as of December 31, 2006 in the internal control environment associated with accounting for real estate assets. Specifically, the following material weaknesses were identified as of such date:

First, the design and operation of the Company’s controls were not effective to reasonably assure compliance with generally accepted accounting principles related to the proper accrual of in-process tenant improvements, building improvements and new development completion costs that were incurred as of the reporting date but for which the related invoices were received after the reporting date. This could result in material errors in balance sheet accounts in the Company’s consolidated financial statements such as understatements of building and tenant improvements, development in process, accounts payable, accrued expenses and other liabilities.

Second, the design and execution of the Company’s controls were not effective to reasonably assure compliance with generally accepted accounting principles related to the proper accrual of tenant improvements that were constructed by tenants but for which the Company is required to reimburse such tenants upon submission of proper documentation under the terms of the lease. This could result in material errors in the Company’s consolidated financial statements, such as understatements of building and tenant improvements, accounts payable, accrued expenses, other liabilities and depreciation expense.

Third, the controls related to the consistent preparation and timely review of real estate asset account reconciliations were not operating effectively to reasonably assure the discovery of potential errors. This could result in material errors in real estate assets and depreciation and amortization expense in the Company’s consolidated financial statements.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2006, of the Company and this report does not affect our report on such financial statements and financial statement schedules.

In our opinion, management’s assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2006, of the Company and our report dated March 1, 2007 expressed an unqualified opinion on those financial statements and financial statement schedules and includes an explanatory paragraph relating to the Company’s change in its method of accounting for share-based payments, effective January 1, 2006, to conform to Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the Company’s change in its method of accounting for joint ventures, effective January 1, 2006, to conform to Emerging Issues Task Force Issue No. 04-5, Determining Whether a General Partner or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 1, 2007

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

In our Annual Report on Form 10-K for the year ended December 31, 2005, we reported the existence of material weaknesses as of December 31, 2005 in the design of our real estate fixed asset and lease incentive accounting processes, the design of our journal entry approval process and relating to our use of and dependence upon manually prepared spreadsheets in accumulating and consolidating our prior restatement adjustments. In our Quarterly Report on Form 10-Q for the three months ended September 30, 2006, we reported the discovery of an additional control deficiency relating to the proper classification of assets held for sale under SFAS No. 144 that existed at September 30, 2006 that could have resulted in a material misstatement of our financial statements had it not been discovered prior to the filing of such Quarterly Report. Although we were not required to, nor did we, undertake the procedures necessary to include a management’s report on the effectiveness of our internal control over financial reporting as of September 30, 2006, we reported that management believed that such a control deficiency constituted a material weakness.

We implemented various changes and improvements to our internal control over financial reporting in 2006. We designed and implemented a quarterly process to reasonably assure that amounts spent on completed tenant improvement jobs are accrued, classified and closed at the lease start date. Additionally, we improved our written policies by including a more detailed and formal description of which tenant-related costs should be accounted for as lease incentives and educated relevant accounting and division personnel to reasonably assure the proper identification and classification of lease incentive costs. We also eliminated our use of and dependence upon manually prepared spreadsheets in accumulating and consolidating restatement adjustments recorded in connection with our historical financial statements by recording in our general ledger all of the restatement adjustments related to our amended 2003 Annual Report and our 2004 Annual Report on Form 10-K (including ongoing effects of such adjustments to balances subsequent to December 31, 2004), which eliminated the likelihood of errors in our consolidated financial statements that resulted from our reliance upon such manually prepared spreadsheets in the financial statement close process. We also implemented improvements to our journal entry review and approval processes and enhanced controls over the recording and deleting of journal entries in our general ledger system to reduce the likelihood of potential material errors in our financial statements. We also implemented revised approval procedures over signing of construction contracts and change orders to provide reasonable assurance that such matters are approved by management at appropriate levels in the Company. We also developed and implemented additional procedures to ensure the proper classification of assets held for sale under SFAS No. 144 prior to the completion of our fourth quarter financial statement close process.

We determined that, as a result of the foregoing activities, we have remediated as of December 31, 2006 the following material weaknesses that existed as of December 31, 2005: (a) material weaknesses in the design of our fixed asset accounting processes with regard to completed tenant improvement jobs and our lease incentive accounting processes; (b) material weaknesses relating to our use of and dependence upon manually prepared spreadsheets in accumulating and consolidating our prior restatement adjustments, (c) material weaknesses in the design of our journal entry approval process; and (d) material weaknesses in controls to ensure the signing of construction contracts and change orders by management at appropriate levels. Additionally, we determined that we have remediated as of December 31, 2006 the control deficiency that management believed constituted a material weakness as of September 30, 2006 relating to the proper classification of assets held for sale under SFAS No. 144.

During 2007, we plan to undertake additional activities to improve the internal control environment associated with accounting for real estate assets and remediate the remaining material weaknesses described above that existed as of December 31, 2006. First, we are currently converting from a supplemental software package used to calculate depreciation to the depreciation module contained within our general ledger package. This conversion will eliminate the need to reconcile the supplemental system to the general ledger and enhance the effectiveness of our fixed asset account reconciliations. Second, we plan to use our centralized lease approval software to identify and properly account for all tenant improvements undertaken by tenants. Third, we plan to use our centralized invoice approval software to process all invoices related to in-process building improvements, tenant improvements and new development completion costs to reasonably assure that such expenses are identified and properly accrued in our consolidated financial statements on a timely basis. Fourth, we are developing and implementing a Company-wide policy and procedures manual for use by our divisional and accounting staff, intended to reasonably assure consistent and appropriate assessment and application of generally accepting accounting principles. Fifth, we are continuing our search to fill our newly created Chief Accounting Officer position. Our management is working closely with the audit committee to monitor our ongoing efforts to improve our internal control over financial reporting.

DISCLOSURE CONTROLS AND PROCEDURES

SEC rules also require us to maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our annual and periodic reports filed with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. As defined in Rule 13a-15(e) under the Exchange Act, disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us is accumulated and communicated to our management, including our CEO and CFO, to allow timely decisions regarding required disclosure. As described above, since our internal control over financial reporting was not effective at December 31, 2006, our CEO and CFO do not believe that our disclosure controls and procedures were effective as of December 31, 2006.

BUSINESS

General

The Company is a fully integrated, self-administered and self-managed equity real estate investment trust (“REIT”) that began operations through a predecessor in 1978. The Company completed its initial public offering in 1994 and its Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “HIW.” We are one of the largest owners and operators of suburban office, industrial and retail properties in the southeastern and midwestern United States. At December 31, 2006, we:

•	wholly owned 322 in-service office, industrial and retail properties, encompassing approximately 26.9 million rentable square feet, and 109 rental residential units;

•

owned an interest (50.0% or less) in 70 in-service office and industrial properties, encompassing approximately 7.4 million rentable square feet, and 418 rental residential units. Five of these in-service office properties are consolidated at December 31, 2006 as more fully described in Notes 1 and 3 to the Consolidated Financial Statements;

•

wholly owned 719 acres of undeveloped land, approximately 435 acres of which are considered core holdings and which are suitable to develop approximately 5.3 million rentable square feet of office and industrial space;

•

were developing or re-developing 16 wholly owned properties comprising approximately 2.7 million square feet and 139 for-sale condominiums that were under construction or were completed but had not achieved 95% stabilized occupancy; and

•

were developing through 50.0% owned joint ventures (a) an office property of approximately 31,000 square feet that was completed in 2006 but had not achieved 95% stabilized occupancy and (b) a for-rent residential project comprising 332 units in three buildings.

The Company conducts substantially all of its activities through the Operating Partnership. Other than 22.4 acres of undeveloped land, 13 rental residential units and the Company’s interest in the Kessinger/Hunter, LLC and 4600 Madison Associates, LLC joint ventures (see Note 2 to the Consolidated Financial Statements), all of the Company’s assets are owned directly or indirectly by the Operating Partnership. The Company is the sole general partner of the Operating Partnership. At December 31, 2006, the Company owned all of the Preferred Units and 92.2% of the Common Units in the Operating Partnership. Limited partners (including certain officers and directors of the Company) own the remaining Common Units. Generally, the Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for cash equal to the value of one share of Common Stock based on the average of the market price for the 10 trading days immediately preceding the notice date of such redemption provided that the Company at its option may elect to acquire any such Common Units presented for redemption for cash or one share of Common Stock. The Common Units owned by the Company are not redeemable. Preferred Units in the Operating Partnership were issued to the Company in connection with the Company’s Preferred Stock offerings that occurred in 1997 and 1998.

The Company was incorporated in Maryland in 1994. The Operating Partnership was formed in North Carolina in 1994. Our executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604 and our telephone number is (919) 872-4924. We maintain offices in each of our primary markets.

Our business is the acquisition, development and operation of rental real estate properties. We operate office, industrial, retail and residential properties. There are no material inter-segment transactions. See Note 17 to the Consolidated Financial Statements for a summary of the rental income, net operating income and assets for each reportable segment.

In addition to this prospectus, we file or furnish quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). All documents that we file or furnish with the

SEC are made available as soon as reasonably practicable free of charge on our corporate website, which is http://www.highwoods.com. The information on this website is not and should not be considered part of this prospectus and is not incorporated by reference in this document. This website is only intended to be an inactive textual reference. You may also read and copy any document that we file or furnish at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system (“EDGAR”) via electronic means, including the SEC’s home page on the Internet (http://www.sec.gov). In addition, since some of our securities are listed on the NYSE, you can read similar information about us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Customers

The following table sets forth information concerning the 20 largest customers of our Wholly Owned Properties (including properties classified as held for sale) as of December 31, 2006:

Customer	Rental Square Feet	Annualized Cash Rental Revenue (1)	Percent of Total Annualized Cash Rental Revenue (1)	Weighted Average Remaining Lease Term in Years
		(in thousands)
Federal Government	1,532,005	$26,486	6.79%	8.1
AT&T	672,986	12,701	3.25	2.1
PricewaterhouseCoopers	332,931	8,475	2.17	3.3
State of Georgia	360,683	7,252	1.86	3.2
T-Mobile USA	205,855	5,287	1.36	7.0
Syniverse Technologies, Inc.	198,750	4,581	1.17	9.8
US Airways	293,007	3,995	1.02	0.8
Volvo	278,940	3,974	1.02	3.3
Lockton Companies	151,076	3,713	0.95	8.2
Northern Telecom	246,000	3,651	0.94	1.2
SCI Services, Inc.	162,784	3,499	0.90	10.6
Metropolitan Life Insurance	174,944	3,437	0.88	7.0
BB&T	209,237	3,131	0.80	5.6
Fluor Enterprises, Inc.	147,041	2,658	0.68	4.8
Jacob’s Engineering Group, Inc.	181,794	2,535	0.65	9.0
Vanderbilt University	126,617	2,386	0.61	8.8
Lifepoint Corporate Services	122,703	2,351	0.60	4.5
Wachovia	97,792	2,109	0.54	3.3
Icon Clinical Research	101,249	2,066	0.53	6.1
The Martin Agency	118,518	2,038	0.52	10.3

Total (2)	5,714,912	$106,325	27.24%	5.8

(1)	Annualized Cash Rental Revenue is cash rental revenue (base rent plus additional rent based on the level of operating expenses, excluding straight-line rent) for the month of December 2006 multiplied by 12.
(2)	Excludes customers that may lease space in joint venture properties that are consolidated but are not Wholly Owned Properties.

Operating Strategy

Efficient, Customer Service-Oriented Organization. We provide a complete line of real estate services to our customers and third parties. We believe that our in-house development, acquisition, construction management, leasing and property management services allow us to respond to the many demands of our existing and potential customer base. We provide our customers with cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. In addition, the breadth of our capabilities and resources provides us with market information not generally available. We believe that the operating efficiencies achieved through our fully integrated organization also provide a competitive advantage in setting our lease rates and pricing other services.

Capital Recycling Program. Our strategy has been to focus our real estate activities in markets where we believe our extensive local knowledge gives us a competitive advantage over other real estate developers and operators. Through our capital recycling program, we generally seek to:

•

selectively dispose of non-core properties in order to use the net proceeds to improve our balance sheet by reducing outstanding debt and Preferred Stock balances, to make new investments or for other purposes;

•	engage in the development of office and industrial projects in our existing geographic markets, primarily in suburban in-fill business parks; and

•	acquire selective suburban office and industrial properties in our existing geographic markets at prices below replacement cost that offer attractive returns.

Our capital recycling activities benefit from our local market presence and knowledge. Because our division officers have significant real estate experience in their respective markets, we believe that we are in a better position to evaluate capital recycling opportunities than many of our competitors. In addition, our relationships with our customers and those tenants at properties for which we conduct third-party fee-based services may lead to development projects when these tenants seek new space.

The following table summarizes the changes in square footage in our in-service Wholly Owned Properties during the past three years:

	2006	2005	2004
	(rentable square feet in thousands)
Office, Industrial and Retail Properties:
Dispositions	(2,982)	(4,641)	(1,263)
Contributions to Joint Ventures	—	—	(1,270	)(1)
Developments Placed In-Service (2)	33	713	141
Redevelopment/Other	(74)	(133)	(21)
Acquisitions	70	—	1,357	(1)

Net Change of In-Service Wholly Owned Properties	(2,953)	(4,061)	(1,056)

(1)	Includes 1,270,000 square feet of properties in Orlando, Florida acquired from MG-HIW, LLC in March 2004 and contributed to HIW-KC Orlando, LLC in June 2004.
(2)	We consider a development project to be stabilized upon the earlier of the original projected stabilization date or the date such project is at least 95% occupied.

Conservative and Flexible Balance Sheet. We are committed to maintaining a conservative and flexible balance sheet that allows us to capitalize on favorable development and acquisition opportunities as they arise. We expect to meet our short- and long-term liquidity requirements through a combination of any one or more of:

•	cash flow from operating activities;

•	borrowings under our credit facilities;

•	the issuance of unsecured debt;

•	the issuance of secured debt;

•	the issuance of equity securities by both the Company and the Operating Partnership;

•	the selective disposition of non-core land and other assets; and

•	private equity capital raised from unrelated joint venture partners involving the sale or contribution of our Wholly Owned Properties, development projects or development land.

Geographic Diversification. We do not believe that our operations are significantly dependent upon any particular geographic market. Today, including our various joint ventures, our portfolio consists primarily of office and industrial properties throughout the Southeast, retail and office properties in Kansas City, Missouri, including one significant mixed retail and office property, and office properties in Des Moines, Iowa.

Competition

Our properties compete for tenants with similar properties located in our markets primarily on the basis of location, rent, services provided and the design and condition of the facilities. We also compete with other REITs, financial institutions, pension funds, partnerships, individual investors and others when attempting to acquire, develop and operate properties.

Insurance

Our properties are generally covered by comprehensive liability, casualty, flood and rental loss insurance with policy specifications and insured limits are appropriate given the relative risk of loss, the cost of coverage and industry practice.

Employees

As of December 31, 2006, the Company had 476 employees.

Legal Proceedings

We are from time to time a party to a variety of legal proceedings, claims and assessments arising in the ordinary course of our business. We regularly assess the liabilities and contingencies in connection with these matters based on the latest information available. For those matters where it is probable that we have incurred or will incur a loss and the loss or range of loss can be reasonably estimated, reserves are recorded in the Consolidated Financial Statements. In other instances, because of the uncertainties related to both the probable outcome and amount or range of loss, a reasonable estimate of liability, if any, cannot be made. Based on the current expected outcome of such matters, none of these proceedings, claims or assessments is expected to have a material adverse effect on our business, financial condition and results of operations.

In June, August, September and October 2006, we received assessments for state excise taxes and related interest amounting to approximately $4.5 million, related to periods 2002 through 2004. We believe that we are not subject to such taxes and have vigorously disputed the assessment. Based on the advice of counsel concerning the status of settlement discussions and on our own analysis, we currently believe it is probable that all excise tax assessments, including potential assessments for 2005 and 2006, can be settled by the payment of franchise taxes of approximately $0.5 million, and in the fourth quarter of 2006 such amount was accrued and charged to operating expenses. Legal fees related to this matter were nominal and were charged to operating expenses as incurred in 2006.

As previously disclosed, the SEC’s Division of Enforcement issued a confidential formal order of investigation in connection with the Company’s previous restatement of its financial results. In November 2006, the Company was informed that the SEC’s Division of Enforcement had closed its investigation and was not taking any action with respect to this matter.

OUR PROPERTIES

Wholly Owned Properties

As of December 31, 2006, we owned all of the ownership interests in 322 in-service office, industrial and retail properties, encompassing approximately 26.9 million rentable square feet, and 109 rental residential units, including 0.3 million rentable square feet with a net book value of $19.8 million that was classified as held for sale. The following table sets forth information about our Wholly Owned Properties (including properties classified as held for sale) and our development properties as of December 31, 2006 and 2005:

	December 31, 2006			December 31, 2005
	Rentable Square Feet		Percent Leased/ Pre-Leased	Rentable Square Feet		Percent Leased/ Pre-Leased
In-Service:
Office (1)	19,244,000		89.0%	21,412,000		87.5%
Industrial	6,281,000		91.7	6,977,000		92.4
Retail (2)	1,327,000		95.7	1,416,000		97.5

Total or Weighted Average	26,852,000	(3)	90.0%	29,805,000	(3)	89.1%

Development:
Completed—Not Stabilized (4)
Office (1)	504,000		62.8%	—		—
Industrial	418,000		44.0	—		—
Retail	—		—	9,600		87.0%

Total or Weighted Average	922,000		54.3%	9,600		87.0%

In Process (5)
Office (1)	1,357,000		55.3%	533,000		37.2%
Industrial	383,000		—	—		—
Retail	—		—	—		—
For Sale Residential (6)	139 units		—	—		—

Total or Weighted Average (3)	1,740,000		43.1%	533,000		37.2%

Total:
Office (1)	21,105,000			21,945,000
Industrial	7,082,000			6,977,000
Retail (2)	1,327,000			1,425,600

Total or Weighted Average (3) (5) (7)	29,514,000			30,347,600

(1)	Substantially all of our office properties are located in suburban markets.
(2)	Excludes 430,000 square feet of basement space in the Country Club Plaza and other Kansas City retail properties.
(3)	Rentable square feet excludes the 109 residential units.
(4)	We consider a development project to be stabilized upon the earlier of the original projected stabilization date or the date such project is at least 95% occupied.
(5)	December 31, 2005 excludes a 156-unit multi-family residential property under development that was 50.0% owned and which was consolidated (see Notes 1, 2 and 4 to the Consolidated Financial Statements). This development commenced in late 2004 and was sold in late 2006.
(6)	In January 2007, we executed a joint venture agreement for this development. We now have a 93% interest and will consolidate this joint venture. As of March 31, 2007, there were approximately 300 reservations for the 139 units. Reservations are fully refundable until mid 2007 at which time binding sales contracts will be accepted and non-refundable deposits will be retained. Residential units and reservation numbers are not part of the In-Process total or weighted average for square feet and pre-leasing percentage.
(7)	Excludes the following joint venture properties that are consolidated but are not Wholly Owned Properties: (1) one office property that was sold to SF-HIW Harborview Plaza, LP, a 20% owned joint venture, but which is accounted for as a financing under SFAS No. 66 and thus remains consolidated as described in Note 3 to the Consolidated Financial Statements, and (2) four office properties owned by Highwoods-Markel Associates, LLC, a 50% owned joint venture, which is consolidated beginning January 1, 2006, as described in Notes 1 and 2 to the Consolidated Financial Statements.

The following table sets forth geographic information about our in service Wholly Owned properties (including properties classified as held for sale) at December 31, 2006

				Percentage of Annualized Cash Rental Revenue (1)
Market	Rentable Square Feet		Occupancy	Office	Industrial	Retail	Total
Raleigh, NC (2)	3,810,000		86.1%	14.6%	—	—	14.6%
Atlanta, GA	5,515,000		94.0	10.3	4.0%	—	14.3
Kansas City, MO	2,225,000	(3)	90.1	4.3	—	9.7%	14.0
Tampa, FL	2,332,000		97.7	13.2	—	—	13.2
Nashville, TN	2,876,000		91.6	13.0	—	—	13.0
Piedmont Triad, NC (4)	5,195,000		88.7	7.0	3.7	—	10.7
Richmond, VA	2,024,000		89.8	8.9	—	—	8.9
Memphis, TN	1,197,000		91.8	5.6	—	—	5.6
Greenville, SC	1,108,000		75.3	3.4	0.1	—	3.5
Orlando, FL	218,000		100.0	1.2	—	—	1.2
Columbia, SC	252,000		48.7	0.5	—	—	0.5
Other	100,000		73.6	0.5	—	—	0.5

Total (5)	26,852,000		90.0%	82.5%	7.8%	9.7%	100.0%

(1)	Annualized Cash Rental Revenue is cash rental revenue (base rent plus additional rent based on the level of operating expenses, excluding straight-line rent) for the month of December 2006 multiplied by 12.
(2)	The Raleigh market encompasses the Raleigh, Durham, Cary and Research Triangle metropolitan area.
(3)	Excludes 430,000 square feet of basement space in the Country Club Plaza and other Kansas City retail properties.
(4)	The Piedmont Triad market encompasses the Greensboro and Winston-Salem metropolitan area.
(5)	Excludes the following joint venture properties that are consolidated but are not Wholly Owned Properties: (1) one office property that was sold to SF-HIW Harborview Plaza, LP, a 20% owned joint venture, but which is accounted for as a financing under SFAS No. 66 and thus remains consolidated as described in Note 3 to the Consolidated Financial Statements, and (2) four office properties owned by Highwoods-Markel Associates, LLC, a 50% owned joint venture, which is consolidated beginning January 1, 2006, as described in Notes 1 and 2 to the Consolidated Financial Statements.

Development Land

We wholly owned 719 acres of development land as of December 31, 2006. We estimate that we can develop approximately 5.3 million square feet of office and industrial space on the approximately 435 acres that we consider core long term holdings for our future development needs. Our development land is zoned and available for office and industrial development, and nearly all of the land has utility infrastructure in place. We believe that our commercially zoned and unencumbered land in existing business parks gives us a development advantage over other commercial real estate development companies in many of our markets. Any future development, however, is dependent on the demand for office and industrial space in the area, the availability of favorable financing and other factors, and no assurance can be given that any construction will take place on the development land. In addition, if construction is undertaken on the development land, we will be subject to the risks associated with construction activities, including the risks that occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable, construction costs may exceed original estimates and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction expense. We may also develop properties other than office and industrial on certain parcels with unrelated joint venture partners. We consider approximately 284 acres of our development land at December 31, 2006 to be non-core assets because this land is not necessary for our foreseeable future development needs. We are actively working to dispose of such non-core development land through sales to other parties or contributions to joint ventures. Approximately 108 acres with a net book value of $14.4 million are under contract to be sold and are included in “Real estate and other assets, net, held for sale” in our Consolidated Balance Sheet at December 31, 2006.

Other Properties

As of December 31, 2006, we owned an interest (50.0% or less) in 70 in-service properties. These properties include primarily office and industrial buildings encompassing approximately 7.4 million rentable square feet and 418 rental residential units. The following table sets forth information about the stabilized in-service joint venture properties by segment and by geographic location at December 31, 2006:

					Percentage of Annualized Cash Rental Revenue (1)
Market	Rentable Square Feet		Occupancy		Office	Industrial	Retail	Multi-Family	Total
Des Moines, Iowa	2,475,000	(2)	93.6	%(3)	28.4%	4.2%	1.0%	3.4%	37.0%
Orlando, Florida	1,686,000		94.7		27.2	—	—	—	27.2
Atlanta, Georgia	835,000		95.0		11.4	—	—	—	11.4
Kansas City, Missouri	721,000		82.2		8.8	—	—	—	8.8
Richmond, Virginia (4)	413,000		100.0		5.0	—	—	—	5.0
Raleigh, North Carolina (5)	455,000		99.6		3.7	—	—	—	3.7
Piedmont Triad, North Carolina (6)	364,000		100.0		3.6	—	—	—	3.6
Tampa, Florida (7)	205,000		100.0		2.0	—	—	—	2.0
Charlotte, North Carolina	148,000		100.0		0.8	—	—	—	0.8
Other	110,000		100.0		0.5	—	—	—	0.5

Total	7,412,000		94.3%		91.4%	4.2%	1.0%	3.4%	100.0%

(1)	Annualized Cash Rental Revenue is cash rental revenue (base rent plus additional rent based on the level of operating expenses, excluding straight-line rent) for the month of December 2006 multiplied by 12.
(2)	Excludes 418 residential units.
(3)	Excludes residential occupancy percentage of 95.9%.
(4)	We own a 50.0% interest in this joint venture (Highwoods-Markel Associates, LLC) which is consolidated (see Notes 1 and 2 to the Consolidated Financial Statements).
(5)	The Raleigh market encompasses the Raleigh, Durham, Cary and Research Triangle metropolitan area.
(6)	The Piedmont Triad market encompasses the Greensboro and Winston-Salem metropolitan area.
(7)	We own a 20.0% interest in this joint venture (SF-HIW Harborview Plaza, LP) which is consolidated (see Notes 1 and 3 to the Consolidated Financial Statements).

In addition to the properties described above, as of December 31, 2006, two joint ventures in which we hold 50.0% interests were developing a 332-unit residential property and had developed a 31,000 square foot office building that was completed but had not yet achieved stabilized occupancy. The following table sets forth information about these properties at December 31, 2006 ($ in thousands):

Property	% Ownership	Market	Rentable Square Feet	Anticipated Total Investment	Investment at 12/31/2006	Pre-leasing	Actual or Estimated Completion Date		Estimated Stabilization Date
Brickstone	50.0%	Des Moines	31,000	$5,149	$4,343	35%	4Q06		4Q07
Weston Lakeside	50.0%	Raleigh	332 units	33,200	31,104	43%	1Q07	(1)	1Q08

Total			31,000	$38,349	$35,447

(1)	Estimated Completion Date is the date the last unit is expected to be delivered; currently there are 136 units leased. In 2006, the Weston Lakeside joint venture entered into a contract to sell to a third party all of the assets, which sale occurred in February 2007, as described in more detail in Note 2 to the Consolidated Financial Statements.

Lease Expirations

The following tables set forth scheduled lease expirations for existing leases at our Wholly Owned Properties (including properties classified as held for sale but excluding residential units) as of December 31, 2006. The tables include (1) expirations of leases in properties that are completed but not yet stabilized and (2) the effects of any early renewals exercised by tenants as of December 31, 2006.

Office Properties (1):

Lease Expiring	Rentable Square Feet Subject to Expiring Leases	Percentage of Leased Square Footage Represented by Expiring Leases	Annualized Cash Rental Revenue Under Expiring Leases (2)	Average Annual Rental Rate Per Square Foot for Expirations	Percent of Annualized Cash Rental Revenue Represented by Expiring Leases (2)
			($ in thousands)
2007 (3)	1,554,029	9.0%	$28,027	$18.04	8.7%
2008	2,145,074	12.4	39,793	18.55	12.4
2009	2,799,327	16.1	53,375	19.07	16.5
2010	2,323,591	13.4	46,889	20.18	14.6
2011	2,804,723	16.2	51,220	18.26	15.9
2012	1,731,147	10.0	30,337	17.52	9.4
2013	838,925	4.8	15,145	18.05	4.7
2014	550,008	3.2	10,668	19.40	3.3
2015	667,412	3.8	13,427	20.12	4.2
2016	729,111	4.2	13,882	19.04	4.3
Thereafter	1,198,962	6.9	19,253	16.06	6.0

	17,342,309	100.0%	$322,016	$18.57	100.0%

Industrial Properties:

Lease Expiring	Rentable Square Feet Subject to Expiring Leases	Percentage of Leased Square Footage Represented by Expiring Leases	Annualized Cash Rental Revenue Under Expiring Leases (2)	Average Annual Rental Rate Per Square Foot for Expirations	Percent of Annualized Cash Rental Revenue Represented by Expiring Leases (2)
			($ in thousands)
2007 (4)	1,011,155	17.0%	$5,807	$5.74	19.1%
2008	1,214,386	20.3	5,589	4.60	18.3
2009	961,855	16.2	5,226	5.43	17.1
2010	558,583	9.4	3,004	5.38	9.8
2011	639,024	10.8	3,123	4.89	10.2
2012	257,895	4.3	1,287	4.99	4.2
2013	166,289	2.8	1,032	6.21	3.4
2014	212,965	3.6	1,151	5.40	3.8
2015	169,882	2.9	695	4.09	2.3
2016	264,597	4.5	883	3.34	2.9
Thereafter	486,150	8.2	2,724	5.60	8.9

	5,942,781	100.0%	$30,521	$5.14	100.0%

(1)	Excludes the following joint venture properties that are consolidated but are not Wholly Owned Properties: (1) one office property that was sold to SF-HIW Harborview Plaza, LP, a 20% owned joint venture, but which is accounted for as a financing under SFAS No. 66 and thus remains consolidated as described in Note 3 to the Consolidated Financial Statements and (2) four office properties owned by Highwoods-Markel Associates, LLC, a 50% owned joint venture, which is consolidated beginning January 1, 2006, as described in Notes 1 and 2 to the Consolidated Financial Statements.
(2)	Annualized Cash Rental Revenue is cash rental revenue (base rent plus additional rent based on the level of operating expenses, excluding straight-line rent) for the month of December 2006 multiplied by 12.
(3)	Includes 68,000 square feet of leases that are on a month-to-month basis, which represent 0.2% of total annualized cash rental revenue.
(4)	Includes 86,000 square feet of leases that are on a month-to-month basis, which represent 0.1% of total annualized cash rental revenue.

Retail Properties:

Lease Expiring	Rentable Square Feet Subject to Expiring Leases	Percentage of Leased Square Footage Represented by Expiring Leases	Annualized Cash Rental Revenue Under Expiring Leases (1)	Average Annual Rental Rate Per Square Foot for Expirations	Percent of Annualized Cash Rental Revenue Represented by Expiring Leases (1)
			($ in thousands)
2007 (2)	65,255	5.1%	$1,771	$27.14	4.7%
2008	126,550	10.0	3,658	28.91	9.7
2009	142,868	11.3	4,032	28.22	10.7
2010	98,944	7.8	3,438	34.75	9.1
2011	71,009	5.6	2,075	29.22	5.5
2012	143,793	11.3	4,322	30.06	11.5
2013	55,903	4.4	2,174	38.89	5.8
2014	86,274	6.8	1,673	19.39	4.4
2015	130,127	10.2	4,232	32.52	11.2
2016	67,224	5.3	2,639	39.26	7.0
Thereafter	281,837	22.2	7,653	27.15	20.4

	1,269,784	100.0%	$37,667	$29.66	100.0%

Total (3):

Lease Expiring	Rentable Square Feet Subject to Expiring Leases	Percentage of Leased Square Footage Represented by Expiring Leases	Annualized Cash Rental Revenue Under Expiring Leases (1)	Average Annual Rental Rate Per Square Foot for Expirations	Percent of Annualized Cash Rental Revenue Represented by Expiring Leases (1)
			($ in thousands)
2007 (4)	2,630,439	10.7%	$35,605	$13.54	9.1%
2008	3,486,010	14.2	49,040	14.07	12.6
2009	3,904,050	16.0	62,633	16.04	16.0
2010	2,981,118	12.1	53,331	17.89	13.7
2011	3,514,756	14.3	56,418	16.05	14.4
2012	2,132,835	8.7	35,946	16.85	9.2
2013	1,061,117	4.3	18,351	17.29	4.7
2014	849,247	3.5	13,492	15.89	3.5
2015	967,421	3.9	18,354	18.97	4.7
2016	1,060,932	4.3	17,404	16.40	4.5
Thereafter	1,966,949	8.0	29,630	15.06	7.6

	24,554,874	100.0%	$390,204	$15.89	100.0%

(1)	Annualized Cash Rental Revenue is cash rental revenue (base rent plus additional rent based on the level of operating expenses, excluding straight-line rent) for the month of December 2006 multiplied by 12.
(2)	Includes 3,000 square feet of leases that are on a month-to-month basis or less than 0.1% of total annualized cash rental revenue.
(3)	Excludes the following joint venture properties that are consolidated but are not Wholly Owned Properties: (1) one office property that was sold to SF-HIW Harborview Plaza, LP, a 20% owned joint venture, but which is accounted for as a financing under SFAS No. 66 and thus remains consolidated as described in Note 3 to the Consolidated Financial Statements and (2) four office properties owned by Highwoods-Markel Associates, LLC, a 50% owned joint venture, which is consolidated beginning January 1, 2006, as described in Notes 1 and 2 to the Consolidated Financial Statements.
(4)	Includes 157,000 square feet of leases that are on a month-to-month basis, which represent 0.3% of total annualized cash rental revenue.

MANAGEMENT

Our Directors and Executive Officers

Our directors are divided into three classes, with approximately one-third of the directors elected by the stockholders annually. The Board of Directors currently consists of nine members. The terms of office for Edward J. Fritsch, Lawrence S. Kaplan and F. William Vandiver, Jr. will expire at the annual meeting to be held May 18, 2007. Effective as of the date of the meeting, Mr. Vandiver will retire from the Board of Directors and the size of the Board will be reduced from nine to eight. Messrs. Fritsch and Kaplan have been nominated for election at the meeting as directors to hold office until the 2010 annual meeting of stockholders and until their successors are elected and qualified. Sherry A. Kellett, whose term is currently scheduled to expire at the 2008 annual meeting, has been nominated for election at the meeting as a director to hold office until the 2010 annual meeting of stockholders and until her successor is elected and qualified. The three-year term of office for Thomas A. Adler and Kay N. Callison will expire at the annual meeting in 2008. The three-year term of office for Gene H. Anderson, L. Glenn Orr, Jr. and O. Temple Sloan, Jr. will expire at the annual meeting in 2009.

The following table sets forth information about our directors and executive officers.

NAME	AGE	POSITION
Edward J. Fritsch	48	President, Chief Executive Officer and Director
Terry L. Stevens	58	Vice President and Chief Financial Officer
Michael E. Harris	57	Executive Vice President and Chief Operating Officer
Jeffrey D. Miller	36	Vice President, General Counsel and Secretary
Gene H. Anderson	61	Senior Vice President and Director
Michael F. Beale	53	Senior Vice President and Regional Manager
W. Brian Reames	43	Senior Vice President and Regional Manager
O. Temple Sloan, Jr.	68	Chairman of the Board of Directors
Thomas W. Adler	66	Independent Director
Kay N. Callison	63	Independent Director
Lawrence S. Kaplan	64	Independent Director
Sherry A. Kellett	62	Independent Director
L. Glenn Orr, Jr.	66	Independent Director
F. William Vandiver, Jr.	65	Independent Director

Information for each of our executive officers and directors is set forth below.

Edward J. Fritsch, 48, has been a director since January 2001. Mr. Fritsch became our Chief Executive Officer in July 2004 and our president in December 2003. Prior to that, Mr. Fritsch was our chief operating officer from January 1998 to July 2004 and was a vice president and secretary from June 1994 to January 1998. Mr. Fritsch joined our predecessor in 1982 and was a partner of that entity at the time of our initial public offering in June 1994. Mr. Fritsch is Chairman of the University of North Carolina’s Board of Visitors and also serves on the Board of Trustees of St. Timothy’s Episcopal School and the Board of Directors of the Triangle Chapter of the YMCA.

Terry L. Stevens, 58, has been our Vice President and Chief Financial Officer since December 2003. Prior to joining us in December 2003, Mr. Stevens was executive vice president, chief financial officer and trustee for Crown American Realty Trust, a public REIT. Before joining Crown American Realty Trust, Mr. Stevens was director of financial systems development at AlliedSignal, Inc., a large multi-national manufacturer. Mr. Stevens was also an audit partner with Price Waterhouse for approximately seven years. Mr. Stevens currently serves as trustee, chairman of the Audit Committee and member of the Investment and Finance Committee of First Potomac Realty Trust, a public REIT. Mr. Stevens is a member of the American and the Pennsylvania Institutes of Certified Public Accountants.

Michael E. Harris, 57, has been our Executive Vice President and Chief Operating Officer since July 2004. Prior to that, Mr. Harris was a senior vice president and was responsible for our operations in Memphis, Nashville, Kansas City and Charlotte. Mr. Harris was executive vice president of Crocker Realty Trust prior to its merger with us in 1996. Before joining Crocker Realty Trust, Mr. Harris served as senior vice president, general counsel and chief financial officer of Towermarc Corporation, a privately owned real estate development firm. Mr. Harris is a member of the Advisory Board of Directors of SouthTrust Bank of Memphis and Allen & Hoshall, Inc.

Jeffrey D. Miller, 36, has been our Vice President, General Counsel and Secretary since March 2007. Mr. Miller was a partner with the law firm of DLA Piper US LLP, where he has practiced since 2005. Previously, he was a partner with the law firm of Alston & Bird LLP, where he practiced from 1997. Mr. Miller received a B.A. from Pennsylvania State University and a J.D. and M.B.A. from Wake Forest University. He is admitted to practice in North Carolina.

Gene H. Anderson, 61, has been a director and senior vice president since our combination with Anderson Properties, Inc. in February 1997, and in July 2006 became Executive Vice President of Highwoods Development, LLC, a taxable subsidiary formed to pursue the development of office and industrial properties for existing customers, such as the GSA, in core and non-core markets. Additionally, Mr. Anderson oversees our Atlanta and Triad operations. Mr. Anderson served as president of Anderson Properties, Inc. from 1978 to February 1997. Mr. Anderson was past president of the Georgia chapter of the National Association of Industrial and Office Properties and is a national board member of the National Association of Industrial and Office Properties.

Michael F. Beale, 53, has been our Senior Vice President and Regional Manager since 2000. Mr. Beale manages our Orlando and oversees our Tampa operations. Prior to joining us in 2000, Mr. Beale served as vice president of Koger Equity, Inc., where he was responsible for Koger’s acquisitions and developments throughout the Southeast. Mr. Beale is currently the president of the Central Florida Chapter of the National Association of Industrial and Office Properties and also serves on various committees for the Mid-Florida Economic Development Commission.

W. Brian Reames, 43, has been our Senior Vice President and Regional Manager since August 2004. Mr. Reames manages our Nashville and oversees our Memphis, Greenville and Columbia operations. Prior to that, Mr. Reames was vice president responsible for the Nashville division, a position he held since 1999. Mr. Reames was a partner and owner at Eakin & Smith, Inc., a Nashville-based office real estate firm, from 1989 until its merger with us in 1996. Mr. Reames is a past Nashville chapter President of the National Association of Industrial and Office Properties. He is currently serving on the Board of Directors of H.G. Hill Realty and the Nashville Zoo and as President of the Board of Trustees at Harding Academy in Nashville, Tennessee.

O. Temple Sloan, Jr., 68, is chairman of the Board of Directors, a position he has held since March 1994. Mr. Sloan is chairman and chief executive officer of General Parts International, Inc. He is also the lead outside director of Bank of America Corporation and is a director of Lowe’s Companies, Inc.

Thomas W. Adler, 66, has been a director since June 1994. Mr. Adler is chairman of PSF Management Co. in Cleveland, Ohio. Mr. Adler formerly served on the board of directors of the National Association of Realtors and the boards of governors of the American Society of Real Estate Counselors and the National Association of Real Estate Investment Trusts. He is a past national president of the Society of Industrial and Office Realtors. Mr. Adler is currently active in the Urban Land Institute.

Kay N. Callison, 63, has been a director since our merger with J.C. Nichols Company in July 1998. Ms. Callison had served as a director of J.C. Nichols Company since 1982. Ms. Callison is active in charitable activities in the Kansas City metropolitan area.

Lawrence S. Kaplan, 64, has been a director since November 2000. Mr. Kaplan is a certified public accountant and retired in 2000 as a partner from Ernst & Young LLP where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan has served on the board of governors of the National Association of Real

Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 20 years. Mr. Kaplan is a director of Maguire Properties, Inc., a publicly traded office REIT based in California, and Feldman Mall Properties, Inc., a publicly traded mall REIT based in Arizona.

Sherry A. Kellett, 62, has been a director since November 2005. Ms. Kellett is a certified public accountant. Ms. Kellett served as corporate controller of BB&T Corporation from 1995 until her retirement in August 2003. Ms. Kellett had served as corporate controller of Southern National Corporation from 1991 until 1995 when it merged with BB&T Corporation. Ms. Kellett previously served in several positions at Arthur Andersen & Co. Ms. Kellett is a director of Medical Properties Trust, Inc., a publicly traded medical office REIT based in Alabama, and MidCountry Financial Corp., a private financial services holding company based in Macon, GA. Ms. Kellett’s term is currently scheduled to expire at the 2008 annual meeting, but the Board of Directors, upon the recommendation of our compensation and governance committee, has nominated Ms. Kellett for election at the meeting as a director to hold office until the 2010 annual meeting of stockholders and until her successor is elected and qualified.

L. Glenn Orr, Jr., 66, has been a director since February 1995. Mr. Orr has been president and chief executive officer of Orr Holdings since 2006. Mr. Orr had served as president and chief executive officer of The Orr Group from 1995 to 2006. Mr. Orr was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with BB&T Corporation in 1995. He previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. Mr. Orr is a member of the boards of directors of Medical Properties Trust, Inc., a publicly traded medical office REIT based in Alabama, General Parts International, Inc., Village Tavern, Inc. and Broyhill Management Fund, and he is chairman of the Wake Forest University board of trustees.

F. William Vandiver, Jr., 65, has been a director since July 2002. Mr. Vandiver served as corporate risk management executive at Bank of America Corporation from 1998 until his retirement in 2002. Mr. Vandiver is Chairman of the Board of Trustees of Queens University of Charlotte. He also serves on the President’s Advisory Council of Clemson University, the Board of Trustees of Presbyterian Hospital in Charlotte and the Board of Directors of General Parts International, Inc. and as a Senior Advisor to McColl Partners. Mr. Vandiver will retire from the Board of Directors effective as of the date of the 2007 annual meeting of stockholders.

CORPORATE GOVERNANCE

Director Independence

Under New York Stock Exchange rules, at least a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors has determined that Messrs. Adler, Kaplan, Orr, Sloan and Vandiver and Mses. Callison and Kellett each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. In addition, none of these directors has ever served as (or is related to) an employee of our Company or any of our predecessors or acquired companies or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, we believe that all of these directors, or more than three-fourths of the Board, are independent.

Compensation and Governance Committee

Our compensation and governance committee currently consists of Messrs. Orr and Sloan and Ms. Callison. Mr. Orr serves as chairman of the compensation and governance committee. Each member is an independent director.

The compensation and governance committee determines compensation for our executive officers and implements our non-equity and equity incentive plans. The committee also makes recommendations concerning board member qualification standards, director nominees, board responsibilities and compensation, board access to management and independent advisors and management succession. On an annual basis, the compensation and governance committee assesses the appropriate skills and characteristics of existing and new board members. This assessment includes consideration as to the members’ independence, diversity, age, skills and experience in the context of the needs of the Board. The same criteria are used by the compensation and governance committee in evaluating nominees for directorship. The “Investor Relations/Governance Documents” section of our website includes an online version of our compensation and governance committee charter. Our website is located at www.highwoods.com.

Compensation and Governance Committee Interlocks and Insider Participation. None of the members of our compensation and governance committee is a current or past employee of our Company or any of our predecessors or acquired companies and each was and is an independent director. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation and governance committee.

Audit Committee

Our audit committee currently consists of Messrs. Kaplan and Vandiver and Ms. Kellett. Upon Mr. Vandiver’s retirement as a director effective as of the date of the meeting, Mr. Orr will join the audit committee. Mr. Kaplan serves as chairman of the audit committee. Each of the foregoing directors is an independent director and none has accepted any consulting, advisory or other compensatory fee from us other than as set forth below under “Compensation of Directors and Executive Officers – Director Compensation in 2006.” Further, the Board has determined that each of the foregoing directors is financially literate and at least two members, Mr. Kaplan and Ms. Kellett, both of whom are certified public accountants, are financial experts.

The audit committee approves the engagement of our independent registered public accounting firm, reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees and reviews the adequacy of our internal control over financing reporting. The “Investor Relations/Governance Documents” section of our website includes an online version of the audit committee charter.

Investment Committee

Our investment committee currently consists of Messrs. Adler, Anderson, Fritsch and Sloan. The investment committee oversees the acquisition, new development, redevelopment and asset disposition process. The investment committee, which held 28 conference calls in 2006, generally meets on call to review new opportunities and to make recommendations to the Board of Directors concerning such opportunities.

Executive Committee

Our executive committee currently consists of Messrs. Adler, Orr, Sloan and Vandiver. Mr. Fritsch, as our Chief Executive Officer, serves as an ex-officio member of the committee. Upon Mr. Vandiver’s retirement as a director effective as of the date of the meeting, the size of the executive committee will be reduced from five to four (including the ex-officio member of the committee). The executive committee meets on call by the Chairman of the Board of Directors and may exercise all of the powers of the Board of Directors, subject to the limitations imposed by applicable law, the bylaws or the Board of Directors. Each member (other than the Chief Executive Officer) is independent. During 2006, the executive committee held four in-person meetings and 19 conference calls.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following sets forth a discussion and analysis of the compensation of our principal executive officer, our principal financial officer and the next three most highly compensated executive officers during 2006, which we collectively refer to as the “Named Executive Officers”:

Edward J. Fritsch	President and Chief Executive Officer
Michael E. Harris	Executive Vice President and Chief Operating Officer
Terry L. Stevens	Vice President and Chief Financial Officer
Mack D. Pridgen, III (1)	Vice President, General Counsel and Secretary
Gene H. Anderson	Senior Vice President

(1)	Mr. Pridgen’s last day of employment with us was March 16, 2007.

Compensation Decision-Making. Our compensation and governance committee generally sets our compensation philosophy and makes specific compensation decisions with respect to our Named Executive Officers. Our compensation and governance committee currently consists of Messrs. Orr and Sloan and Ms. Callison. Mr. Orr serves as chairman of the committee. Each member is an independent director. For additional information about our compensation and governance committee, see “Corporate Governance – Compensation and Governance Committee.” Actual compensation decisions with respect to Mr. Fritsch are made solely by the committee. Actual compensation decisions with respect to our other Named Executive Officers are made by the committee after receiving input from Mr. Fritsch. Named Executive Officers do not recommend or determine any element or component of their own pay package or total compensation amount.

Our current executive compensation program is based upon extensive input from Mercer Human Resource Consulting, which the compensation and governance committee retained in 1999, 2004 and 2007 to review our existing compensation philosophy and suggest design changes based on recent trends and developments impacting executive officer compensation and its best practices knowledge. Based on a review recently conducted by Mercer, we believe that overall compensation in 2006 for our Named Executive Officers was in the 25th to 50th percentile of our peer group (which is described below).

Amounts earned in 2006 from incentive awards granted prior to 2006 generally were not considered in setting compensation elements for 2006.

Other than Mr. Harris, none of our Named Executive Officers has an employment agreement with us. We entered into a three-year employment contract with Mr. Harris on July 1, 2004. The contract is thereafter extended automatically for additional three-year periods unless we give notice to Mr. Harris during the 60-day period ending one year prior to expiration of the contract. Mr. Harris may terminate the contract at any time upon 30 days’ prior written notice to us. The contract provides for a minimum annual base salary of $305,000 for Mr. Harris, which may be increased by the Board of Directors.

Notwithstanding the foregoing, we have entered into new change in control contracts effective as of April 13, 2007 with Messrs. Fritsch, Harris, Stevens and Anderson that provide for payments and benefits to such officers upon certain terminations of employment or diminishing of responsibilities within 36 months from the date of a change in control. For additional information about these arrangements, see “Change in Control Arrangements” in this Compensation Discussion and Analysis and “—Post-Employment Compensation.”

Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The committee believes that a substantial portion of compensation earned under our compensation program would be exempted from the $1 million deduction limitation. The committee’s intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws.

Compensation Objectives and Components. Compensation for Named Executive Officers is based largely on the following principles:

•	variable compensation is a significant part of compensation with the percentage at-risk increasing at higher levels of responsibility;

•

employee stock ownership aligns the interests of Named Executive Officers and stockholders and results in Named Executive Officers sharing financially in the successes and shortcomings of our Company based in part upon their position responsibility, overall impact and assessed contribution;

•

performance-based compensation focuses Named Executive Officers on critical business objectives as reflected in our Strategic Plan, controls fixed costs and aligns pay with performance through performance-leveraged incentive opportunities;

•	compensation must be competitive with that offered by other companies that compete with us to attract and retain the best possible executive talent; and

•	differences in executive compensation should reflect differing levels of responsibility and performance with our organization.

A key factor in determining levels of compensation remains the pay practices of public equity REITs with comparable revenues. As of January 1, 2007, our peer group included the following public equity REITs:

•	Brandywine Realty Trust;

•	Corporate Office Properties Trust;

•	Duke Realty Corp.;

•	Kilroy Realty Corp.;

•	Liberty Property Trust;

•	Mack-Cali Realty Corp.; and

•	Parkway Properties, Inc.

Publicly available data from the peer group was considered in determining the proportions of base salary, bonuses, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation. The data from our peer group is adjusted to take into account differences in market capitalization between the peer group companies and our Company. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

Base Salary. Base salaries for all of our employees are determined by position, which takes into consideration the scope of job responsibilities and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high-quality employees. Our overall approach to setting base salaries is to create and sustain stockholder value by balancing our need to retain high-quality employees while controlling the annual growth of our general and administrative expenses. The base salaries earned by our Named Executive Officers were 3.5% higher in 2006 as compared to 2005, similar to the average increases for all of our salaried employees. In determining to increase base salaries, the compensation and governance committee considered, among other things, our planned operating budget for 2006, cost of living increases in our various divisional markets and publicly available data regarding the pay practices of other public REITs and similarly situated public companies. Base salaries are reviewed for adjustment annually and adjustments, if any, are effective in April. Individual base salaries for Messrs. Fritsch, Harris, Stevens and Anderson are 3.5% higher in 2007 as compared to 2006.

Annual Non-Equity Incentive Program. In 2006, our Named Executive Officers participated in our annual non-equity incentive program pursuant to which they were eligible to earn cash payments (which were paid in March 2007) based on a percentage of their annual base salary in effect for December 2006. Under this component of our executive compensation program, our Named Executive Officers are eligible to earn additional cash compensation to the extent specific performance-based metrics are achieved during the most recently completed year. The position held by each Named Executive Officer has a target annual incentive percentage, which has generally remained consistent since 2000, ranging from 65% to 85% of base salary depending on the executive’s position. For 2006, the target annual incentive percentage was 85% for Mr. Fritsch, 75% for Messrs. Harris, Stevens and Pridgen and 65% for Mr. Anderson. In addition to considering the pay practices of our peer group in determining each Named Executive Officer’s annual incentive percentage, the committee also considers the individual officer’s ability to influence our overall performance. The more senior the position within the Company, the greater the portion of compensation that varies with performance.

The actual amount a Named Executive Officer may earn under the annual non-equity incentive compensation program is the product of the target annual incentive percentage times an “actual performance factor,” which can range from zero to 200%. The actual performance factor depends upon the relationship between how various performance criteria compare with predetermined goals. For Messrs. Fritsch, Harris, Stevens and Pridgen, who served as corporate executives during 2006, the actual performance factor was based on the same goals and criteria applied to our performance as a whole. For Mr. Anderson, who serves as a corporate executive and is responsible for our Atlanta division, his actual performance factor is equally weighted between the performance of the Atlanta division and our performance as a whole. Participants in our annual non-equity incentive program receive quarterly statements throughout the year that illustrate our to-date performance under the varying criteria, which we believe is an important tool in keeping our employees focused on achieving these goals and delivering measurable results that create stockholder value.

The components and weighting of each year’s metrics, which are set by the compensation and governance committee prior to or near the beginning of each year as part of our budgeting and strategic planning process, are intended to closely match the operating and financial goals of our Strategic Plan and to provide our Named Executive Officers with direct “line of sight” to focus their individual efforts to the achievement of the metrics. The performance criteria for Named Executive Officers during 2006, which were equally weighted, were the following:

•	average occupancy rates relative to budgeted rates;

•	net operating income relative to budgeted amounts;

•	average payback on leases relative to a fixed goal; and

•	the dollar value weighted average lease term relative to a fixed goal.

The compensation and governance committee set threshold, target and maximum levels with respect to each of the four factors. The following table sets forth information about the metrics and actual performance factors under our annual non-equity incentive program for 2006:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Average Occupancy	99.6% of Budgeted Average Occupancy	100.1% of Budgeted Average Occupancy	101.5% of Budgeted Average Occupancy

Net Operating Income	97% of Budgeted Net Operating Income	103% of Budgeted Net Operating Income	110% of Budgeted Net Operating Income

Average Payback on Leases (1)	60 Basis Points Worse Than the Prior 3-Year Average	100.0% of Prior 3-Year Average	150 Basis Points Better Than the Prior 3-Year Average

Dollar Value Weighted Average Lease Term	Prior 3-Year Average	Prior 3-Year Average Plus 0.5 Years	Prior 3-Year Average Plus 1.5 Years

(1)	“Average payback on leases” means the ratio of the investment we make in a particular lease divided by the total cash rent receivable under the fixed term of the lease. For this factor, a lower number means improved operating performance. For purposes of calculating this actual performance factor, the compensation and governance committee from time to time approves the exclusion of leases that are executed for important business purposes but the payback of which is not representative of the leasing efforts of our personnel nor appropriate upon which to base compensation decisions.

If the threshold level is not satisfied with respect to a particular factor, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a sliding scale between 100% and 200% with respect to that factor. The performance factor used to determine the amount an executive could earn in 2006 under the annual non-equity incentive program was the equally weighted average of the four factors. Notwithstanding the formulas described above, our compensation and governance committee has retained the discretion and flexibility to increase or decrease the actual performance factor with respect to any particular year and/or any particular officer to more appropriately reflect, in the committee’s sole judgment, actual performance, market conditions, unanticipated circumstances and other factors. The compensation and governance committee did not exercise its right to modify the actual performance factor for any of the Named Executive Officers in 2006. For 2006, the actual performance factor under the non-equity incentive program was approximately 108% for Messrs. Fritsch, Harris, Stevens and Pridgen and approximately 100% for Mr. Anderson. As a result, under the non-equity incentive program for 2006, Mr. Fritsch earned $397,089, Mr. Harris earned $264,836, Mr. Stevens earned $209,737, Mr. Pridgen earned $196,768 and Mr. Anderson earned $156,378.

The committee has adopted the following performance criteria for officers during 2007:

•	growth in core funds from operations (“FFO”) (36% weighting for corporate executives and 24% weighting for divisional officers);

•	net operating income relative to budgeted amounts (20% weighting for corporate executives and 30% weighting for divisional officers);

•	cash available for distribution (“CAD”) payout ratio (24% weighting for corporate executives and 16% weighting for divisional officers);

•	average occupancy rates relative to budgeted rates (12% weighting for corporate executives and 18% weighting for divisional officers); and

•	average payback on leases relative to a fixed goal (8% weighting for corporate executives and 12% weighting for divisional officers).

The compensation and governance committee has set threshold, target and maximum levels with respect to each of the five factors. The following table sets forth information about the metrics and actual performance factors under our annual non-equity incentive program for 2007:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Core FFO Growth	Projected Threshold Increase over Prior Year	Projected Target Increase over Prior Year	Projected Maximum Increase over Prior Year

Net Operating Income	97% of Budgeted Net Operating Income	103% of Budgeted Net Operating Income	110% of Budgeted Net Operating Income

CAD Payout Ratio	Projected Threshold Decrease over Prior Year	Projected Target Decrease over Prior Year	Projected Maximum Decrease over Prior Year

Average Occupancy	99.6% of Budgeted Average Occupancy	100.1% of Budgeted Average Occupancy	101.5% of Budgeted Average Occupancy

Average Payback on Leases (1)	60 Basis Points Worse Than the Prior 3-Year Average	100.0% of Prior 3-Year Average	150 Basis Points Better Than the Prior 3-Year Average

(1)	“Average payback on leases” means the ratio of the investment we make in a particular lease divided by the total cash rent receivable under the fixed term of the lease. For this factor, a lower number means improved operating performance. For purposes of calculating this actual performance factor, the compensation and governance committee from time to time approves the exclusion of leases that are executed for important business purposes but the payback of which is not representative of the leasing efforts of our personnel nor appropriate upon which to base compensation decisions.

It is the annual expectation of the compensation and governance committee that the estimated probability of achievement of the threshold levels is 80%, the estimated probability of achievement of the target levels is 60% and the estimated probability of achievement of the maximum levels is 20%.

Amounts Earned in 2006 for Grants in 2004 under the 1999 Shareholder Value Plan. The 1999 Shareholder Value Plan is intended to reward our executive officers when the total shareholder returns measured by increases in the market value of Common Stock plus dividends exceeds a comparable index of our peers over a three-year period. A payout for this program, which is in cash or shares of Common Stock at the election of the officer, is determined by the percentage change in our shareholder return index compared to the composite index of our peer group. If our performance is not at least 100% of the peer group, no payout is earned. As with our annual non-equity incentive program, notwithstanding the specific payout criteria described above, our compensation and governance committee has retained the discretion and flexibility to increase or decrease the payout, if any, under the 1999 Shareholder Value Plan to more appropriately reflect, in the committee’s sole judgment, actual performance, market conditions, unanticipated circumstances, absolute performance of our Common Stock and other factors. No new grants have been made under the 1999 Shareholder Value Plan since 2004. Prior to 2006, no payouts had been earned for grants under this plan.

The closing price of our Common Stock as reported on the New York Stock Exchange increased from $25.40 per share on January 1, 2004 to a 30-day trailing average of $40.02 per share as of December 31, 2006, which resulted in an 88.6% total stockholder return over that period assuming the reinvestment of dividends. Because the total return index of our Common Stock over the applicable period was 106% of a comparable index of our peers, Named Executive Officers were entitled to earn an aggregate of $350,835 in payouts for awards granted in 2004 under the 1999 Shareholder Value Plan (including the value of the discount attributable to the issuance of Common Stock to Messrs. Pridgen and Stevens, who elected at the beginning of the three-year period to receive shares of Common Stock at a 10% discount in lieu of a cash payout, if any, with respect to grants in 2004 under the 1999 Shareholder Value Plan). In recognition of the significant absolute total stockholder return over the three-year period, the compensation and governance committee increased the payout ratio from 106% to 130%, which resulted in our Named Executive Officers earning an additional $323,889 in the aggregate, including the value of the discount attributable to the issuance of Common Stock to Messrs. Pridgen and Stevens.

Equity Incentive Compensation – Overview. Our officers, including our Named Executive Officers, are eligible to receive equity incentive compensation that promotes our long-term success by aligning their interests with the interests of our stockholders. The equity incentive awards provide the executive officers with an ownership interest in our Company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and assessed contribution. We have adopted stock ownership guidelines for our Named Executive Officers. For additional information, see “Corporate Governance – Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Our compensation and governance committee authorizes a mix of stock options and restricted stock awards to our Named Executive Officers valued at amounts ranging in the aggregate from 100% to 295% of their annual base salary depending upon level of responsibility within our Company. For the grant date fair value of such awards in 2006 calculated in accordance with FAS 123(R), see the “Grant Date Fair Value of Stock and Option Awards” column in the table under “—Grants of Plan-Based Awards in 2006.” The compensation and governance committee retains the ability to alter the equity incentive percentage or the mix of equity incentive awards from year to year. Equity incentive awards in 2006 were allocated as follows:

Type of Grant	Percentage of Total
Stock Options	20%
Time-Based Restricted Stock	40%
Performance-Based Restricted Stock	20%
Total Return-Based Restricted Stock	20%

Dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of Common Stock, and such dividends are non-forfeitable.

Equity Incentive Compensation – Stock Options. The compensation and governance committee believes that stock option awards are an important and useful component of our equity incentive compensation program. Like restricted stock, stock options offer the potential to realize additional compensation in the future upon increases in the price of our Common Stock. Stock options differ from restricted stock in several key areas. First, the receipt of stock options is generally not taxable to holders until exercise, at which time there is typically cash available to the holder as a result of the sale of shares acquired upon exercise to pay the tax. Second, unless we elect, in our sole discretion, to net share settle an option upon exercise by issuing an amount of shares equal to the in-the-money value of the option, stock option exercises have a positive impact on our cash flows from financing activities. Third, holders of stock options, unlike restricted stock, are not entitled to receive dividends except upon exercise. Stock options issued in 2006 vest ratably on an annual basis over four years and remain outstanding for seven years. The value of such options as of the date of grant was calculated using the Black-Scholes option-pricing model.

Equity Incentive Compensation – Time-Based Restricted Stock. The compensation and governance committee believes that the issuance of time-based restricted stock is an important retention device and serves to deter our Named Executive Officers from seeking other employment opportunities. Shares of time-based restricted stock represented half of the total number of shares of restricted stock issued to our Named Executive Officers in 2006. Time-based restricted stock issued in 2006 will vest ratably on an annual basis over a four-year term. If a Named Executive Officer leaves our employ at any time before the fourth anniversary of the date of grant, unvested shares generally are forfeited except as otherwise provided under our retirement plan.

In addition to the ordinary grant in 2007 of time-based restricted stock in amounts consistent with past practice, our compensation and governance committee wanted to reward Messrs. Fritsch, Harris and Anderson for individual excellent performance over the past several years. Accordingly, the committee in 2007 authorized an additional grant of time-based restricted stock in 2007 of 100,000 shares for Mr. Fritsch, 31,000 shares for Mr. Harris and 12,500 shares for Mr. Anderson. Such shares issued to Messrs. Harris and Anderson will vest ratably over three years. Such shares issued to Mr. Fritsch will vest ratably over four years. If any such officer leaves our employ at any time during the vesting period, unvested shares will be forfeited regardless of whether such officer is eligible for benefits under our retirement plan.

Equity Incentive Compensation – Total Return-Based Restricted Stock. The compensation and governance committee believes the issuance of total return-based restricted stock directly aligns the interests of our Named Executive Officers with stockholder interests. One of our principal goals is to provide our stockholders with attractive risk-adjusted returns on their investment through the consistent payment of quarterly dividends and stock price appreciation. Shares of total return-based restricted stock generally vest only to the extent our total return index over a three-year period is at least 100% of our peer group. Total return is defined as the sum of stock price appreciation plus reinvested dividends over the stock value at the beginning of the applicable period. The peer companies with the highest and lowest total return are eliminated from the calculation to avoid any one outlier from distorting the overall comparison. In addition, the total return of each company in the peer group is weighted to reflect the relative market capitalization of each company. The 2005 Shareholder Value Plan sets forth more information about the amounts and vesting schedules with respect to shares of total return-based restricted stock issued in 2006.

Our compensation and governance committee selected a three-year cycle to match the grants of total return-based restricted stock in 2006 generally with the three-year goals set during the budgeting process for our Strategic Plan. The three-year performance period begins on January 1 of the year of the grant. The percentage of total return-based restricted stock that vests at December 31, 2008 will be equal to the sum of 50% plus 2.5% for each percentage point that our total return index exceeds 100% of the peer group index. Accordingly, if our total return index is not at least 100% of the peer group index, all of the total return-based restricted stock issued in 2006 will be forfeited on December 31, 2008, except as otherwise described below. If our total return index ranges between 100% and 120% of the peer group index, the percentage of total return-based restricted stock issued in 2006 that vests on December 31, 2008 will range between 50% and 100%. If our total return index ranges between 120% and 160% of the peer group index, we will issue on December 31, 2008 an amount of additional shares up to 100% of the original total return-based restricted stock award. These additional shares, if any, would be fully vested when issued. If a Named Executive Officer leaves our employ at any time before the end of the three-year cycle, all of the total return-based restricted stock issued in 2006 generally will be forfeited except to the extent vested as set forth in the next paragraph.

Notwithstanding the foregoing, even if our total return index over the three-year period is less than 100% of the peer group index, one-sixth of the total return-based restricted stock issued in 2006 will nonetheless vest at the end of each year during the three-year cycle if our total return index exceeds 9% during such applicable year. The purpose of this additional vesting criteria is to reward Named Executive Officers when we deliver in any particular year what the compensation and governance committee believes is an attractive absolute level of return to our stockholders. Assuming the reinvestment of dividends, long-term holders of our Common Stock realized a 50.6% total stockholder return during 2006. As a result, one-sixth of the total return-based restricted stock issued in 2006 vested as of December 31, 2006.

Equity Incentive Compensation – Performance-Based Restricted Stock. The compensation and governance committee believes the issuance of performance-based restricted stock is an important motivational tool designed to reward our Named Executive Officers with additional equity incentive compensation to the extent specific performance-based metrics are achieved over a three-year period. The components and weighting of the metrics for the grants of performance-based restricted stock in 2006, which are set by the compensation and governance committee prior to or near the beginning of each year as part of our Company’s budgeting process, are intended to closely match certain three-year goals of our Strategic Plan. The company-wide performance criteria for performance-based restricted stock issued during 2006, which are equally weighted, are the following financial and operating measures as of and for the year ended December 31, 2008:

•	overall occupancy;

•	ratio of debt plus Preferred Stock to adjusted assets;

•	cumulative three-year FFO per diluted share (adjusted to eliminate certain debits and credits in the discretion of the compensation and governance committee); and

•	cash available for distribution payout ratio.

At the beginning of 2006, the compensation and governance committee set the following threshold, target and maximum levels with respect to each of the four factors:

Factor	Threshold (50%)	Target (100%)	Maximum (150%)
Overall Occupancy at December 31, 2008	98.9% of internal strategic goal	100.0 % of internal strategic goal	101.1% of internal strategic goal

Ratio of Debt plus Preferred Stock to Adjusted Assets at December 31, 2008	95.7% of internal strategic goal	100.0% of internal strategic goal	103.2% of internal strategic goal

Cumulative Three-Year FFO Per Share	98.7% of internal strategic goal	100.0% of internal strategic goal	101.3% of internal strategic goal

Cash Available for Distribution Payout Ratio for 2008	92.0% of internal strategic goal	100.0% of internal strategic goal	105.7% of internal strategic goal

It is the expectation of the compensation and governance committee that the estimated probability of achievement of the threshold levels is 80%, estimated probability of achievement of the target levels is 60% and estimated probability of achievement of the maximum levels is 20%. If the threshold level is not satisfied as of December 31, 2008 with respect to a particular factor, the vesting percentage would be zero with respect to that factor. If performance is between the threshold level and the target level, the vesting percentage would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the vesting percentage would range on a sliding scale between 100% and 150% with respect to that factor. The number of shares of performance-based restricted stock that vests at December 31, 2008 will be based on the overall average of these vesting percentages. Unvested shares of performance-based restricted stock would be forfeited at December 31, 2008. We will issue an amount of additional shares up to 50% of the original total performance-based restricted stock award to the extent the overall average of the vesting percentages exceeds 100%. These additional shares, if any, would be fully vested when issued. If a Named Executive Officer leaves our employ at any time before the end of the three-year cycle, all of the performance-based restricted stock issued in 2006 generally will be forfeited.

Named Executive Officers receive quarterly statements throughout the three-year period that specifically illustrate our to-date performance under the varying criteria. We believe this is an important tool in keeping our officers focused on attaining the higher levels of the criteria and delivering tangible and concrete results that create long-term, sustainable stockholder value.

The company-wide performance criteria for performance-based restricted stock issued during 2007, which are equally weighted, are the following financial and operating measures as of and for the year ended December 31, 2009:

•	overall occupancy;

•	cumulative three-year FFO per diluted share (adjusted to eliminate certain debits and credits in the discretion of the compensation and governance committee);

•	cumulative three-year free cash flow; and

•	average three-year operating expense ratio.

At the beginning of 2007, the compensation and governance committee set the following threshold, target and maximum levels with respect to each of the four factors:

Factor	Threshold (50%)	Target (100%)	Maximum (150%)
Overall Occupancy at December 31, 2009	98.4% of internal strategic goal	100.0% of internal strategic goal	101.1% of internal strategic goal

Cumulative Three-Year FFO Per Share	98.1% of internal strategic goal	100.0% of internal strategic goal	105.1% of internal strategic goal

Cumulative Three-Year Free Cash Flow	77.8% of internal strategic goal	100.0% of internal strategic goal	133.3% of internal strategic goal

Average Three-Year Operating Expense Ratio	95.6% of internal strategic goal	100.0% of internal strategic goal	103.8% of internal strategic goal

Employee Benefits and Perquisites. Each Named Executive Officer receives the same company-wide benefits as are generally available to all other salaried employees, such as short- and long-term disability insurance, basic life insurance and eligibility for supplemental health and life insurance, flexible health care reimbursement accounts and 401(k) matching. Named Executive Officers participate in the same company-wide health insurance program, except that we pay a Named Executive Officer’s family premium. Additionally, Named Executive Officers are entitled to receive a nominal amount of additional annual perquisites not widely available to all salaried employees, including a car allowance and, subject to limitations, reimbursement for personal financial consulting services and the costs of a physical exam not otherwise covered by our health insurance. We also paid the life insurance premiums for additional coverage on behalf of Messrs. Fritsch and Pridgen during 2006. Named Executive Officers may also elect to defer a portion of their base salary and/or annual bonus, which is then invested in various unrelated mutual funds on behalf of the Named Executive Officers.

Like all employees, each Named Executive Officer is also eligible to contribute up to 25% of his pay for the purchase of Common Stock under our employee stock purchase plan. Generally, at the end of each three-month offering period, each participant’s account balance is applied to acquire newly issued shares of Common Stock at a cost that is calculated at 85% of the lower of the average closing price on the NYSE on the five consecutive days preceding the first day of the quarter or the five days preceding the last day of the quarter. The value of the discount from the market price for Common Stock acquired under the employee stock purchase plan is not deemed to be executive compensation under SEC rules since all of our salaried employees are generally eligible to participate in the plan.

Change in Control Arrangements. We entered into new change in control agreements effective as of April 13, 2007 with Messrs. Fritsch, Harris, Stevens and Anderson that provide benefits to such officers in the event of certain voluntary or involuntary terminations of employment within a three-year period after a change in control involving our Company. A review of our compensation plans for all employees, including our change in control agreements for these executive officers, was part of the initial three-year goals of our Strategic Plan. Our compensation and governance committee believes the benefits payable under these new agreements upon a termination of employment during the three-year period following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our board determines that pursuing a potential change in control is in our stockholders’ best interest. The form of the previously effective change in control agreements, which had been first prepared and implemented in 1998, had originally applied to persons serving as our principal executive officers at that time. Those agreements were terminated in connection with the execution of the new agreements.

Retirement Plan. In 2006, the compensation and governance committee approved the adoption of a retirement plan applicable to all employees, including Named Executive Officers, who, at the time of retirement, have (1) at least 30 years of continuous qualified service or (2) are at least 55 years old and have at least 10 years of continuous qualified service. Subject to advance retirement notice and execution of a non-compete agreement with us, eligible retirees would be entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during the year of retirement. Stock options and time-based restricted stock granted to such eligible retiree during his or her employment would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to receive a pro rata amount of any performance-based and total return-based restricted stock originally granted to such eligible retiree during his or her employment that subsequently vests after the retirement date according to the terms of their original grants. The benefits of this retirement plan apply only to restricted stock and stock option grants beginning in 2006 and are being phased in 25% on March 1, 2006 and 25% on each anniversary thereof. Grants made prior to 2006 are unaffected. Messrs. Anderson and Harris are currently eligible to receive benefits under this plan in the event of retirement.

Incentive Plans Applicable to Regional Managers. Mr. Anderson is also eligible to participate in certain compensation plans not generally available to corporate officers. In 2006, the compensation and governance committee adopted a development cash incentive plan pursuant to which certain of our regional and divisional managers, such as Mr. Anderson, and other regional and divisional operations personnel can receive a cash payout from a development incentive pool. The purpose of this plan is to motivate such employees to pursue accretive development opportunities that are consistent with our Strategic Plan and that would create long-term value for our stockholders. The amount of funds available to be earned under the plan depends upon the timing and cash yields of a qualifying development project, but can be up to $50,000 per project. Our Executive Vice President and Chief Operating Officer, Mr. Harris, is authorized to determine actual payouts made to individual employees under this plan based on the contribution of employees in securing new, accretive development projects. The plan only applies to new development projects approved by our investment committee on or after January 1, 2006. Since more than 12 months typically elapses between investment committee approval, construction and stabilization, no payouts have yet been earned under the plan.

In July 2006, Mr. Anderson became Executive Vice President of Highwoods Development, LLC, a taxable subsidiary formed to pursue the development of office and industrial properties for existing customers, such as the GSA, in core and non-core markets. Beginning in 2007, Mr. Anderson will be eligible to receive an approximate 30-50% interest in a pool that consists of 10% of the cumulative net after-tax profits of Highwoods Development, LLC. For 2007, Mr. Anderson will earn a cash payment equal to the greater of (1) his interest in the Highwoods Development, LLC pool or (2) the amount he would be deemed to have earned under our annual non-equity incentive program. Beginning in 2008, it is anticipated that Mr. Anderson’s target annual incentive percentage under our annual non-equity incentive program would be reduced from 65% to approximately 20% and he would continue to be eligible for payouts under the Highwoods Development, LLC pool.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Executive Officers in 2006 (in dollars):

Name and Principal Position	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Nonqualified Deferred Compensation Earnings (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Edward J. Fritsch President and CEO	$428,313	$135,000	$678,333	$216,471	$550	$543,339	$199,576	$2,201,582

Michael E. Harris Executive Vice President and COO	$323,750	$60,600	$394,390	$124,809	$1,184	$330,486	$107,458	$1,342,677

Terry L. Stevens Vice President and CFO	$256,394	—	$310,386	$71,313	$1,053	$209,737	$65,973	$914,856

Mack D. Pridgen, III Vice President, General Counsel and Secretary	$240,537	—	$415,802	$90,281	$5,628	$196,768	$107,458	$1,056,474

Gene H. Anderson Senior Vice President	$238,831	$27,000	$176,317	$54,640	$2,930	$185,628	$53,134	$738,480

(1)	Consists of a portion of the cash payouts earned in 2006 for awards granted in 2004 under the 1999 Shareholder Value Plan. Because the total return index of our Common Stock over the applicable period was 106% of a comparable index of our peers, for awards granted in 2004 under the 1999 Shareholder Value Plan, Mr. Fritsch was entitled to earn $146,250, Mr. Harris was entitled to earn $65,650 and Mr. Anderson was entitled to earn $29,250. Such amounts are included in the “Non-Equity Incentive Plan Compensation” column. In recognition of the significant absolute total stockholder return over the three-year period, the compensation and governance committee increased the payout ratio from 106% to 130%. As required by SEC rules, such additional earnings for Messrs. Fritsch, Harris and Anderson are reported under the “Bonus” column. Cash payouts earned in 2006 for the 2004 grant under the 1999 Shareholder Value Plan were paid in the following year. In lieu of cash payouts, Messrs. Stevens and Pridgen elected to receive shares of Common Stock, which are reflected in the “Stock Awards” column. For additional information, see Note 2 and “—Compensation Discussion and Analysis – Earnings for Grants in 2004 under the 1999 Shareholder Value Plan.”
(2)	Consists of compensation expense recognized by us during 2006 in accordance with FAS 123(R) with respect to all outstanding restricted stock, including restricted stock granted prior to 2006. Other than shares of Common Stock issued to Messrs. Stevens and Pridgen in connection with the 2004 grant under the 1999 Shareholder Value Plan, such stock awards consisted of shares of restricted stock that are subject to varying vesting criteria and include time-based restricted stock, performance-based restricted stock and total return-based restricted stock. For information regarding our assumptions in the valuation of outstanding restricted stock and restricted stock forfeitures during 2006, see Note 6 to the Consolidated Financial Statements. For additional information, including the grant date fair value of restricted stock granted in 2006, see “—Grants of Plan-Based Awards.”

For Mr. Stevens, such amount includes 2,327 shares of our Common Stock earned in 2006 for the 2004 grant under the 1999 Shareholder Value Plan. Such shares were valued at $94,849 in the aggregate as of the date of issuance, which includes the value attributable to Mr. Stevens’ election at the beginning of the three-year period to receive shares of Common Stock at a 10% discount in lieu of a cash payout. For Mr. Pridgen, such amount includes 2,849 shares of our Common Stock earned in 2006 for the 2004 grant under the 1999 Shareholder Value Plan. Such shares were valued at $116,125 in the aggregate as of the date of issuance, which includes the value attributable to Mr. Pridgen’s election at the beginning of the three-year period to receive shares of Common Stock at a 10% discount in lieu of a cash payout. All of the shares of Common Stock issued to Messrs. Stevens and Pridgen for the 2004 grant under the 1999 Shareholder Value Plan were fully vested upon issuance. For additional information, see “—Compensation Discussion and Analysis – Earnings for Grants in 2004 under the 1999 Shareholder Value Plan.”

(3)

Consists of compensation expense recognized by us during 2006 in accordance with FAS 123(R) with respect to all outstanding stock option awards, including stock option awards granted prior to 2006. Options granted to Named Executive Officers are incentive stock options or nonqualified stock options and vest ratably on an annual basis over a four-year period. Options granted prior to 2005 have a 10-year term and options granted in 2005 and thereafter have a seven-year term. For information regarding our assumptions in the valuation of outstanding stock options and stock option forfeitures during 2006, see Note 6 to the Consolidated Financial Statements. For additional information, including the grant date fair value of stock options granted in 2006, see “—Grants of Plan-Based Awards.”

(4)	Prior to 2006, officers could elect to defer base salary and annual non-equity incentive compensation for investment in units of phantom stock. At the end of each calendar quarter, any officer who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom units are assumed to be issued in additional units of phantom stock at a 15% discount. Beginning in 2006, deferrals in the form of units of phantom stock are no longer permitted. Officers who deferred compensation prior to 2006 in this manner, however, continue to be credited with additional units of phantom stock at a 15% discount upon the declaration of dividends. The amount set forth in the table consists of the value attributable to the 15% discount on the assumed issuance of additional phantom stock upon the declaration of a dividend. Such amounts do not take into account fluctuations in the implied value of such phantom stock based on changes in the value of our Common Stock. Such fluctuations in implied value are reflected in the “Aggregate Earnings” column in the table under “Nonqualified Deferred Compensation Table.”
(5)	Consists of amounts earned under our annual non-equity incentive program for 2006. Under such program, Mr. Fritsch earned $397,089, Mr. Harris earned $264,836, Mr. Stevens earned $209,737, Mr. Pridgen earned $196,768 and Mr. Anderson earned $156,378. Consists also of amounts Messrs. Fritsch, Harris and Anderson were entitled to earn in 2006 for awards granted in 2004 under the 1999 Shareholder Value Plan. See Note 1. All such cash payouts earned in 2006 were paid in the following year.
(6)	Consists of amounts contributed by us under the Salary Deferral and Profit Sharing Plan and other perquisites. Such amount also includes dividends received in 2006 on outstanding restricted stock, which consisted of $148,904 for Mr. Fritsch, $65,461 for Mr. Harris, $43,801 for Mr. Stevens, $61,411 for Mr. Pridgen and $32,028 for Mr. Anderson. Such dividends are non-forfeitable and are paid at the same rate and on the same date as on shares of our Common Stock, whether or not vested. For Mr. Fritsch, such amount also includes $13,862 for term life insurance premiums and 11,360 for personal and business use of a vehicle. For Mr. Harris, such amount also includes $13,795 for club memberships not used exclusively for business entertainment purposes. For Mr. Pridgen, such amount also includes $18,088 for term life insurance premiums.

Grants of Plan-Based Awards in 2006

The table below sets forth information with respect to plan-based awards granted in 2006 to the Named Executive Officers. The grant date for all equity incentive plan awards was March 1, 2006.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Per Share Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name and Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Fritsch
Annual Non-Equity Incentive Program	$183,706	$367,413	$734,825
Performance-Based Restricted Stock				3,940	7,879	11,819				$257,328
Total Return-Based Restricted Stock				3,940	7,879	15,758				$224,313
Time-Based Restricted Stock							15,759			$514,689
Stock Options								72,865	$32.37	$290,003

Michael E. Harris
Annual Non-Equity Incentive Program	$122,522	$245,044	$490,088
Performance-Based Restricted Stock				1,817	3,634	5,451				$118,686
Total Return-Based Restricted Stock				1,817	3,634	7,268				$103,459
Time-Based Restricted Stock							7,268			$237,373
Stock Options								33,606	$32.37	$133,752

Terry L. Stevens
Annual Non-Equity Incentive Program	$97,031	$194,063	$388,125
Performance-Based Restricted Stock				1,439	2,878	4,317				$93,995
Total Return-Based Restricted Stock				1,439	2,878	5,756				$81,936
Time-Based Restricted Stock							5,756			$187,991
Stock Options								26,614	$32.37	$105,924

Mack D. Pridgen, III
Annual Non-Equity Incentive Program	$91,031	$182,063	$364,125
Performance-Based Restricted Stock				1,350	2,700	4,050				$88,182
Total Return-Based Restricted Stock				1,350	2,700	5,400				$76,868
Time-Based Restricted Stock							5,400			$176,364
Stock Options								24,969	$32.37	$99,377

Gene H. Anderson
Annual Non-Equity Incentive Program	$78,333	$156,666	$313,333
Development Cash Incentive Plan	(4)	(4)	(4)
Performance-Based Restricted Stock				745	1,489	2,234				$48,631
Total Return-Based Restricted Stock				745	1,489	2,978				$42,391
Time-Based Restricted Stock							2,979			$97,294
Stock Options								13,773	$32.37	$54,817

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns in the table reflect the threshold, target and maximum cash amounts that our Named Executive Officers were eligible to earn in 2006 under our annual non-equity incentive program and, with respect to Mr. Anderson, under our development incentive plan. The “Non-Equity Incentive Plan Compensation” column in the table under “—Summary Compensation” includes actual cash amounts earned under these plans by our Named Executive Officers for 2006. For additional information, see “—Compensation Discussion and Analysis – Annual Non-Equity Incentive Program.”
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns in the table reflect the number of shares of performance-based restricted stock and total return-based restricted stock that will vest in the future assuming threshold, target and maximum levels are satisfied. The number of shares of restricted stock set forth in the target column reflects the actual number of shares of restricted stock granted to such Named Executive Officer in 2006. Except for one-sixth of the total return-based restricted stock, which vested because our absolute total shareholder return exceeded 9% in 2006, none of the restricted stock granted in 2006 had vested as of December 31, 2006. For additional information, see “—Compensation Discussion and Analysis – Equity Incentive Compensation.”
(3)	Reflects the fair value of each applicable grant of stock options and restricted stock, in accordance with FAS 123(R). For a description of our accounting policies and information regarding the calculation of the fair value of awards of stock options, total return-based restricted stock and time-based restricted stock, see Note 6 to our Consolidated Financial Statements. For determining the fair value of awards of performance-based restricted stock, we have assumed that target levels of performance will be achieved.
(4)	For a description of the development cash incentive plan, see “Compensation Discussion and Analysis – Incentive Plans Applicable to Regional Managers.”

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers as of December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Edward J. Fritsch	102,400	—	$22.19		3/25/09
Edward J. Fritsch	81,986	—	$20.69		2/28/10
Edward J. Fritsch	33,330	—	$11.63	(27)	2/28/10
Edward J. Fritsch	89,316	—	$24.99		2/28/11
Edward J. Fritsch	84,989	—	$27.05		2/29/12
Edward J. Fritsch (3)	84,148	28,050	$21.01		2/28/13
Edward J. Fritsch (4)	85,887	85,888	$26.15		2/28/14
Edward J. Fritsch (5)	48,889	146,666	$26.27		2/29/12
Edward J. Fritsch (6)	—	72,865	$32.37		2/28/13
Edward J. Fritsch (7)						58,434	$2,381,770	33,203	$1,353,354

Michael E. Harris	35,155	—	$22.19		3/25/09
Michael E. Harris	19,589	—	$20.69		2/28/10
Michael E. Harris	10,103	—	$11.63	(27)	2/28/10
Michael E. Harris	34,094	—	$24.99		2/28/11
Michael E. Harris	32,444	—	$27.05		2/29/12
Michael E. Harris (8)	32,127	10,710	$21.01		2/28/13
Michael E. Harris (9)	38,684	38,685	$26.15		2/28/14
Michael E. Harris (10)	22,549	67,644	$26.27		2/29/12
Michael E. Harris (11)	—	33,606	$32.37		2/28/13
Michael E. Harris (12)						25,259	$1,029,557	15,314	$624,199

Terry L. Stevens (13)	12,698	25,698	$26.15		2/28/14
Terry L. Stevens (14)	358	53,571	$26.27		2/29/12
Terry L. Stevens (15)	—	26,614	$32.37		2/28/13
Terry L. Stevens (16)						16,035	$653,587	12,128	$494,337

Mack D. Pridgen, III	70,851		$22.19		3/25/09
Mack D. Pridgen, III	46,457		$20.69		2/28/10
Mack D. Pridgen, III	33,330		$11.63	(27)	2/28/10
Mack D. Pridgen, III	61,801		$24.99		2/28/11
Mack D. Pridgen, III (17)		19,414	$21.01		2/28/13
Mack D. Pridgen, III (18)	—	31,195	$26.15		2/28/14
Mack D. Pridgen, III (19)	—	50,257	$26.27		2/29/12
Mack D. Pridgen, III (20)	—	24,969	$32.37		2/28/13
Mack D. Pridgen, III (21)						25,253	$1,029,312	11,378	$463,767

Gene H. Anderson	7,459	—	$22.19		3/25/09
Gene H. Anderson	19,589	—	$20.69		2/28/10
Gene H. Anderson	205	—	$11.63	(27)	2/28/10
Gene H. Anderson	34,094	—	$24.99		2/28/11
Gene H. Anderson	32,444	—	$27.05		2/29/12
Gene H. Anderson (22)	32,127	10,710	$21.01		2/28/13
Gene H. Anderson (23)	17,208	17,209	$26.15		2/28/14
Gene H. Anderson (24)	9,241	27,723	$26.27		2/29/12
Gene H. Anderson (25)	—	13,773	$32.37		2/28/13
Gene H. Anderson (26)						12,844	$523,521	6,276	$255,810

(1)	Consists of time-based restricted stock.
(2)	Consists of performance-based restricted stock and total return-based restricted stock.
(3)	With respect to unexercisable stock options, all are scheduled to become exercisable on March 1, 2007.
(4)	With respect to unexercisable stock options, 42,944 are scheduled to become exercisable on March 1, 2007 and 42,944 are scheduled to become exercisable on March 1, 2008.
(5)	With respect to unexercisable stock options, 48,889 are scheduled to become exercisable on March 1, 2007, 48,889 are scheduled to become exercisable on March 1, 2008 and 48,888 are scheduled to become exercisable on March 1, 2009.
(6)	With respect to unexercisable stock options, 18,217 are scheduled to become exercisable on March 1, 2007, 18,216 are scheduled to become exercisable on March 1, 2008, 18,216 are scheduled to become exercisable on March 1, 2009 and 18,216 are scheduled to become exercisable on March 1, 2010.
(7)	With respect to shares of time-based restricted stock, 16,778 shares are scheduled to vest on March 1, 2007, 784 shares are scheduled to vest on April 16, 2007, 14,240 shares are scheduled to vest on March 1, 2008, 17,219 shares are scheduled to vest on March, 1, 2009, 785 shares are scheduled to vest on April 16, 2009 and 8,628 shares are scheduled to vest on March, 1, 2010. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 18,758 shares are scheduled to vest on December 31, 2007 and 14,445 shares are scheduled to vest on December 31, 2008 if and to the extent the vesting criteria is satisfied.
(8)	With respect to unexercisable stock options, all are scheduled to become exercisable on March 1, 2007.
(9)	With respect to unexercisable stock options, 19,342 are scheduled to become exercisable on March 1, 2007 and 19,343 are scheduled to become exercisable on March 1, 2008.
(10)	With respect to unexercisable stock options, 22,548 are scheduled to become exercisable on March 1, 2007, 22,548 are scheduled to become exercisable on March 1, 2008 and 22,548 are scheduled to become exercisable on March 1, 2009.
(11)	With respect to unexercisable stock options, 8,402 are scheduled to become exercisable on March 1, 2007, 8,402 are scheduled to become exercisable on March 1, 2008, 8,401 are scheduled to become exercisable on March 1, 2009 and 8,401 are scheduled to become exercisable on March 1, 2010.
(12)	With respect to shares of time-based restricted stock, 7,308 shares are scheduled to vest on March 1, 2007, 6,122 shares are scheduled to vest on March 1, 2008, 7,849 shares are scheduled to vest on March, 1, 2009 and 3,980 shares are scheduled to vest on March, 1, 2010. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 8,652 shares are scheduled to vest on December 31, 2007 and 6,662 shares are scheduled to vest on December 31, 2008 if and to the extent the vesting criteria is satisfied.
(13)	With respect to unexercisable stock options, 12,849 are scheduled to become exercisable on March 1, 2007 and 12,849 are scheduled to become exercisable on March 1, 2008.
(14)	With respect to unexercisable stock options, 17,857 are scheduled to become exercisable on March 1, 2007, 17,857 are scheduled to become exercisable on March 1, 2008 and 17,857 are scheduled to become exercisable on March 1, 2009.
(15)	With respect to unexercisable stock options, 6,654 are scheduled to become exercisable on March 1, 2007, 6,654 are scheduled to become exercisable on March 1, 2008, 6,653 are scheduled to become exercisable on March 1, 2009 and 6,653 are scheduled to become exercisable on March 1, 2010.
(16)	With respect to shares of time-based restricted stock, 4,009 shares are scheduled to vest on March 1, 2007, 3,152 shares are scheduled to vest on March 1, 2008, 5,722 shares are scheduled to vest on March, 1, 2009 and 3,152 shares are scheduled to vest on March, 1, 2010. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 6,852 shares are scheduled to vest on December 31, 2007 and 5,276 shares are scheduled to vest on December 31, 2008 if and to the extent the vesting criteria is satisfied.
(17)	With respect to unexercisable stock options, all are scheduled to become exercisable on March 1, 2007.
(18)	With respect to unexercisable stock options, 15,598 are scheduled to become exercisable on March 1, 2007 and 15,597 are scheduled to become exercisable on March 1, 2008.
(19)	With respect to unexercisable stock options, 16,752 are scheduled to become exercisable on March 1, 2007, 16,752 are scheduled to become exercisable on March 1, 2008 and 16,753 are scheduled to become exercisable on March 1, 2009.
(20)	With respect to unexercisable stock options, 6,243 are scheduled to become exercisable on March 1, 2007, 6,242 are scheduled to become exercisable on March 1, 2008, 6,242 are scheduled to become exercisable on March 1, 2009 and 6,242 are scheduled to become exercisable on March 1, 2010.

(21)	With respect to shares of time-based restricted stock, 7,410 shares are scheduled to vest on March 1, 2007, 984 shares are scheduled to vest on April 16, 2007, 6,840 shares are scheduled to vest on March 1, 2008, 6,077 shares are scheduled to vest on March, 1, 2009, 985 shares are scheduled to vest on April 16, 2009 and 2,957 shares are scheduled to vest on March, 1, 2010. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 6,428 shares are scheduled to vest on December 31, 2007 and 4,950 shares are scheduled to vest on December 31, 2008 if and to the extent the vesting criteria is satisfied.
(22)	With respect to unexercisable stock options, all are scheduled to become exercisable on March 1, 2007.
(23)	With respect to unexercisable stock options, 8,604 are scheduled to become exercisable on March 1, 2007 and 8,605 are scheduled to become exercisable on March 1, 2008.
(24)	With respect to unexercisable stock options, 9,241 are scheduled to become exercisable on March 1, 2007, 9,241 are scheduled to become exercisable on March 1, 2008 and 9,241 are scheduled to become exercisable on March 1, 2009.
(25)	With respect to unexercisable stock options, 3,444 are scheduled to become exercisable on March 1, 2007, 3,443 are scheduled to become exercisable on March 1, 2008, 3,443 are scheduled to become exercisable on March 1, 2009 and 3,443 are scheduled to become exercisable on March 1, 2010.
(26)	With respect to shares of time-based restricted stock, 4,088 shares are scheduled to vest on March 1, 2007, 3,774 shares are scheduled to vest on March 1, 2008, 3,352 shares are scheduled to vest on March, 1, 2009 and 1,630 shares are scheduled to vest on March, 1, 2010. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 3,546 shares are scheduled to vest on December 31, 2007 and 2,730 shares are scheduled to vest on December 31, 2008 if and to the extent the vesting criteria is satisfied.
(27)	The per share exercise price of such stock options on the date of grant was $20.69. In 1997, we adopted the 1997 Performance Award Plan under which nonqualified stock options granted to certain executive officers were accompanied by a dividend equivalent right (“DER”). No other options granted since 1997 have been accompanied by a DER. The plan provided that if the total return on a share of Common Stock exceeded certain thresholds during the five-year vesting period ending in 2002, the exercise price of such options with a DER would be reduced under a formula based on dividends and other distributions made with respect to such a share during the period beginning on the date of grant and ending upon exercise of such stock option. At the end of the five-year vesting period, the total return performance resulted in a reduction in the option exercise price of $6.098 per share. The exercise price per option share was further reduced by $2.96 as of December 31, 2004 as a result of the dividend payments on Common Stock from January 1, 2003 through December 31, 2004. In December 2004, we entered into an agreement with the participants to cease the additional reduction in the option exercise price, which fixed the exercise price per share reduction at $9.06.

Option Exercises and Stock Vested in 2006

The following table sets forth information with respect to the exercise of stock options and vesting of restricted stock by the Named Executive Officers during 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting
Edward J. Fritsch	10,000	$120,000	11,389	$382,600
Michael E. Harris	42,609	$403,038	4,452	$150,311
Terry L. Stevens	30,500	$329,435	480	$19,565
Mack D. Pridgen, III	126,772	$1,696,316	7,422	$246,048
Gene H. Anderson	—	—	4,094	$135,719

(1)	All of the stock options exercised by Messrs. Fritsch and Harris during 2006 were scheduled to expire on December 31, 2006.
(2)	None of our Named Executive Officers elected to sell any of the shares of restricted stock upon vesting (other than shares transferred to us in satisfaction of their applicable individual income tax liabilities) in 2006.

Nonqualified Deferred Compensation in 2006

In 2006, each Named Executive Officer could elect to defer a portion of his base salary, bonus and/or amounts paid under our annual non-equity incentive plan, which is then invested in various unrelated mutual funds in separate accounts on behalf of each Named Executive Officer. The investment options under this deferred compensation plan are similar to the investment options generally available to all of our employees under our Salary Deferral and Profit Sharing Plan. Prior to January 1, 2006, executive officers and directors also could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any executive officer and director who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom stock are assumed to be issued in additional units of phantom stock at a 15% discount. If an officer that deferred compensation under this plan leaves our employ voluntarily or for cause within two years after the end of the year in which such officer deferred compensation for units of phantom stock, at a minimum, the 15% discount and any deemed dividends are forfeited.

The following table sets forth information with respect to nonqualified deferred compensation of the Named Executive Officers during 2006:

Name	Aggregate Balance at December 31, 2005	Executive Contributions (1)	Company Contributions	Aggregate Earnings (2)	Aggregate Withdrawals / Contributions	Aggregate Balance at December 31, 2006
Edward J. Fritsch	$495,587	$300,000	$3,928	$116,714	—	$916,230
Michael E. Harris	$128,898	$19,874	—	$68,944	—	$217,715
Terry L. Stevens	$114,617	$87,224	—	$65,240	—	$267,081
Mack D. Pridgen, III	$1,226,413	$61,634	—	$103,389	$266,511	$1,657,947
Gene H. Anderson	$319,037	—	—	$166,370	—	$485,408

(1)	With respect to Messrs. Fritsch, Harris and Pridgen, such amounts consist of base salary earned in 2006 that is also reported in the “Salary” column under “—Summary Compensation Table.” With respect to Mr. Stevens, such amounts consist of annual non-equity incentive compensation earned in 2005 but paid in 2006.
(2)	Consists of changes in the value of deferrals invested in unrelated mutual funds and units of phantom stock and includes the value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend. The value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend is also reflected in the “Nonqualified Deferred Compensation Earnings” column under “—Summary Compensation Table.”

Post-Employment Compensation

Post-Employment Benefits for Mr. Harris. Our employment contract with Mr. Harris includes provisions restricting him from competing with us during employment and, except in certain circumstances, for a one-year period after termination of employment. His employment contract provides for, among other things, severance payments in the event of termination by us without cause or termination by Mr. Harris for good reason equal to his base salary then in effect for the greater of one year from the date of termination or the remaining term of the contract.

The following scenarios assume the employment of Mr. Harris had been terminated as of December 31, 2006. In the event of his death, in addition to the benefits payable under his term life insurance policy, the estate of Mr. Harris would have been entitled to receive a cash payment of $418,315, all of his unvested time-based restricted stock would have vested immediately, a pro rata portion of his total return-based restricted stock and performance-based restricted stock as of the date of his death would have been non-forfeitable and continue to vest according to the terms of their original grants and his stock options exercisable as of December 31, 2006 would have continued to be exercisable for a six-month period thereafter. In the event of his disability, Mr. Harris would have been entitled to receive a cash payment of $163,375, all of his unvested restricted stock would have been non-forfeitable and would have continued to vest according to the terms of their original grants and stock options exercisable as of December 31, 2006 would have continued to be exercisable for a six-month period thereafter. In the event of termination by us without cause or by him with good reason, Mr. Harris would have been entitled to receive a cash payment of $591,586, continuing benefits valued at $11,162 and all of his unvested restricted stock and outstanding stock options, whether or not then exercisable, would have been non-forfeitable and would have vested automatically. In the event of termination by Mr. Harris without good reason, Mr. Harris would have been entitled to receive a cash payment of $27,229, continuing benefits valued at $930 and his stock options exercisable as of December 31, 2006 would have continued to be exercisable for a three-month period thereafter. For information regarding his outstanding restricted stock and stock options as of December 31, 2006, see “—Outstanding Equity Awards at 2006 Fiscal Year-End.”

Post-Employment Benefits for Messrs. Fritsch, Stevens and Anderson. Under the terms of the applicable equity awards, in the event the employment of any of Messrs. Fritsch, Stevens or Anderson had been terminated as of December 31, 2006 due to his death, in addition to the benefits payable under his term life insurance policy, all of his unvested time-based restricted stock would have vested immediately, all of his total return-based restricted stock and performance-based restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and his stock options exercisable as of December 31, 2006 would have continued to be exercisable for a six-month period thereafter. In the event the employment of any of Messrs. Fritsch, Stevens or Anderson had been terminated as of December 31, 2006 due to his disability, all of his unvested restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and stock options exercisable as of December 31, 2006 would have continued to be exercisable for a six-month period thereafter. Mr. Pridgen, whose last day of employment with us was March 16, 2007, would have been entitled to the same benefits had his employment been terminated for any of these reasons at December 31, 2006. For information regarding outstanding restricted stock and stock options as of December 31, 2006, see “—Outstanding Equity Awards at 2006 Fiscal Year-End.”

Benefits Upon a Change in Control. We entered into new change in control agreements effective as of April 13, 2007 with each of Messrs. Fritsch, Harris, Stevens and Anderson that provide benefits to such officers in the event of certain voluntary or involuntary terminations of employment within a three-year period after a change in control involving our Company. A review of our compensation plans for all employees, including our change in control agreements for these executive officers, was part of the initial three-year goals of our Strategic Plan. Our compensation and governance committee believes the benefits payable under these new agreements upon a termination of employment during the three-year period following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our board determines that pursuing a potential change in control is in our stockholders’ best interest.

The new agreements generally provide that, if within 36 months from the date of a change in control (as defined below), the employment of the executive officer is terminated without cause, including a voluntary termination because such executive officer’s responsibilities are changed, salary is reduced or responsibilities are diminished or because of a voluntary termination for any reason in months 13, 14 or 15 following the change in control, such executive officer will be entitled to receive 2.99 times a base amount. An executive’s base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program for the preceding three years or (2) the amount earned under such program during the most recently completed fiscal year. Each executive officer would also be entitled upon any such termination to receive an additional stay bonus otherwise payable on the first anniversary of the change in control in an amount equal the base amount referred to in the preceding sentence. Additionally, our equity incentive plans provide for the immediate vesting of all options, restricted stock and benefits upon a change in control. In the event of a change in control, Messrs. Fritsch, Harris, Stevens and Anderson are each also entitled to receive a gross-up payment to pay for any applicable excise taxes on excess parachute payments, whether or not their employment is terminated.

The current expiration date of the new change in control agreements is April 13, 2010, but will be automatically extended for one additional year on each anniversary date unless we give notice at least 60 days prior to such anniversary date that the term will not be extended.

For purposes of these agreements, “change in control” generally means any of the following events:

•	the acquisition by a third party of 20% or more of our then-outstanding Common Stock;

•

the individuals who currently constitute the Board of Directors (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the Board of Directors) cease for any reason to constitute a majority of the Board of Directors;

•	approval by our stockholders of a reorganization, merger or consolidation in which we are not the surviving entity; or

•	approval by our stockholders of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

The table set forth below describes the benefits Messrs. Fritsch, Harris, Stevens and Anderson would have each received under our new change in control agreements assuming the employment of such officers had been terminated in connection with a change in control that occurred as of December 31, 2006. For purposes of this table, we assume that the per share price of our Common Stock was $40.76, which was the closing price on the New York Stock Exchange on December 29, 2006, the last business day of 2006. The value of stock options and restricted stock that vested prior to the change in control and other benefits that are payable in accordance with their terms, regardless of the occurrence of a change in control, such as benefits under our deferred compensation plan and retirement plan, are not deemed under SEC rules to be payments upon a termination following a change in control.

Name	Cash Payment (1)	Value of Benefits (2)	Value of Vesting of Time-Based Restricted Stock (3)	Value of Vesting of Performance- Based and Total Return-Based Restricted Stock (4)	Value of Vesting of Stock Options (5)	Excise Tax Gross-Up Payments
				(rounded to the nearest thousand)
Edward J. Fritsch	$3,706,000	$310,000	$2,382,000	$1,203,000	$4,545,000	$2,890,000

Michael E. Harris	$2,625,000	$93,000	$1,030,000	$514,000	$2,039,000	$1,624,000

Terry L. Stevens	$2,079,000	$32,000	$654,000	$407,000	$1,375,000	$1,286,000

Gene H. Anderson	$1,742,000	$43,000	$524,000	$211,000	$980,000	$876,000

(1)	Includes amounts earned under our annual non-equity incentive program for 2006 but unpaid as of December 31, 2006. The change in control agreements require the payment to our Named Executive Officers of amounts earned but unpaid as of the date of the change in control. Such amounts, which are deemed to have been earned in 2006, are also reflected under “—Summary Compensation Table.”
(2)	Consists of the present actuarial benefits of continuing health care and other benefits. Upon a termination in connection with a change in control, Messrs. Fritsch, Harris and Anderson would also be entitled to receive continuing health insurance coverage until such officer becomes eligible for standard medical benefits under Medicare.
(3)	Consists of all outstanding shares of time-based restricted stock held by such Named Executive Officer that had not vested as of December 31, 2006.
(4)	Consists of all outstanding shares of performance-based and total return-based restricted stock held by such Named Executive Officer that had not vested as of December 31, 2006.
(5)	Consists of all outstanding stock options held by such Named Executive Officer that had not vested as of December 31, 2006.

In the event the employment of Messrs. Fritsch, Harris, Stevens and Anderson had not been terminated in connection with a change in control that occurred as of December 31, 2006, all of the outstanding restricted stock and unexercisable stock options (the in-the-money values of which are set forth in the table above) would nonetheless have vested as of such date. Additionally, each such officer would have been eligible to receive a stay bonus on the first anniversary of the change in control in an amount equal to 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program for the preceding three years or (2) the amount earned under such program during the most recently completed fiscal year.

Assuming a change in control had occurred as of December 31, 2006, the stay bonus payable on December 31, 2007 would have been $829,000 for Mr. Fritsch, $592,000 for Mr. Harris, $468,000 for Mr. Stevens and $397,000 for Mr. Anderson. Under the terms of the 1999 Shareholder Value Plan, upon a change in control, whether or not their employment is terminated, amounts earned but unpaid as of December 31, 2006 for grants in 2004 under the 1999 Shareholder Value Plan would have become immediately payable. Such amounts, which are deemed to have been earned in 2006 but are not paid until 2007, are also reflected under “—Summary Compensation Table.” Because Messrs. Fritsch, Stevens, Harris and Anderson are also entitled to receive a gross-up payment to pay for any applicable excise taxes on excess parachute payments in the event of a change in control, whether or not their employment is terminated, in the event of continued employment, we estimate that the tax gross-up payment would have been $1,424,000 for Mr. Fritsch, $646,000 for Mr. Harris and $533,000 for Mr. Stevens. In the event of continued employment, we do not believe Mr. Anderson would have been subject to excise tax.

The form of the previously effective change in control agreements, which had been first prepared and implemented in 1998, had originally applied to persons serving as our principal executive officers at that time. Those agreements were terminated in connection with the execution of the new agreements. Generally, the terminated agreements provided for the same benefits as under the new agreements, except that the terminated agreements also provided that Messrs. Fritsch, Harris and Anderson would have been entitled to receive a lump sum cash payment equal to a stated multiple of the value of all of the executive’s unexercised stock options upon a termination of their employment in connection with a change in control. The multiple was three times for Mr. Fritsch, two times for Mr. Harris and one time for Mr. Anderson. Had the employment of each of such officers been terminated in connection with a change in control as December 31, 2006, under the terminated agreements, this additional lump sum cash payment would have been $45.8 million for Mr. Fritsch, $11.8 million for Mr. Harris and $3.5 million for Mr. Anderson. These payments would have also resulted in an additional excise tax gross-up payment of $23.8 million for Mr. Fritsch, $6.1 million for Mr. Harris and $1.8 million for Mr. Anderson. Had Mr. Stevens’ terminated agreement been in place at December 31, 2006 and assuming Mr. Stevens had been terminated in connection with a change in control as of such date, Mr. Stevens’ cash payment would have been $468,000 lower than under his new agreement and his excise tax gross-up payment would have been $240,000 lower than under his new agreement. In the event the employment of Messrs. Fritsch, Harris, Stevens and Anderson had not been terminated in connection with a change in control that occurred as of December 31, 2006, each such officer would have received the same benefits described above upon continued employment after a change in control under the old change in control agreements, except that Mr. Stevens would not have been entitled to receive a stay bonus payable on December 31, 2007. As a result, in the event of continued employment, we do not believe that Mr. Stevens would have been subject to excise tax under his old agreement.

Mr. Pridgen, whose last day of employment with us was March 16, 2007, had a change in control agreement that was substantively identical to Mr. Anderson’s terminated agreement. Mr. Pridgen’s rights under this agreement automatically terminated as of his last day of employment. Had Mr. Pridgen’s employment been terminated in connection with a change in control as December 31, 2006, under this terminated agreement, Mr. Pridgen would have been entitled to receive a cash payment of $2.0 million, continuing health care and other benefits valued at $96,000, accelerated vesting of restricted stock valued at $1.4 million, accelerated vesting of unexercisable stock options valued at $1.8 million, an additional lump sum payment of the value of all of his unexercised stock options, or $6.5 million, and an excise tax gross-up payment of $4.7 million. In the event the employment of Mr. Pridgen had not been terminated in connection with a change in control that occurred as of December 31, 2006, all of the outstanding restricted stock and unexercisable stock options (the in-the-money values of which are set forth in the immediately preceding sentence) would nonetheless have vested as of such date. Additionally, Mr. Pridgen would have been eligible to receive a stay bonus on the first anniversary of the change in control in an amount equal to 12 times the highest monthly salary paid to him during the 12-month period ending prior to the change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program for the preceding three years or (2) the amount earned under such program during the most recently completed fiscal year. Assuming a change in control had occurred as of December 31, 2006, the stay bonus payable to Mr. Pridgen on December 31, 2007 would have been $440,000. Under the terms of the 1999 Shareholder Value Plan, upon a change in control, whether or not his employment was terminated, amounts earned but unpaid as of December 31, 2006 for grants in 2004 under the 1999 Shareholder Value Plan would have become immediately payable. Such amounts, which are deemed to have been earned in 2006 but are not paid until 2007, are also reflected under “—Summary Compensation Table.” Because Mr. Pridgen was also entitled to receive a gross-up payment to pay for any applicable excise taxes on excess parachute payments in the event of a change in control, whether or not his employment had been terminated, in the event of continued employment, we estimate that the tax gross-up payment for Mr. Pridgen would have been $533,000.

Director Compensation in 2006

During 2006, the Chairman of the Board of Directors received a base retainer at an annual rate of $50,000 and other non-employee directors received base retainers at an annual rate of $35,000. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the Board or its committees.

Members of the audit, executive and compensation and governance committees received additional retainers at an annual rate of $5,000 for each committee, except that the additional annual retainer rate was $10,000 for the chairman of the compensation and governance committee and $20,000 for the chairman of the audit committee. Non-employee directors on the investment committee received additional retainers at an annual rate of $10,000 plus $500 per day for property visits. The table set forth below provides information concerning the compensation of persons serving as non-employee directors during 2006:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Thomas W. Adler	$50,000	$16,757	—	$2,151	$68,908
Kay N. Callison	$40,000	$16,757	—	$2,151	$58,908
Lawrence S. Kaplan	$55,000	$16,757	$138	$2,151	$74,046
Sherry A. Kellett	$40,000	$5,211	—	$956	$46,167
L. Glenn Orr, Jr.	$50,000	$16,757	—	$2,151	$68,908
O. Temple Sloan, Jr.	$70,000	$36,720	$2,258	$4,539	$113,517
F. William Vandiver, Jr.	$45,000	$16,480	$1,234	$2,151	$64,865

(1)	Consists of compensation expense recognized by us during 2006 in accordance with FAS 123(R) with respect to all outstanding restricted stock, including restricted stock granted prior to 2006. Restricted stock issued in 2006 to directors will vest ratably on an annual basis over a four-year term. Dividends received on restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our Common Stock, whether or not vested. The following sets forth information about restricted stock granted to our non-employee directors in 2006 and all outstanding equity incentive awards held by such directors at December 31, 2006 (which include stock options issued to such directors in prior years):

Name	Shares of Restricted Stock Granted in 2006 (#)	FAS 123(R) Grant Date Fair Value of Stock Awards Granted in 2006 ($)	Total Shares of Restricted Stock Outstanding at December 31, 2006 (#)	Stock Options Outstanding at December 31, 2006 (#)	Weighted Average Exercise Price Per Stock Option ($)
Thomas W. Adler	750	$22,740	1,687	79,829	$22.98
Kay N. Callison	750	$22,740	1,687	26,000	$22.60
Lawrence S. Kaplan	750	$22,740	1,687	17,228	$21.28
Sherry A. Kellett	750	$22,740	750	10,000	$27.62
L. Glenn Orr, Jr.	750	$22,740	1,687	26,000	$22.60
O. Temple Sloan, Jr.	1,500	$45,480	3,560	218,059	$22.35
F. William Vandiver, Jr.	750	$22,740	1,687	10,000	$25.83

(2)	Prior to 2006, non-employee directors could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any director who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom units are assumed to be issued in additional units of phantom stock at a 15% discount. Directors who deferred compensation prior to 2006 in this manner, however, continue to be credited with additional units of phantom stock at a 15% discount upon the declaration of dividends. The amount set forth in the table consists of the value attributable to assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend, but such amounts do not take into account fluctuations in the implied value of such phantom stock based on changes in the value of our Common Stock.
(3)	Consists of dividends received in 2006 on outstanding restricted stock. Such dividends are non-forfeitable and are paid at the same rate and on the same date as on shares of our Common Stock, whether or not vested.

POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our Board of Directors, without a vote of our stockholders. Any change to any of these policies by our Board of Directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our Board of Directors believes that it is advisable to do so in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We conduct substantially all of our investment activities through our Operating Partnership. Our investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the value of our Company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties, see “Business” and “Our Properties.”

We expect to pursue our investment objectives primarily through the ownership by our Operating Partnership of our properties. We currently intend to invest primarily in developments of office properties and acquisitions of existing improved properties or properties in need of redevelopment and acquisitions of land which we believe has development potential. Future investment or development activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We do not intend, however, to enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our Common Stock and Preferred Stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Mortgages, Structured Financings and Other Lending Policies

We have no current intention of investing in loans secured by properties or making loans to persons. However, we do not have a policy limiting our ability to invest in loans secured by properties or to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may, but do not intend to, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Our strategy has been to focus our real estate activities in markets where we believe our extensive local knowledge gives us a competitive advantage over other real estate developers and operators. Through our capital recycling program, we seek to selectively dispose of non-core properties in order to use the net proceeds to improve our balance sheet by reducing outstanding debt and Preferred Stock balances, to make new investments or for other purposes. Factors that our Company considers when determining to sell a property are the price being offered for the property, the historical and anticipated operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. Certain directors and executive officers who hold Common Units may have their decision as to the desirability of a proposed disposition influenced by the tax consequences to them resulting from the disposition of a certain property.

Highwoods Development, LLC, a taxable subsidiary, was formed to pursue the development of office and industrial properties for existing customers, such as the GSA, in core and non-core markets. Highwoods Development, LLC may sell one or more developed properties if we determine that the sale of the properties would be in the best interest of our stockholders.

Financing Policies

We are committed to maintaining a conservative and flexible balance sheet that allows us to capitalize on favorable development and acquisition opportunities as they arise. We expect to meet our short- and long-term liquidity requirements through a combination of any one or more of cash flow from operating activities, borrowings under our credit facilities, the issuance of unsecured debt, the issuance of secured debt, the issuance of equity securities by both the Company and the Operating Partnership, the selective disposition of non-core land and other assets, and private equity capital raised from unrelated joint venture partners involving the sale or contribution of our Wholly Owned Properties, development projects or development land.

We consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire or costs of development properties we construct with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our Company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including debt service coverage and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our Board of Directors has the authority, without further stockholder approval, to issue additional authorized Common Stock and Preferred Stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to acquire additional stock issued in any offering, and any subsequent offering might cause a dilution of your investment. We may in the future issue Common Stock in connection with acquisitions. We also may issue additional Common Units in connection with acquisitions.

We may, under certain circumstances, repurchase our capital stock in the open market or in private transactions with our stockholders, if those purchases are approved by our Board of Directors. Our Board of Directors has no present intention of causing us to repurchase any stock, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Conflict of Interest Policy

Generally, we expect that any transaction, agreement or relationship in which any of our directors, officers or employees has an interest must be approved by a majority of our disinterested directors. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts.

The Maryland General Corporation Law, or MGCL, provides that a contract or other transaction between a corporation and any of that corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•

the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of stock owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

Reporting Policies

Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Stock Ownership Guidelines. Our compensation and governance committee has established the following stock ownership guidelines:

Position	Multiple (in dollars)
Corporate Executive Officers	5x Base Salary
Regional Managers	3x Base Salary
Divisional Vice Presidents and Other Officers	2x Base Salary
Directors	3x Base Annual Retainer

Shares of Common Stock acquired through our employee stock purchase plan or otherwise, operating partnership units and shares of restricted stock issued pursuant to our equity incentive plans all count toward the suggested stock ownership guidelines. The compensation and governance committee believes that all participants should satisfy the guidelines by the later of April 26, 2008 or three years from the original date of employment or election as a director, as applicable.

Beneficial Ownership Table. The following table sets forth the beneficial ownership of our Common Stock as of December 31, 2006 for each person or group known to us to be holding more than 5% of our Common Stock, each person currently serving as a director, each Named Executive Officer (as defined above) and our directors and executive officers as a group. The number of shares shown represents the number of shares of Common Stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares currently issuable upon redemption of units of limited partnership interest in Highwoods Realty Limited Partnership, our Operating Partnership.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares (1)
O. Temple Sloan, Jr.	586,561	1.0%
Edward J. Fritsch	897,973	1.6%
Michael E. Harris	343,305	*
Terry L. Stevens	104,980	*
Mack D. Pridgen, III (2)	380,562	*
Gene H. Anderson	1,078,005	1.9%
Thomas W. Adler	101,664	*
Kay N. Callison	547,649	1.0%
Lawrence S. Kaplan	23,890	*
Sherry A. Kellett	3,550	*
L. Glenn Orr, Jr.	43,310	*
F. William Vandiver, Jr.	13,500	*
AEW Capital Management, L.P. (3)	3,802,821	6.8%
Barclays Global Investors, NA (4)	3,581,870	6.4%
Cohen & Steers, Inc. (5)	3,535,600	6.3%
ING Groep N.V. (6)	5,989,164	10.7%
The Vanguard Group, Inc. (7)	2,814,144	5.0%
All executive officers and directors as a group (14 persons)	4,342,511	7.3%

*	Less than 1%
(1)	The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units, stock options or warrants held by other persons are exchanged for shares of Common Stock.
(2)	Mr. Pridgen’s last day of employment with us was March 16, 2007.
(3)	AEW Capital Management, L.P. is located at World Trade Center East, Two Seaport Lane, Boston, MA 02110-2021. Information obtained from Schedule 13G filed with the SEC.
(4)	Barclays Global Investors, NA is located at 45 Fremont Street, San Francisco, CA 94105. Information obtained from Schedule 13G filed with the SEC.

(5)	Cohen & Steers, Inc. is located at 280 Park Avenue, 10th Floor, New York, New York 10017. Information obtained from Schedule 13G filed with the SEC.
(6)	ING Groep N.V. is located at Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands. Information obtained from Schedule 13G filed with the SEC. To ensure that such holder and its affiliates do not violate the 9.8% ownership limit under our charter, the executive committee of the Board of Directors has agreed, subject to limitations, to permit such holder and its affiliates to acquire up to an aggregate of 12.0% of our outstanding Common Stock without further Board approval.
(7)	The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355. Information obtained from Schedule 13G filed with the SEC.

Equity Compensation Plans. The following table provides information as of December 31, 2006 with respect to shares of Common Stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (1)	2,975,071	$24.67	1,481,864
Equity Compensation Plans Not Approved by Stockholders (2)	—	—	138,795

(1)	Consists of the Amended and Restated Stock Option Plan, under which the compensation and governance committee generally grants stock options and restricted stock, and has the ability to grant phantom stock and stock appreciation rights, to our employees, officers and directors.
(2)	Consists of the 2000 Employee Stock Purchase Plan, under which all employees may contribute up to 25% of their compensation to acquire shares of our Common Stock at a 15% discount.

DESCRIPTION OF CAPITAL STOCK

General

This section contains a discussion of the material terms of our capital stock as set forth in our charter and applicable law. As of March 9, 2007, our authorized capital stock was as follows:

Class of Stock	Number of Shares Authorized	Number of Shares Outstanding
Common Stock	200,000,000	56,726,646
Preferred Stock	50,000,000	3,804,645

Total	250,000,000	60,531,291

Common Stock

The Company is authorized under its charter to issue 200 million shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote. Unless applicable law requires otherwise, and except in limited circumstances as our charter may provide with respect to any series of Preferred Stock that we may issue, the holders of Common Stock will possess exclusive voting power. See “—Ownership Limitations and Restrictions on Transfers.”

All shares of Common Stock issued will be duly authorized, fully paid and non-assessable. Distributions may be paid to the holders of Common Stock if and when declared by the Company’s Board of Directors out of legally available funds. The Company intends to continue to pay quarterly dividends.

Under Maryland law, stockholders are generally not liable for the Company’s debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each outstanding share of Common Stock will participate pro rata in any remaining assets.

Holders of Common Stock have no conversion, sinking fund or redemption rights or preemptive rights. A conversion feature permits a stockholder to convert shares to a different security, such as debt or preferred stock. A redemption right permits a stockholder to redeem such holder’s shares (for cash or other securities) at some point in the future. Sometimes a redemption right is paired with an obligation of the company to create an account into which such company must deposit money into to fund the redemption (i.e., a sinking fund). Preemptive rights are rights granted to stockholders to subscribe for their pro rata percentage of any other securities we may offer in the future.

We furnish our stockholders with annual reports containing audited consolidated financial statements. The financial statements contain an opinion of our independent public accountants. We also furnish our stockholders with quarterly reports for the first three quarters of each year. These reports contain unaudited financial information.

Our Common Stock is listed on the NYSE under the symbol “HIW.” The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust.

Preferred Stock

We are authorized to issue 50 million shares of Preferred Stock, $.01 par value. As of the date of this prospectus, 143,750 of such shares have been designated as 8 5/8% Series A Cumulative Redeemable Preferred Shares and 6,900,000 of such shares have been designated as 8% Series B Cumulative Redeemable Preferred Shares. Our Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by our stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions. Our Board of Directors could authorize terms that could discourage a takeover or other transaction that might be in the common stockholders’ best interests.

As of the date of this prospectus, there are 104,945 Series A Preferred Shares outstanding. The Series A Preferred Shares have a liquidation preference of $1,000.00 per share. Distributions on the Series A Preferred Shares are payable quarterly at the rate of 8 5/8% of the liquidation preference per annum, or $86.25 per share. The Series A Preferred Shares are not redeemable until February 12, 2027, on and after which date we may redeem such shares at a redemption price of $25.00 per share, plus any accrued and unpaid dividends through the date of redemption. The Series A Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed. The Series A Preferred Shares are listed on the NYSE. The transfer agent and registrar for the Series A Preferred Shares is American Stock Transfer & Trust.

As of the date of this prospectus, there are 3,700,000 Series B Preferred Shares outstanding. The Series B Preferred Shares have a liquidation preference of $25.00 per share. Distributions on the Series B Preferred Shares are payable quarterly at the rate of 8% of the liquidation preference per annum, or $2.00 per share. The Series B Preferred Shares were redeemable on September 25, 2002, at a redemption price of $25.00 per share, plus any accrued and unpaid dividends through the date of redemption. The Series B Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed. The Series B Preferred Shares are listed on the NYSE. The transfer agent and registrar for the Series A Preferred Shares is American Stock Transfer & Trust.

Ownership Limitations and Restrictions on Transfers

To maintain our REIT qualification, not more than 50% in value of our outstanding stock may be owned directly or indirectly by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year and at least 100 persons must beneficially own our outstanding stock for at least 335 days per 12-month taxable year (or during a proportionate part of a shorter taxable year). To help ensure we meet these tests, our charter provides that no person or entity may directly or constructively own more than 9.8% in value or number of our issued and outstanding Common Stock or more than 9.8% in value of our issued and outstanding capital stock, without obtaining a written waiver from our Board of Directors. For purposes of this provision, we treat corporations, partnerships, “groups” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and other entities as single persons. The Board of Directors has discretion to waive this ownership limit if the board receives evidence that ownership in excess of the limit will not jeopardize our REIT status.

The restrictions on transferability and ownership will not apply if the Board of Directors and the stockholders holding two-thirds of our outstanding shares of capital stock determine that it is no longer in our best interest to be a REIT. We have no current intention to seek to change our REIT tax status.

All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

Holders of more than 5% of our Common Stock or Preferred Stock must file a written response to our request for stock ownership information, which will be mailed to you no later than January 30 of each year. This notice should contain your name and address, the number of shares of Common Stock or Preferred Stock you own and a description of how you hold the shares. In addition, you will be required, if we ask, to disclose to us in writing any information we need in order to determine the effect of your ownership of such shares on our status as a REIT.

These ownership limitations could have the effect of precluding a third party from obtaining control over our Company unless our Board of Directors and our stockholders determine that maintaining REIT status is no longer desirable.

Limitations of Liability and Indemnification of Directors and Officers

Maryland general corporation law and our charter exculpate each director and officer in actions by us or by stockholders in derivative actions from liability unless the director or officer has received an improper personal benefit in money, property or services or has acted dishonestly, as established by a final judgment of a court.

The charter also provides that we will indemnify a present or former director or officer against expense or liability in an action to the fullest extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity. However, Maryland law prohibits indemnification if it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

We believe that the exculpation and indemnification provisions in the charter help induce qualified individuals to agree to serve as officers and directors of our Company by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in our charter and Maryland law give you a more limited right of action than you otherwise would have in the absence of such provisions. We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over us against liabilities arising under the Securities Act of 1933. Insofar as the above provisions may allow that type of indemnification, we have been informed that, in the SEC’s opinion, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Control Share Acquisitions

The Maryland general corporation law also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or employee directors. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation’s charter or bylaws. Our bylaws contain a provision exempting from the control share acquisition statute any stock acquired by any person. However, we cannot assure you that this bylaw provision will not be amended or repealed at any point in the future.

Classification of Board of Directors, Vacancies and Removal of Directors

The directors on our Board of Directors are divided into three classes, and each of these directors generally serves for a three-year term. A director may only be removed for cause by the affirmative vote of two-thirds vote of the Company’s outstanding Common Stock. These staggered terms of the Company’s board may discourage offers for the Company or make an acquisition of the Company more difficult, even when an acquisition is in the best interest of the stockholders

Our charter and bylaws provide that a majority of the remaining directors or the stockholders may fill any vacancy on the Board of Directors. However, under Maryland law, only the Board of Directors can fill vacancies though the charter and bylaws provide otherwise. In addition, our bylaws provide that only the Board of Directors may increase or decrease the number of persons serving on the Board of Directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees until the next annual meeting of stockholders.

Amendment of Charter and Bylaws

Except as set forth below, our charter can be amended only by the affirmative vote of holders of not less than a majority of the outstanding shares of Common Stock. However, the provisions in the charter relating to the removal of directors, preservation of our REIT status and amendment of the charter may only be amended by the affirmative vote of holders of not less than two-thirds of our outstanding shares of Common Stock.

Operating Partnership Agreement

Upon a change in control of the Company, the partnership agreement of the Operating Partnership requires certain acquirers to maintain an umbrella partnership real estate investment trust (“UPREIT”) structure with terms at least as favorable to the limited partners as are currently in place. For instance, the acquirer would be required to preserve the limited partner’s right to continue to hold tax-deferred partnership interests that are redeemable for capital stock of the acquirer. Some change of control transactions involving the Company could require the approval of two-thirds of the limited partners of the Operating Partnership (other than the Company). These provisions may make a change of control transaction involving the Company more complicated and therefore might decrease the likelihood of such a transaction occurring, even if such a transaction would be in the best interest of the Company’s stockholders.

Stockholder Rights Plan

We have a stockholder rights plan, which is currently scheduled to expire on October 6, 2007, pursuant to which our existing stockholders would have the ability to acquire additional Common Stock at a significant discount in the event a person or group attempts to acquire us on terms that our Board of Directors does not approve. These rights are designed to deter a hostile takeover by increasing the takeover cost. As a result, such rights could discourage offers for us or make an acquisition of us more difficult, even when an acquisition is in the best interest of our stockholders. The rights plan should not interfere with any merger or other business combination the Board of Directors approves since we may generally terminate the plan at any time at nominal cost.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT

Management of Our Operating Partnership

Our Operating Partnership, Highwoods Realty Limited Partnership, is a North Carolina limited partnership that was formed on March 23, 1994. We are the sole general partner of our Operating Partnership and conduct substantially all of our business in or through it. As sole general partner, we exercise exclusive and complete responsibility and discretion over the Operating Partnership’s day-to-day management and control. We can cause our Operating Partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our Operating Partnership may not transact business for, or participate in the management activities or decisions of, our Operating Partnership, except as provided in the partnership agreement and as required by applicable law. Certain restrictions under the partnership agreement restrict our ability to engage in a business combination as more fully described in “—Transferability of Interests” below.

The limited partners of our Operating Partnership have expressly acknowledged that we, as general partner of our Operating Partnership, are acting for the benefit of the Operating Partnership, the limited partners and our stockholders collectively. The Company is generally under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our Operating Partnership to take or decline to take any actions. We are not liable under the partnership agreement to our Operating Partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions; provided, that we have acted in good faith and with due care and loyalty.

The partnership agreement provides that substantially all our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our Operating Partnership, and that our Operating Partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

Transferability of Interests

We may not voluntarily withdraw from the Operating Partnership or sell, transfer or otherwise dispose of all or substantially all of the partnership’s assets in a single transaction or a series of transactions (including by way of merger, consolidation or other combination) unless we receive the consent of partners holding 50% of more of the partnership interests. Some change of control transactions involving the Company could require the approval of two-thirds of the limited partners of the Operating Partnership (other than the Company). Upon a change in control of our Company, the partnership agreement requires certain acquirers to maintain an UPREIT structure with terms at least as favorable to the limited partners as are currently in place. For instance, the acquirer would be required to preserve the limited partner’s right to continue to hold tax-deferred partnership interests that are redeemable for capital stock of the acquirer.

Amendments of the Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 10% of the Common Units held by limited partners.

As general partner, we generally have the power to unilaterally make amendments to the partnership agreement without obtaining the consent of the limited partners. For instance, we may amend the partnership agreement without limited partner consent to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued pursuant to the partnership agreement;

•

reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provision of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not be inconsistent with the partnership agreement or law; or

•	satisfy any requirements, conditions or guidelines contained in any order directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a limited partner’s right to receive any distributions or allocations of profits or losses or materially alter or modify the redemption rights described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of 75% of the interests of the limited partners (other than limited partners interests owned, directly or indirectly, by us as general partner), we, as general partner, may not amend the partnership agreement to, among of things:

•	add to our rights granted to us as general partner in the partnership agreement to issue additional partnership interests;

•	enter into or conduct any business other than in connection with our role as general partner of the Operating Partnership and our operation as a REIT; or

•	withdraw from the Operating Partnership or transfer any portion of our general partnership interest (except under the limited circumstances set forth above).

Redemption Rights

Generally, the Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for cash equal to the value of one share of Common Stock based on the average of the market price for the 10 trading days immediately preceding the notice date of such redemption provided that the Company at its option may elect to acquire any such Common Units presented for redemption for cash or one share of Common Stock. The Common Units owned by the Company are not redeemable.

Capital Contributions

No limited partner is required under the terms of the partnership agreement to make additional capital contributions to the Operating Partnership. Under the partnership agreement, the Company is obligated to make additional capital contributions to the Operating Partnership (i) as described below in connection with the issuance of additional partnership interests to the Company.

The partnership agreement authorizes the Company to issue on behalf of the Operating Partnership additional partnership interests in the Operating Partnership to any person other than the Company for any partnership purpose from time to time for such capital contributions and other consideration and on such terms and with such designations, preferences and rights as the Company shall determine. Such additional interests in the Operating Partnership may not be issued to the Company except in connection with an issuance of capital stock by the Company with designations, preferences and rights similar to the additional partnership interests which are issued, and the Company must make a capital contribution to the Operating Partnership in an amount equal to the proceeds received by the Company in connection with the issuance of such stock. If additional partnership interests are issued, the partnership interests of all existing partners of the Operating Partnership, including the Company, will be diluted proportionately.

Except in connection with redemption rights described above, the Company may not issue additional capital stock except on a pro rata basis to all stockholders, unless the proceeds of the issuance are contributed to the Operating Partnership as an additional capital contribution.

Tax Matters

We are the tax matters partner of our Operating Partnership. We have authority to make tax elections under the Internal Revenue Code on behalf of our Operating Partnership.

Allocations of Net Income and Net Losses to Partners

The partnership agreement provides that the net operating cash of the Operating Partnership available for distribution, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the Company (but not less frequently than quarterly), pro rata in accordance with the partners’ percentage interests. Profits and losses for tax purposes will also generally be allocated among the partners in accordance with their percentage interests, subject to compliance with the provisions of Section 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. See “Material Federal Income Tax Considerations.”

Operations

The partnership agreement requires the Operating Partnership to be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability. Pursuant to the partnership agreement, the Operating Partnership will assume and pay when due, or reimburse the Company for payment of, all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Operating Partnership and all costs and expenses relating to the operation of the Company.

Term

Our Operating Partnership will continue in full force and effect until December 31, 2092, or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers, directors, employees and any other persons we may designate from and against any and all claims arising from operations of our Operating Partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, we, as general partner of our Operating Partnership, and our officers, directors, agents or employees, are not liable for monetary damages to our Operating Partnership for losses sustained or liabilities incurred as a result of errors in judgment or any act or omission so long as we acted in good faith and with due care and loyalty.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material federal income tax consequences relating to the taxation of the Company as a REIT and the ownership and disposition of the Company’s stock.

If the Company offers one or more additional series of Preferred Stock or the Operating Partnership offers one or more additional series of debt securities, the prospectus supplement will include information about any additional material federal income tax consequences to holders of those shares of Preferred Stock or debt securities.

Because this summary is intended only to address material federal income tax consequences relating to the ownership and disposition of the Company’s stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending upon your particular tax situation;

•

special rules that we do not discuss below may apply if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company or otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary generally does not address state, local or non-U.S. tax considerations;

•	this summary deals only with the Company’s stockholders that hold Common Stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and

•	we do not intend this discussion to be, and you should not construe it as, tax advice.

You should both review the following discussion and consult with your own tax advisor to determine the effect of ownership and disposition of the Company’s stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

We base the information in this section on the current Internal Revenue Code, current, final, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. The Company has not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of the Company as a REIT

The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and the Company intends to continue to be organized and to operate in such a manner. However, we cannot assure you that the Company has operated or will operate in a manner so as to qualify or remain qualified as a REIT.

Federal Income Taxation of the Company

If the Company has qualified and continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the federal “double taxation” on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, the Company will be subject to federal income tax as follows:

First, the Company will be taxed at regular corporate rates on its undistributed “REIT taxable income,” including undistributed net capital gains.

Second, under some circumstances, the Company may be subject to the “alternative minimum tax” as a consequence of its items of tax preference.

Third, if the Company has net income from the sale or other disposition of “foreclosure property” that the Company holds primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

Fourth, if the Company has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

Fifth, if the Company should fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because it has met other requirements, the Company will be subject to a 100% tax on the gross income attributable to (1) the greater of (a) the amount by which the Company fails the 75% test or (b) the amount by which the Company fails the 95% income test, multiplied by (2) a fraction intended to reflect the Company’s profitability.

Sixth, if the Company fails to distribute during each year at least the sum of

•	85% of its ordinary income for such year,

•	95% of its capital gain net income for such year, and

•	any undistributed taxable income from prior periods,

then the Company will be subject to a 4% excise tax on the excess of this required distribution amount over the amounts actually distributed.

Seventh, if the Company should acquire any asset from a “C” corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and provided no election is made for the transaction to be currently taxable, and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which the Company acquired the asset, the Company generally will be subject to tax at the highest regular corporate rate on the lesser of the amount of gain that the Company recognizes at the time of the sale or disposition and the amount of gain that the Company would have recognized if the Company had sold the asset at the time it acquired the asset, the “Built-in Gains Tax”.

The Company owns direct or indirect interests in a number of taxable REIT subsidiaries. A “taxable REIT subsidiary” of the Company is a corporation in which the Company directly or indirectly owns stock and that elects, together with the Company, to be treated as a taxable REIT subsidiary of the Company. In addition, if a taxable REIT subsidiary of the Company owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of the Company. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary may perform some impermissible tenant services without causing the Company to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, the Internal Revenue Code limits the ability of a taxable REIT subsidiary to deduct interest payments in excess of a certain amount made to the Company. In addition, the Company must pay a 100% tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the Company, the Company’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. The Company’s taxable REIT subsidiaries make interest and other payments to the Company and to third parties in connection with activities related to the Company’s properties. We cannot assure you that the Company’s taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to the Company. In addition, we cannot assure you that the IRS might not seek to impose the 100% tax on services performed by taxable REIT subsidiaries for tenants of the Company, or on a portion of the payments received by the Company from, or expenses deducted by, the Company’s taxable REIT subsidiaries.

Requirements for Qualification

To qualify as a REIT, the Company must elect to be treated as a REIT and must meet the requirements, discussed below, relating to the Company’s organization, sources of income, and nature of assets.

The Internal Revenue Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation but for application of the REIT rules;

•	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

•	that has at least 100 persons as beneficial owners;

•

during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

•	that files an election or continues such election to be taxed as a REIT on its return for each taxable year;

•	that uses the calendar year as its taxable year; and

•	that satisfies the income tests, the asset tests, and the distribution tests, described below.

The Internal Revenue Code provides that REITs must satisfy all of the first four preceding requirements during the entire taxable year. REITs must satisfy the fifth requirement during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of the sixth requirement, the beneficiaries of a pension or profit-sharing trust described in Section 401(a) of the Internal Revenue Code, and not the pension or profit-sharing trust itself, are treated as REIT stockholders. Neither the fifth nor sixth requirement is applicable to a REIT’s first taxable year. The Company will be treated as having met the sixth requirement if the Company complies with certain Treasury Regulations for ascertaining the ownership of the Company’s stock for such year and if the Company did not know (or after the exercise of reasonable diligence would not have known) that the sixth condition was not satisfied for such year. The Company’s charter currently includes restrictions regarding transfer of its stock that, among other things, assist the Company in continuing to satisfy the fifth and sixth of these requirements.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Company will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership’s income, in both cases being based on its relative capital interest in the partnership. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, the Company’s proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership’s share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest) is treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

Income Tests. In order to maintain qualification as a REIT, the Company must satisfy two gross income requirements. First, the Company must derive, directly or indirectly, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year from investments relating to real property or mortgages on real property, including “rents from real property,” gains on disposition of real estate, dividends paid by another REIT and interest on obligations secured by real property or on interests in real property, or from certain types of temporary investments. Second, the Company must derive at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

Rents received by the Company will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, “rents from real property” generally excludes any amount received directly or indirectly from any tenant if the Company, or an owner of 10% of more of the Company’s outstanding stock, directly or constructively, owns 10% or more of such tenant taking into consideration the applicable attribution rules, which we refer to as a “related party tenant.” Third, “rents from real property” excludes rent attributable to personal property except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by the Company. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor from whom the Company does not receive any income or a taxable REIT subsidiary. Non-customary services that are not performed by an independent contractor or taxable REIT subsidiary in accordance with the applicable requirements will result in impermissible tenant service income to the Company to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income exceeds 1% of the Company’s total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of the Company’s total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as rents from real property.

The Company does not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company also does not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from related party tenants.

The Operating Partnership does provide some services with respect to the properties. The Company believes that the services with respect to the properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that the Company believes may not be provided by the Company or the Operating Partnership directly without jeopardizing the qualification of rent as “rents from real property” are and will be performed by independent contractors or taxable REIT subsidiaries.

The Operating Partnership and the Company receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the Operating Partnership. These fees, to the extent not paid with respect to the portion of these properties not owned, directly or indirectly, by the Company, will not qualify under the 75% gross income test or the 95% gross income test. The Operating Partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. The Company believes, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.

If the Company fails to satisfy the 75% gross income test or the 95% gross income test for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under the Internal Revenue Code. This relief provision generally will be available if:

•	the Company’s failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	the Company attaches a schedule of the nature and amount of each item of income to its federal income tax return; and

•	the inclusion of any incorrect information on the schedule is not due to fraud with intent to evade tax.

We cannot state whether in all circumstances the Company would be entitled to the benefit of this relief provision. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company’s failure to satisfy the tests was not due to reasonable cause. Even if this relief provision applies, the Internal Revenue Code imposes a 100% tax with respect to a portion of the non-qualifying income, as described above.

Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy four tests relating to the nature and diversification of its assets:

•	At least 75% of the value of the Company’s total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities.

•	No more than 25% of the value of the Company’s total assets may be represented by securities other than those in the 75% asset class.

•	Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% asset class:

•	the value of any one issuer’s securities owned by the Company may not exceed 5% of the value of the Company’s total assets;

•	the Company may not own more than 10% of any one issuer’s outstanding voting securities; and

•	the Company may not own more than 10% of the value of the outstanding securities of any one issuer; and

•	No more than 20% of the Company’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” securities. “Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary (i.e., a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

Straight debt securities also generally include:

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

•

Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above.

The Company believes that the aggregate value of the securities issued by its taxable REIT subsidiaries does not exceed 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary of the Company or any other corporation in which the Company owns an interest (other than another REIT or a qualified REIT subsidiary) as a taxable REIT subsidiary, which election first became available on January 1, 2001, the Company believes it did not own more than 10% of the voting securities of any such entity. In addition, the Company believes that as of each relevant testing date prior to the election to treat each corporate subsidiary of the Company or any other corporation in which the Company owns an interest (other than another REIT or a qualified REIT subsidiary) as a taxable REIT subsidiary of the Company, the Company’s pro rata share of the value of the securities, including debt, of any such corporation or other issuer owned (or treated as owned) by the Company did not exceed 5% of the total value of the Company’s assets.

With respect to each issuer in which the Company currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, the Company believes that its pro rata share of the value of the securities, including debt, of any such issuer owned (or treated as owned) does not exceed 5% of the total value of the Company’s assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with the Company’s determinations.

After initially meeting the asset tests at the close of any quarter, the Company will not generally lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the Company can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Annual Distribution Requirements

To qualify for taxation as a REIT, the Internal Revenue Code requires the Company to make distributions (other than capital gain distributions) to its stockholders in an amount at least equal to (a) the sum of: (1) 90% of the Company’s “REIT taxable income” (computed without regard to the dividends paid deduction and the Company’s net capital gain), and (2) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

The Company must pay distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year’s distribution requirement if the dividends satisfy one of the following two sets of criteria:

•

the Company declares the dividends in October, November or December, the dividends were payable to stockholders of record on a specified date in such a month, and the Company actually paid the dividends during January of the subsequent year; or

•

the Company declares the dividends before it timely files its federal income tax return for such year, the Company pays the dividends in the 12-month period following the close of the prior year and not later than the first regular dividend payment after the declaration, and the Company elects on its federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

Even if the Company satisfies the foregoing distribution requirements, the Company will be subject to tax thereon to the extent that it does not distribute all of its net capital gain or “REIT taxable income” as adjusted. Furthermore, if the Company fails to distribute at least the sum of 85% of its ordinary income for that year, 95% of its capital gain net income for that year, and any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

In addition, if during the 10-year recognition period, if the Company disposes of any asset subject to the built-in gain rules described above, the Company must, pursuant to guidance issued by the IRS, distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

The Company may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, the Company may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the Company. For purposes of the 4% excise tax described, any such retained amounts would be treated as having been distributed.

The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

We expect that the Company’s REIT taxable income will generally be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the

Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In this event, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement or avoid such income or excise taxation.

In the event that the Company is subject to an adjustment to its REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between the Company and the IRS under Section 7121 of the Internal Revenue Code, an agreement as to tax liability between the Company and an IRS district director, or a statement by us attached to an amendment or supplement to our federal income tax return, the Company may be able to rectify any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, the Company must make the distribution within 90 days of the adverse determination and the Company also must satisfy other procedural requirements. If the Company satisfies the statutory requirements of Section 860 of the Internal Revenue Code, a deduction is allowed for any deficiency dividend subsequently paid by the Company to offset an increase in the Company’s REIT taxable income resulting from the adverse determination. The Company, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Failure to Qualify

If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company nor will they be required to be made. In that event, to the extent of positive current and accumulated earnings and profits, distributions to stockholders will be dividends, generally taxable at long-term capital gains tax rates (as described below), subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company lost the qualification. We cannot state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company’s failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Stockholders

As used in this prospectus, the term “U.S. Stockholder” means a holder of the Company’s stock that, for federal income tax purposes:

•	is a citizen or resident of the United States;

•

is a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate, the income of which is subject to federal income taxation regardless of its source; or

•

is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

Distributions Generally. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company’s positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Stockholders. These distributions are not eligible for the dividends received deduction for corporations. On May 28, 2003, President Bush signed into law the Jobs Growth Tax Relief Reconciliation Act of 2003. Under this new law, as subsequently modified, certain “qualified dividend income” received by U.S. non-corporate shareholders in taxable years 2003 through 2010 is subject to tax at the same tax rates as long-term capital gain (generally, under the new law, a maximum rate of 15% for such taxable years). Dividends received from REITs, however, generally are not eligible for these reduced rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2010), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries). Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income.

To the extent that the Company makes a distribution in excess of its positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder’s Common Stock, and then the distribution excess of such basis will be taxable to the U.S. Stockholder as gain realized from the sale of its stock. Dividends declared by the Company in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholders on December 31 of that year, provided that the Company actually pays the dividends during January of the following calendar year.

Capital Gain Distributions. Distributions to U.S. Stockholders that the Company properly designates as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed the Company’s actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held his or her stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

The Company may elect to retain and pay income tax on net long-term capital gain that it received during the tax year. In this instance, U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gains as designated by the Company. The U.S. Stockholders will also be deemed to have paid their proportionate share of the tax, which would be credited against such stockholders’ U.S. income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Stockholders’ shares will be increased by the excess of the amount of capital gain included in its income over the amount of tax it is deemed to have paid.

Any capital gain with respect to capital assets held for more than one year that is recognized or otherwise properly taken into account before January 1, 2011, generally will be taxed to a non-corporate taxpayer at a maximum rate of 15%. In the case of capital gain attributable to the sale of real property held for more than one year, such gain will be taxed at a maximum rate of 25% to the extent of the amount of depreciation deductions previously claimed with respect to such property. With respect to distributions designated by the Company as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, the Company may designate, and will notify its shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gains rates (currently at a minimum rate of 15%) or at the 25% rate applicable to unrecaptured depreciation.

Passive Activity Loss and Investment Interest Limitations. Distributions from the Company and gain from the disposition of stock will not be treated as passive activity income and, therefore, U.S. Stockholders will not be able to apply any “passive losses” against such income. Dividends from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of stock or capital gain dividends generally will be excluded from investment income unless the U.S. Stockholder elects to have the gain taxed at ordinary income rates. Stockholders are not allowed to include on their own federal income tax returns any tax losses of the Company.

Dispositions of Shares. In general, U.S. Stockholders will realize capital gain or loss on the disposition of stock equal to the difference between the amount of cash and the fair market value of any property received on the disposition and that stockholders’ adjusted basis in the common stock. This gain or loss will be a capital gain or loss if the U.S. Stockholder has held the shares as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if the stockholder has held the asset for more than one year, it will produce long-term capital gain) and the stockholder’s tax bracket (the maximum rate for non-corporate taxpayers currently being 15%). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of stock that would correspond to the Company’s “unrecaptured Section 1250 gain.” Stockholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of stock that the stockholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Stockholder from the Company that were required to be treated as long-term capital gains.

Treatment of Tax-Exempt Stockholders. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute “unrelated business taxable income,” which we refer to as “UBTI,” unless the stockholder has borrowed to acquire or carry its stock or has used the shares in a trade or business.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in the Company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such a REIT’s distributions as UBTI. A REIT is a “pension-held REIT” only if the REIT would not qualify as such for federal income tax purposes but for the application of a “look-through” exception to the five or fewer requirement applicable to shares held by qualified trusts and the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either at least one qualified trust holds more than 25% by value of the REIT interests or qualified trusts, each owning more than 10% by value of the REIT interests, holds in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code. The restrictions on ownership of Common Stock in the Company’s charter generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing stock, absent a waiver of the restrictions by the Board of Directors.

Special Tax Considerations for Non-U.S. Stockholders

In general, non-U.S. Stockholders will be subject to regular federal income tax with respect to their investment in the Company if the income from the investment is “effectively connected” with the non-U.S. Stockholder’s conduct of a trade or business in the United States. A corporate non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income that meets various certification requirements will generally be exempt from withholding. The following discussion will apply to non U.S. Stockholders whose income from their investments in the Company is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that the Company does not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that the Company pays the distribution out of current or accumulated earnings and profits of the Company. Generally, any ordinary income dividend will be subject to a federal income tax, required to be withheld by the Company, equal to 30% of the gross amount of the dividend, withheld by the Company, unless an applicable tax treaty reduces this tax. Such a distribution in excess of the Company’s earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Stockholder’s basis in its Common Stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.

Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.” Such distributions are taxed to a non-U.S. Stockholder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty.

Although the law is not clear on this matter, it appears that amounts designated by the Company as undistributed capital gains in respect of stock generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions by the Company of capital gain dividends. Under that approach, the non-U.S. Stockholder would be able to offset as a credit against their resulting federal income tax liability an amount equal to their proportionate share of the tax paid by the Company on the undistributed capital gains, and to receive from the IRS a refund to the extent its proportionate share of this tax paid by the Company were to exceed its actual federal income tax liability.

Although tax treaties may reduce the Company’s withholding obligations, the Company generally will be required to withhold from distributions to non-U.S. Stockholders, and remit to the IRS, 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that the Company designated as capital gains dividends, will be treated as capital gain dividends for purposes of withholding. In addition, the Company may be required to withhold 10% of distributions in excess of the Company’s current and accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a non-U.S. Stockholder exceeds the stockholder’s United States tax liability with respect to such distribution, the non-U.S. Stockholder may file for a refund of such excess from the IRS.

The Company expects to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Stockholder unless:

•	a lower treaty rate applies and the non-U.S. Stockholder files with the Company an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•

the non-U.S. Stockholder files with the Company an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Stockholder’s trade or business so that no withholding tax is required; or

•	the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

Unless the stock constitutes a “U.S. real property interest” within the meaning of FIRPTA, a sale of stock by a non-U.S. Stockholder generally will not be subject to federal income taxation. The stock will not constitute a U.S. real property interest if the Company is a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Stockholders. We currently anticipate that the Company will be a domestically-controlled REIT and, therefore, that the sale of stock will not be subject to taxation under FIRPTA. However, because the Company’s Common Stock will be publicly traded, we cannot assure you that the Company will be a domestically-controlled REIT. If the Company were not a domestically-controlled REIT, a non-U.S. Stockholder’s sale of stock would be subject to tax under FIRPTA as a sale of a U.S. real property interest unless the stock were “regularly traded” on an established securities market (such as the New York Stock Exchange) on which the Common Stock will be listed and the selling stockholder owned no more than 5% of the Common Stock throughout the applicable testing period. If the gain on the sale of stock were subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if the Company’s Common Stock is not a U.S. real property interest, a nonresident alien’s gains from the sale of stock will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

A purchaser of stock from a non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased stock is “regularly traded” on an established securities market or if the Company is a domestically-controlled REIT. Otherwise, the purchaser of stock from a non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. The Company’s Common Stock currently is traded on the New York Stock Exchange. We believe that the Company qualifies under both the regularly traded and the domestically-controlled REIT exceptions to withholding but we cannot provide any assurance to that effect.

On May 17, 2006, the Tax Increase Prevention and Reconciliation Act of 2005 (“TIPRA”) was enacted. TIPRA requires any distribution that is made by a REIT that would otherwise be subject to FIRPTA because the distribution is attributable to the disposition of a United States real property interest to retain its character as FIRPTA income when distributed to any regulated investment company or other REIT, and to be treated as if it were from the disposition of a United States real property interest by that regulated investment company or other REIT. This provision of TIPRA applies to distributions with respect to taxable years beginning after December 31, 2005. A “wash sale” rule is also included in TIPRA for transactions involving certain dispositions of REIT stock to avoid FIRPTA tax on dispositions of United States real property interests. These wash sale rules are applicable to transactions occurring on or after the thirtieth day following the date of enactment of TIPRA.

Upon the death of a nonresident alien individual, that individual’s stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders. In general, information reporting requirements will apply to payments of distributions on the Company’s stock and payments of the proceeds of the sale of the Company’s stock, unless an exception applies. Further, the payer will be required to withhold backup withholding tax if:

•	the payee fails to furnish a taxpayer identification number to the payer or to establish an exemption from backup withholding;

•	the IRS notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

•	a notified payee has been under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

•	the payee has failed to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s federal income tax and may entitle to stockholder to a refund, provided that the stockholder furnishes the required information to the IRS.

Non-U.S. Stockholders. Generally, information reporting will apply to payments of distributions on the Company’s stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of the Company’s stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Stockholder of the Company’s stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Stockholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, you should consult your tax advisor regarding the information reporting requirements applicable to you.

Tax Aspects of the Operating Partnership

General. The Operating Partnership holds substantially all of the Company’s investments. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of these Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which we refer to as a “book-tax difference.” These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

In general, the partners who have contributed interests in the appreciated properties to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book-tax difference, all taxable income attributable to the book-tax difference generally will be allocated to the contributing partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of the properties. This will tend to eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of the sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company’s ability to comply with the REIT distribution requirements.

Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including the “traditional method” that may leave some of the book-tax differences unaccounted for, or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the “traditional method” for accounting for book-tax differences with respect to the properties contributed to the Operating Partnership. As a result of this determination, distributions to stockholders will be comprised of a greater portion of taxable income and less return of capital than if another method for accounting for book-tax differences had been selected. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for book-tax differences will be elected with respect to properties contributed to the Operating Partnership in the future.

With respect to any property purchased by the Operating Partnership, this property initially will have a tax basis equal to its fair market value and Section 704(c) of the Internal Revenue Code will not apply.

Basis in Operating Partnership Interest. The Company’s adjusted tax basis in its interest in the Operating Partnership generally:

•	will equal the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company;

•	will increase by its allocable share of the Operating Partnership’s income and its allocable share of debt of the Operating Partnership; and

•

will decrease, but not below zero, by the Company’s allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to the Company, and constructive distributions resulting from a reduction in the Company’s share of debt of the Operating Partnership.

If the allocation of the Company’s distributive share of the Operating Partnership’s loss exceeds the adjusted tax basis of the Company’s partnership interest in the Operating Partnership, the recognition of the excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership’s distributions, or any decrease in the Company’s share of the debt of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed the Company’s adjusted tax basis, the excess distributions (including such constructive distributions) constitute taxable income to the Company. This taxable income normally will be characterized as a long-term capital gain if the Company has held its interest in the Operating Partnership for longer than one year, subject to reduced tax rates described above for non-corporate U.S. Stockholders, to the extent designated by the Company as a capital gain dividend. Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

Sale of the Properties. The Company’s share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income also may have an adverse effect upon the Company’s ability to satisfy the income tests for qualification as a REIT. Under existing law, whether the Operating Partnership holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Operating Partnership’s investment objectives.

State and Local Tax

The Company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property or reside. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company’s stock.

SELLING STOCKHOLDERS

The shares of Common Stock included in this offering are 4,139,943 shares that may be sold by selling stockholders. We refer to these shares as the “resale shares.” None of the resale shares are currently outstanding. We may issue these resale shares to the selling stockholders upon the exercise of 25,000 outstanding warrants and the redemption of 4,114,943 outstanding Common Units. See “Plan of Distribution.”

The selling stockholders may offer and sell from time to time under this prospectus any and all of the resale shares. There are currently no agreements, arrangements or understandings with respect to the sale of any of the resale shares that will be held by the selling stockholders. None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

The following table sets forth, for each selling stockholder, the amount of our Common Stock owned, the number of shares of Common Stock offered hereby and the percentage of the Common Stock owned after completion of the offering assuming all of the offered shares are sold:

Name of Selling Stockholder (1)	Number of Shares Beneficially Owned (2)	Number of Shares Offered	Number of Shares Beneficially Owned Following Resale	Percentage Ownership Following Resale (3)
A.T. Williams Oil Co	*	8,571	*	*	%
Alan Schwartz	*	4,254	*	*	%
Alfus Family Limited Partnership	*	35,161	*	*	%
Anne S. Sovey	*	475	*	*	%
Ardent Management, L.L.C.	*	35,161	*	*	%
Ariel Associates, LLC	*	14,924	*	*	%
Arthur Laub	*	9,035	*	*	%
Audri May Tendler Trust	*	2,929	*	*	%
Bahama Mama	*	941	*	*	%
Bennett Family Revocable Trust	*	2,092	*	*	%
Bennie Auerbach	*	30,836	*	*	%
Bissell Family Limited Partnership	*	19,203	*	*	%
C. Hamilton Sloan	*	24,543	*	*	%
C. Hamilton Sloan Trust	*	44,870	*	*	%
C.S. Henline Trust	*	3,874	*	*	%
Carolina Capital Corporation	*	3,796	*	*	%
Catherine D. Rainey	*	50	*	*	%
Charles E. Mueller, MD	*	160	*	*	%
Charpat Properties	*	42,000	*	*	%
CMS Oakbrook Summit, L.P.	*	104	*	*	%
Crawly F. Joyner, III	*	30,000	*	*	%
Daniel C. Austin	*	91,887	*	*	%
Daniel C. Brown, Jr.	*	2,373	*	*	%
David L. Gordon	*	1,046	*	*	%
David Smith	*	61,022	*	*	%
Deborah Laub	*	1,046	*	*	%
Dennis L. Olive	*	4,122	*	*	%
Donald L. Harley	*	5,238	*	*	%
Easlan Capital, Inc.	*	190	*	*	%
Edward J. Fritsch (4)	897,973	8,644	889,329	1.6%
Edward W. & Kathleen Hayes	*	1,535	*	*	%
Eugene M. Langley, Jr. Revocable Trust, dated December 5, 2006	*	16,196	*	*	%
Fox Run Development	*	326	*	*	%
G.M. Hock	*	100	*	*	%
Gary T. Baker	*	150,000	*	*	%
Glenn Weathers	*	5,344	*	*	%
GT Investment Corporation	*	12,041	*	*	%
H. Jack Leister	*	89,770	*	*	%
Harrison A. Underwood, III	*	2,635	*	*	%
Henry F. Stern	*	38,471	*	*	%
Henry P. Royster, Jr.	*	1,211	*	*	%
Henry K Solomon Rks Trust	*	4,850	*	*	%
Henry F. Stern Cleveland Clinic Foundation, Cleveland, Ohio Charitable Remainder Annuity Trust (2006)	*	2,400	*	*	%

Name of Selling Stockholder (1)	Number of Shares Beneficially Owned (2)	Number of Shares Offered	Number of Shares Beneficially Owned Following Resale	Percentage Ownership Following Resale (3)
Henry F. Stern Tredegar National Civil War Center Foundation Remainder Annuity Trust (2006)	*	613	*	*	%
Hyman Auerbach	*	46,759	*	*	%
Innsbrook North Associates	*	30,564	*	*	%
J. Rex Thomas	*	28,418	*	*	%
J. Roger Edwards, Jr.	*	5,704	*	*	%
J.T. Hobby & Son, Inc.	*	8,311	*	*	%
James A. Kleeman, MD	*	163	*	*	%
James F. Marshall	*	28,109	*	*	%
Jamile J. Francis, Jr.	*	2,325	*	*	%
Jaw Holdings I, LLC	*	9,621	*	*	%
Jeffrey Hymes	*	5,509	*	*	%
Jerome and Linda Janger Revocable Trust	*	198,062	*	*	%
Jerome Silvey	*	1,538	*	*	%
Jim Ayers	*	280,044	*	*	%
Jim Campbell	*	5,342	*	*	%
John Rainey	*	2,610	*	*	%
John S. Rainey & Mary Belser, Tr U/W C.S. Rainey F/B/O J. Rainey	*	237	*	*	%
John S. Rainey, Jr., Trust	*	45	*	*	%
John S. Rainey, Tr U/W C.S. Rainey F/B/O Mary R. Belser	*	237	*	*	%
John S. Rainey, Tr U/W C.S. Rainey F/B/O Nancy Crowley	*	237	*	*	%
John S. Rainey, Tr U/W C.S. Rainey F/B/O Rob Rainey	*	237	*	*	%
John S. Rainey, Trustee F/B/O Nancy R. Crowley	*	95	*	*	%
John Turner (5)	*	3,000	*	*	%
Jonathan Eilian	*	13,664	*	*	%
Karen Blakely	*	10,000	*	*	%
Keith R. Harrod	*	3,044	*	*	%
Kenneth M. Weiss	*	223	*	*	%
Kennington Ltd., Inc.	*	503,948	*	*	%
Kyle Woolfolk	*	13,098	*	*	%
L. Terrell Sovey	*	475	*	*	%
L.B.M. Family Limited Partnership	*	25,683	*	*	%
Lambster Partners	*	2,317	*	*	%
Leon Auerbach	*	32,828	*	*	%
Leonard Barrier	*	7,260	*	*	%
Linda Janger	*	4,394	*	*	%
Louise Bahnson	*	1,323	*	*	%
Lowell D. Kraff	*	238	*	*	%
LPK Investments, LLC	*	33,720	*	*	%
Lujac Partners, L.L.L.P	*	735,720	*	*	%
Margaret Smith	*	54,325	*	*	%
Mark Hamilton Sloan	*	2,267	*	*	%
Mark Hamilton Sloan Trust	*	2,575	*	*	%
Mark Walsh	*	15,000	*	*	%
Marmor Living Trust	*	26,820	*	*	%
Mary R. Belser	*	475	*	*	%
Mike Fann	*	29,851	*	*	%
Neal S. Johnston	*	5,385	*	*	%
Newman Enterprises	*	12,366	*	*	%
Nuptaie Terminus Associates	*	2,325	*	*	%
Nussbaum Family Trust	*	856	*	*	%
O. Temple Sloan III	*	1	*	*	%
O. Temple Sloan III Trust	*	2,575	*	*	%
O. Temple Sloan Jr. (6)	586,561	216,765	369,796	*	%
O. Temple Sloan Jr. Trust (6)	*	44,870	*	*	%
Paul Kreckman (7)	*	196	*	*	%
Paul S. Bennett Family Trust	*	1,712	*	*	%
Ralph W. Mullins, Jr.	*	82,213	*	*	%

Name of Selling Stockholder (1)	Number of Shares Beneficially Owned (2)	Number of Shares Offered	Number of Shares Beneficially Owned Following Resale	Percentage Ownership Following Resale (3)
Richard Faber	*	7,871	*	*	%
Ridley Wills	*	11,868	*	*	%
Ridley Wills (Mrs.)	*	7,871	*	*	%
Robert E. Coles	*	986	*	*	%
Robert Faber	*	15,956	*	*	%
Robert Faber Profit Sharing	*	3,741	*	*	%
Robert Goldman	*	77,615	*	*	%
Robert M. Rainey	*	475	*	*	%
Roderick T. White	*	124,540	*	*	%
Roger G. White	*	50,000	*	*	%
Ronald P. Gibson (8)	*	891	*	*	%
Royall Brown	*	2,000	*	*	%
Sandra H. Taylor	*	3,570	*	*	%
Secc Partners	*	75,882	*	*	%
Semoran Trust	*	23,116	*	*	%
Sheridan Trust	*	3,000	*	*	%
Stanley and Audri Tendler Family Trust	*	7,811	*	*	%
Stephen Ross	*	196	*	*	%
Stephen Timko Revocable Trust	*	193,907	*	*	%
Steve Goldman	*	2,104	*	*	%
Susan Kellett	*	38,523	*	*	%
Suzanne B. Ross	*	110	*	*	%
Suzanne H. Karnatz	*	3,571	*	*	%
Thomas A. Hunter, III	*	4,965	*	*	%
Thomas C. Brown	*	2,325	*	*	%
Thomas H. Davis	*	3,568	*	*	%
Thomas T. Crumpler	*	967	*	*	%
Victoria Martin Langley Revocable Trust, dated December 5, 2006	*	27,122	*	*	%
Wendy’s of North Alabama, Inc.	*	21,161	*	*	%
William A. White, Jr.	*	9,805	*	*	%
William E. Salter	*	10,724	*	*	%
William T. Wilson	*	28,204	*	*	%
Winston-Salem Foundation, Inc.	*	15,780	*	*	%

Total		4,139,943

*	Less than 1%.
(1)	Selling stockholders that are entities may distribute shares of Common Stock prior to sale under this prospectus. The selling stockholders may also include persons who are donees, pledgees or successors-in-interest of the listed selling stockholders. Any such persons not specifically named in the foregoing table will be named in a supplement to this prospectus if such supplement is required by the rules and regulations of the SEC.
(2)	The shares of Common Stock include warrants and Common Units held by a selling stockholder and assumes that such warrants will be exercised and units will be redeemed for shares of our Common Stock. The number of shares of Common Stock assumes that no stock options are exchanged for shares of Common Stock.
(3)	This percentage is calculated assuming that each selling stockholder sells all of the shares offered by this prospectus. It is difficult to estimate with any degree of certainty the amount and percentage of shares of Common Stock that would be held by each selling stockholder after completion of the offering. First, we have the option to satisfy unit redemption requests by paying the cash value of the units rather than issuing shares of our Common Stock. The number of shares offered hereby assumes we elect to satisfy all redemption requests by issuing shares. Second, assuming a selling stockholder receives shares of Common Stock upon an exercise of warrants or a redemption of such holder’s Common Units, such holder may offer all, some or none of such shares.
(4)	Edward J. Fritsch is our President and Chief Executive Officer.
(5)	John Turner was a director on the Board of Directors of the Company until December 31, 2005.
(6)	O. Temple Sloan Jr. is the Chairman of the Board of Directors of the Company.
(7)	Paul Kreckman is a Vice President of the Company.
(8)	Ronald P. Gibson was the Chief Executive Officer of the Company until June 30, 2004.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale by the selling stockholders of 4,139,943 shares of our Common Stock, which shares we may issue upon the exercise of a like number of warrants or the redemption of a like number of Common Units. Our Common Stock is listed on the New York Stock Exchange under the symbol “HIW.”

We have not and will not receive any proceeds from the offering by the selling stockholders.

As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of Common Stock offered hereby will be borne by the selling stockholders. Sales of shares of Common Stock may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating the shares of Common Stock, through short sales of shares of Common Stock or through a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock by the selling stockholders.

The selling stockholders may effect such transactions by selling shares of Common Stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers that act in connection with the sale of shares of Common Stock might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares of Common Stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided the requirements of such rule are met.

Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of Common Stock involved, (iii) the price at which such shares were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (iv) other facts material to the transaction. In addition, upon notification by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares of Common Stock, we will file a supplement to this prospectus, if required.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by DLA Piper US LLP, Raleigh, North Carolina. In addition, DLA Piper US LLP has rendered an opinion with respect to certain federal income tax matters relating to the Company. Two partners of DLA Piper US LLP beneficially own an aggregate of less than 0.01% of the Common Stock of the Company.

EXPERTS

The consolidated financial statements and the related financial statement schedules for the years ended December 31, 2006 and 2005 and management’s report on the effectiveness of internal control over financial reporting included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph relating to the Company’s change in its method of accounting for share-based payments, effective January 1, 2006, to conform to Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the Company’s change in its method of accounting for joint ventures, effective January 1, 2006, to conform to Emerging Issues Task Force Issue No. 04-5, Determining Whether a General Partner or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting because of material weaknesses), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedules of Highwoods Properties, Inc. for the year ended December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Information that we file with the SEC is available to the public on the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at Room 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

You may request a copy of these filings and the exhibits attached thereto at no cost by writing or telephoning us at the following address: Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, Attention: Investor Relations, Telephone Number: (919) 431-1529.

All other schedules are omitted because they are not applicable or because the required information is included in the Consolidated Financial Statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Highwoods Properties, Inc.

Raleigh, North Carolina

We have audited the accompanying consolidated balance sheets of Highwoods Properties, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2006. Our audits also included the financial statement schedules as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006 listed in the Index at page F-1. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Highwoods Properties, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based payments to conform to Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and changed its method of accounting for joint ventures to conform to Emerging Issues Task Force Issue No. 04-5, Determining Whether a General Partner or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 1, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Highwoods Properties, Inc.

We have audited the accompanying consolidated statements of income, stockholders’ equity, and cash flows of Highwoods Properties, Inc. for the year ended December 31, 2004. Our audit also included the financial statement schedules as of December 31, 2004 and for the year then ended listed in the Index at page F-1. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Highwoods Properties, Inc. for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 1, 2007

HIGHWOODS PROPERTIES, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2005	2006
Assets:
Real estate and related assets, at cost:
Land	$345,548	$341,094
Buildings and tenant improvements	2,573,032	2,499,419
Development in process	101,899	28,727
Land held for development	112,760	142,717
Furniture, fixtures and equipment	23,695	22,467

	3,156,934	3,034,424
Less – accumulated depreciation	(608,612)	(555,506)

Net real estate assets	2,548,322	2,478,918
Real estate and other assets, net, held for sale	34,166	177,235
Cash and cash equivalents	16,690	1,212
Restricted cash	2,027	16,223
Accounts receivable, net of allowance of $1,253 and $1,618, respectively	23,347	24,201
Notes receivable, net of allowance of $786 and $876, respectively	7,871	9,232
Accrued straight-line rents receivable, net of allowance of $301 and $609, respectively	68,364	60,349
Investments in unconsolidated affiliates	60,359	69,247
Deferred financing and leasing costs, net	66,352	59,059
Prepaid expenses and other assets	17,355	13,302

Total Assets	$2,844,853	$2,908,978

Liabilities, Minority Interest and Stockholders’ Equity:
Mortgages and notes payable	$1,465,129	$1,471,616
Accounts payable, accrued expenses and other liabilities	156,737	127,455
Financing obligations	35,530	34,154

Total Liabilities	1,657,396	1,633,225
Commitments and contingencies (see Note 15)
Minority interest	79,726	94,134
Stockholders’ Equity:
Preferred stock, $.01 par value, 50,000,000 authorized shares;
8 5/8% Series A Cumulative Redeemable Preferred Shares (liquidation preference $1,000 per share), 104,945 shares issued and outstanding at December 31, 2006 and 2005	104,945	104,945
8% Series B Cumulative Redeemable Preferred Shares (liquidation preference $25 per share), 3,700,000 and 5,700,000 shares issued and outstanding at December 31, 2006 and 2005, respectively	92,500	142,500
Common stock, $.01 par value, 200,000,000 authorized shares; 56,211,148 and 54,028,507 shares issued and outstanding at December 31, 2006 and 2005, respectively	562	540
Additional paid-in capital	1,449,337	1,419,683
Distributions in excess of net earnings	(538,098)	(479,901)
Accumulated other comprehensive loss	(1,515)	(2,212)
Deferred compensation	—	(3,936)

Total Stockholders’ Equity	1,107,731	1,181,619

Total Liabilities, Minority Interest and Stockholders’ Equity	$2,844,853	$2,908,978

See accompanying notes to consolidated financial statements.

HIGHWOODS PROPERTIES, INC.

Consolidated Statements of Income

(in thousands, except per share amounts)

	Years Ended December 31,
	2006	2005	2004
Rental and other revenues	$416,798	$396,075	$389,587

Operating expenses:
Rental property and other expenses	153,592	141,575	137,879
Depreciation and amortization	114,935	109,616	108,846
Impairment of assets held for use	2,600	7,587	—
General and administrative	37,309	33,063	41,485

Total operating expenses	308,436	291,841	288,210

Interest expense:
Contractual	94,229	98,677	104,768
Amortization of deferred financing costs	2,375	3,372	3,698
Financing obligations	4,162	5,032	9,999

	100,766	107,081	118,465

Other income/(expense):
Interest and other income	7,010	7,078	6,094
Settlement of tenant bankruptcy claims	1,581	—	14,435
Loss on debt extinguishments	(494)	(453)	(12,457)

	8,097	6,625	8,072

Income/(loss) before disposition of property, minority interest and equity in earnings of unconsolidated affiliates	15,693	3,778	(9,016)
Gains on disposition of property, net	16,157	14,172	21,636
Minority interest	(2,226)	475	1,026
Equity in earnings of unconsolidated affiliates	6,841	9,303	7,398

Income from continuing operations	36,465	27,728	21,044

Discontinued operations:
Income from discontinued operations, net of minority interest	3,421	11,504	17,750
Gains, net of impairments, on sales of discontinued operations, net of minority interest, including a gain from related party transactions of $4,816 in 2005	13,858	23,226	2,783

	17,279	34,730	20,533

Net income	53,744	62,458	41,577
Dividends on preferred stock	(17,063)	(27,238)	(30,852)
Excess of preferred stock redemption cost over carrying value	(1,803)	(4,272)	—

Net income available for common stockholders	$34,878	$30,948	$10,725

Net income per common share – basic:
Income/(loss) from continuing operations	$0.32	$(0.07)	$(0.18)
Income from discontinued operations	0.32	0.65	0.38

Net income	$0.64	$0.58	$0.20

Weighted average common shares outstanding – basic	54,489	53,732	53,323

Net income per common share – diluted:
Income/(loss) from continuing operations	$0.31	$(0.07)	$(0.18)
Income from discontinued operations	0.31	0.65	0.38

Net income	$0.62	$0.58	$0.20

Weighted average common shares outstanding – diluted	61,362	53,732	53,323

Dividends declared per common share	$1.70	$1.70	$1.70

See accompanying notes to consolidated financial statements.

HIGHWOODS PROPERTIES, INC.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

For the Years Ended December 31, 2006, 2005 and 2004

	Number of Common Shares	Common Stock	Series A Preferred	Series B Preferred	Series D Preferred	Additional Paid-In Capital	Deferred Compensation	Accumulated Other Comprehensive Loss	Distributions in Excess of Net Earnings	Total
Balance at December 31, 2003	53,474,403	$535	$104,945	$172,500	$100,000	$1,408,277	$(4,469)	$(3,650)	$(338,605)	$1,439,533
Issuance of Common Stock	173,313	2	—	—	—	3,270	—	—	—	3,272
Conversion of Common Units to Common Stock	54,308	—	—	—	—	1,404	—	—	—	1,404
Common Stock dividends	—	—	—	—	—	—	—	—	(91,198)	(91,198)
Preferred Stock dividends	—	—	—	—	—	—	—	—	(30,852)	(30,852)
Adjustment to minority interest of unitholders in the Operating Partnership	—	—	—	—	—	(883)	—	—	—	(883)
Issuance of restricted stock, net	111,398	1	—	—	—	2,806	(2,807)	—	—	—
Fair market value of options granted	—	—	—	—	—	1,256	(1,256)	—	—	—
Amortization of restricted stock and stock options	—	—	—	—	—	—	4,421	—	—	4,421
Other comprehensive income	—	—	—	—	—	—	—	836	—	836
Net income	—	—	—	—	—	—	—	—	41,577	41,577

Balance at December 31, 2004	53,813,422	538	104,945	172,500	100,000	1,416,130	(4,111)	(2,814)	(419,078)	1,368,110
Issuance of Common Stock	109,528	1	—	—	—	1,649	—	—	—	1,650
Common Stock dividends	—	—	—	—	—	—	—	—	(91,771)	(91,771)
Preferred Stock dividends	—	—	—	—	—	—	—	—	(27,238)	(27,238)
Adjustment to minority interest of unitholders in the Operating Partnership	—	—	—	—	—	(4,916)	—	—	—	(4,916)
Issuance of restricted stock, net	105,557	1	—	—	—	1,316	(1,317)	—	—	—
Redemption of Preferred Stock	—	—	—	(30,000)	(100,000)	4,272	—	—	(4,272)	(130,000)
Fair market value of options granted	—	—	—	—	—	1,232	(1,232)	—	—	—
Amortization of restricted stock and stock options	—	—	—	—	—	—	2,724	—	—	2,724
Other comprehensive income	—	—	—	—	—	—	—	602	—	602
Net income	—	—	—	—	—	—	—	—	62,458	62,458

Balance at December 31, 2005	54,028,507	540	104,945	142,500	—	1,419,683	(3,936)	(2,212)	(479,901)	1,181,619
Reversal of unvested deferred compensation as a result of the adoption of SFAS No. 123(R)	—	—	—	—	—	(3,936)	3,936	—	—	—
Issuance of Common Stock	1,975,628	21	—	—	—	42,784	—	—	—	42,805
Conversion of warrants to shares	83,941	—	—	—	—	—	—	—	—	—
Common Stock dividends	—	—	—	—	—	—	—	—	(93,075)	(93,075)
Preferred Stock dividends	—	—	—	—	—	—	—	—	(17,063)	(17,063)
Adjustment to minority interest of unitholders in the Operating Partnership	—	—	—	—	—	(14,726)	—	—	—	(14,726)
Issuance of restricted stock, net	123,072	—	—	—	—	—	—	—	—	—
Redemption of Preferred Stock	—	—	—	(50,000)	—	1,803	—	—	(1,803)	(50,000)
Amortization of restricted stock and stock options	—	1	—	—	—	3,729	—	—	—	3,730
Other comprehensive income	—	—	—	—	—	—	—	697	—	697
Net income	—	—	—	—	—	—	—	—	53,744	53,744

Balance at December 31, 2006	56,211,148	$562	$104,945	$92,500	$—	$1,449,337	$—	$(1,515)	$(538,098)	$1,107,731

See accompanying notes to consolidated financial statements.

HIGHWOODS PROPERTIES, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2006	2005	2004
Operating activities:
Net income	$53,744	$62,458	$41,577
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	103,775	110,851	117,605
Amortization of lease commissions	14,546	15,606	16,580
Amortization of lease incentives	828	879	966
Impairment of assets held for use	2,600	7,587	1,770
Amortization of stock-based compensation	3,730	2,724	4,421
Amortization of deferred financing costs	2,375	3,372	3,698
Amortization of accumulated other comprehensive loss	697	703	757
Loss on debt extinguishments	494	453	12,457
Gains, net of impairments, on disposition of property	(31,239)	(39,926)	(24,742)
Minority interest	3,783	3,281	1,345
Equity in earnings of unconsolidated affiliates	(6,841)	(9,303)	(7,398)
Change in financing obligations	1,191	212	2,719
Distributions of earnings from unconsolidated affiliates	7,748	8,965	6,775
Changes in operating assets and liabilities:
Accounts receivable, net	2,805	(8,768)	32
Prepaid expenses and other assets	(3,626)	(1,495)	481
Accrued straight-line rents receivable	(8,592)	(7,496)	(7,401)
Accounts payable accrued expenses and other liabilities	(2,493)	4,030	940

Net cash provided by operating activities	145,525	154,133	172,582

Investing activities:
Additions to real estate assets and deferred leasing costs	(222,030)	(167,763)	(126,995)
Proceeds from disposition of real estate assets	260,221	370,931	174,132
Distributions of capital from unconsolidated affiliates	11,888	4,819	9,156
Net repayments of notes receivable	1,361	4,399	1,399
Cash assumed upon consolidation of unconsolidated affiliates	645	—	—
Contributions to unconsolidated affiliates	(100)	—	(9,866)
Other investing activities	12,749	(11,461)	362

Net cash provided by investing activities	64,734	200,925	48,188

Financing activities:
Distributions paid on common stock and common units	(101,783)	(101,483)	(101,643)
Dividends paid on preferred stock	(17,063)	(27,238)	(30,852)
Distributions paid to minority interest partner	(737)	—	—
Net proceeds from the sale of common stock	42,805	1,650	3,272
Repurchases of common units	(26,482)	(11,318)	(1,165)
Redemptions of preferred stock	(50,000)	(130,000)	—
Borrowings on revolving credit facility	662,000	152,500	403,500
Repayments of revolving credit facility	(479,000)	(132,000)	(288,500)
Borrowings on mortgages and notes payable	68,625	38,287	15,490
Repayments of mortgages and notes payable	(289,188)	(167,075)	(140,375)
Payments on financing obligations	(863)	(775)	(63,187)
Additions to deferred financing costs	(3,855)	(621)	(2,067)
Contributions from minority interest partner	760	—	—
Payments on debt extinguishments	—	(255)	(12,457)

Net cash used in financing activities	(194,781)	(378,328)	(217,984)

Net increase/(decrease) in cash and cash equivalents	15,478	(23,270)	2,786
Cash and cash equivalents at beginning of the year	1,212	24,482	21,696

Cash and cash equivalents at end of the year	$16,690	$1,212	$24,482

See accompanying notes to consolidated financial statements.

HIGHWOODS PROPERTIES, INC.

Consolidated Statements of Cash Flows - Continued

(in thousands)

Supplemental disclosure of cash flow information:

	Years Ended December 31,
	2006	2005	2004
Cash paid for interest, net of amounts capitalized (excludes cash distributions to owners of sold properties accounted for as financings of $1,614, $3,454 and $5,785 for 2006, 2005 and 2004, respectively)	$96,284	$100,761	$106,445

Supplemental disclosure of non-cash investing and financing activities:

The following table summarizes the net asset acquisitions and dispositions subject to mortgage notes payable and other non-cash transactions:

	Years Ended December 31,
	2006	2005	2004
Assets:
Net real estate assets	$34,852	$(20,674)	$(147,202)
Restricted cash	(1,865)	2,500	—
Accounts receivable	102	10	—
Notes receivable	—	—	1,055
Accrued straight-line rents receivable	962	(434)	—
Investment in unconsolidated affiliates	(1,938)	1,553	11,131
Deferred leasing costs, net	287	(61)	260
Prepaid and other	—	(268)	(104)

	$32,400	$(17,374)	$(134,860)

Liabilities:
Mortgages and notes payable	$31,076	$7,330	$(135,815)
Accounts payable, accrued expenses and other liabilities	(1,652)	12,277	955
Financing obligation	1,048	(30,218)	—

	$30,472	$(10,611)	$(134,860)

Minority Interest and Stockholders’ Equity:	$1,928	$(6,763)	$—

See accompanying notes to consolidated financial statements.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Highwoods Properties, Inc., together with its consolidated subsidiaries (the “Company”), is a fully-integrated, self-administered and self-managed equity real estate investment trust (“REIT”) that operates in the southeastern and midwestern United States. The Company conducts substantially all of its activities through Highwoods Realty Limited Partnership (the “Operating Partnership”). Other than 22.4 acres of undeveloped land, 13 rental residential units and the Company’s interest in the Kessinger/Hunter, LLC and 4600 Madison Associates, LLC joint ventures (see Note 2 to the Consolidated Financial Statements), all of the Company’s assets are owned directly or indirectly by the Operating Partnership.

The Company is the sole general partner of the Operating Partnership. At December 31, 2006, the Company owned all of the preferred partnership interests (“Preferred Units”) and 92.2% of the common partnership interests (“Common Units”) in the Operating Partnership. Limited partners (including certain officers and directors of the Company) own the remaining Common Units. Each Common Unit is redeemable for the cash value of one share of the Company’s common stock, $.01 par value (the “Common Stock”), or, at the Company’s option, one share of Common Stock. In 2006, the Company redeemed 716,888 Common Units in cash, which increased the percentage of Common Units owned by the Company from 90.8% at December 31, 2005 to 92.2% at December 31, 2006. In 2005, the Company redeemed 395,148 Common Units in cash and 256,508 Common Units in connection with the sale of property (see Note 8), which increased the percentage of Common Units owned by the Company from 89.8% at December 31, 2004 to 90.8% at December 31, 2005. Preferred Units in the Operating Partnership were issued to the Company in connection with the Company’s Preferred Stock offerings in 1997 and 1998 (the “Preferred Stock”). The net proceeds raised from each of the Preferred Stock issuances were contributed by the Company to the Operating Partnership in exchange for the Preferred Units. The terms of each series of Preferred Units parallel the terms of the respective Preferred Stock as to dividends, liquidation and redemption rights as more fully described in Note 9.

As of December 31, 2006, the Company directly and/or through the Operating Partnership wholly owned: 322 in-service office, industrial and retail properties; 109 rental residential units; 719 acres of undeveloped land suitable for future development, of which 435 acres are considered core holdings; and an additional 16 properties under development. In addition, the Company owned interests (50.0% or less) in 70 in-service office and industrial properties and 418 rental residential units, 50% interests in an office property developed in 2006 that had not yet achieved stabilized occupancy and a for-rent residential project comprising 332 units. Five of the in-service office properties are consolidated at December 31, 2006 as more fully described below and in Note 3 to the Consolidated Financial Statements.

Basis of Presentation

The Consolidated Financial Statements of the Company are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). As more fully described below and in Notes 4 and 12, as required by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”), the Consolidated Balance Sheet at December 31, 2005 and the Consolidated Statements of Income for the years ended December 31, 2005 and 2004 were reclassified from previously reported amounts to reflect in real estate and other assets held for sale and in discontinued operations the assets and operations for those properties sold or held for sale in 2006 which qualified for discontinued operations presentation.

The Consolidated Financial Statements include the accounts of the Company, the Operating Partnership and their majority and wholly owned subsidiaries. In accordance with EITF Issue No. 04-5, “Determining Whether a General Partner or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”), the Company also consolidates less than majority-owned partnerships, joint ventures and limited liability companies when the Company controls the major operating and financial policies of the entity in its capacity as general partner or managing member and the limited partners or non-managing members do not have substantive rights. In addition, the Company consolidates those entities, if any, where the Company is deemed to be the primary beneficiary in a variable interest entity (as defined by FASB Interpretation No. 46 (revised December 2003) “Consolidation of Variable Interest Entities” (“FIN 46(R)”)). All intercompany transactions and accounts have been eliminated.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate and Related Assets

Real estate and related assets are recorded at cost and stated at cost less accumulated depreciation. Renovations, replacements and other expenditures that improve or extend the life of assets are capitalized and depreciated over their estimated useful lives. Expenditures for ordinary maintenance and repairs are charged to operating expense as incurred. Depreciation is computed using the straight-line method over the estimated useful life of 40 years for buildings and depreciable land infrastructure costs, 15 years for building improvements and five to seven years for furniture, fixtures and equipment. Tenant improvements are amortized using the straight-line method over initial fixed terms of the respective leases, which generally are from three to 10 years.

Expenditures directly related to the development and construction of real estate assets are included in net real estate assets and are stated at cost in the Consolidated Balance Sheets. The Company’s capitalization policy on development properties is in accordance with SFAS No. 67, “Accounting for Costs and the Initial Rental Operations of Real Estate Properties,” SFAS No. 34, “Capitalization of Interest Costs,” and SFAS No. 58, “Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for by the Equity Method.” Development expenditures include pre-construction costs essential to the development of properties, development and construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. Interest and other carrying costs are capitalized until the building is ready for its intended use. The Company considers a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. The Company ceases capitalization on the portion substantially completed and occupied or held available for occupancy and capitalizes only those costs associated with the portion under construction.

Expenditures directly related to the leasing of properties are included in deferred leasing costs and are stated at cost in the Consolidated Balance Sheets. The Company capitalizes initial direct costs related to its leasing efforts in accordance with SFAS No. 91 “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” All leasing commissions paid to third parties for new leases or lease renewals are capitalized. Internal leasing costs include primarily compensation, benefits and other costs, such as legal fees related to leasing activities, that are incurred in connection with successfully securing leases on the properties. Capitalized leasing costs are amortized on a straight-line basis over the initial fixed terms of the respective leases, which generally are from three to 10 years. At December 31, 2006 and 2005, gross deferred leasing costs were $95.8 million and $86.7 million, respectively, and accumulated amortization was $37.0 million and $34.4 million, respectively. Estimated costs related to unsuccessful activities are expensed as incurred. If the Company’s assumptions regarding the successful efforts of leasing are incorrect, the resulting adjustments could impact earnings.

The Company records liabilities under FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143” (“FIN 47”) for the performance of asset retirement activities when the obligation to perform such activities is unconditional, whether or not the timing or method of settlement of the obligation may be conditional on a future event.

Upon the acquisition of real estate, the Company assesses the fair value of acquired tangible assets such as land, buildings and tenant improvements, intangible assets such as above and below market leases, acquired in-place leases and other identified intangible assets and assumed liabilities in accordance with SFAS No. 141, “Business Combinations.” The Company allocates the purchase price to the acquired assets and assumed liabilities based on their relative fair values. The Company assesses and considers fair value based on estimated cash flow projections that utilize appropriate discount and/or capitalization rates as well as available market information. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

Above and below market leases acquired are recorded in other assets at their fair value. Fair value is calculated as the present value of the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, using a discount rate that reflects the risks associated with the leases acquired and measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. The capitalized above-market lease values are amortized as a reduction of base rental revenue over the remaining term of the respective leases and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining term of the respective leases and any below market option periods. If a tenant vacates its space prior to its contractual expiration date, any unamortized balance is adjusted through rental revenue.

In-place leases acquired are recorded at their fair value in real estate and related assets and are amortized to depreciation and amortization expense over the remaining term of the respective lease. The value of in-place leases is based on the Company’s evaluation of the specific characteristics of each tenant’s lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, the Company considers tenant improvements, leasing commissions and legal and other related expenses. If a tenant vacates its space prior to its contractual expiration date, any unamortized balance of its related asset is expensed.

The value of a tenant relationship is based on the Company’s overall relationship with the respective tenant. Factors considered include the tenant’s credit quality and expectations of lease renewals. The value of a tenant relationship is amortized to depreciation and amortization expense over the initial term and any renewal periods defined in the respective leases. Based on the Company’s acquisitions since the adoption of SFAS No. 141 and SFAS No. 142, the Company has deemed tenant relationships to be immaterial and has not allocated any amounts to this intangible asset. The Company will evaluate these items in future transactions.

Real estate and leasehold improvements are classified as long-lived assets held for sale or as long-lived assets to be held for use. Real estate is classified as held for sale when the criteria set forth in SFAS No. 144 are satisfied; this determination requires management to make estimates and assumptions, including assessing the probability that potential sales transactions may or may not occur. Actual results could differ from those assumptions. In accordance with SFAS No. 144, the Company records assets held for sale at the lower of the carrying amount or estimated fair value. Fair value of assets held for sale is equal to the estimated or contracted sales price with a potential buyer, less costs to sell. The impairment loss is the amount by which the carrying amount exceeds the estimated fair value. With respect to assets classified as held for use, if events or changes in circumstances, such as a significant decline in occupancy and change in use, indicate that the carrying value may be impaired, an impairment analysis is performed. Such analysis consists of determining whether the asset’s carrying amount will be recovered from its undiscounted estimated future operating cash flows, including estimated residual cash flows. These cash flows are estimated based on a number of assumptions that are subject to economic and market uncertainties including, among others, demand for space, competition for tenants, changes in market rental rates and costs to operate each property. If the carrying amount of a held for use asset exceeds the sum of its undiscounted future operating and residual cash flows, an impairment loss is recorded for the difference between estimated fair value of the asset and the net carrying amount. The Company generally estimates the fair value of assets held for use by using discounted cash flow analysis; in some instances, appraisal information may be available and is used in addition to the discounted cash flow analysis. As the factors used in generating these cash flows are difficult to predict and are subject to future events that may alter the Company’s assumptions, the discounted and/or undiscounted future operating and residual cash flows estimated by the Company in its impairment analyses or those established by appraisal may not be achieved and the Company may be required to recognize future impairment losses on its properties held for sale and held for use.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

Sales of Real Estate

The Company accounts for sales of real estate in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” (“SFAS No. 66”). For sales transactions meeting the requirements of SFAS No. 66 for full profit recognition, the related assets and liabilities are removed from the balance sheet and the resultant gain or loss is recorded in the period the transaction closes. For sales transactions that do not meet the criteria for full profit recognition, the Company accounts for the transactions in accordance with the methods specified in SFAS No. 66. For sales transactions with continuing involvement after the sale, if the continuing involvement with the property is limited by the terms of the sales contract, profit is recognized at the time of sale and is reduced by the maximum exposure to loss related to the nature of the continuing involvement. Sales to entities in which the Company has or receives an interest are accounted for in accordance with partial sale accounting provisions as set forth in SFAS No. 66.

For sales transactions that do not meet sale criteria as set forth in SFAS No. 66, the Company evaluates the nature of the continuing involvement, including put and call provisions, if present, and accounts for the transaction as a financing arrangement, profit-sharing arrangement, leasing arrangement or other alternate method of accounting, rather than as a sale, based on the nature and extent of the continuing involvement. Some transactions may have numerous forms of continuing involvement. In those cases, the Company determines which method is most appropriate based on the substance of the transaction.

If the Company has an obligation to repurchase the property at a higher price or at a future indeterminable value (such as fair market value), or it guarantees the return of the buyer’s investment or a return on that investment for an extended period, the Company accounts for such transaction as a financing transaction. If the Company has an option to repurchase the property at a higher price and it is likely it will exercise this option, the transaction is accounted for as a financing transaction. For transactions treated as financings, the Company records the amounts received from the buyer as a financing obligation and continues to keep the property and related accounts recorded on its books. The results of operations of the property, net of expenses other than depreciation (net operating income), are reflected as “interest expense” on the financing obligation. If the transaction includes an obligation or option to repurchase the asset at a higher price, additional interest is recorded to accrete the liability to the repurchase price. For options or obligations to repurchase the asset at fair market value at the end of each reporting period, the balance of the liability is adjusted to equal the current fair value to the extent fair value exceeds the original financing obligation. The corresponding debit or credit will be recorded to a related discount account and the revised debt discount is amortized over the expected term until termination of the option or obligation. If it is unlikely such option will be exercised, the transaction is accounted for under the deposit method or profit-sharing method. If the Company has an obligation or option to repurchase at a lower price, the transaction is accounted for as a leasing arrangement. At such time as these repurchase obligations expire, a sale will be recorded and gain recognized.

If the Company retains an interest in the buyer and provides certain rent guarantees or other forms of support where the maximum exposure to loss exceeds the gain, the Company accounts for such transaction as a profit-sharing arrangement. For transactions treated as profit-sharing arrangements, the Company records a profit-sharing obligation for the amount of equity contributed by the other partner and continues to keep the property and related accounts recorded on its books. The results of operations of the property, net of expenses other than depreciation (net operating income), are allocated to the other partner for its percentage interest and reflected as “co-venture expense” in the Company’s Consolidated Financial Statements. In future periods, a sale is recorded and profit is recognized when the remaining maximum exposure to loss is reduced below the amount of gain deferred.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

Lease Incentives

The Company accounts for lease incentive costs, which are payments made to or on behalf of a tenant as an incentive to sign the lease, in accordance with FASB Technical Bulletin (FTB) 88-1, “Issues Relating to Accounting for Leases.” These costs are capitalized in deferred leasing costs and amortized on a straight-line basis over the respective lease terms as a reduction of rental revenues.

Discontinued Operations

Properties that are sold or classified as held for sale are classified as discontinued operations in accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions of Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations,” (effective beginning in 2005) provided that (1) the operations and cash flows of the property will be eliminated from the ongoing operations of the Company and (2) the Company will not have any significant continuing involvement in the operations of the property after it is sold. Interest expense is included in discontinued operations if the related loan securing the sold property is paid off or assumed by the buyer in connection with the sale. If the property is sold to a joint venture in which the Company retains an interest, the property will not be accounted for as a discontinued operation due to the Company’s significant ongoing interest in the operations through its joint venture interest. If the Company is retained to provide property management, leasing and/or other services for the property owner after the sale, the property generally will be accounted for as discontinued operations because the expected cash flows related to these management and leasing activities will generally not be significant in comparison to the cash flows from the property prior to sale.

Minority Interest

Minority interest in the accompanying Consolidated Financial Statements relates primarily to the ownership by various individuals and entities other than the Company of Common Units in the Operating Partnership and, beginning January 1, 2006 as described below, the 50.0% interest in a consolidated affiliate, Highwoods-Markel Associates, LLC (“Markel”), and the 7.0% equity interest in two consolidated ventures formed during 2006 with Real Estate Exchange Services (“REES”) as described below. As of December 31, 2006, the minority interest in the Operating Partnership consisted of approximately 4.7 million Common Units. Minority interest in the net income of the Operating Partnership is computed by applying the weighted average percentage of Common Units not owned by the Company during the period (as a percent of the total number of outstanding Common Units) to the Operating Partnership’s net income after deducting distributions on Preferred Units. The result is the amount of minority interest expense (or income) recorded for the period. In addition, when a minority unitholder redeems a Common Unit for a share of Common Stock or cash, the minority interest is reduced and the Company’s share in the Operating Partnership is increased. At the end of each reporting period, the Company determines the amount that represents the minority unitholders’ share of the net assets (at book value) of the Operating Partnership and compares this amount to the minority interest balance that resulted from transactions during the period involving minority interest. The Company adjusts the minority interest liability to the computed share of net assets with an offsetting adjustment to the Company’s paid in capital.

Beginning January 1, 2006, the Company began to record minority interest upon consolidation of Markel, a 50.0% owned affiliate, as a result of the Company’s adoption of EITF Issue No. 04-5. Accordingly, the Consolidated Balance Sheet at January 1, 2006 included approximately $44 million of real estate assets, net of accumulated depreciation, and other assets, and approximately $39 million in mortgages and notes payable and other liabilities, with the remaining effects primarily to investments in unconsolidated affiliates and to minority interest.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

The organizational documents of Markel require the entity to be liquidated through the sale of its assets upon reaching December 31, 2100. As controlling partner, the Company has an obligation to cause this property-owning entity to distribute proceeds of liquidation to the minority interest partner in these partially owned properties only if the net proceeds received by the entity from the sale of its assets warrant a distribution as determined by the agreement. In accordance with the disclosure provisions of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”), the Company estimates the value of minority interest distributions would have been approximately $12.1 million had the entity been liquidated as of December 31, 2006. This estimated settlement value is based on estimated third party consideration realizable by the entity upon a hypothetical disposition of the properties and is net of all other assets and liabilities. The amount of any actual distributions to the minority interest holder in this entity is difficult to predict due to many factors, including the inherent uncertainty of real estate sales. If the entity’s underlying assets are worth less than the underlying liabilities on the date of such liquidation, the Company would have no obligation to remit any consideration to the minority interest holder.

In the fourth quarter of 2006, the Company entered into an agreement with REES to ground lease certain development land to special purpose entities owned by REES. Under the agreement, REES will contribute 7% of the costs of constructing properties on this land not to exceed $4.0 million outstanding at any time. REES will generally earn an agreed fixed return for its economic investment in these entities. The balance of development costs will be funded by third party construction loans. Until such third party construction loans are obtained, the remaining 93% of costs are being loaned by the Company to the entities. Subject to the exercise of a purchase option, it is expected that the properties will be acquired by the Company in the future at an amount generally equal to the actual development costs incurred plus the fixed return earned by REES for its economic investment in these entities. As the Company is considered the primary beneficiary, the Company consolidates these entities in accordance with FIN 46(R). These entities will be re-evaluated for primary beneficiary status when the entities undertake additional activity, such as placing the development projects in-service. REES’s investment in the entities is included in minority interest as shown in the tables below. All costs to form the entities and other related fees have been expensed as incurred.

Following is minority interest as reflected in the Company’s Consolidated Statements of Income and Consolidated Balance Sheets:

	Years Ended December 31,
	2006	2005	2004
Amount shown as minority interest in continuing operations (1)	$(2,226)	$475	$1,026
Amount related to income from discontinued operations	(333)	(1,228)	(2,048)
Amount related to gain on sale of discontinued operations	(1,224)	(2,528)	(323)

Total minority interest	$(3,783)	$(3,281)	$(1,345)

(1)	2006 includes $0.6 million related to the consolidated entities other than the Operating Partnership.

	December 31,
	2006	2005
Minority interest in the Operating Partnership	$76,848	$94,134
Minority interest in Markel	2,118	—
Minority interest in REES	760	—

Total minority interest	$79,726	$94,134

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

Investments in Joint Ventures

The Company accounts for its investments in less than majority owned joint ventures, partnerships and limited liability companies under the equity method of accounting when, in accordance with EITF 04-5, the Company’s interests represent a general partnership interest but substantive participating rights or substantive kick out rights have been granted to the limited partners or when the Company’s interests do not represent a general partnership interest and the Company does not control the major operating and financial policies of the entity. These investments are initially recorded at cost, as investments in unconsolidated affiliates, and are subsequently adjusted for the Company’s share of earnings and cash contributions and distributions. To the extent the Company’s cost basis at formation of the joint venture is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in the Company’s share of equity in earnings of unconsolidated affiliates.

From time to time, the Company contributes real estate assets to a joint venture in exchange for a combination of cash and an equity interest in the venture. The Company assesses whether it has continuing involvement in the joint venture as defined in SFAS No. 66 and accounts for the transaction according to the nature and extent of such involvement. If substantially all the risks and rewards of ownership have transferred and there are no other activities which would represent continuing involvement with the property, a gain is recognized to the extent of the third party investor’s interest and the Company accounts for its interest in the joint venture under the equity method of accounting as an unconsolidated affiliate as described in the preceding paragraph. If substantially all the risks and rewards of ownership of the property have not transferred or there are activities which would represent continuing involvement with the property, the transaction is accounted for as a financing or profit-sharing arrangement, leasing arrangement or other alternate method of accounting other than as a sale, as required by SFAS No. 66. See also “Sales of Real Estate” above.

Additionally, the joint ventures will frequently borrow money on their own behalf to finance the acquisition of, and/or leverage the return upon, the properties being acquired by the joint ventures or to build or acquire additional buildings. Such borrowings are typically on a non-recourse or limited recourse basis. The Company generally is not liable for the debts of its joint ventures, except to the extent of the Company’s equity investment, unless the Company has directly guaranteed any of that debt (see Note 15 for further discussion). In most cases, the Company and/or its joint venture partners are required to guarantee customary limited exceptions on non-recourse loans.

Rental and Other Revenues

In accordance with GAAP, rental revenue is recognized on a straight-line basis over the terms of the respective leases. This means that, with respect to a particular lease, actual amounts billed in accordance with the lease during any given period may be higher or lower than the amount of rental revenue recognized for the period. Straight-line rental revenue is commenced when the tenant assumes possession of the leased premises. Accrued straight-line rents receivable represents the amount by which straight-line rental revenue exceeds rents currently billed in accordance with lease agreements. Termination fees are recognized as revenue when the following four conditions are met: a fully executed lease termination agreement has been delivered; the tenant has vacated the space; the amount of the fee is determinable; and collectibility of the fee is reasonably assured.

Property operating cost recoveries from tenants (or cost reimbursements) are determined on a lease-by-lease basis. The most common types of cost reimbursements in the Company’s leases are common area maintenance (“CAM”) and real estate taxes, where the tenant pays its pro-rata share of operating and administrative expenses and real estate taxes.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

The computation of property operating cost recovery income from tenants is complex and involves numerous judgments, including the interpretation of terms and other tenant lease provisions. Leases are not uniform in dealing with such cost reimbursements and there are many variations in the computation. Many tenants make monthly fixed payments of CAM, real estate taxes and other cost reimbursement items. The Company records these payments as income each month. The Company makes adjustments, positive or negative, to cost recovery income to adjust the recorded amounts to the Company’s best estimate of the final amounts to be billed and collected with respect to the cost reimbursements. After the end of the calendar year, the Company computes each tenant’s final cost reimbursements and, after considering amounts paid by the tenants during the year, issues a bill or credit for the appropriate amount to the tenant. The differences between the amounts billed less previously received payments and the accrual adjustment are recorded as increases or decreases to cost recovery income when the final bills are prepared, usually beginning in March and completed by mid-year.

Allowance for Doubtful Accounts

Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. The Company’s receivable balance is comprised primarily of rents and operating cost recoveries due from tenants as well as accrued straight-line rents receivable. The Company regularly evaluates the adequacy of its allowance for doubtful accounts. The evaluation primarily consists of reviewing past due account balances and considering such factors as the credit quality of the tenant, historical trends of the tenant and/or other debtor, current economic conditions and changes in customer payment terms. Additionally, with respect to tenants in bankruptcy, the Company estimates the expected recovery through bankruptcy claims and increases the allowance for amounts deemed uncollectible. If the Company’s assumptions regarding the collectibility of accounts receivable and accrued straight-line rents receivable prove incorrect, the Company could experience write-offs of accounts receivable or accrued straight-line rents receivable in excess of its allowance for doubtful accounts.

Cash Equivalents

The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

Restricted cash includes security deposits for the Company’s commercial properties and construction-related escrows. In addition, the Company maintains escrows and reserves, debt service, real estate taxes and property insurance established pursuant to certain mortgage financing arrangements and to un-encumber a secured property.

Income Taxes

The Company has elected and expects to continue to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). A corporate REIT is a legal entity that holds real estate assets and, through the payment of dividends to stockholders, is generally permitted to reduce or avoid the payment of federal and state income taxes at the corporate level. To maintain qualification as a REIT, the Company is required to distribute to its stockholders at least 90.0% of its annual REIT taxable income, excluding capital gains. The minimum dividend per share of Common Stock required for the Company to maintain its REIT status (excluding any net capital gains) was $0.24 per share in 2005. Aggregate dividends paid on Preferred Stock exceeded REIT taxable income (excluding capital gains) in 2006, which resulted in no required dividend on Common Stock in 2006 for REIT qualification purposes. Continued qualification as a REIT depends on the Company’s ability to satisfy the dividend distribution tests, stock ownership requirements and various other qualification tests prescribed in the Code. The Company conducts certain business activities through a taxable REIT subsidiary, as permitted under the Code. The taxable REIT subsidiary is subject to federal and state income taxes on its net taxable income and the Company records provisions for such taxes, to the extent required, based on its income recognized for financial statement purposes, including the effects of temporary differences between such income and the amount recognized for tax purposes.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

The tax basis of the Company’s assets (net of accumulated tax depreciation and amortization) and liabilities was approximately $2.2 billion and $1.6 billion, respectively, at December 31, 2006 and was approximately $2.2 billion and $1.5 billion, respectively, at December 31, 2005.

No provision has been made pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) for federal and state income taxes during the years ended December 31, 2006, 2005 and 2004 because the Company qualified as a REIT, distributed the necessary amount of taxable income and, therefore, incurred no income tax expense during the periods. The taxable REIT subsidiary has operated at a cumulative taxable loss through December 31, 2006 of approximately $9.3 million and has paid no income taxes since its formation. In addition to the $3.6 million deferred tax asset for these cumulative tax loss carryforwards, the taxable REIT subsidiary also had net deferred tax liabilities of approximately $1.0 million comprised primarily of tax versus book basis differences in certain investments and depreciable assets held by the taxable REIT subsidiary. Because the future tax benefit of all of the cumulative losses is not assured, the approximate $2.6 million net deferred tax asset position of the taxable REIT subsidiary has been fully reserved as management does not believe that it is more likely than not that the net deferred tax asset will be recognized. Accordingly, no tax benefit has been recognized in the accompanying Consolidated Financial Statements. The tax benefit of the cumulative losses could be recognized for financial reporting purposes in future periods to the extent the taxable REIT subsidiary generates sufficient taxable income. If the Company decided to sell certain properties acquired in prior years, the Company would incur a corporate-level tax under Section 1374 of the Internal Revenue Code on the built-in gain relating to such properties unless such properties were sold in a tax-free exchange under Section 1031 of the Internal Revenue Code or another tax-free or tax-deferred transaction. This situation only applies to assets originally acquired through the merger with J.C. Nichols Company in July 1998 or from like-kind exchanges of those assets. The tax under Section 1374 will not apply to any of such assets still owned by the Company after July 2008.

See Impact of Newly Adopted and Issued Accounting Standards below for discussion of the effect of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes” on the Company’s future accounting for income taxes.

Concentration of Credit Risk

Management of the Company performs ongoing credit evaluations of its tenants. As of December 31, 2006, the properties (excluding residential units) to which the Company and/or the Operating Partnership directly or indirectly holds title and has all of the ownership rights (the “Wholly Owned Properties”) were leased to 1,958 tenants in 12 geographic locations. The Company’s tenants engage in a wide variety of businesses. No single tenant of the Company’s Wholly Owned Properties generated more than 6.8% of the Company’s consolidated revenues during 2006. In addition, as described in Note 15, in connection with various real estate sales transactions, the Company has guaranteed to the buyers the rental income during various future periods due from Capital One Services, Inc., a subsidiary of Capital One Financial Services, Inc. The maximum exposure under these guarantees related to Capital One Services, Inc. aggregated $4.1 million at December 31, 2006.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

Employee Benefit Plans and Stock-Based Compensation

On January 1, 2003, the Company adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, “Accounting for Stock-Based Compensation.” Prior to that time, the Company followed Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations.

Under SFAS No. 123, the fair value of a stock option is estimated using an option-pricing model that takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the expected term of the option. SFAS No. 123 provides examples of possible pricing models and includes the Black-Scholes pricing model, which the Company has elected to use. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable rather than for use in estimating the fair value of employee stock options subject to vesting and transferability restrictions. The Company applied the prospective method of accounting and expenses all employee stock options (and similar awards) issued on or after January 1, 2003 over the vesting period based on the fair value of the award on the date of grant using the Black-Scholes valuation model.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which revised SFAS No. 123. SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements and forfeitures to be estimated at the grant date rather than as they occur. The Company based its estimated forfeiture rate on historical forfeitures of all stock option grants. The Company adopted SFAS No. 123(R) effective January 1, 2006 using the modified-prospective method and applies the provisions of SFAS No. 123(R) to all share-based compensation. The adoption of SFAS No. 123(R) did not have any material effects on the Company’s results of operations for the year ended December 31, 2006.

Had the compensation cost for options issued before January 1, 2003 accounted for under APB 25 been determined based on the fair values at the grant dates for awards granted between January 1, 1995 and December 31, 2002, consistent with the provisions of SFAS No. 123(R), the Company’s net income and net income per share for 2005 and 2004 would have decreased to the pro forma amounts indicated below. Because options issued prior to January 1, 2002 were vested and fully expensed by December 31, 2005, and because options issued in 2002 were granted on March 1 and had only two months of expense in 2006, the impact on 2006 net income of adopting this aspect of SFAS No. 123(R) is not material.

	Years Ended December 31,
	2005	2004
Net income available for common stockholders - as reported	$30,948	$10,725
Add: Stock option expense included in reported net income	484	341	(1)
Deduct: Total stock option expense determined under fair value recognition method for all awards	(727)	(784	)(1)

Pro forma net income available for common stockholders	$30,705	$10,282

Basic net income per common share - as reported	$0.58	$0.20
Basic net income per common share - pro forma	$0.57	$0.19
Diluted net income per common share - as reported	$0.58	$0.20
Diluted net income per common share - pro forma	$0.57	$0.19

(1)	Amounts include the effects of accounting for dividend equivalent rights.

Dividends paid on all outstanding restricted stock are non-forfeitable to the recipient and are paid at the same rate and on the same date as on shares of Common Stock, whether or not vested. Dividends on shares that are forfeited are accounted for as compensation expense with a corresponding credit to retained earnings.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

Awards denominated in cash amounts granted in prior years under the Company’s Shareholder Value Plans are accounted for as liability awards.

Derivative Financial Instruments

The Company’s interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, from time to time the Company may enter into interest rate hedge contracts such as collars, swaps, caps and treasury lock agreements in order to mitigate its interest rate risk with respect to various debt instruments. The Company does not hold these derivatives for trading or speculative purposes.

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or will be recognized in Accumulated Other Comprehensive Loss (“AOCL”) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is recognized in earnings.

To determine the fair value of derivative instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments, including most derivatives, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost and termination cost are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

On the date that the Company enters into a derivative contract, the Company designates the derivative as (1) a hedge of the variability of cash flows that are to be received or paid in connection with a recognized liability (a “cash flow” hedge), (2) a hedge of changes in the fair value of an asset or a liability attributable to a particular risk (a “fair value” hedge) or (3) an instrument that is held as a non-hedge derivative. Changes in the fair value of highly effective cash flow hedges, to the extent that the hedges are effective, are recorded in AOCL, until earnings are affected by the hedged transaction (i.e., until periodic settlements of a variable-rate liability are recorded in earnings). Any hedge ineffectiveness (which represents the amount by which the changes in the fair value of the derivative exceed the variability in the cash flows of the transaction) is recorded in current-period earnings. For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in current-period earnings. Changes in the fair value of non-hedging instruments are reported in current-period earnings.

The Company formally documents all relationships between hedging instruments and hedged items as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to (1) specific assets and liabilities on the balance sheet or (2) forecasted transactions. The Company also assesses and documents, both at the hedging instrument’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the hedged items. When the Company determines that a derivative is not (or has ceased to be) highly effective as a hedge, the Company discontinues hedge accounting prospectively.

The Company is exposed to certain losses in the event of nonperformance by the counter party under any outstanding hedge contracts. The Company expects the counter parties, which are major financial institutions, to perform fully under any such contracts. However, if any counter party was to default on its obligation under an interest rate hedge contract, the Company could be required to pay the full rates on its debt, even if such rates were in excess of the rate in the contract.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

Earnings Per Share

The Company computes earnings per share in accordance with SFAS No. 128, “Earnings per Share” (“SFAS No. 128”). Basic earnings per share is computed by dividing net income available for common stockholders by the weighted average number of shares of Common Stock outstanding. Diluted earnings per share is computed by dividing net income available for common stockholders plus minority interest in the Operating Partnership by the weighted average number of shares of Common Stock plus the dilutive effect of options, warrants and convertible securities outstanding, including Common Units, using the “treasury stock” method. Earnings per share data is required for all periods for which an income statement or summary of earnings is presented, including summaries outside the basic financial statements.

Impact of Newly Adopted and Issued Accounting Standards

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS No. 154). The Statement replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” (APB Opinion No. 20) and Statement of Financial Accounting Standard No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The Statement was effective for any accounting changes and corrections of errors made on or after January 1, 2006 and had no effect on the Company’s 2006 Consolidated Financial Statements.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose in their financial statements uncertain tax positions taken or expected to be taken in an income tax return. For those benefits recognized, a tax position must be more-likely-than-not to be sustained based solely upon the technical merits of the position. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that, on a cumulative basis, is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming that the taxing authority has full knowledge of the position and all relevant facts. FIN 48 is effective for the Company’s fiscal year beginning January 1, 2007. The Company has preliminarily assessed the effect of adopting FIN 48 and expects to record a liability for approximately $1.4 million as of January 1, 2007 with an offsetting cumulative effect adjustment recorded to the beginning balance of retained earnings, which is subject to revision as management completes its analysis.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 becomes effective for the Company on January 1, 2008. The Company is currently evaluating the impact SFAS No. 157 may have on its financial condition and results of operations.

In September 2006, the SEC released Staff Accounting Bulletin No. 108 (“SAB 108”), which addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using both the balance sheet and income statement approaches and to evaluate whether either approach is material. If, in transition, in evaluating misstatements following an approach not previously used by the Company, the effect of initial adoption is determined to be material, SAB 108 allows companies to record that effect as a cumulative effect adjustment to beginning retained earnings. The requirements of initially applying this guidance are effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The adoption of SAB 108 in 2006 did not have an effect on the Company’s financial condition and results of operations.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits all entities to choose to measure eligible items at fair value at specified election dates. SFAS No. 159 becomes effective for the Company on January 1, 2008. The Company is currently evaluating the impact SFAS No. 159 may have on its financial condition and results of operations.

2.	INVESTMENTS IN UNCONSOLIDATED AND OTHER AFFILIATES

The Company has various joint ventures with unrelated investors and has retained minority equity interests ranging from 12.5% to 50.0% in these joint ventures. The Company generally accounts for its unconsolidated joint ventures using the equity method of accounting. As a result, the assets and liabilities of the joint ventures for which the Company uses the equity method of accounting are not included on the Company’s consolidated balance sheet.

The Company has had four consolidated joint ventures. SF-HIW Harborview Plaza, LP is accounted for as a financing arrangement pursuant to SFAS No. 66, as described in Note 3; MG-HIW, LLC was accounted for as a financing arrangement pursuant to SFAS No. 66 as described in Note 3; The Vinings at University Center, LLC was consolidated pursuant to FIN 46(R) as described further below until late 2006 upon the sale of the venture’s assets and distribution of its net cash assets to its partners; and Markel is consolidated beginning January 1, 2006 pursuant to EITF 04-5, as discussed in Note 1.

Investments in unconsolidated affiliates consisted of the following as of December 31, 2006:

Joint Venture	Location of Properties	Total Rentable Square Feet (000)		Ownership Interest
Board of Trade Investment Company	Kansas City, MO	166		49.0%
Dallas County Partners I, LP	Des Moines, IA	641		50.0%
Dallas County Partners II, LP	Des Moines, IA	272		50.0%
Dallas County Partners III, LP	Des Moines, IA	7		50.0%
Fountain Three	Des Moines, IA	785		50.0%
RRHWoods, LLC	Des Moines, IA	800	(1)	50.0%
Kessinger/Hunter, LLC	Kansas City, MO	—	(2)	26.5%
4600 Madison Associates, LLC	Kansas City, MO	262		12.5%
Plaza Colonnade, LLC	Kansas City, MO	290		50.0%
Highwoods DLF 98/29, LP	Atlanta, GA; Charlotte, NC; Greensboro, NC; Raleigh, NC; Orlando, FL; Baltimore, MD	1,199		22.8%
Highwoods DLF 97/26 DLF 99/32, LP	Atlanta, GA; Greensboro, NC; Orlando, FL	822		42.9%
Highwoods KC Glenridge Office, LP	Atlanta, GA	185		40.0%
Highwoods KC Glenridge Land, LP	Atlanta, GA	—		40.0%
HIW-KC Orlando LLC	Orlando, FL	1,273		40.0%
Concourse Center Associates, LLC	Greensboro, NC	118		50.0%
Weston Lakeside, LLC	Raleigh, NC	—	(3)	50.0%

Total		6,820	(4)

(1)	This joint venture also owns 418 rental residential units.
(2)	This joint venture provides property management, leasing, construction and brokerage services to Wholly Owned Properties.
(3)	This joint venture was constructing 332 rental residential units at December 31, 2006. These assets were sold in February 2007 as described below.
(4)	Excludes properties held by consolidated joint ventures totaling 618,000 square feet.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

2.	INVESTMENTS IN UNCONSOLIDATED AND OTHER AFFILIATES—Continued

Combined summarized financial information for the Company’s unconsolidated joint ventures is as follows:

	December 31,
	2006	2005
Balance Sheets:
Assets:
Real estate, net of accumulated depreciation	$672,869	$710,431
Other assets	103,970	106,382

Total assets	$776,839	$816,813

Liabilities and Partners’ and Shareholders’ Equity:
Mortgage debt (1)	$575,452	$573,425
Other liabilities	29,430	34,513
Partners’ and shareholders’ equity	171,957	208,875

Total Liabilities and Partners’ and Shareholders’ Equity Assets	$776,839	$816,813

The Company’s share of historical partners’ and shareholders’ equity	$43,047	$58,400
Net excess of cost of investments over the net book value of underlying net assets (net of accumulated depreciation of $2,049 and $1,814, respectively) (2)	10,787	10,847

Carrying value of investments in unconsolidated joint ventures (3)	$53,834	$69,247

The Company’s share of unconsolidated non-recourse mortgage debt (1)	$244,975	$243,247

(1)	The Company’s share of the mortgage debt through maturity as of December 31, 2006 is as follows:

2007	$3,817
2008	4,717
2009	8,342
2010	23,517
2011	6,117
Thereafter	198,465

$244,975

The Company generally is not liable for any of this debt, except to the extent of its investment, unless the Company has directly guaranteed any of the debt (see Note 15). In most cases, the Company and/or its strategic partners are required to guarantee customary limited exceptions on non-recourse loans.

(2)	This amount represents the aggregate difference between the Company’s historical cost basis and the basis reflected at the joint venture level, which is typically amortized over the life of the related asset. In addition, certain acquisition, transaction and other costs may not be reflected in net assets at the joint venture level.
(3)	During the third quarter of 2006, three of the Company’s joint ventures located in Des Moines, Iowa made cash distributions aggregating $17.0 million in connection with a debt refinancing. The Company received 50.0% of such distributions. As a result of these distributions, the Company’s investment account in these joint ventures became negative. Although the new debt is non-recourse, the Company and its partner have guaranteed other debt and have contractual obligations to support the joint ventures, which are included in the Guarantees and Other Obligations table in Note 15. Therefore, in accordance with SOP 78-9 “Accounting for Investments in Real Estate Ventures,” the Company recorded the distributions as a reduction of the investment account and included the resulting negative investment balances of $6.5 million in accounts payable, accrued expenses and other liabilities in the Consolidated Balance Sheet at December 31, 2006.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

2.	INVESTMENTS IN UNCONSOLIDATED AND OTHER AFFILIATES – Continued

	Years Ended December 31,
	2006	2005	2004
Income Statements:
Revenues	$139,511	$141,775	$115,828
Expenses:
Operating expenses	60,638	58,693	48,018
Depreciation and amortization	29,007	29,736	24,357
Interest expense and loan cost amortization	33,768	34,683	27,764
Loss on debt extinguishment	1,448	—	—

Total expenses	124,861	123,112	100,139

Net income	$14,650	$18,663	$15,689

The Company’s share of:
Net income	$6,841	$9,303	$7,398

Depreciation and amortization (real estate related)	$11,191	$10,989	$9,044

Interest expense and loan cost amortization	$14,170	$14,572	$11,469

Loss on debt extinguishment	$724	$—	$—

The following summarizes the formation and principal activities of the Company’s unconsolidated joint ventures.

Board of Trade Investment Company; Kessinger/Hunter, LLC; 4600 Madison Associates, LP

The Company has a 49.0% interest in Board of Trade Investment Company, a 26.5% interest in Kessinger/Hunter, LLC and a 12.5% interest in 4600 Madison Associates, L.P. The Company is the property manager for the Board of Trade Investment Company and 4600 Madison Associates, L.P. joint ventures, for which it receives property management fees. In addition, Kessinger/Hunter, LLC, which is managed by the Company’s partner, provides property management, leasing and brokerage services and provides certain construction related services to certain Wholly Owned Properties of the Company. Kessinger/Hunter, LLC received $2.3 million, $1.2 million and $3.7 million from the Company for these related services in 2006, 2005, and 2004, respectively.

Des Moines Joint Ventures

The Company has a 50.0% ownership interest in a series of joint ventures with R&R Investors (the “Des Moines Joint Ventures”) relating to properties in Des Moines, Iowa.

Highwoods DLF 98/29, L.P.

The Company has a 22.81% interest in a joint venture (the “DLF I Joint Venture”) with Schweiz-Deutschland-USA Dreilander Beteiligung Objekt DLF 98/29-Walker Fink-KG (“DLF”). The Company is the property manager and leasing agent of the DLF I Joint Venture’s properties and receives customary management and leasing fees. At the formation of this joint venture, the amount DLF contributed in cash to the venture was determined to be in excess of the amount required based on its ownership interest and on the final agreed-upon value of the real estate assets. The Company agreed to repay this amount to DLF over 14 years. The payments of $7.2 million were discounted to net present value of $3.8 million using a discount rate of 9.62% specified in the agreement. Payments of $0.5 million were made in each of the years ended December 31, 2006, 2005 and 2004, of which $0.3 million in each year represented imputed interest expense. The balance at December 31, 2006 is $2.6 million, which is included in other liabilities.

Highwoods DLF 97/26 DLF 99/32, L.P.

The Company has a 42.93% interest in a joint venture (the “DLF II Joint Venture”) with Dreilander-Fonds 97/26 and 99/32 (“DLF II”). The Company is the property manager and leasing agent of the DLF II Joint Venture’s properties and receives customary management and leasing fees.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

2.	INVESTMENTS IN UNCONSOLIDATED AND OTHER AFFILIATES—Continued

Concourse Center Associates, LLC and Plaza Colonnade, LLC

The Company has 50.0% interests in Concourse Center Associates, LLC and Plaza Colonnade, LLC. Unrelated investors own the remaining 50.0% ownership interest in the joint ventures. The Company is the manager and leasing agent for the properties and receives customary management fees and leasing commissions.

MG-HIW Development Joint Ventures

On July 29, 2003, the Company entered into an option agreement with its joint venture partner, Miller Global, to acquire Miller Global’s 50.0% interest in the assets encompassing 87,832 square feet of property and 7.0 acres of development land (zoned for the development of 90,000 square feet of office space) of MG-HIW Metrowest I, LLC and MG-HIW Metrowest II, LLC for $3.2 million. On March 2, 2004, the Company exercised its option to acquire its partner’s 50.0% equity interest in the assets of MG-HIW Metrowest I, LLC and MG-HIW Metrowest II, LLC for $3.2 million, to bring its ownership interest in these entities to 100.0%. At that time, the Company consolidated the assets and liabilities and recorded revenues and expenses of these entities on a consolidated basis. A $7.4 million construction loan to fund the development of this property, of which $7.3 million was outstanding at December 31, 2003, was paid in full by the Company at closing.

Highwoods KC Glenridge Office, LP and Highwoods KC Glenridge Land, LP

On February 25, 2004, the Company and Kapital-Consult, a European investment firm, formed these two ventures, which on February 26, 2004 acquired from a third party Glenridge Point Office Park, consisting of two office buildings aggregating 185,100 square feet and 2.9 acres of development land, located in the Central Perimeter sub-market of Atlanta. The Company contributed $10.0 million to the joint ventures in return for 40.0% equity interests in both ventures and Kapital-Consult contributed $14.9 million for 60.0% equity interests. In 2004 Highwoods KC Glenridge Office, LP entered into a $16.5 million ten-year secured loan on the office properties, and upon funding of the loan, the venture distributed cash of $6.5 million and $9.8 million to the Company and to Kapital-Consult, respectively. The Company is the manager and leasing agent for the office properties and receives customary management fees and leasing commissions. At December 31, 2006, the buildings were 96.6% occupied.

HIW-KC Orlando, LLC

On June 28, 2004, Kapital-Consult, a European investment firm, bought a 60.0% interest in HIW-KC Orlando, LLC. The Company owns the remaining 40.0% interest. HIW-KC Orlando, LLC owns five in-service office properties, encompassing 1.3 million rentable square feet, located in the central business district of Orlando, Florida, which were valued under the joint venture agreement at $212.0 million. The joint venture borrowed $143.0 million under a ten-year fixed rate mortgage loan from a third party lender at the time of its formation. In connection with this transaction, the Company agreed to guarantee rent to the joint venture for 3,248 rentable square feet commencing in August 2004 and expiring in April 2011. In connection with this guarantee, as of June 30, 2004, the Company included $0.6 million in other liabilities and reduced the total amount of gain to be recognized by the same amount. Additionally, the Company agreed to guarantee re-tenanting costs for approximately 11% of the joint venture’s total square footage. The Company recorded a $4.1 million contingent liability with respect to such guarantee as of June 30, 2004 and reduced the total amount of gain to be recognized by the same amount. In the three year period ended December 31, 2006, the Company paid $3.7 million in re-tenanting costs related to this guarantee. The contribution was accounted for as a partial sale as defined by SFAS No. 66 and the Company recognized a $16.3 million gain in June 2004. Since the Company has an ongoing 40.0% financial interest in the joint venture and since the Company is engaged by the joint venture to provide management and leasing services for the joint venture, for which it receives customary management fees and leasing commissions, the operations of these properties were not reflected as discontinued operations consistent with SFAS No. 144 and the related gain on sale was included in continuing operations in the second quarter of 2004.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

2.	INVESTMENTS IN UNCONSOLIDATED AND OTHER AFFILIATES—Continued

Weston Lakeside, LLC

On September 27, 2004, the Company and an affiliate of Crosland, Inc. (“Crosland”) formed Weston Lakeside, LLC, in which the Company has a 50.0% ownership interest. On June 29, 2005, the Company contributed 22.4 acres of land at an agreed upon value of $3.9 million to this joint venture, and Crosland contributed approximately $2.0 million in cash. Immediately thereafter, the joint venture distributed approximately $1.9 million to the Company and the Company recorded a gain of $0.5 million. Crosland managed and operated this joint venture, which constructed approximately 332 rental residential units in three buildings, at a total estimated cost of approximately $33 million. Crosland received 3.25% of all project costs other than land as a development fee and 3.5% of the gross revenue of the joint venture in management fees. The joint venture financed the development with a $28.4 million construction loan guaranteed by Crosland. The Company provided certain development services for the project and received a fee equal to 1.0% of all project costs excluding land. The Company has accounted for this joint venture using the equity method of accounting. On February 22, 2007, the joint venture sold the 332 rental residential units to a third party for gross proceeds of $45.0 million. Mortgage debt in the amount of $27.1 million was paid off and various development related costs were paid. The Company received a net distribution of $6.1 million and may receive a further small and final distribution. A gain of approximately $5 million will be recognized by the Company in the first quarter of 2007 related to this sale. As of February 28, 2007, the joint venture is dormant pending the final distribution to the partners.

Consolidated Joint Ventures:

The following summarizes the formation and principal activities of the Company’s consolidated joint ventures.

Highwoods-Markel Associates, LLC

In 1999 and 2003, the Company contributed to this 50.0% owned joint venture a total of four in-service office properties located in Richmond, Virginia aggregating approximately 413,000 square feet. Our partner, Markel Corporation, occupies substantially all of this space for its own use. The Company is the manager and leasing agent for the properties and receives customary management fees and leasing commissions. As further described in Note 1, the Company began consolidating the Markel joint venture in January 2006 under the provisions of EITF No. 04-5.

SF-HIW Harborview Plaza, LP and MG-HIW, LLC

As further described in Note 3, the Company contributed assets to these joint ventures which were accounted for as financing arrangements under SFAS No. 66. Accordingly, the assets were or continue to be consolidated in the Company’s consolidated financial statements.

The Vinings at University Center, LLC

On December 22, 2004, the Company and Easlan Investment Group, Inc. (“Easlan”) formed The Vinings at University Center, LLC. The Company contributed 7.8 acres of land at an agreed upon value of $1.6 million to the joint venture in December 2004 in return for a 50.0% equity interest. Easlan contributed $1.1 million in the form of non-interest bearing promissory notes for a 50.0% equity interest in the joint venture. Upon formation, the joint venture entered into a $9.7 million secured construction loan to complete the construction of 156 residential units on the 7.8 acres of land. Easlan guaranteed this construction loan. The construction of the residential units was completed in the first quarter of 2006. Easlan was the manager and leasing agent for these residential units and received customary management fees and leasing commissions. The Company has received development fees throughout the construction project. The Company consolidated this joint venture from inception under the provisions of FIN 46(R) because Easlan had no at-risk equity and the Company would absorb the majority of the joint venture’s expected losses. On November 1, 2006, the joint venture sold the residential units to a third party for gross proceeds of $14.3 million, paid off the construction note payable and made cash distributions to the partners. The Company received a distribution of $2.9 million and recorded a gain of $1.4 million in the fourth quarter of 2006.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

2.	INVESTMENTS IN UNCONSOLIDATED AND OTHER AFFILIATES—Continued

Development, Leasing and Management Fees

As discussed above, the Company receives development, management and leasing fees for services provided to certain of its joint ventures. These fees are recognized as income to the extent of the other joint venture partner’s interest and are shown in rental and other revenues, as follows:

	Years Ended December 31,
	2006	2005	2004
Development fees	$98	$42	$171
Management and leasing fees	1,920	1,963	1,631

Total fees	$2,018	$2,005	$1,802

3.	FINANCING ARRANGEMENTS

The following summarizes sale transactions in 2000 and 2002 that were or continue to be accounted for as financing arrangements under paragraphs 25 through 29 of SFAS No. 66 during the years ended December 31, 2006, 2005 and 2004.

SF-HIW Harborview Plaza, LP

On September 11, 2002, the Company contributed Harborview Plaza, an office building located in Tampa, Florida, to SF-HIW Harborview Plaza, LP (“Harborview LP”), a newly formed entity, in exchange for a 20.0% limited partnership interest and $35.4 million in cash. The other partner contributed $12.6 million of cash and a new loan was obtained by the partnership for $22.8 million. In connection with this disposition, the Company entered into a master lease agreement with Harborview LP for five years on the then vacant space in the building (approximately 20% of the building); occupancy was 99.6% at December 31, 2006. The Company also guaranteed to Harborview LP the payment of tenant improvements and lease commissions of $1.2 million. The Company’s maximum exposure to loss under the master lease agreement was $2.1 million at September 11, 2002 and was $0.3 million at December 31, 2006. Additionally, the Company’s partner in Harborview LP was granted the right to put its 80.0% equity interest in Harborview LP to the Company in exchange for cash at any time during the one-year period commencing September 11, 2014. The value of the 80.0% equity interest will be determined at the time that such partner elects to exercise its put right, if ever, based upon the then fair market value of Harborview LP’s assets and liabilities less 3.0%, which amount was intended to cover the normal costs of a sale transaction.

Because of the put option and the master lease agreement, this transaction is accounted for as a financing transaction as described in Note 1. Accordingly, the assets, liabilities and operations related to Harborview Plaza, the property owned by Harborview LP, including any new financing by the partnership, remain in the consolidated financial statements of the Company. As a result, the Company has established a financing obligation equal to the net equity contributed by the other partner. At the end of each reporting period, the balance of the financing obligation is adjusted to equal the greater of the original financing obligation or the current fair value of the put option discussed above. The value of the put option was $20.0 million at December 31, 2006. This amount is offset by a related discount account, which is being amortized prospectively through September 2014 as interest expense on financing obligation. The amount of the financing obligation, net of the discount amount, related to Harborview LP was $16.2 million at December 31, 2006. Additionally, the net income from the operations before depreciation of Harborview Plaza allocable to the 80.0% partner is recorded as interest expense on financing obligation. The Company continues to depreciate the property and record all of the depreciation on its books. Any payments made under the master lease agreement were expensed as incurred ($0.1 million was expensed during each of the years ended December 31, 2006, 2005 and 2004) and any amounts paid under the tenant improvement and lease commission guarantee are capitalized and amortized to expense over the remaining lease term. At such time as the put option expires or is otherwise terminated, the Company will record the transaction as a sale and recognize gain on sale.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

3.	FINANCING ARRANGEMENTS—Continued

Eastshore

On November 26, 2002, the Company sold three buildings located in Richmond, Virginia (the “Eastshore” transaction) for a total price of $28.5 million in cash, which was paid in full by the buyer at closing. Each of the sold properties was a single tenant building leased on a triple-net basis to Capital One Services, Inc., a subsidiary of Capital One Financial Services, Inc. In connection with the sale, the Company entered into a rental guarantee agreement for each building for the benefit of the buyer to guarantee any shortfalls that may be incurred in the payment of rent and re-tenanting costs for a five-year period from the date of sale (through November 2007). The Company’s maximum exposure to loss under the rental guarantee agreements was $18.7 million at the date of sale and was $4.1 million as of December 31, 2006. No payments were made by the Company during 2003 and 2002 in respect of these rent guarantees. However, in June 2004, the Company began to make monthly payments to the buyer at an annual rate of $0.1 million as a result of the existing tenant renewing a lease in one building at a lower rental rate. The Company began to make additional payments in June 2006 of approximately $0.1 million per month due to the tenant vacating space in one of the three buildings as of May 31, 2006. These payments will continue until the earlier of the end of the guarantee period or until replacement tenants are in place and paying amounts equal to or more than the current tenant.

These rent guarantees are a form of continuing involvement as discussed in paragraph 28 of SFAS No. 66. Because the guarantees cover the entire space occupied by a single tenant under a triple-net lease arrangement, the Company’s guarantees were considered a guaranteed return on the buyer’s investment for an extended period of time. Therefore, through July 2005 the transaction had been accounted for as a financing transaction, following the accounting method described in Note 1. Accordingly, through July 2005 the assets, liabilities and operations were included in these Consolidated Financial Statements, and a financing obligation of $28.8 million was recorded, which represented the amount received from the buyer, adjusted for subsequent activity. The income from the operations of the properties, other than depreciation, was allocated 100.0% to the owner as interest expense on financing obligations. Payments made under the rent guarantees were charged to expense as incurred. This transaction was recorded as a completed sale transaction in July 2005 when the maximum exposure to loss under the guarantees became less than the related deferred gain; accordingly, $1.7 million in gain was recognized in the last six months of 2005, $3.6 million in gain was recognized in 2006 and additional gain will be recognized in 2007 as the maximum exposure under the guarantees is reduced. Payments made under rent guarantees after July 2005 are recorded as a reduction of the deferred gain.

MG-HIW, LLC

On December 19, 2000, the Company formed MG-HIW, LLC, a joint venture with Miller Global. As of December 31, 2003, the assets in this joint venture consisted of five properties encompassing 1.3 million square feet located in the central business district of Orlando. The Company assumed obligations to make improvements to the assets as well as master lease obligations and guarantees on certain vacant space. Additionally, the Company guaranteed a leveraged internal rate of return (“IRR”) of 20.0% on Miller Global’s equity. The contribution in 2000 of these Orlando properties was accounted for as a financing arrangement under SFAS No. 66. Consequently, the assets, liabilities and operations related to the properties remained on the books of the Company and a financing obligation was established for the amount of equity contributed by Miller Global related to the Orlando City Group. The income from operations of the properties, excluding depreciation, was allocated 80.0% to Miller Global and reported as “interest on financing obligations.” This financing obligation was also adjusted each period by accreting the obligation up to the 20.0% guaranteed internal rate of return by a charge to interest expense, such that the financing obligation equaled at the end of each period the amount due to Miller Global including the 20.0% guaranteed return. The Company recorded interest expense on financing obligations in 2004 of $3.2 million, which includes amounts related to this IRR guarantee and payments made under the rental guarantees. The Company continued to depreciate the Orlando properties and record all of the depreciation in its financial statements.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

3.	FINANCING ARRANGEMENTS—Continued

On July 29, 2003, the Company also entered into an option agreement to acquire Miller Global’s 80.0% interest in the Orlando City Group. On March 2, 2004, the Company exercised its option and acquired its partner’s 80.0% equity interest in the Orlando City Group of MG-HIW, LLC. At the closing of the transaction, the Company paid its partner, Miller Global, $62.5 million, assumed the existing $136.2 million loan and a $7.5 million letter of credit previously delivered to the seller in connection with the option was cancelled. Since the initial contribution of these assets was accounted for as a financing arrangement and since the financing obligation was adjusted each period for the IRR guarantee, no gain or loss was recognized upon the extinguishment of the financing obligation. In June 2004, the Company contributed these assets to HIW-KC Orlando, LLC as described in Note 2.

4.	ASSET DISPOSITIONS

Gains and impairments on disposition of properties, net, included in continuing operations (excluding impairments of assets held for use which are recorded in operating expenses as described in Note 12 consisted of the following:

	Years Ended December 31,
	2006	2005	2004
Gains on disposition of land	$12,043	$8,604	$4,728
Impairments on land	—	(2,124)	(1,972)
Gains on disposition of depreciable properties	4,114	7,692	18,880

Total	$16,157	$14,172	$21,636

Net gains on sale and impairments of discontinued operations, net of minority interest, consisted of the following:

	Years Ended December 31,
	2006	2005	2004
Gains on sales of depreciable properties	$15,082	$34,128	$9,380
Impairments of depreciable properties	—	(8,374)	(6,274)
Allocable minority interest	(1,224)	(2,528)	(323)

Total	$13,858	$23,226	$2,783

2007 Dispositions

In January 2007, the Company sold six office properties, encompassing 69,000 rentable square feet, which were no longer in-service in Atlanta, Georgia for gross proceeds of approximately $9.5 million and a gain of approximately $5.6 million. In February 2007, the Company sold four office properties encompassing 256,000 rentable square feet in Raleigh, North Carolina for gross proceeds of approximately $30.4 million and a gain of approximately $14.0 million. These 10 properties were classified as discontinued operations in the fourth quarter of 2006. In January 2007, the Company sold 42 acres of land in Kansas City, Missouri for gross proceeds of approximately $16.5 million and a gain of approximately $12.4 million. The land and properties were classified as held for sale at December 31, 2006.

2006 Dispositions

During 2006, the Company sold approximately 3.0 million square feet of office and industrial properties, 17 rental residential units and the Vinings residential project for aggregate gross proceeds of approximately $241 million. The resultant gains, including recognition of certain gains deferred in prior years, are shown in the preceding table. The significant 2006 transactions are described below, all of which except land sales were recorded as discontinued operations. Certain other properties and development land were also classified as held for sale as of December 31, 2006.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

4.	ASSET DISPOSITIONS—Continued

In the first quarter of 2006, the Company sold office and industrial properties encompassing 1,867,000 rentable square feet located in Atlanta, Georgia, Columbia, South Carolina and Tampa, Florida in a single transaction for gross proceeds of approximately $141 million. These properties were classified as held for sale as of December 31, 2005 and an impairment loss of $7.7 million was recorded in the fourth quarter of 2005. The properties subject to this sale were recorded as discontinued operations in the fourth quarter of 2005. Also, in the first quarter of 2006, the Company sold an office property encompassing 132,000 rentable square feet located in Raleigh, North Carolina for gross proceeds of approximately $12.9 million. A gain of approximately $1.4 million was recorded in the first quarter of 2006. This property was classified as discontinued operations in the first quarter of 2006.

In the third quarter of 2006, the Company sold five office and industrial properties aggregating 292,000 rentable square feet located in Raleigh, North Carolina for gross proceeds of approximately $22.8 million. A gain of approximately $2.8 million was recorded in the third quarter of 2006. This property was classified as discontinued operations in the third quarter of 2006.

In the fourth quarter of 2006, the Company sold the following assets: a retail property aggregating 105,000 rentable square feet located in Kansas City, Missouri for gross proceeds of approximately $10.5 million, with a gain of approximately $1.5 million; two office properties and 12 industrial properties aggregating 393,000 rentable square feet in Winston-Salem and Greensboro, North Carolina for gross proceeds of approximately $16.5 million, with a gain of approximately $3.5 million; and three office properties aggregating 193,000 rentable square feet in Tampa, Florida for gross proceeds of approximately $22 million, with a gain of approximately $3.7 million.

During 2006, the Company also sold 220.7 acres of non-core land for gross sale proceeds of $34.5 million and gains of $12.0 million.

2005 Dispositions

During 2005, the Company sold approximately 4.9 million square feet of office and industrial properties and 29 residential units for gross proceeds of approximately $386 million (including the Eastshore transaction recognized as a completed sale in 2005 – see Note 3) and also sold or contributed to a joint venture approximately 200 acres of development land for gross proceeds of $25.1 million. The resultant gains and impairments, including recognition of certain gains deferred in prior years, are shown in the preceding table. The significant 2005 transactions are described below, all of which except the Eastshore transaction were recorded as discontinued operations. Certain other properties and development land were also classified as held for sale as of December 31, 2005.

In the first quarter of 2005, the Company sold an office building in Raleigh, North Carolina to an owner/user for gross proceeds of approximately $27.3 million. In the first and second quarters, the Company sold industrial buildings in Winston-Salem, North Carolina for gross proceeds of approximately $27.0 million, as more fully described in Note 8. In the second quarter, the Company sold two vacant buildings in Highwoods Preserve, Tampa, Florida to an owner/user for gross proceeds of approximately $24.5 million. In the third quarter, the Company sold all of its operating properties and certain vacant land in Charlotte, North Carolina and certain operating properties in Tampa, Florida in a single transaction for gross proceeds of approximately $228 million. In connection with this sale, the Company closed its division office in Charlotte and incurred employee severance costs of approximately $0.6 million, which were charged to general and administrative expenses during the second and third quarters. In the third quarter of 2005, the Company also recognized as a completed sale the disposition of three office buildings in Richmond, Virginia (the Eastshore transaction); Eastshore had been accounted for as a financing due to a significant guarantee of rent under leases in the sold properties that was made by the Company when the sale occurred in 2002, as more fully described in Note 3.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

4.	ASSET DISPOSITIONS—Continued

2004 Dispositions

During 2004, the Company sold approximately 1.3 million rentable square feet of office, industrial and retail properties and 88 residential units for gross proceeds of $96.5 million and also sold 213.7 acres of development land for gross proceeds of $35.7 million. The Company also contributed approximately 1.3 million square feet of buildings and land to joint ventures. The resultant gains and impairments, including recognition of certain gains deferred in prior years, are shown in the preceding table. The larger 2004 transactions are described below, all of which except the HIW-KC Orlando, LLC transaction were recorded as discontinued operations. Certain other properties and development land were also classified as held for sale as of December 31, 2004.

Late in the second quarter 2004, the Company sold a building located in Highwoods Preserve, Tampa, Florida to an owner/user for approximate gross proceeds of $20.2 million. The Company recognized an impairment loss of $3.0 million in discontinued operations in April 2004 when the planned sale met the criteria to be classified as held for sale. As more fully described in Note 2, in the second quarter of 2004, the Company sold a 60% interest in HIW-KC Orlando, LLC, which owns five office buildings in Orlando, Florida. The contribution was accounted for as a partial sale, and the Company recognized a $16.3 million gain in June 2004. The operations of these properties were not reflected as discontinued operations consistent with SFAS No. 144, and the related gain on sale was included in continuing operations in the second quarter of 2004. In the fourth quarter of 2004, the Company sold office and industrial buildings in four of its markets and one 88 unit residential building in Kansas City, Missouri for gross proceeds of $37.5 million. In the fourth quarter of 2004, the Company also sold a building located in Orlando, Florida for gross proceeds of approximately $6.8 million, and an impairment loss of approximately $3.2 million was recognized in the fourth quarter 2004 prior to the closing of the sale. During 2004, the Company also contributed 7.8 acres of land to The Vinings at University Center, LLC in which the Company had a 50.0% equity interest. See Note 2 for further discussion of this joint venture.

5.	MORTGAGES, NOTES PAYABLE AND FINANCING OBLIGATIONS

The Company’s consolidated mortgages and notes payable consisted of the following at December 31, 2006 and 2005:

	December 31,	December 31,
	2006	2005
Mortgage loans payable:
8.17% mortgage loan due 2007	$61,426	$63,400
7.77% mortgage loan due 2009	82,622	84,671
7.87% mortgage loan due 2009	52,126	65,179
7.05% mortgage loan due 2012 (1)	190,000	135,229
6.03% mortgage loan due 2013	137,810	139,897
5.68% mortgage loan due 2013	123,271	125,446
5.74% to 9.00% mortgage loans due between 2007 and 2017 (2), (4)	83,477	53,317
Variable rate mortgage loan due 2007	—	3,478
Variable rate construction loans due 2007 (3)	10,897	50,499

	741,629	721,116

Unsecured indebtedness:
7.00% notes due 2006	—	110,000
7.13% notes due 2008	100,000	100,000
8.13% notes due 2009	50,000	50,000
7.50% notes due 2018	200,000	200,000
Term loan due 2006 (5)	—	100,000
Revolving credit facility due 2006 (5)	—	190,500
Revolving credit facility due 2009	373,500	—

	723,500	750,500

Total	$1,465,129	$1,471,616

(1)	In December 2006, the Company and the lender agreed to a loan modification pursuant to which an additional approximate $57 million in loan proceeds were provided to the Company, the interest rate was reduced from 7.79% to 7.05% and the remaining term was increased by approximately one year.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

5.	MORTGAGES, NOTES PAYABLE AND FINANCING OBLIGATIONS—Continued

(2)	Amount at both December 31, 2006 and 2005 includes $22.8 million of mortgage debt related to SF-HIW Harborview Plaza, LP. See Note 3.
(3)	Amount at December 31, 2005 includes a $7.7 million construction loan held by The Vinings at University Center, LLC, a consolidated 50.0% owned joint venture. During the fourth quarter of 2006, this joint venture sold its assets and paid off the related mortgage debt. See Note 2.
(4)	Amount at December 31, 2006 includes $38.1 million of mortgage debt related to Markel, a consolidated 50.0% owned joint venture. See Notes 1 and 2.
(5)	In May, July, August and September 2005 and February 2006, the Company obtained waivers from the lenders under its previous $250 million unsecured revolving credit facility and its various bank term loans related to timely reporting to the lenders of annual and quarterly financial statements and to covenant violations that could arise from future redemptions of Preferred Stock due to the reclassification of the Preferred Stock from equity to a liability during the period of time from the announcement of the redemption until the redemption is completed. The aforementioned modifications did not change the economic terms of the loans. In connection with these modifications, the Company incurred certain loan costs that were capitalized and amortized over the remaining term of the loans. In November 2005, the Company amended its previous $100 million bank term loan to extend the maturity date to July 17, 2006 and reduce the spread over the LIBOR interest rate from 130 basis points to 100 basis points. These loans were paid off in May 2006 in connection with the closing of the Company’s new revolving credit facility described below.

The following table sets forth the principal payments, including amortization, due on the Company’s mortgages and notes payable as of December 31, 2006:

		Amounts due during years ending December 31,
	Total	2007	2008	2009	2010	2011	Thereafter
Fixed Rate Debt:
Unsecured (1):
Notes	$350,000	$—	$100,000	$50,000	$—	$—	$200,000
Secured:
Mortgage loans payable (2)	730,732	75,812	10,341	141,156	9,057	9,811	484,555

Total Fixed Rate Debt	1,080,732	75,812	110,341	191,156	9,057	9,811	684,555

Variable Rate Debt:
Unsecured:
Revolving credit facility	373,500	—	—	373,500	—	—	—
Secured:
Construction loans	10,897	10,897	—	—	—	—	—

Total Variable Rate Debt	384,397	10,897	—	373,500	—	—	—

Total Mortgages and Notes Payable	$1,465,129	$86,709	$110,341	$564,656	$9,057	$9,811	$684,555

(1)	The $350 million of unsecured notes bear interest at rates ranging from 7.125% to 8.125% with interest payable semi-annually in arrears. Any premium and discount related to the issuance of the unsecured notes, together with other issuance costs, is being amortized to interest expense over the life of the respective notes as an adjustment to interest expense. All of the unsecured notes are redeemable at any time prior to maturity at the Company’s option, subject to certain conditions including the payment of make-whole amounts. Under the indenture, the notes may be accelerated if the trustee or 25% of the holders provide written notice of a default and such default remains uncured after 60 days. The Operating Partnership is in compliance with all covenants under the indenture and is current on all payments required thereunder.
(2)	The mortgage loans payable are secured by real estate assets with an aggregate undepreciated book value of approximately $1.2 billion at December 31, 2006. The Company’s fixed rate mortgage loans generally are either locked out to prepayment for all or a portion of their term or are prepayable subject to certain conditions including prepayment penalties.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

5.	MORTGAGES, NOTES PAYABLE AND FINANCING OBLIGATIONS—Continued

On May 1, 2006, the Company obtained a new $350 million, three-year unsecured revolving credit facility from Bank of America, N.A. The Company used $273 million of proceeds from the new revolving credit facility, together with available cash, to pay off the remaining outstanding balance of $178 million under its previous revolving credit facility and a $100 million bank term loan, both of which were terminated. Loss on debt extinguishments of approximately $0.5 million was recorded in the second quarter of 2006.

On August 8, 2006, the Company’s revolving credit facility was amended and restated as part of a syndication with a group of 15 banks. The revolving credit facility was also upsized from $350 million to $450 million. The Company’s revolving credit facility is initially scheduled to mature on May 1, 2009. Assuming no default exists, the Company has an option to extend the maturity date by one additional year and, at any time prior to May 1, 2008, may request increases in the borrowing availability under the credit facility by up to an additional $50 million. The interest rate is LIBOR plus 80 basis points and the annual base facility fee is 20 basis points. The revolving credit facility had $74.3 million of availability at December 31, 2006 and had $88.3 million of availability as of February 15, 2007.

On January 31, 2007, the Company obtained a $150 million unsecured non-revolving credit facility. This facility has an initial term of six months and can be extended at the Company’s option for two additional three-month periods provided the Company is not in default. This facility has identical interest rate terms and financial covenants as the Company’s revolving credit facility. The Company currently intends to repay all amounts outstanding under the non-revolving facility with proceeds from newly issued secured or unsecured debt. As of February 15, 2007, there was $60.0 million borrowed on this non-revolving facility.

Other Information

The Company’s credit facilities and the indenture that governs the Company’s outstanding notes require it to comply with customary operating covenants and various financial and operating ratios. The Company is currently in compliance with all such requirements.

In 1997, the Operating Partnership issued $100.0 million of Exercisable Put Option Notes due June 15, 2011 (the “Put Option Notes”). The Put Option Notes bore an interest rate of 7.19% from the date of issuance through June 15, 2004. After June 15, 2004, the interest rate to maturity on the Put Option Notes was required to be 6.39% plus the applicable spread determined as of June 10, 2004. In connection with the initial issuance of the Put Option Notes, a counter party was granted an option to purchase the Put Option Notes on June 15, 2004 at 100.0% of the principal amount. The counter party exercised this option and acquired the Put Option Notes on June 15, 2004. On that same date, the Company exercised its option to acquire the Put Option Notes from the counter party for a purchase price equal to the sum of the present value of the remaining scheduled payments of principal and interest (assuming an interest rate of 6.39%) on the Put Option Notes, or $112.3 million. The difference between the $112.3 million and the $100.0 million was charged to loss on extinguishment of debt in the quarter ended June 30, 2004. The Company borrowed funds from its revolving credit facility to make the $112.3 million payment.

Total interest capitalized to development projects was $5.0 million, $2.9 million and $1.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

5.	MORTGAGES, NOTES PAYABLE AND FINANCING OBLIGATIONS—Continued

Deferred Financing Costs

As of December 31, 2006 and 2005, deferred financing costs were $11.7 million and $12.5 million, respectively, and related accumulated amortization was $4.2 million and $5.8 million, respectively. Deferred financing costs include loan fees, loan closing costs, premium and discounts on bonds, notes payable and debt issuance costs. Amortization of bond premiums and discounts is included in contractual interest expense. All other amortization is shown as amortization of deferred financing costs. The scheduled future amortization of these deferred financings costs will be as follows:

	Contractual Interest	Deferred Financing	Total
2007	$111	$2,040	$2,151
2008	70	1,847	1,917
2009	37	977	1,014
2010	36	445	481
2011	36	442	478
Thereafter	227	1,270	1,497

	$517	$7,021	$7,538

Financing Obligations

The Company’s financing obligations consisted of the following at December 31, 2006 and 2005:

	December 31, 2006	December 31, 2005
SF-HIW Harborview Plaza, LP financing obligation (1)	$16,157	$14,983
Tax increment financing obligation (2)	18,308	19,171
Capitalized ground lease obligation (3)	1,065	—

Total	$35,530	$34,154

(1)	See Note 3 for further discussion of this financing obligation.
(2)	In connection with tax increment financing for construction of a public garage related to an office building constructed by the Company in 2000, the Company is obligated to pay fixed special assessments over a 20-year period. The net present value of these assessments, discounted at 6.93% at the inception of the obligation, which represents the interest rate on the underlying bond financing, is shown as a financing obligation in the Consolidated Balance Sheet. The Company also receives special tax revenues and property tax rebates recorded in interest and other income, which are intended, but not guaranteed, to provide funds to pay the special assessments.
(3)	Represents a capitalized lease obligation to the lessor of land on which the Company is constructing a new building. The Company is obligated to make fixed payments to the lessor through October 2022 and the lease provides for fixed price purchase options in the ninth and tenth years of the lease. The Company intends to exercise the purchase option in order to prevent an economic penalty related to conveying the building to the lessor at the expiration of the lease. The net present value of the fixed rental payments and purchase option through the ninth year was calculated using a discount rate of 7.1%. The assets and liabilities under the capital lease are recorded at the lower of the present value of minimum lease payments or the fair value. The liability accretes each month for the difference between the interest rate on the financing obligation and the fixed payments. The accretion will continue until the liability equals the purchase option of the land in the ninth year of the lease.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

6.	EMPLOYEE BENEFIT PLANS

Officer, Management and Director Compensation Programs

The Company’s officers participate in an annual non-equity incentive program whereby they are eligible for incentive payments based on a percentage of their annual base salary. In addition to considering the pay practices of the Company’s peer group in determining each officer’s incentive payment percentage, the officer’s ability to influence the Company’s performance is also considered. Each officer has a target annual non-equity incentive payment percentage that ranges from 25.0% to 85.0% of base salary depending on the officer’s position. The officer’s actual incentive payment for the year is the product of the target annual incentive payment percentage times a performance ‘factor,’ which can range from zero to 200.0%. This performance factor depends upon the relationship between how various performance criteria compare with predetermined goals. For an officer who has division responsibilities, goals for certain performance criteria are based partly on the division’s actual performance relative to that division’s established goals for each criteria and partly on actual total Company performance relative to the same criteria. Incentive payments are accrued and expensed in the year earned and are generally paid in the first quarter of the following year.

Certain other members of management participate in an annual non-equity incentive program whereby a target annual cash incentive payment is established based upon the job responsibilities of their position. Incentive payment eligibility ranges from 10.0% to 40.0% of annual base salary. The actual incentive payment is determined by the overall performance of the Company and the individual’s performance during each year. These incentive payments are also accrued and expensed in the year earned and are generally paid in the first quarter of the following year.

The Company’s officers generally receive annual grants of stock options and restricted stock on March 1 of each year under the Amended and Restated 1994 Stock Option Plan (the “Stock Option Plan”). Stock options have also been granted to the Company’s directors; however, directors currently do not receive annual stock option grants. Restricted stock grants are also made annually to directors and certain non-officer employees. Stock options issued prior to 2005 vest ratably over four years and remain outstanding for 10 years. Stock options issued in 2005 and 2006 continue to vest ratably over a four-year period, but remain outstanding for seven years. The value of all options as of the date of grant is calculated using the Black-Scholes option-pricing model, as described below.

The Company generally makes annual grants of time-based restricted Common Stock under its Stock Option Plan to its directors, officers and other employees. Shares of time-based restricted stock issued prior to 2005 generally vests 50.0% three years from the date of grant and the remaining 50.0% five years from date of grant. Shares of time-based restricted stock that were issued to officers and employees in 2005 will vest one-third on the third anniversary, one-third on the fourth anniversary and one-third on the fifth anniversary of the date of grant. Shares of time-based restricted stock that were issued to officers and employees in 2006 will vest 25% on the first, second, third and fourth anniversary dates, respectively. Shares of time-based restricted stock issued to directors generally vest 25% on January 1 of each successive year after the grant date. The value of grants of time-based restricted stock is based on the market value of Common Stock as of the date of grant and is amortized to expense over the respective vesting or service periods.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

6.	EMPLOYEE BENEFIT PLANS—Continued

During 2005 and 2006, the Company also issued shares of restricted stock to officers under its Stock Option Plan that will vest if the Company’s total shareholder return exceeds the average total returns of a selected group of peer companies over a three-year period. If the Company’s total shareholder return does not equal or exceed such average total returns, none of the total return-based restricted stock will vest. The 2006 grants also contain a provision allowing for partial vesting if the annual total return in any given year of the three-year period exceeds 9% on an absolute basis. The Company’s total return on Common Stock was 50.6% in 2006, and accordingly 2,373 previously issued shares of total return-based restricted stock vested as of December 31, 2006, net of shares surrendered for withholding taxes. The grant date fair values of each such share of total return-based restricted stock were determined by an outside consultant to be approximately 76% and 87% of the market value of a share of Common Stock as of the grant dates for the 2005 and 2006 grants, respectively. The grant date fair value of these shares of total-return based restricted stock is being amortized to expense on a straight-line method over the three-year period.

During 2005 and 2006, the Company also issued shares of performance-based restricted stock to officers under its Stock Option Plan that will vest pursuant to performance-based criteria. The performance-based criteria are based on whether or not the Company meets or exceeds four operating and financial goals established under its Strategic Management Plan by the end of 2007 and 2008, respectively. To the extent actual performance equals or exceeds threshold performance goals, the portion of shares of performance-based restricted stock that vest can range from 50% to 100%. If actual performance does not meet such threshold goals, none of the performance-based restricted stock will vest. The fair value of performance-based restricted share grants is based on the market value of Common Stock as of the date of grant and the estimated performance to be achieved at the end of the three-year period. Such fair value is being amortized to expense during the period from grant date to December 31, 2007 and 2008, respectively, adjusting for the expected level of vesting that will occur at those dates.

Up to 100% of additional total return-based restricted stock and up to 50% of additional performance-based restricted stock may be issued at the end of the three-year periods if actual performance exceeds certain levels of performance. Such additional shares, if any, would be fully vested when issued. The Company will also accrue and record expense for additional performance-based shares during the three-year period to the extent issuance of the additional shares is expected based on the Company’s current and projected actual performance. In accordance with SFAS No. 123(R), no expense is recorded for additional shares of total return-based restricted stock that may be issued at the end of the three-year period since that possibility is already reflected in the grant date fair value.

In 1997, the Company adopted the 1997 Performance Award Plan under which 349,990 nonqualified stock options granted to certain executive officers were accompanied by a dividend equivalent right (“DER”). No other options granted by the Company since 1997 have been accompanied by a DER. The plan provided that if the total return on a share of Common Stock exceeded certain thresholds during the five-year vesting period ending in 2002, the exercise price of such options with a DER would be reduced under a formula based on dividends and other distributions made with respect to such a share during the period beginning on the date of grant and ending upon exercise of such stock option. At the end of the five-year vesting period, the total return performance resulted in a reduction in the option exercise price of $6.098 per share. The exercise price per option share was further reduced by $2.96 as of December 31, 2004 as a result of the dividend payments on Common Stock from January 1, 2003 through December 31, 2004. Because of the exercise price reduction feature, the stock options accompanied by a DER were accounted for using variable accounting as provided in FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.” In December 2004, the Company entered into an agreement with the participants to cease the additional reduction in the option exercise price, which fixed the exercise price per share reduction at $9.06. As a result, variable accounting is no longer required after December 31, 2004 as both the number of options and the amount required to exercise is known. The Company recorded compensation expense of $0.06 million for the year ended December 31, 2004. Because the exercise price was not reduced after December 31, 2004, no expense was required to be recognized in the years ended December 31, 2006 and 2005. As of December 31, 2006, there were 67,021 outstanding options whose exercise price had been reduced in prior periods as a result of the DERs.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

6.	EMPLOYEE BENEFIT PLANS—Continued

During the years ended December 31, 2006, 2005 and 2004, the Company recognized approximately $3.7 million, $2.9 million and $4.7 million, respectively, of stock-based compensation expense. Stock-based compensation expense for 2004 includes $2.3 million related to the accelerated vesting of stock options and restricted shares for the Company’s former Chief Executive Officer who retired on June 30, 2004. As of December 31, 2006, there was $5.9 million of total unrecognized stock-based compensation costs, which will be recognized over a weighted average remaining contractual term of 2.1 years.

The compensation and governance committee of the Company’s Board of Directors has retained the authority to grant non-equity incentive and equity incentive awards at its discretion.

Using the Black-Scholes option valuation model, the weighted average fair values of options granted during 2006, 2005 and 2004 were $4.00, $1.89 and $1.28, respectively, per option. The fair values of the options granted were determined at the grant dates using the following weighted average assumptions:

	2006	2005	2004
Risk free interest rate (1)	4.63%	4.19%	2.99%
Common stock dividend yield (2)	5.20%	6.45%	6.59%
Expected volatility (3)	18.90%	16.30%	17.57%
Average expected option life (years) (4)	4.75	7.0	9.2
Options granted	243,610	662,325	834,078

(1)	Represents interest rate on US treasury bonds having the same life as the estimated life of the option grants.
(2)	The dividend yield is calculated utilizing the dividends paid for the previous one-year period and the per share price of Common Stock on the date of grant.
(3)	Based on the historical volatility of Common Stock over a period relevant to the related stock option grant.
(4)	The average expected option life for the 2006 grants is based on an analysis of historical company data. The average expected option life for the 2005 and 2004 grants is a weighted average of their respective contractual terms.

The following table summarizes information about all stock options outstanding at December 31, 2006:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price
Balances at December 31, 2005	5,153,648	$24.23
Options granted	243,610	32.40
Options forfeited	(18,262)	27.16
Options cancelled	(54,558)	26.51
Options exercised	(2,349,367)	24.46

Balances at December 31, 2006	2,975,071	$24.67

Cash received or receivable from options exercised was $43.3 million, $2.7 million and $3.2 million for the years ended December 31, 2006, 2005 and 2004, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $30.5 million, $1.0 million and $1.0 million, respectively. The total intrinsic value of options outstanding at December 31, 2006, 2005 and 2004 was $47.9 million, $22.3 million and $18.9 million, respectively. The Company generally does not permit the net cash settlement of exercised stock options, but does permit net share settlement for certain qualified exercises. The Company has a policy of issuing new shares to satisfy stock option exercises.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

6.	EMPLOYEE BENEFIT PLANS—Continued

The following table sets forth information at December 31, 2006 about (a) the outstanding number of vested stock options and those expected to vest and (b) the number of those options that are exercisable.

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in 000s)	Weighted Average Remaining Life (years)
Outstanding	2,855,941	$24.64	$46,032	4.78
Exercisable	1,902,033	$23.32	$33,168	4.18

The following table summarizes activity in the year ended December 31, 2006 for all time-based restricted stock grants:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested shares outstanding at December 31, 2005	268,409 (1)	$24.79
Awarded and issued (2)	72,906	32.50
Vested (3)	(43,903)	24.22
Forfeited	(18,590)	25.68
Surrendered for payment of withholding taxes upon vesting (3)	(23,702)	23.82

Nonvested shares outstanding at December 31, 2006	255,120	$27.12

(1)	Amount includes the grant of 20,396 shares of restricted stock in 2005, which were not issued until 2006, and are included in the Consolidated Statement of Stockholders’ Equity at December 31, 2006.
(2)	The weighted average fair value at grant date of time-based restricted shares issued during the years ended December 31, 2006, 2005 and 2004 was $2.4 million, $2.5 million and $3.0 million, respectively.
(3)	The vesting date fair value of time-based restricted shares that vested during the years ended December 31, 2006, 2005 and 2004 was $2.2 million, $2.4 million and $3.2 million, respectively.

The following table summarizes activity in the year ended December 31, 2006 for all performance-based and total return-based restricted stock grants:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested shares outstanding at December 31, 2005	62,576	$26.82
Awarded and issued (1)	52,938	30.62
Vested (2)	(2,373)	28.52
Forfeited	(4,546)	28.19
Surrendered for payment of withholding taxes upon vesting (2)	(1,949)	28.52

Nonvested shares outstanding at December 31, 2006	106,646	$28.58

(1)	The weighted average fair value at grant date of performance and total return-based restricted shares issued during the years ended December 31, 2006 and 2005 was $1.6 million and $1.5 million, respectively. There were no performance-based and total return-based restricted shares issued during the year ended December 31, 2004.
(2)	The vesting date fair value of return-based restricted shares that vested during the year ended December 31, 2006 was $0.2 million. No performance-based or return-based restricted shares vested during 2005 and no performance-based or return-based restricted shares were granted in 2004.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

6.	EMPLOYEE BENEFIT PLANS—Continued

1999 Shareholder Value Plan

Grants under the 1999 Shareholder Value Plan were intended to reward the executive officers of the Company when the total shareholder returns measured by increases in the market value of Common Stock plus dividends exceeded a comparable index of the Company’s peers over a three-year period. Annual grants under this Plan up to 2004 would result in cash payments based on the Company’s percentage change in shareholder return compared to the composite index of its peer group. If the Company’s performance is not at least 100% of the peer group, no payout is made. To the extent performance exceeds the peer group, the payout increases. No new grants were made under the 1999 Shareholder Value Plan in 2006 and 2005. There were no cash payouts for grants under this plan for the years ended December 31, 2005 and 2004, respectively. For the grants issued in early 2004 and whose three-year performance period ended on December 31, 2006, payments of approximately $0.9 million were made in early 2007. The 1999 Shareholder Value Plan is accounted for as a liability award and, accordingly, at each period-end, a liability equal to the current computed fair value under the plan for all outstanding plan units, adjusted for the three-year vesting period, is recorded with corresponding charges or credits to compensation expense. No compensation expense was required to be recognized during 2005 and 2004 for grants under this plan; approximately $0.9 million was recognized as expense in 2006.

Retirement Plan

Effective for 2006, the Company adopted a retirement plan applicable to all employees, including executive officers, who, at the time of retirement, have at least 30 years of continuous qualified service or are at least 55 years old and have at least 10 years of continuous qualified service. Subject to advance retirement notice and execution of a non-compete agreement with the Company, eligible retirees would be entitled to receive a pro rata amount of the annual incentive payment earned during the year of retirement. Stock options and time-based restricted stock granted by the Company to such eligible retiree during his or her employment would be non-forfeitable and become exercisable according to the terms of their original grants. Eligible retirees would also be entitled to receive a pro rata amount of any performance-based and total return-based restricted stock originally granted to such eligible retiree during his or her employment that subsequently vests after the retirement date according to the terms of their original grants. The benefits of this retirement plan apply only to restricted stock and stock option grants beginning in 2006 and will be phased in 25% on March 1, 2006 and 25% on each anniversary thereof. For employees eligible for these benefits as of the date of grant after March 1, 2006, 25% of their grants were fully expensed at the grant date, which increased compensation expense by approximately $0.2 million in the year ended December 31, 2006. Grants made prior to 2006 are unaffected.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

6.	EMPLOYEE BENEFIT PLANS—Continued

Deferred Compensation

The Company has a deferred compensation plan pursuant to which each executive officer and director can elect to defer a portion of base salary and/or annual incentive payments (or director fees) for investment in various unrelated mutual funds. Prior to January 1, 2006, executive officers and directors also could elect to defer cash compensation for investment in units of phantom common stock of the Company. At the end of each calendar quarter, any executive officer and director who deferred compensation into phantom stock was credited with units of phantom stock at a 15.0% discount. Dividends on the phantom units are assumed to be issued in additional units of phantom stock at a 15.0% discount. If an officer that deferred compensation under this plan leaves the Company’s employ voluntarily or for cause within two years after the end of the year in which such officer deferred compensation for units of phantom stock, at a minimum, the 15.0% discount and any deemed dividends are forfeited. Over the two-year vesting period, the Company records additional compensation expense equal to the 15.0% discount, the accrued dividends and any changes in the market value of Common Stock from the date of the deferral, which aggregated $1.6 million, $0.4 million and $0.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. Cash payments from the plan for the years ended December 31, 2006, 2005 and 2004 were $0.5 million, $0.02 million and $0.9 million, respectively. Transfers made from the phantom stock investment to other investments in the deferred compensation plan for the year ended December 31, 2006 was $1.1 million. There were no transfers made for the years ended December 31, 2005 and 2004.

401(k) Savings Plan

The Company has a 401(k) savings plan covering substantially all employees who meet certain age and employment criteria. The Company contributes amounts for each participant at a rate of 75% of the employee’s contribution (up to 6% of each employee’s salary). During 2006, 2005 and 2004, the Company contributed $1.1 million, $1.1 million and $1.2 million, respectively, to the 401(k) savings plan. Administrative expenses of the plan are paid by the Company.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan for all active employees under which employees can elect to contribute up to 25.0% of their base and annual incentive compensation for the purchase of Common Stock. At the end of each three-month offering period, the contributions in each participant’s account balance, which includes accrued dividends, are applied to acquire shares of Common Stock at a cost that is calculated at 85.0% of the lower of the average closing price on the New York Stock Exchange on the five consecutive days preceding the first day of the quarter or the five days preceding the last day of the quarter. During the year ended December 31, 2004, the Company issued 33,693 new shares of Common Stock under the Employee Stock Purchase Plan. SEC rules prohibited the Company from issuing shares of Common Stock pursuant to the plan under the Company’s Form S-8 registration statement during most of 2005 because of the delay in the filing of the Company’s SEC reports. As a result, no shares were issued during 2005 under the plan, and the funds were held by a trustee. In 2006, the Company issued 60,471 shares of Common Stock under the Employee Stock Purchase Plan, which included shares purchased using the funds held by such trustee. The discount on newly issued shares is expensed by the Company as additional compensation and aggregated $0.2 million in each of the years ended December 31, 2006, 2005 and 2004, respectively.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

7.	RENTAL AND OTHER REVENUES; RENTAL PROPERTY AND OTHER EXPENSES

The Company’s real estate assets are leased to tenants under operating leases, substantially all of which expire over the next 10 years. The minimum rental amounts under the leases are generally either subject to scheduled fixed increases or adjustments based on the Consumer Price Index. Generally, the leases also require that the tenants reimburse the Company for increases in certain costs above the base-year costs. Rental and other revenues from continuing operations consist of the following:

	Years Ended December 31,
	2006	2005	2004
Contractual rents	$355,999	$338,442	$336,567
Straight-line rental income net	8,044	6,650	6,601
Lease incentive amortization	(796)	(868)	(727)
Property operating cost recovery income	40,323	34,369	31,248
Lease termination fees	2,792	5,875	3,471
Fee income	6,001	4,950	4,639
Other miscellaneous operating income	4,435	6,657	7,788

	$416,798	$396,075	$389,587

Rental property and other expenses from continuing operations consist of the following:

	Years Ended December 31,
	2006	2005	2004
Maintenance, cleaning and general building	$53,528	$50,123	$49,043
Utilities, insurance and real estate taxes	81,976	74,011	72,528
Division and allocated administrative expenses	12,257	10,440	9,080
Other miscellaneous operating expenses	5,831	7,001	7,228

	$153,592	$141,575	$137,879

Expected future minimum base rents to be received over the next five years and thereafter from tenants for leases in effect at December 31, 2006 for the Wholly Owned Properties (including properties held for sale) are as follows:

2007	$358,823
2008	332,844
2009	286,718
2010	238,445
2011	190,922
Thereafter	657,750

$2,065,502

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

8.	RELATED PARTY TRANSACTIONS

The Company had a contract to acquire development land in the Bluegrass Valley office development project from GAPI, Inc., a corporation controlled by Gene H. Anderson, an executive officer and director of the Company. Under the terms of the contract, the development land was purchased in phases, and the purchase price for each phase or parcel was settled in cash and/or Common Units. The price for the various parcels was based on an initial value for each parcel, adjusted for an interest factor, applied up to the closing date and also for changes in the value of the Common Units. On January 17, 2003, the Company acquired an additional 23.5 acres of this land from GAPI, Inc. for 85,520 shares of Common Stock and $384,000 in cash for total consideration of $2.3 million. In May 2003, 4.0 acres of the remaining acres not yet acquired by the Company was taken by the Georgia Department of Transportation to develop a roadway interchange for consideration of $1.8 million. The Department of Transportation took possession and title of the property in June 2003. As part of the terms of the contract between the Company and GAPI, Inc., the Company was entitled to and received in 2003 the $1.8 million proceeds from the condemnation. In July 2003, the Company appealed the condemnation and is currently seeking additional payment from the state; the recognition of any gain has been deferred pending resolution of the appeal process. In April 2005, the Company acquired for cash an additional 12.1 acres of the Bluegrass Valley land from GAPI, Inc. and also settled for cash the final purchase price with GAPI, Inc. on the 4.0 acres that were taken by the Georgia Department of Transportation, which aggregated approximately $2.7 million, of which $0.7 million was recorded as a payable to GAPI, Inc. on the Company’s financial statements as of December 31, 2004. In August 2005, the Company acquired 12.7 acres, representing the last parcel of land to be acquired, for cash of $3.2 million. The Company believes that the purchase price with respect to each land parcel was at or below market value based on market data and on the subsequent sale of the land at a significant gain, as discussed below. These transactions were unanimously approved by the full Board of Directors with Mr. Anderson abstaining from the vote. The contract provided that the land parcels could be paid in Common Units or in cash, at the option of the seller. This feature constituted an embedded derivative pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The embedded derivative feature was accounted for separately and adjusted based on changes in the fair value of the Common Units. This resulted in decreases to other income of $0.4 million and $0.2 million in 2004 and 2005, respectively. The embedded derivative expired upon the closing of the final land transaction in August 2005.

The majority of the Bluegrass land that the Company acquired from GAPI, Inc. was sold in the fourth quarter of 2006 to a third party for a gain of approximately $7.0 million. In connection with the sale, it was determined that a portion of the Bluegrass land that was acquired from GAPI, Inc. pursuant to this staged land take-down arrangement was not usable or saleable for future development. The original purchase contract requires GAPI, Inc. to reimburse the Company for the value of any unusable acreage. Based on current estimates, GAPI, Inc. may be required to reimburse us for up to $750,000 pending final resolution of the matter in accordance with and in the manner required by the original contract.

On February 28, 2005 and April 15, 2005, the Company sold through a third party broker three non-core industrial buildings in Winston-Salem, North Carolina to John L. Turner and certain of his affiliates for a gross sales price of approximately $27.0 million, of which $20.3 million was paid in cash and the remainder from the surrender of 256,508 Common Units. The Company recorded a gain of approximately $4.8 million upon the closing of these sales. Mr. Turner, who was a director at the time of these transactions, retired from the Board of Directors effective December 31, 2005. The Company believes that the purchase price paid for these assets by Mr. Turner and his affiliates was equal to their fair market value based on extensive marketing of the properties prior to this sale. The sales were unanimously approved by the full Board of Directors with Mr. Turner not being present to discuss or vote on the matter.

9.	STOCKHOLDERS’ EQUITY

Common Stock Dividends

Dividends declared and paid per share of Common Stock aggregated $1.70 for each of the years ended December 31, 2006, 2005 and 2004.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

9.	STOCKHOLDERS’ EQUITY—Continued

The following table summarizes the estimated taxability of dividends paid for federal income tax purposes:

	2006	2005	2004
Per share:
Ordinary income	$0.04	$0.66	$0.30
Capital gains	0.69	0.99	0.10
Return of capital	0.97	0.05	1.30

Total	$1.70	$1.70	$1.70

The Company’s tax returns have not been examined by the IRS and, therefore, the taxability of dividends is subject to change.

On January 31, 2007, the Board of Directors declared a cash dividend of $0.425 per share of Common Stock payable on March 2, 2007 to stockholders of record on February 12, 2007.

Preferred Stock

Below is a tabular presentation of the Company’s Preferred Stock as of December 31, 2006 and 2005:

Preferred Stock Issuances	Issue Date	Number of Shares Issued Originally	Number of Shares Outstanding	Carrying Value	Liquidation Preference Per Share	Optional Redemption Date	Annual Dividends Payable Per Share
		(in thousands)	(in thousands)
December 31, 2006:
8 5/8% Series A Cumulative Redeemable	2/12/1997	125	105	$104,945	$1,000	02/12/2027	$86.25
8% Series B Cumulative Redeemable	9/25/1997	6,900	3,700	$92,500	$25	09/25/2002	$2.00

December 31, 2005:
8 5/8% Series A Cumulative Redeemable	2/12/1997	125	105	$104,945	$1,000	02/12/2027	$86.25
8% Series B Cumulative Redeemable	9/25/1997	6,900	5,700	$142,500	$25	09/25/2002	$2.00

The net proceeds raised from Preferred Stock issuances were contributed by the Company to the Operating Partnership in exchange for Preferred Units in the Operating Partnership. The terms of each series of Preferred Units generally parallel the terms of the respective Preferred Stock as to distributions, liquidation and redemption rights.

Of the $86.25 dividend paid per Series A Preferred Share in 2006, $5.00 was taxable as ordinary income and $81.25 was taxable as capital gain. Of the $2.00 dividend paid per Series B Preferred Share in 2006, $0.12 was taxable as ordinary income and $1.88 was taxable as capital gain.

The Company used some of the proceeds from its disposition activities described in Note 4 to redeem, in August 2005, all of the Company’s outstanding Series D Preferred Shares and 1.2 million of its outstanding Series B Preferred Shares, aggregating $130.0 million plus accrued dividends and, in February 2006, 2.0 million of its outstanding Series B Preferred Shares aggregating $50.0 million plus accrued dividends. In connection with these redemptions of Preferred Stock, the excess of the redemption cost over the net carrying amount of the redeemed shares was recorded as a reduction to net income available for common shareholders in accordance with EITF Topic D-42. These reductions amounted to $4.3 million and $1.8 million for the third quarter 2005 and first quarter 2006, respectively.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

9.	STOCKHOLDERS’ EQUITY—Continued

Stockholder Rights Plan

The Company has a stockholder rights plan, which is currently scheduled to expire on October 6, 2007, pursuant to which existing stockholders would have the ability to acquire additional Common Stock at a significant discount in the event a person or group attempts to acquire the Company on terms that the Company’s board does not approve. These rights are designed to deter a hostile takeover by increasing the takeover cost. As a result, such rights could discourage offers for the Company or make an acquisition of the Company more difficult, even when an acquisition is in the best interest of the Company’s stockholders. The rights plan should not interfere with any merger or other business combination the Board of Directors approves since the Company may generally terminate the plan at any time at nominal cost.

Dividend Reinvestment Plan

The Company has instituted a Dividend Reinvestment and Stock Purchase Plan under which holders of Common Stock may elect to automatically reinvest their dividends in additional shares of Common Stock and may make optional cash payments for additional shares of Common Stock. The administrator of the Dividend Reinvestment and Stock Purchase Plan has been instructed by the Company to purchase Common Stock in the open market for purposes of satisfying the Company’s obligations thereunder. However, the Company may in the future elect to satisfy such obligations by issuing additional shares of Common Stock.

10.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company had no outstanding hedge or derivative financial instruments during 2006. During 2004 through June 1, 2005 the Company had an interest rate swap that effectively fixed the LIBOR base rate on $20.0 million of floating rate debt at 1.59%.

The Accumulated Other Comprehensive Loss (“AOCL”) balance at December 31, 2006 and 2005 was $1.5 million and $2.2 million, respectively, and consisted of deferred gains and losses from past cash flow hedging instruments which are being recognized as interest expense over the terms of the related debt (see Note 11). The Company expects that the portion of the cumulative loss recorded in AOCL at December 31, 2006 associated with these derivative instruments, which will be recognized as interest expense within the next 12 months, will be approximately $0.7 million.

As described in Note 8, the land purchase agreement with GAPI, Inc. included an embedded derivative feature due to the price for the land parcels being determined by the fair value of Common Units, which was accounted for in accordance with SFAS No. 133.

11.	OTHER COMPREHENSIVE INCOME

Other comprehensive income represents net income plus the changes in certain amounts deferred in accumulated other comprehensive income/(loss) related to hedging activities not reflected in the Consolidated Statements of Income. The components of other comprehensive income are as follows:

	Years Ended December 31,
	2006	2005	2004
Net income	$53,744	$62,458	$41,577
Other comprehensive income:
Realized derivative gains/(losses) on cash-flow hedges	—	(101)	79
Amortization as interest expense of hedging gains and losses included in other comprehensive income	697	703	757

Total other comprehensive income	697	602	836

Total comprehensive income	$54,441	$63,060	$42,413

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

12.	DISCONTINUED OPERATIONS AND THE IMPAIRMENT OF LONG-LIVED ASSETS

As part of its business strategy, the Company will from time to time selectively dispose of non-core properties in order to use the net proceeds for investments or other purposes. The table below sets forth the net operating results and net carrying value of those assets classified as discontinued operations in the Company’s Consolidated Financial Statements. These assets classified as discontinued operations comprise 8.9 million square feet of office and industrial properties and 290 residential units sold during 2006, 2005 and 2004 and 0.3 million square feet of property held for sale at December 31, 2006. These long-lived assets relate to disposal activities that were initiated subsequent to the effective date of SFAS No. 144, or that met certain stipulations prescribed by SFAS No. 144. The operations of these assets have been reclassified from the ongoing operations of the Company to discontinued operations, and the Company will not have any significant continuing involvement in the operations after the disposal transactions:

	Years Ended December 31,
	2006	2005	2004
Rental and other revenues	$12,976	$54,613	$83,698
Operating expenses:
Rental property and other expenses	5,254	23,158	34,962
Depreciation and amortization	3,386	16,841	25,339
Impairment of assets held for use	—	—	1,770
General and administrative	87	859	498

Total operating expenses	8,727	40,858	62,569
Interest expense	560	1,218	1,561
Other income	65	195	230

Income before minority interest and gains, net of impairments, on sales of discontinued operations	3,754	12,732	19,798
Minority interest in discontinued operations	(333)	(1,228)	(2,048)

Income from discontinued operations before net gains on sales and impairment of discontinued operations	3,421	11,504	17,750

Net gains on sales and impairment of discontinued operations	15,082	25,754	3,106
Minority interest in discontinued operations	(1,224)	(2,528)	(323)

Gains on sales and impairment of discontinued operations, net of minority interest	13,858	23,226	2,783

Total discontinued operations	$17,279	$34,730	$20,533

Carrying value of assets held for sale and assets sold during the year	$228,616	$523,301	$623,170

SFAS No. 144 also requires that a long-lived asset classified as held for sale be measured at the lower of the carrying value or fair value less cost to sell. As a result, the Company recorded impairments with respect to certain properties sold or held for sale aggregating $8.4 million and $6.3 million during the years ended December 31, 2005 and 2004, respectively. These impairments were included in discontinued operations. There were no such impairments recorded in the year ended December 31, 2006.

At December 31, 2006, the Company had 0.3 million rentable square feet of properties and 108 acres of development land classified as held for sale. As of February 15, 2007, most of these assets had been sold.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

12.	DISCONTINUED OPERATIONS AND THE IMPAIRMENT OF LONG-LIVED ASSETS—Continued

The following table includes the major classes of assets and liabilities of the properties held for sale as of December 31, 2006 and 2005:

	December 31,
	2006	2005
Land	$3,462	$28,716
Land held for development	14,210	19,653
Buildings and tenant improvements	21,949	165,961
Development in process	—	(28)
Accumulated depreciation	(6,829)	(42,296)

Net real estate assets	32,792	172,006
Deferred leasing costs, net	435	2,503
Accrued straight line rents receivable	727	2,674
Prepaid expenses and other	212	52

Total assets	$34,166	$177,235

Tenant security deposits, deferred rents and accrued costs (1)	$525	$1,240

Mortgages payable (2)	$—	$1,873

(1)	Included in accounts payable, accrued expenses and other liabilities.
(2)	Included in mortgages and notes payable.

SFAS No. 144 also requires that if indicators of impairment exist, the carrying value of a long-lived asset classified as held for use be compared to the sum of its estimated undiscounted future cash flows. If the carrying value is greater than the sum of its undiscounted future cash flows, an impairment loss should be recognized for the excess of the carrying amount of the asset over its estimated fair value. During 2006, one office property which was classified as held for use had indicators of impairment where the carrying value exceeded the sum of undiscounted future cash flows. Accordingly, the Company recognized an impairment loss of $2.6 million which was included in impairment of assets held for use for the year ended December 31, 2006. During 2005, one land parcel and one office property which were classified as held for use had indicators of impairment where the carrying value exceeded the sum of undiscounted future cash flows. Accordingly, the Company recognized impairment losses of $7.6 million which were included in impairment of assets held for use for the year ended December 31, 2005. During 2004, there were two properties held for use, one of which was later sold in 2004 and the other was sold in 2005, with indicators of impairment where the carrying value exceeded the sum of undiscounted future cash flows. Accordingly impairment losses of $1.6 million were recognized during the year ended December 31, 2004. Since these properties subsequently were sold, the impairment losses have now been classified in income from discontinued operations.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

13.	EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31,
	2006	2005	2004
Basic income/(loss) per share:
Numerator:
Income from continuing operations	$36,465	$27,728	$21,044
Preferred Stock dividends (1)	(17,063)	(27,238)	(30,852)
Excess of Preferred Stock redemption costs over carrying value (1)	(1,803)	(4,272)	—

Income/(loss) from continuing operations attributable to common stockholders	17,599	(3,782)	(9,808)
Income from discontinued operations	17,279	34,730	20,533

Net income attributable to common stockholders	$34,878	$30,948	$10,725

Denominator:
Denominator for basic earnings per share – weighted average shares (2)	54,489	53,732	53,323

Basic earnings per share:
Income/(loss) from continuing operations	$0.32	$(0.07)	$(0.18)
Income from discontinued operations	0.32	0.65	0.38

Net income	$0.64	$0.58	$0.20

Diluted income/(loss) per share:
Numerator:
Income from continuing operations	$36,465	$27,728	$21,044
Preferred Stock dividends	(17,063)	(27,238)	(30,852)
Excess of Preferred Stock redemption costs over carrying value	(1,803)	(4,272)	—
Minority interest in the Operating Partnership	1,621	—	—

Income/(loss) from continuing operations attributable to common stockholders	19,220	(3,782)	(9,808)

Income from discontinued operations	17,279	34,730	20,533
Minority interest in the Operating Partnership in discontinued operations	1,557	—	—

Income from discontinued operations	18,836	34,730	20,533

Net income attributable to common stockholders	$38,056	$30,948	$10,725

Denominator:
Denominator for basic earnings per share – weighted average shares (2)	54,489	53,732	53,323
Add:
Employee stock options and warrants	1,394	— (3)	— (3)
Common Units	5,193	— (3)	— (3)
Unvested restricted stock	286	— (3)	— (3)

Denominator for diluted earnings per share – adjusted weighted average shares and assumed conversions	61,362 (4)	53,732	53,323

Diluted earnings per share (3):
Income/(loss) from continuing operations	$0.31	$(0.07)	$(0.18)
Income from discontinued operations	0.31	0.65	0.38

Net income	$0.62	$0.58	$0.20

(1)	For additional disclosures regarding outstanding Preferred Stock, see Note 9 included herein.
(2)	Weighted average shares exclude shares of unvested restricted stock pursuant to SFAS 128.
(3)	Pursuant to SFAS No. 128, income from continuing operations, after preferred dividends and preferred stock redemption charge, is the amount used to determine whether potential common shares are dilutive or antidilutive. Because such potential common shares would be antidilutive to income from continuing operations allocable to common shareholders, diluted earnings per share is the same as basic earnings per share for the years ended December 31, 2005 and 2004. Potential common shares include stock options, warrants, shares issuable upon conversion of Common Units and unvested restricted shares, and would have amounted to approximately 6.6 million shares and 6.7 million shares for the years ended December 31, 2005 and 2004, respectively.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

13.	EARNINGS PER SHARE—Continued

(4)	Options and warrants aggregating approximately 0.2 million shares were outstanding during 2006 but were not included in the computation of diluted earnings per share because the exercise prices of the options and warrants were higher than the average market price of the common shares during the year. At December 31, 2006 there were no options and warrants outstanding with exercise prices that are higher than the $40.76 price of the common shares at that date.

The number of shares of Common Stock reserved for future issuance is as follows:

	December 31, 2006	December 31, 2005
Outstanding warrants	35,000	766,715
Outstanding stock options	2,975,071	5,153,648
Possible future issuance under Stock Option Plan	1,481,864	1,731,835

	4,491,935	7,652,198

As of December 31, 2006, the Company had 143,788,852 remaining shares of Common Stock authorized to be issued under its charter.

14.	WARRANTS

The following table sets forth information regarding warrants to acquire Common Stock that were outstanding as of December 31, 2006:

Date of Issuance	Number of Warrants	Exercise Price
October 1997	25,000	$32.50
December 1997	10,000	$34.13

Total	35,000

All warrants were issued in connection with property acquisitions in 1999 and 1997 and are exercisable from the dates of issuance. The warrants granted in December 1997 expire 10 years from the respective dates of issuance. The warrants granted in October 1997 do not have an expiration date. In 2005, 35,000 warrants with an exercise price of $21.00 per share were exercised and 120,000 warrants with an exercise price of $28.00 per share were exercised. In 2006, 30,000 warrants with an exercise price of $28.00 per share were exercised, 591,715 warrants with an exercise price of $32.50 per share were exercised and 100,000 warrants with an exercise price of $34.13 were exercised.

15.	COMMITMENTS AND CONTINGENCIES

Concentration of Credit Risk

The Company maintains its cash and cash equivalent investments and its restricted cash at financial institutions. The combined account balances at each institution typically exceed FDIC insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

15.	COMMITMENTS AND CONTINGENCIES—Continued

Land Leases

Certain properties in the Company’s wholly owned portfolio are subject to land leases expiring through 2082. Rental payments on these leases are adjusted annually based on either the consumer price index (CPI) or on a predetermined schedule. Land leases subject to increases under a pre-determined schedule are accounted for under the straight-line method. Total expense recorded for land leases was $1.3 million, $1.4 million and $1.6 million for the 2006, 2005 and 2004, respectively.

For three properties owned at December 31, 2006, the Company has the option to purchase the leased land during the lease term at the greater of 85.0% of appraised value or approximately $30,000 per acre. For one property owned at December 31, 2006, the Company has the option to purchase the leased land at an initial stated purchase price of $1.0 million, which increases 2% per year beginning in year five through the ninety-ninth year of the lease.

As of December 31, 2006, the Company’s payment obligations for future minimum payments on operating land leases (which include scheduled fixed increases, but exclude increases based on CPI) were as follows:

2007	$1,063
2008	1,079
2009	1,119
2010	1,137
2011	1,157
Thereafter	45,636

$51,191

Environmental Matters

Substantially all of the Company’s in-service properties have been subjected to Phase I environmental assessments (and, in certain instances, Phase II environmental assessments). Such assessments and/or updates have not revealed, nor is management aware of, any environmental liability that management believes would have a material adverse effect on the accompanying Consolidated Financial Statements.

Guarantees and Other Obligations

The following is a tabular presentation and related discussion of various guarantees and other obligations as of December 31, 2006:

Entity or Transaction	Type of Guarantee or Other Obligation	Amount Recorded/ Deferred	Date Guarantee Expires
Des Moines Joint Ventures (1),(6)	Debt	$—	Various through
			11/2015
RRHWoods, LLC (2),(7)	Indirect Debt (4)	$403	8/2010
Plaza Colonnade (2),(8)	Indirect Debt (4)	$37	12/2009
SF-HIW Harborview Plaza, LP (3),(5)	Rent and tenant improvement (4)	$—	9/2007
Eastshore (Capital One) (3),(9)	Rent (4)	$4,084	11/2007
Industrial (3),(10)	Environmental costs (4)	$125	Until
			Remediated
Highwoods DLF 97/26 DLF 99/32, LP (2),(11)	Rent (4)	$419	6/2008
RRHWoods, LLC and Dallas County Partners (2),(12)	Indirect Debt (4)	$49	6/2014
RRHWoods, LLC (2),(14)	Indirect Debt (4)	$28	11/2009
HIW-KC Orlando, LLC (3),(13)	Rent (4)	$420	4/2011
HIW-KC Orlando, LLC (3),(13)	Leasing Costs	$356	Until Paid
Capitalized Lease Obligations (15)	Debt	$481	Various

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

15.	COMMITMENTS AND CONTINGENCIES—Continued

(1)	Represents guarantees entered into prior to the January 1, 2003 effective date of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) for initial recognition and measurement.
(2)	Represents guarantees that fall under the initial recognition and measurement requirements of FIN 45.
(3)	Represents guarantees that are excluded from the fair value accounting and disclosure provisions of FIN 45 because the existence of such guarantees prevents sale treatment and/or the recognition of profit from the sale transaction.
(4)	The maximum potential amount of future payments disclosed for these guarantees assumes the Company pays the maximum possible liability under the guaranty with no offsets or reductions. With respect to the rent guarantee, if the space is leased, it assumes the existing tenant defaults at December 31, 2006 and the space remains unleased through the remainder of the guaranty term. If the space is vacant, it assumes the space remains vacant through the expiration of the guaranty. Since it is assumed that no new tenant will occupy the space, lease commissions, if applicable, are excluded.
(5)	As more fully described in Note 3, in 2002 the Company granted its partner in SF-HIW Harborview Plaza, LP a put option and entered into a master lease arrangement for five years covering vacant space in the building owned by the joint venture. The Company also agreed to pay certain tenant improvement costs. The maximum potential amount of future payments the Company could be required to make related to the rent guarantees and tenant improvements was $0.3 million as of December 31, 2006.
(6)	The Company has guaranteed certain loans in connection with the Des Moines joint ventures. The maximum potential amount of future payments that the Company could be required to make under the guarantees is $8.6 million at December 31, 2006. This amount relates to housing revenue bonds that require credit enhancements in addition to the real estate mortgages. The bonds bear a floating interest rate, which at December 31, 2006 averaged 3.65%, and mature in 2015. If the joint ventures are unable to repay the outstanding balance under these housing revenue bonds, the Company will be required to repay its maximum exposure under these loans. Recourse provisions exist that enable the Company to recover some or all of such payments from the joint ventures’ assets. The joint venture currently generates sufficient cash flow to cover the debt service required by the loan. On July 31, 2006, $6.0 million in other loans related to four office buildings that had been previously guaranteed by the Company were refinanced with no guarantee. An additional guarantee of $5.4 million expired upon an industrial building becoming 95% leased prior to the end of 2006.
(7)	In connection with the RRHWoods, LLC joint venture, the Company guaranteed $3.1 million relating to a letter of credit and corresponding master lease, which expires in August 2010. The guarantee requires the Company to pay under a contingent master lease if the cash flows from the building securing the letter of credit do not cover at least 50% of the minimum debt service. The letter of credit along with the building secure the industrial revenue bonds used to finance the property. These bonds mature in 2015. Recourse provisions exist such that the Company could recover some or all of the payments made under the letter of credit guarantee from the joint venture’s assets. At December 31, 2006, the Company recorded a $0.4 million deferred charge included in other assets and liabilities on its Consolidated Balance Sheet with respect to this guarantee. The Company’s maximum potential exposure under this guarantee was $3.1 million at December 31, 2006.
(8)	The Plaza Colonnade, LLC joint venture has a $50 million non-recourse mortgage that bears a fixed interest rate of 5.7%, requires monthly principal and interest payments and matures on January 31, 2017. The Company and its joint venture partner have signed a contingent master lease limited to 30,772 square feet, which expires in December 2009. The Company’s maximum exposure under this master lease was $1.3 million at December 31, 2006. However, the current occupancy level of the building is sufficient to cover all debt service requirements.
(9)	As more fully described in Note 3, in connection with the sale of three office buildings to a third party in 2002 (the “Eastshore” transaction), the Company agreed to guarantee rent shortfalls and re-tenanting costs for a five-year period of time from the date of sale (through November 2007). The Company’s maximum exposure to loss under these agreements as of December 31, 2006 was $4.1 million. These three buildings were leased to a single tenant, Capital One Services, Inc., a subsidiary of Capital One Financial Services, Inc., under leases that expire from May 2006 to March 2010. This transaction had been accounted for as a financing transaction and was recorded as a completed sale transaction in the third quarter of 2005 when the maximum exposure to loss under these guarantees became less than the related deferred gain; gain is being recognized beginning in the third quarter of 2005 as the maximum exposure under the guarantees is reduced.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

15.	COMMITMENTS AND CONTINGENCIES—Continued

(10)	In December 2003, the Company sold 1.9 million square feet of industrial property for $58.4 million in cash, a $5.0 million note receivable that bore interest at 12.0% and a $1.7 million note receivable that bore interest at 8.0%. In addition, the Company agreed to guarantee, over various contingency periods through December 2006, any rent shortfalls on 16.3% of the rentable square feet of the industrial property, which is occupied by two tenants. The total gain as a result of the transaction was $6.0 million. Because the terms of the notes required only interest payments to be made by the buyer until 2005, in accordance with SFAS No. 66, the entire $6.0 million gain was deferred and offset against the note receivable on the balance sheet and the cost recovery method was being used for this transaction. On June 30, 2005, the Company agreed to modify the note receivable to reduce the amount due by $0.3 million. The modified note balance and all accrued interest aggregating $6.2 million, was paid in full on July 1, 2005. Because the maximum exposure to loss from the rent guarantee at July 1, 2005 was $0.8 million, that amount of gain was deferred and $4.3 million of the deferred gain was recognized at that date. The Company’s contingent liability with respect to the rent guarantee expired at December 31, 2006 and thus $0.1 million of the remaining gain was recognized in the fourth quarter of 2006. Additionally, as part of the sale, the Company agreed to indemnify and hold the buyer harmless with respect to environmental concerns on the property of up to $0.1 million. As a result, $0.1 million of the gain was deferred at the time of sale and will remain deferred until the environmental concerns are remediated.
(11)	In the Highwoods DLF 97/26 DLF 99/32, LP joint venture, a single tenant currently leases an entire building under a lease scheduled to expire on June 30, 2008. The tenant also leases space in other buildings owned by the Company. In conjunction with an overall restructuring of the tenant’s leases with the Company and with this joint venture, the Company agreed to certain changes to the lease with the joint venture in September 2003. The modifications included allowing the tenant to vacate the premises on January 1, 2006, reducing the rent obligation by 50.0% and converting the “net” lease to a “full service” lease with the tenant liable for 50.0% of these costs at that time. In turn, the Company agreed to compensate the joint venture for any economic losses incurred as a result of these lease modifications. As of December 31, 2006, the Company has approximately $0.4 million in other liabilities and $0.4 million as a deferred charge in other assets recorded on its Consolidated Balance Sheet to account for the lease guarantee. However, should new tenants occupy the vacated space prior to the end of the guarantee period, in June 2008, the Company’s liability under the guarantee would diminish. The Company’s maximum potential amount of future payments with regard to this guarantee as of December 31, 2006 was $0.7 million. No recourse provisions exist to enable the Company to recover any amounts paid to the joint venture under this lease guarantee arrangement. During 2006, the Company expensed $0.1 million related to the lease guarantee.
(12)	RRHWoods, LLC and Dallas County Partners financed the construction of two buildings with a $7.4 million ten-year loan. As an inducement to make the loan at a 6.3% long-term rate, the Company and its partner agreed to master lease the vacant space and each guaranteed $0.8 million of the debt with limited recourse. As leasing improves, the guarantee obligations under the loan agreement diminish. As of December 31, 2006, no master lease payments were necessary. The Company currently has recorded $0.05 million in other liabilities and $0.05 million as a deferred charge included in other assets on its Consolidated Balance Sheet with respect to this guarantee. The maximum potential amount of future payments that the Company could be required to make based on the current leases in place was approximately $2.2 million as of December 31, 2006. The likelihood of the Company paying on its $0.8 million guarantee is remote since the joint venture currently satisfies the minimum debt coverage ratio and should the Company have to pay its portion of the guarantee, it would be entitled to recover the $0.8 million from other joint venture assets.
(13)	As more fully described in Note 2, in connection with the formation of HIW-KC Orlando, LLC, the Company agreed to guarantee rent to the joint venture for 3,248 rentable square feet commencing in August 2004 and expiring in April 2011. The Company’s maximum potential amount of future payments with regard to the guarantee is $0.4 million as of December 31, 2006. Additionally, the Company agreed to guarantee the initial leasing costs, originally estimated at $4.1 million, for approximately 11% of the total square feet of the property owned by the joint venture. The Company has paid approximately $0.3 million in 2006 and $1.1 million in 2005 under this guarantee, and approximately $0.4 million is estimated to remain under the guarantee at December 31, 2006.
(14)	In connection with the RRHWoods, LLC joint venture, the Company and its partner each guaranteed $2.9 million to a bank. This guarantee expires in November 2009 and can be renewed, at the joint venture’s option, through November 2011. The bank provides a letter of credit securing industrial revenue bonds, which mature in November 2015. The joint venture’s industrial building secures the bonds. The Company would be required to perform under the guarantee should the joint venture be unable to repay the bonds. The Company has recourse provisions to recover from the joint venture’s assets. The property collateralizing the bonds generates sufficient cash flow to cover the debt service required by the bond financing. In addition to the direct guarantee, the Company is committed to a master lease for 50% of the debt service should the cash flow from the property not be able to pay the debt service of the bonds. As a result of this master lease, the Company has recorded $0.03 million in other liabilities and as a deferred charge in other assets on its Consolidated Balance Sheet at December 31, 2006.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

15.	COMMITMENTS AND CONTINGENCIES—Continued

(15)	Represents capitalized lease obligations of $0.5 million related to office equipment, which is included in accounts payable, accrued expenses and other liabilities on the Company’s Consolidated Balance Sheet at December 31, 2006.

Litigation, Claims and Assessments

The Company is from time to time a party to a variety of legal proceedings, claims and assessments arising in the ordinary course of its business. The Company regularly assesses the liabilities and contingencies in connection with these matters based on the latest information available. For those matters where it is probable that the Company has incurred or will incur a loss and the loss or range of loss can be reasonably estimated, reserves are recorded in the Consolidated Financial Statements. In other instances, because of the uncertainties related to both the probable outcome and amount or range of loss, a reasonable estimate of liability, if any, cannot be made. Based on the current expected outcome of such matters, none of these proceedings, claims or assessments is expected to have a material adverse effect on the Company’s business, financial condition or results of operations.

In June, August, September and October 2006, the Company received assessments for state excise taxes and related interest amounting to approximately $4.5 million, related to periods 2002 through 2004. The Company believes that it is not subject to such taxes and has vigorously disputed the assessment. Based on the advice of counsel concerning the status of settlement discussions and on the Company’s analysis, the Company currently believes it is probable that all excise tax assessments, including potential assessments for 2005 and 2006, can be settled by the payment of franchise taxes of approximately $0.5 million, and in the fourth quarter of 2006 such amount was accrued and charged to operating expenses. Legal fees related to this matter were nominal and were charged to operating expenses as incurred in 2006.

As previously disclosed, the SEC’s Division of Enforcement issued a confidential formal order of investigation in connection with the Company’s previous restatement of its financial results. In November 2006, the Company was informed that the SEC’s Division of Enforcement had closed its investigation and was not taking any action with respect to this matter.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

16.	DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. Considerable judgment is used to interpret market data and develop estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005 were as follows:

	Carrying Amount	Fair Value
December 31, 2006
Cash and cash equivalents	$16,690	$16,690
Accounts and notes receivable	$31,218	$31,218
Mortgages and notes payable	$1,465,129	$1,506,693
Financing obligations	$35,530	$39,121

December 31, 2005
Cash and cash equivalents	$1,212	$1,212
Accounts and notes receivable	$33,433	$35,509
Mortgages and notes payable	$1,471,616	$1,562,997
Financing obligations	$34,154	$34,235

The fair values of the Company’s fixed rate mortgages and notes payable and financing obligations were estimated using discounted cash flow analysis based on the Company’s estimated incremental borrowing rate at December 31, 2006 and 2005 for similar types of borrowing arrangements. The carrying amounts of the Company’s variable rate borrowings approximate fair value.

Disclosures about the fair value of financial instruments are based on relevant information available to the Company at December 31, 2006. Although management is not aware of any factors that would have a material effect on the fair value amounts reported herein, such amounts have not been revalued since that date and current estimates of fair value may significantly differ from the amounts presented herein.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

17.	SEGMENT INFORMATION

The sole business of the Company is the acquisition, development and operation of rental real estate properties. The Company operates in four segments: office, industrial, retail and residential properties. Each segment has different customers and economic characteristics as to rental rates and terms, cost per square foot of buildings, the purposes for which customers use the space, the degree of maintenance and customer support required and customer dependency on different economic drivers, among others. There are no material inter-segment transactions.

The accounting policies of the segments are the same as those described in Note 1 included herein. Further, all operations are within the United States and, at December 31, 2006, no tenant of the Wholly Owned Properties comprised more than 6.8% of the Company’s consolidated revenues.

The following table summarizes the rental income, net operating income and assets for each reportable segment for the years ended December 31, 2006, 2005 and 2004:

	Years Ended December 31,
	2006	2005	2004
Rental and Other Revenues (1):
Office segment	$341,851	$329,168	$324,948
Industrial segment	30,958	26,589	26,971
Retail segment	42,762	39,213	36,605
Residential segment	1,227	1,105	1,063

Total Rental and Other Revenues	$416,798	$396,075	$389,587

Net Operating Income (1):
Office segment	$211,610	$207,207	$205,233
Industrial segment	23,365	20,078	20,847
Retail segment	27,892	26,703	25,107
Residential segment	339	512	521

Total Net Operating Income	263,206	254,500	251,708

Reconciliation to income before disposition of property, minority interest and equity in earnings of unconsolidated affiliates:
Depreciation and amortization	(114,935)	(109,616)	(108,846)
Impairment of assets held for use	(2,600)	(7,587)	—
General and administrative expenses	(37,309)	(33,063)	(41,485)
Interest expense	(100,766)	(107,081)	(118,465)
Interest and other income	7,010	7,078	6,094
Settlement of tenant bankruptcy claim	1,581	—	14,435
Loss on debt extinguishment	(494)	(453)	(12,457)

Income before disposition of property, minority interest and equity in earnings of unconsolidated affiliates	$15,693	$3,778	$(9,016)

	December 31,
	2006	2005	2004
Total Assets (2):
Office segment	$2,218,705	$2,245,595	$2,529,577
Industrial segment	230,103	226,199	256,340
Retail segment	247,887	259,544	262,515
Residential segment	21,933	21,121	12,207
Corporate and other	126,225	156,519	179,019

Total Assets	$2,844,853	$2,908,978	$3,239,658

(1)	Excludes discontinued operations.
(2)	Real estate and other assets held for sale are included in this table according to the segment type.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

18.	OTHER EVENTS

Retirement of Former Chief Executive Officer

The Company’s former Chief Executive Officer retired on June 30, 2004. In connection with his retirement, the Company’s Board of Directors approved a retirement package for him that included a lump sum cash payment, accelerated vesting of stock options and restricted stock, extended lives of stock options and continued coverage under the Company’s health and life insurance plan for three years at the Company’s expense. The total cost recognized under GAAP for the six months ended June 30, 2004 was $4.6 million, comprised of a $2.2 million cash payment, $0.6 million related to the vesting of stock options, $1.7 million related to the vesting of restricted shares and about $0.1 million for continued insurance coverage.

Settlement of Tenant Bankruptcy Claims

On July 21, 2002, WorldCom filed a voluntary petition with the United States Bankruptcy Court seeking relief under Chapter 11 of the United States Bankruptcy Code. WorldCom emerged from bankruptcy (now MCI, Inc.) on April 20, 2004. On August 27, 2004, the Company and various MCI subsidiaries and affiliates (the “MCI Entities”) executed a settlement agreement pursuant to which the MCI Entities paid the Company $8.6 million in cash and transferred to it approximately 340,000 shares of new MCI, Inc. stock in September 2004. The Company subsequently sold the stock for net proceeds of approximately $5.8 million, and recorded the full settlement of $14.4 million as Other Income in the third quarter of 2004.

In the fourth quarter of 2006, the Company received shares of Redback Networks, Inc., a public company, in settlement of a bankruptcy claim by the Company related to leases with this former tenant that were terminated in 2003. The shares were sold for net cash proceeds of $1.6 million and recorded as Other Income.

Casualty from Hurricane and Related Insurance Claim

In the fourth quarter of 2005, one of the Company’s office properties located in southeastern Florida sustained damage in a hurricane. The damages are fully insured except for a $341,000 deductible, which was expensed in the fourth quarter of 2005. The Company did not incur any significant loss of rental income as a result of the damages. In 2006, the Company received $2.4 million from the insurance company as advances on the final settlement; these amounts were primarily for clean up costs and certain repairs. The Company is in the process of completing final permanent repairs. On February 6, 2007, the insurance company paid the Company an additional $5.0 million in settlement of the claim. The Company currently estimates that a gain of approximately $4 million will be recorded under FASB Interpretation No. 30, “Accounting for Involuntary Conversion of Non-Monetary Assets to Monetary Assets” in the first quarter of 2007.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

19.	QUARTERLY FINANCIAL DATA (Unaudited)

The following tables set forth quarterly financial information for the Company’s fiscal years ended December 31, 2006 and 2005 and have been adjusted to reflect the reporting requirements of discontinued operations under SFAS No. 144:

	For the Year Ended December 31, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter		Total
Rental and other revenues (2)	$101,079	$102,883	$104,328	$108,508		$416,798

Income from continuing operations (2)	10,965	5,332	5,538	14,630		36,465
Income from discontinued operations (2)	3,181	941	3,371	9,786		17,279

Net income	14,146	6,273	8,909	24,416		53,744
Dividends on preferred stock	(4,724)	(4,113)	(4,113)	(4,113)		(17,063)
Excess of preferred stock redemption cost over carrying value	(1,803)	—	—	—		(1,803)

Net income available for common stockholders	$7,619	$2,160	$4,796	$20,303	(1)	$34,878

Net income per share-basic:
Income from continuing operations	$0.08	$0.02	$0.03	$0.19		$0.32
Discontinued operations	0.06	0.02	0.06	0.17		0.32

Net income	$0.14	$0.04	$0.09	$0.36		$0.64

Net income per share-diluted:
Income from continuing operations	$0.08	$0.02	$0.03	$0.18		$0.31
Discontinued operations	0.06	0.02	0.06	0.17		0.31

Net income	$0.14	$0.04	$0.09	$0.35		$0.62

	For the Year Ended December 31, 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Rental and other revenues (2)	$98,969	$98,209	$98,159	$100,738	$396,075

Income from continuing operations (2)	3,442	7,730	10,369	6,187	27,728
Income from discontinued operations (2)	17,712	3,704	12,502	812	34,730

Net income	21,154	11,434	22,871	6,999	62,458
Dividends on preferred stock	(7,713)	(7,713)	(6,699)	(5,113)	(27,238)
Excess of preferred stock redemption cost over carrying value	—	—	(4,272)	—	(4,272)

Net income available for common stockholders	$13,441	$3,721	$11,900	$1,886	$30,948

Net income per share-basic:
(Loss)/income from continuing operations	$(0.08)	$—	$(0.01)	$0.02	$(0.07)
Discontinued operations	0.33	0.07	0.23	0.02	0.65

Net income	$0.25	$0.07	$0.22	$0.04	$0.58

Net income per share-diluted:
(Loss)/income from continuing operations	$(0.08)	$—	$(0.01)	$0.02	$(0.07)
Discontinued operations	0.33	0.07	0.23	0.01	0.65

Net income	$0.25	$0.07	$0.22	$0.03	$0.58

(1)	The increase in net income available for common stockholders from the third quarter of 2006 to the fourth quarter of 2006 was primarily a result of the settlement of a $1.6 million tenant bankruptcy claim received in the fourth quarter of 2006 related to leases with a former tenant that were terminated in 2003 (see Note 18 for further discussion) and an increase of $11.5 million in gains on disposed properties in both continuing and discontinued operations from the third quarter of 2006 to the fourth quarter of 2006.

HIGHWOODS PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(tabular dollar amounts in thousands, except per share data)

19.	QUARTERLY FINANCIAL DATA (UNAUDITED) – Continued

(2)	The amounts presented for the first three quarters are not equal to the same amounts previously reported in Form 10-Q for each period as a result of discontinued operations. Below is a reconciliation to the amounts previously reported in Form 10-Q:

	For the Quarter Ended
	March 31, 2006	June 30, 2006	September 30, 2006
Total rental and other revenues previously reported	$104,249	$105,803	$106,291
Discontinued operations	(3,170)	(2,920)	(1,963)

Revised total rental and other revenues	$101,079	$102,883	$104,328

Income from continuing operations previously reported	$11,754	$6,088	$6,003
Discontinued operations	(789)	(756)	(465)

Revised income from continuing operations	$10,965	$5,332	$5,538

Income from discontinued operations previously reported	$2,392	$185	$2,906
Additional discontinued operations from properties sold subsequent to the respective reporting period	789	756	465

Revised income from discontinued operations	$3,181	$941	$3,371

	For the Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Total rental and other revenues previously reported	$102,166	$101,238	$100,051	$104,475
Discontinued operations	(3,197)	(3,029)	(1,892)	(3,737)

Revised total rental and other revenues	$98,969	$98,209	$98,159	$100,738

Income from continuing operations previously reported	$4,020	$8,540	$10,929	$7,183
Discontinued operations	(578)	(810)	(560)	(996)

Revised income from continuing operations	$3,442	$7,730	$10,369	$6,187

Income from discontinued operations previously reported	$17,134	$2,894	$11,942	$(184)
Additional discontinued operations from properties sold subsequent to the respective reporting period	578	810	560	996

Revised income from discontinued operations	$17,712	$3,704	$12,502	$812

HIGHWOODS PROPERTIES, INC.

SCHEDULE II

(In Thousands)

For the years ended December 31, 2006, 2005 and 2004

A summary of activity for Valuation and Qualifying Accounts and Reserves

	Balance at December 31, 2005	Additions: Charged to Expense (2)	Deductions: Adjustments and Settlements	Balance at December 31, 2006
Allowance for Doubtful Accounts - Straight Line Rent	$609	$915	$(1,223)	$301
Allowance for Doubtful Accounts - Accounts Receivable	1,618	272	(637)	1,253
Allowance for Doubtful Accounts - Notes Receivable	876	39	(129)	786
Disposition Reserve	100	—	(25)	75

Totals	$3,203	$1,226	$(2,014)	$2,415

	Balance at December 31, 2004	Additions: Charged to Expense (1)(2)	Deductions: Adjustments and Settlements (1)	Balance at December 31, 2005
Allowance for Doubtful Accounts - Straight Line Rent	$1,422	$1,240	$(2,053)	$609
Allowance for Doubtful Accounts - Accounts Receivable	1,171	712	(265)	1,618
Allowance for Doubtful Accounts - Notes Receivable	122	832	(78)	876
Disposition Reserve	180	349	(429)	100

Totals	$2,895	$3,133	$(2,825)	$3,203

	Balance at December 31, 2003	Additions: Charged to Expense (1)(2)	Deductions: Adjustments and Settlements (1)	Balance at December 31, 2004
Allowance for Doubtful Accounts - Straight Line Rent	$—	$1,422	$—	$1,422
Allowance for Doubtful Accounts - Accounts Receivable	1,235	742	(806)	1,171
Allowance for Doubtful Accounts - Notes Receivable	—	122	—	122
Disposition Reserve	750	642	(1,212)	180

Totals	$1,985	$2,928	$(2,018)	$2,895

(1)	Amounts have been adjusted for duplicative items.
(2)	Total additions include $915,000, $1,240,000 and $1,422,000 charged to Rental and other revenues and $0, $349,000 and $642,000 charged to Gains on disposition of property, net, for the years ended December 31, 2006, 2005 and 2004, respectively.

HIGHWOODS PROPERTIES INC.

NOTE TO SCHEDULE III

(In Thousands)

As of December 31, 2006, 2005, and 2004

A summary of activity for Real estate and accumulated depreciation is as follows

	December 31,
	2006	2005	2004
Real Estate:
Balance at beginning of year	3,201,720	3,529,206	3,782,351
Additions
Acquisitions, Development and Improvements	137,723	152,810	103,187
Previously Unconsolidated Affiliate	46,247
Cost of real estate sold and retired	(313,355)	(480,296)	(356,332)

Balance at close of year (a)	3,072,335	3,201,720	3,529,206

Accumulated Depreciation
Balance at beginning of year	579,625	583,449	535,363
Depreciation expense	101,462	108,215	115,603
Previously Unconsolidated Affiliate	4,610
Real estate sold and retired	(90,561)	(112,039)	(67,517)

Balance at close of year (b)	595,136	579,625	583,449

(a) Reconciliation of total cost to balance sheet caption at December 31, 2006, 2005, and 2004 (in Thousands)
	2006	2005	2004
Total per schedule III	3,072,335	3,201,720	3,529,206
Construction in progress exclusive of land included in schedule III	101,899	28,727	26,439
Furniture, fixtures and equipment	23,695	22,467	22,403
Property held for sale	(40,995)	(219,531)	(215,902)
Reclassification adjustment for discontinued operations		1,041	3,330

Total real estate assets at cost	3,156,934	3,034,424	3,365,476

(b) Reconciliation of total Accumulated Depreciation to balance sheet caption at December 31, 2006, 2005, and 2004 (in Thousands)
	2006	2005	2004
Total per Schedule III	595,136	579,625	583,449
Accumulated Depreciation - furniture, fixtures and equipment	20,305	18,177	16,342
Property held for sale	(6,829)	(42,296)	(30,124)

Total accumulated depreciation	608,612	555,506	569,667

HIGHWOODS PROPERTIES, INC.

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

12/31/2006

(In Thousands)

			Initial Costs		Cost Capitalized Subsquent to Acquisition		Gross Amount at which carried at close of period
Description	City	2006 Encumberance	Land	Building and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation	Date of Construction	Life on Which Depreciation is Calculated On
Atlanta, GA
1740-90 Century Circle	Atlanta		1,117	3,168	—	608	1,117	3,776	4,893	1,115	1972	5-40 yrs.
1700 Century Circle	Atlanta		—	2,482	—	278	—	2,760	2,760	319	1983	5-40 yrs.
1800 Century Boulevard	Atlanta		1,443	29,081	—	9,724	1,444	38,805	40,249	10,729	1975	5-40 yrs.
1825 Century Center	Atlanta		864	—	303	15,187	1,167	15,187	16,354	2,158	2002	5-40 yrs.
1875 Century Boulevard	Atlanta		—	8,924	—	1,693	—	10,617	10,617	2,663	1976	5-40 yrs.
1900 Century Boulevard	Atlanta		—	4,744	—	1,000	—	5,745	5,745	1,420	1971	5-40 yrs.
2200 Century Parkway	Atlanta		—	14,432	—	2,247	—	16,679	16,679	4,384	1971	5-40 yrs.
2400 Century Center	Atlanta		—	—	406	15,401	406	15,401	15,806	3,914	1998	5-40 yrs.
2500 Century Center	Atlanta		—	—	328	14,225	328	14,225	14,553	597	2005	5-40 yrs.
2500/2635 Parking Garage	Atlanta		—	—	—	6,242	—	6,242	6,242	169	2005	5-40 yrs.
2600 Century Parkway	Atlanta		—	10,679	—	1,875	—	12,554	12,554	3,070	1973	5-40 yrs.
2635 Century Parkway	Atlanta		—	21,643	—	2,173	—	23,816	23,816	6,011	1980	5-40 yrs.
2800 Century Parkway	Atlanta		—	20,449	—	424	—	20,873	20,873	5,302	1983	5-40 yrs.
400 North Business Park	Atlanta		979	6,235	(979)	(6,235)	—	—	—	—	1985	5-40 yrs.
50 Glenlake	Atlanta		2,500	20,006	—	895	2,500	20,901	23,401	4,643	1997	5-40 yrs.
6348 Northeast Expressway	Atlanta		275	1,655	—	189	275	1,844	2,119	463	1978	5-40 yrs.
6438 Northeast Expressway	Atlanta		180	2,216	—	349	179	2,564	2,743	596	1981	5-40 yrs.
Bluegrass Lakes I	Atlanta		816	—	336	3,088	1,152	3,088	4,241	761	1999	5-40 yrs.
Bluegrass Place I	Atlanta		491	2,061	—	73	491	2,134	2,625	529	1995	5-40 yrs.
Bluegrass Place II	Atlanta		412	2,583	—	19	412	2,602	3,014	610	1996	5-40 yrs.
Bluegrass Valley	Atlanta		1,500	—	409	3,986	1,909	3,986	5,895	1,263	2000	5-40 yrs.
Bluegrass Valley Land	Atlanta		19,711	—	(14,888)	—	4,823	—	4,823	—	N/A	N/A
Century Plaza I	Atlanta		1,290	8,567	—	1,796	1,290	10,363	11,653	1,842	1981	5-40 yrs.
Century Plaza II	Atlanta		1,380	7,733	—	1,404	1,380	9,137	10,517	1,748	1984	5-40 yrs.
Chastain Place I	Atlanta		451	—	341	3,109	792	3,109	3,902	814	1997	5-40 yrs.
Chastain Place II	Atlanta		599	—	194	1,506	793	1,506	2,298	362	1998	5-40 yrs.
Chastain Place III	Atlanta		539	—	173	1,103	712	1,103	1,815	232	1999	5-40 yrs.
Corporate Lakes	Atlanta		1,265	7,243	—	491	1,265	7,734	8,999	1,908	1988	5-40 yrs.
Deerfield I	Atlanta		1,204	3,900	(1,204)	(3,900)	—	—	—	—	1999	5-40 yrs.
Deerfield II	Atlanta		1,705	5,521	(1,705)	(5,521)	—	—	—	—	1999	5-40 yrs.
Deerfield III	Atlanta		1,010	—	(1,010)	—	—	—	—	—	2001	5-40 yrs.
EKA Chemical	Atlanta	(1)	609	9,886	—	—	609	9,886	10,495	2,173	1998	5-40 yrs.
Gwinnett Distribution Center	Atlanta		1,119	5,960	—	1,358	1,119	7,318	8,437	1,808	1991	5-40 yrs.
Henry County Land	Atlanta		3,010	—	—	—	3,010	—	3,010	—	N/A	N/A
Highwoods Center I at Tradeport	Atlanta	(1)	307	—	139	3,154	446	3,154	3,600	1,344	1999	5-40 yrs.
Highwoods Center II at Tradeport	Atlanta	(1)	641	—	162	3,371	803	3,371	4,175	1,020	1999	5-40 yrs.
Highwoods Center III at Tradeport	Atlanta	(1)	409	—	130	2,158	539	2,158	2,697	280	2001	5-40 yrs.
National Archives and Records Administration	Atlanta		1,484	—	—	17,762	1,484	17,762	19,246	1,086	2004	5-40 yrs.
Newpoint Place I	Atlanta		819	—	356	3,180	1,175	3,180	4,355	673	1998	5-40 yrs.
Newpoint Place II	Atlanta		1,499	—	394	3,495	1,893	3,495	5,388	821	1999	5-40 yrs.
Newpoint Place III	Atlanta		668	—	253	2,150	921	2,150	3,071	423	1998	5-40 yrs.
Newpoint Place IV	Atlanta		989	—	406	4,539	1,395	4,539	5,934	791	2001	5-40 yrs.
Norcross I & II	Atlanta		323	2,000	—	153	323	2,154	2,477	553	1970	5-40 yrs.
Nortel	Atlanta		3,342	32,111	—	12	3,342	32,123	35,465	7,063	1998	5-40 yrs.
Oakbrook I	Atlanta		880	4,993	(880)	(4,993)	—	—	—	—	1981	5-40 yrs.
Oakbrook II	Atlanta		1,591	9,030	(1,591)	(9,030)	—	—	—	—	1983	5-40 yrs.
Oakbrook III	Atlanta		1,491	8,463	(1,491)	(8,463)	—	—	—	—	1984	5-40 yrs.
Oakbrook IV	Atlanta		960	5,449	(960)	(5,449)	—	—	—	—	1985	5-40 yrs.
Oakbrook Summit	Atlanta		943	6,636	—	459	942	7,095	8,037	1,798	1981	5-40 yrs.
Oakbrook V	Atlanta		2,223	12,613	(2,223)	(12,613)	—	—	—	—	1985	5-40 yrs.
Oxford Lake Business Center	Atlanta		855	7,155	(855)	(7,155)	—	—	—	—	1985	5-40 yrs.
Peachtree Corners II	Atlanta		1,923	7,992	(1,923)	(7,992)	—	—	—	—	1999	5-40 yrs.
Peachtree Corners III	Atlanta		880	2,014	(880)	(2,014)	—	—	—	—	2002	5-40 yrs.
South Park Residential Land	Atlanta		50	—	7	—	57	—	57	—	N/A	N/A
South Park Site Land	Atlanta		1,204	—	752	—	1,956	—	1,956	—	N/A	N/A

			Initial Costs		Cost Capitalized Subsquent to Acquisition		Gross Amount at which carried at close of period
Description	City	2006 Encumberance	Land	Building and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation	Date of Construction	Life on Which Depreciation is Calculated On
Southside Distribution Center	Atlanta		804	4,553	—	1,392	804	5,945	6,749	1,357	1988	5-40 yrs.
Tradeport I	Atlanta		557	—	261	2,587	818	2,587	3,406	550	1999	5-40 yrs.
Tradeport II	Atlanta		557	—	261	2,618	818	2,618	3,436	944	1999	5-40 yrs.
Tradeport III	Atlanta		673	—	370	2,358	1,043	2,358	3,401	265	1999	5-40 yrs.
Tradeport IV	Atlanta		667	—	365	2,804	1,032	2,804	3,836	360	2001	5-40 yrs.
Tradeport Land	Atlanta		5,243	—	(5)	—	5,238	—	5,238	—	N/A	N/A
Tradeport V	Atlanta		463	—	180	2,491	643	2,491	3,133	352	2002	5-40 yrs.
Two Point Royal	Atlanta	(1)	1,793	14,964	—	180	1,793	15,144	16,937	3,263	1997	5-40 yrs.

Baltimore, MD
Sportsman Club Land	Baltimore		24,931	—	(13,318)	—	11,613	—	11,613	—	N/A	N/A

Charlotte, NC
University Center	Charlotte		1,245	—	(1,245)	—	—	—	—	—	2001	5-40 yrs.
University Center - Land	Charlotte		7,122	—	(1,022)	—	6,100	—	6,100	—	N/A	N/A

Columbia, SC
Centerpoint I	Columbia		1,323	7,509	(1,323)	(7,509)	—	—	—	—	1988	5-40 yrs.
Centerpoint II	Columbia		1,192	8,096	(1,192)	(8,096)	—	—	—	—	1996	5-40 yrs.
Centerpoint V	Columbia		265	—	(265)	—	—	—	—	—	1997	5-40 yrs.
Centerpoint VI	Columbia		276	—	(276)	—	—	—	—	—	N/A	N/A
Fontaine I	Columbia		1,228	6,960	—	(943)	1,228	6,017	7,245	2,492	1985	5-40 yrs.
Fontaine II	Columbia		948	5,376	—	(784)	949	4,592	5,541	1,493	1987	5-40 yrs.
Fontaine III	Columbia		859	4,869	—	(1,149)	859	3,720	4,579	1,373	1988	5-40 yrs.
Fontaine V	Columbia		398	2,257	—	(131)	398	2,126	2,524	595	1990	5-40 yrs.

Greenville, SC
385 Building 1	Greenville		1,413	—	—	3,611	1,413	3,611	5,024	1,257	1998	5-40 yrs.
385 Land	Greenville		1,800	—	27	—	1,827	—	1,827	—	N/A	N/A
770 Pelham Road	Greenville		705	2,812	—	562	705	3,374	4,079	951	1989	5-40 yrs.
Brookfield Plaza	Greenville	(2)	1,500	8,514	—	251	1,500	8,765	10,266	2,279	1987	5-40 yrs.
Brookfield-Jacobs-Sirrine	Greenville		3,050	17,280	(23)	4,153	3,027	21,433	24,460	4,723	1990	5-40 yrs.
MetLife @ Brookfield	Greenville		1,039	—	352	10,569	1,391	10,569	11,961	2,346	2001	5-40 yrs.
Patewood Business Center	Greenville		1,322	7,504	—	(2,437)	1,322	5,067	6,389	1,997	1983	5-40 yrs.
Patewood I	Greenville		942	5,117	—	1,308	942	6,425	7,367	1,597	1985	5-40 yrs.
Patewood II	Greenville		942	5,176	—	959	942	6,135	7,076	1,624	1987	5-40 yrs.
Patewood III	Greenville	(2)	841	4,776	—	1,949	842	6,725	7,567	1,411	1989	5-40 yrs.
Patewood IV	Greenville	(2)	1,219	6,918	—	680	1,219	7,599	8,818	1,885	1989	5-40 yrs.
Patewood V	Greenville	(2)	1,690	9,589	—	2,033	1,690	11,622	13,312	2,849	1990	5-40 yrs.
Patewood VI	Greenville		2,360	—	321	7,380	2,681	7,380	10,061	1,496	1999	5-40 yrs.

Kansas City, MO
Country Club Plaza	Kansas City	(3)(7)	14,286	146,879	757	117,530	15,043	264,409	279,452	50,685	1920-2002	5-40 yrs.
Colonial Shops	Kansas City		141	657	—	100	141	757	897	178	1907	5-40 yrs.
Corinth Executive Building	Kansas City		526	2,341	—	690	526	3,032	3,557	712	1973	5-40 yrs.
Corinth Office Building	Kansas City		541	2,199	—	466	541	2,665	3,207	576	1960	5-40 yrs.
Corinth Shops South	Kansas City		1,043	4,447	—	593	1,043	5,040	6,083	1,051	1953	5-40 yrs.
Corinth Square North Shops	Kansas City		2,756	11,490	—	1,747	2,756	13,237	15,993	2,732	1962	5-40 yrs.
Fairway North	Kansas City		771	3,283	—	582	771	3,864	4,635	922	1985	5-40 yrs.
Fairway Shops	Kansas City		689	3,215	—	253	689	3,468	4,157	788	1940	5-40 yrs.
Fairway West	Kansas City		871	3,527	—	421	871	3,948	4,818	876	1983	5-40 yrs.
Land - Hotel Land - Valencia	Kansas City		978	—	111	—	1,089	—	1,089	—	N/A	N/A
Land - Lionsgate	Kansas City		3,506	—	(2)	—	3,504	—	3,504	—	N/A	N/A
Neptune Apartments	Kansas City	3,806	1,098	6,282	—	636	1,098	6,918	8,016	1,436	1988	5-40 yrs.
Nichols Building	Kansas City		502	2,030	—	463	501	2,493	2,994	577	1978	5-40 yrs.
One Ward Parkway	Kansas City		682	3,937	—	966	681	4,903	5,584	1,105	1980	5-40 yrs.
Park Plaza	Kansas City	(3)	1,384	6,410	—	1,629	1,384	8,039	9,423	1,895	1983	5-40 yrs.
Parkway Building	Kansas City		404	2,044	—	412	404	2,456	2,860	508	1906-1910	5-40 yrs.
Prairie Village Rest & Bank	Kansas City	(4)	—	—	—	1,372	—	1,372	1,372	307	1948	5-40 yrs.
Prairie Village Shops	Kansas City	(4)	3,366	14,686	—	4,252	3,367	18,938	22,304	4,167	1948	5-40 yrs.
Rental Houses	Kansas City		—	764	113	(307)	113	457	570	108	1960	5-40 yrs.
Residential - Land	Kansas City		484	—	396	—	880	—	880	—	N/A	N/A
Shannon Valley Shopping Center	Kansas City		1,930	7,625	(1,930)	(7,625)	—	—	—	—	1988	5-40 yrs.
Somerset	Kansas City		31	125	—	—	31	125	156	26	1998	5-40 yrs.
Two Brush Creek	Kansas City		984	4,402	—	411	984	4,813	5,797	940	1983	5-40 yrs.

			Initial Costs		Cost Capitalized Subsquent to Acquisition		Gross Amount at which carried at close of period
Description	City	2006 Encumberance	Land	Building and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation	Date of Construction	Life on Which Depreciation is Calculated On
Valencia Place Office	Kansas City	(3)	1,576	—	970	34,757	2,546	34,757	37,303	8,209	1999	5-40 yrs.

Memphis, TN
3400 Players Club Parkway	Memphis	(2)	1,005	—	207	5,057	1,212	5,057	6,270	1,168	1997	5-40 yrs.
6000 Poplar Ave	Memphis		2,340	11,385	—	2,153	2,340	13,538	15,878	2,450	1985	5-40 yrs.
6060 Poplar Ave	Memphis		1,980	8,677	—	1,216	1,980	9,893	11,873	1,765	1987	5-40 yrs.
Atrium I & II	Memphis		1,570	6,253	—	1,873	1,570	8,126	9,696	2,045	1984	5-40 yrs.
Centrum	Memphis		1,013	5,580	—	1,713	1,013	7,293	8,307	1,463	1979	5-40 yrs.
International Place II	Memphis	(5)	4,884	27,782	—	3,369	4,884	31,151	36,036	7,965	1988	5-40 yrs.
Shadow Creek I	Memphis		924	—	466	6,401	1,390	6,401	7,791	982	2000	5-40 yrs.
Shadow Creek II	Memphis		734	—	467	7,503	1,201	7,503	8,704	1,040	2001	5-40 yrs.
Southwind Office Center A	Memphis		1,004	5,694	—	692	1,003	6,386	7,389	1,760	1991	5-40 yrs.
Southwind Office Center B	Memphis		1,366	7,754	—	860	1,366	8,614	9,980	2,244	1990	5-40 yrs.
Southwind Office Center C	Memphis	(2)	1,070	—	221	5,783	1,291	5,783	7,075	1,876	1998	5-40 yrs.
Southwind Office Center D	Memphis		744	—	193	5,033	937	5,033	5,970	1,013	1999	5-40 yrs.
The Colonnade	Memphis		1,300	6,481	267	698	1,567	7,179	8,746	2,133	1998	5-40 yrs.

Nashville, TN
3322 West End	Nashville	(2)	3,025	27,490	—	1,655	3,025	29,145	32,170	5,293	1986	5-40 yrs.
3401 West End	Nashville		5,864	22,917	(2)	4,399	5,862	27,317	33,179	7,252	1982	5-40 yrs.
5310 Maryland Way	Nashville		1,863	7,201	—	249	1,863	7,450	9,313	2,115	1994	5-40 yrs.
BNA Corporate Center	Nashville		—	18,506	—	7,288	—	25,794	25,794	7,122	1985	5-40 yrs.
Century City Plaza I	Nashville		903	6,919	—	(2,524)	903	4,395	5,298	1,194	1987	5-40 yrs.
Cool Springs I	Nashville		1,583	—	15	12,507	1,598	12,507	14,105	2,785	1999	5-40 yrs.
Cool Springs II	Nashville		1,824	—	346	21,926	2,170	21,926	24,096	5,630	1999	5-40 yrs.
Cool Springs III	Nashville		1,631	—	—	14,758	1,631	14,758	16,389	63	2006	5-40 yrs.
Cool Springs Land	Nashville		7,635	—	(5,974)	—	1,661	—	1,661	—	N/A	N/A
Eastpark I, II, & III	Nashville		2,840	10,993	1	2,726	2,841	13,718	16,560	4,336	1978	5-40 yrs.
Harpeth on the Green II	Nashville	(1)	1,419	5,677	—	1,120	1,419	6,797	8,217	1,906	1984	5-40 yrs.
Harpeth on the Green III	Nashville	(1)	1,660	6,649	—	1,219	1,660	7,868	9,528	2,210	1987	5-40 yrs.
Harpeth on the Green IV	Nashville	(1)	1,713	6,842	—	1,208	1,713	8,050	9,763	2,099	1989	5-40 yrs.
Harpeth on The Green V	Nashville	(1)	662	—	197	4,156	859	4,156	5,014	893	1998	5-40 yrs.
Hickory Trace	Nashville	(5)	1,164	—	164	4,846	1,328	4,846	6,175	798	N/A	N/A
Highwoods Plaza I	Nashville	(1)	1,552	—	307	7,040	1,859	7,040	8,899	1,678	1996	5-40 yrs.
Highwoods Plaza II	Nashville	(1)	1,448	—	307	6,656	1,755	6,656	8,411	1,876	1997	5-40 yrs.
Lakeview Ridge I	Nashville		2,069	7,267	—	231	2,069	7,499	9,567	2,020	1986	5-40 yrs.
Lakeview Ridge II	Nashville	(1)	605	—	187	4,108	792	4,108	4,900	881	1998	5-40 yrs.
Lakeview Ridge III	Nashville	(1)	1,073	—	400	10,558	1,473	10,558	12,031	2,637	1999	5-40 yrs.
Seven Springs - Land II	Nashville		3,715	—	(1,025)	—	2,690	—	2,690	—	N/A	N/A
Seven Springs - Land I	Nashville		3,122	—	1,399	—	4,521	—	4,521	—	N/A	N/A
Seven Springs I	Nashville		2,076	—	592	14,005	2,668	14,005	16,673	2,331	2002	5-40 yrs.
SouthPointe	Nashville		1,655	—	310	6,584	1,965	6,584	8,549	1,577	1998	5-40 yrs.
Southwind Land	Nashville		3,662	—	352	—	4,014	—	4,014	—	N/A	N/A
Sparrow Building	Nashville		1,262	5,047	—	791	1,262	5,838	7,100	1,610	1982	5-40 yrs.
The Ramparts at Brentwood	Nashville		2,394	12,806	—	1,810	2,394	14,616	17,010	2,148	1986	5-40 yrs.
Westwood South	Nashville	(1)	2,106	—	382	9,627	2,488	9,627	12,115	2,509	1999	5-40 yrs.
Winners Circle	Nashville	(1)	1,497	7,258	—	922	1,497	8,180	9,678	1,861	1987	5-40 yrs.

Orlando, FL
Capital Plaza III	Orlando		2,994	—	18	—	3,012	—	3,012	—	N/A	N/A
In Charge Institute	Orlando		501	—	95	2,683	596	2,683	3,279	874	2000	5-40 yrs.
MetroWest 1 Land	Orlando		1,100	—	51	—	1,151	—	1,151	—	N/A	N/A
Metrowest Center	Orlando		1,354	7,687	269	1,826	1,623	9,513	11,136	2,509	1988	5-40 yrs.
MetroWest Land	Orlando		2,034	—	(148)	—	1,886	—	1,886	—	N/A	N/A
Windsor at Metro Center	Orlando		—	—	2,060	9,422	2,060	9,422	11,482	1,012	2002

Piedmont Triad, NC
101 Stratford	Piedmont Triad		1,205	6,916	(1)	1,200	1,205	8,116	9,321	1,897	1986	5-40 yrs.
150 Stratford	Piedmont Triad	(2)	2,788	11,511	—	924	2,788	12,435	15,223	3,729	1991	5-40 yrs.
160 Stratford - Land	Piedmont Triad		966	—	1	120	967	120	1,087	2	N/A	N/A
500 Radar Road	Piedmont Triad		202	1,507	(202)	(1,507)	—	—	—	—	1981	5-40 yrs.
502 Radar Road	Piedmont Triad		39	285	(39)	(285)	—	—	—	—	1986	5-40 yrs.
504 Radar Road	Piedmont Triad		39	292	(39)	(292)	—	—	—	—	1986	5-40 yrs.
506 Radar Road	Piedmont Triad		39	285	(39)	(285)	—	—	—	—	1986	5-40 yrs.

			Initial Costs		Cost Capitalized Subsquent to Acquisition		Gross Amount at which carried at close of period
Description	City	2006 Encumberance	Land	Building and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation	Date of Construction	Life on Which Depreciation is Calculated On
6348 Burnt Poplar	Piedmont Triad		724	2,900	—	284	724	3,184	3,908	938	1990	5-40 yrs.
6350 Burnt Poplar	Piedmont Triad		340	1,374	—	16	341	1,390	1,731	417	1992	5-40 yrs.
7341 West Friendly Avenue	Piedmont Triad		113	841	—	238	113	1,079	1,193	316	1988	5-40 yrs.
7343 West Friendly Avenue	Piedmont Triad		72	555	—	174	72	729	801	260	1988	5-40 yrs.
7345 West Friendly Avenue	Piedmont Triad		66	492	—	73	66	565	631	161	1988	5-40 yrs.
7347 West Friendly Avenue	Piedmont Triad		97	719	—	76	97	795	892	242	1988	5-40 yrs.
7349 West Friendly Avenue	Piedmont Triad		53	393	—	49	53	442	495	137	1988	5-40 yrs.
7351 West Friendly Avenue	Piedmont Triad		106	788	—	140	106	928	1,034	290	1988	5-40 yrs.
7353 West Friendly Avenue	Piedmont Triad		123	912	—	56	123	968	1,091	292	1988	5-40 yrs.
7355 West Friendly Avenue	Piedmont Triad		72	538	—	44	72	582	654	170	1988	5-40 yrs.
7906 Industrial Village Road	Piedmont Triad		62	460	(62)	(460)	—	—	—	—	1985	5-40 yrs.
7908 Industrial Village Road	Piedmont Triad		62	475	(62)	(475)	—	—	—	—	1985	5-40 yrs.
7910 Industrial Village Road	Piedmont Triad		62	460	(62)	(460)	—	—	—	—	1985	5-40 yrs.
Airpark East-Building 1	Piedmont Triad		378	1,516	—	179	379	1,695	2,074	505	1990	5-40 yrs.
Airpark East-Building 2	Piedmont Triad		463	1,849	—	197	462	2,046	2,508	681	1986	5-40 yrs.
Airpark East-Building 3	Piedmont Triad		322	1,293	—	110	322	1,403	1,725	429	1986	5-40 yrs.
Airpark East-Building A	Piedmont Triad		509	2,921	—	953	510	3,874	4,384	1,243	1986	5-40 yrs.
Airpark East-Building B	Piedmont Triad		739	3,237	—	641	739	3,878	4,617	1,229	1988	5-40 yrs.
Airpark East-Building C	Piedmont Triad	(5)	2,393	9,576	—	2,425	2,393	12,001	14,394	3,928	1990	5-40 yrs.
Airpark East-Building D	Piedmont Triad	(5)	850	—	699	4,366	1,549	4,366	5,915	1,267	1997	5-40 yrs.
Airpark East-Copier Consultants	Piedmont Triad		224	1,068	—	342	224	1,410	1,634	647	1990	5-40 yrs.
Airpark East-HewlettPackard	Piedmont Triad		465	—	380	1,138	845	1,138	1,983	459	1996	5-40 yrs.
Airpark East-Highland	Piedmont Triad		146	1,081	—	(3)	145	1,077	1,223	310	1990	5-40 yrs.
Airpark East-Inacom Building	Piedmont Triad		265	—	270	772	535	772	1,307	227	1996	5-40 yrs.
Airpark East-Service Center 1	Piedmont Triad		237	1,103	—	151	237	1,254	1,491	426	1985	5-40 yrs.
Airpark East-Service Center 2	Piedmont Triad		193	946	—	303	192	1,249	1,442	608	1985	5-40 yrs.
Airpark East-Service Center 3	Piedmont Triad		305	1,219	—	239	305	1,457	1,762	543	1985	5-40 yrs.
Airpark East-Service Center 4	Piedmont Triad		225	928	—	152	225	1,080	1,306	375	1985	5-40 yrs.
Airpark East-Service Court	Piedmont Triad		171	777	—	43	171	820	990	256	1990	5-40 yrs.
Airpark East-Simplex	Piedmont Triad		271	—	239	729	510	729	1,238	197	1997	5-40 yrs.
Airpark East-Warehouse 1	Piedmont Triad		355	1,613	—	352	356	1,965	2,321	610	1985	5-40 yrs.
Airpark East-Warehouse 2	Piedmont Triad		373	1,523	—	203	374	1,726	2,099	549	1985	5-40 yrs.
Airpark East-Warehouse 3	Piedmont Triad		341	1,486	—	508	341	1,993	2,335	723	1986	5-40 yrs.
Airpark East-Warehouse 4	Piedmont Triad		660	2,676	—	239	659	2,915	3,574	904	1988	5-40 yrs.
Airpark North - DC1	Piedmont Triad		860	2,919	—	584	860	3,504	4,364	1,139	1986	5-40 yrs.
Airpark North - DC2	Piedmont Triad		1,302	4,392	—	871	1,302	5,263	6,565	1,502	1987	5-40 yrs.
Airpark North - DC3	Piedmont Triad		449	1,517	—	165	450	1,682	2,131	503	1988	5-40 yrs.
Airpark North - DC4	Piedmont Triad		451	1,514	—	124	452	1,638	2,089	515	1988	5-40 yrs.
Airpark South Warehouse 1	Piedmont Triad		546	—	—	2,782	546	2,782	3,329	798	1998	5-40 yrs.
Airpark South Warehouse 2	Piedmont Triad		749	—	—	2,491	749	2,491	3,239	469	1999	5-40 yrs.
Airpark South Warehouse 3	Piedmont Triad		603	—	—	2,273	603	2,273	2,875	385	1999	5-40 yrs.
Airpark South Warehouse 4	Piedmont Triad		499	—	—	1,997	499	1,997	2,496	405	1999	5-40 yrs.
Airpark South Warehouse 6	Piedmont Triad		1,733	—	—	5,561	1,733	5,561	7,294	2,124	1999	5-40 yrs.
Airpark West 1	Piedmont Triad		944	3,831	—	292	944	4,123	5,067	1,194	1984	5-40 yrs.
Airpark West 2	Piedmont Triad		887	3,550	—	404	887	3,954	4,841	1,183	1985	5-40 yrs.
Airpark West 4	Piedmont Triad		227	907	—	388	227	1,294	1,521	387	1985	5-40 yrs.
Airpark West 5	Piedmont Triad		243	971	—	339	243	1,310	1,552	480	1985	5-40 yrs.
Airpark West 6	Piedmont Triad		327	1,309	—	85	327	1,394	1,722	428	1985	5-40 yrs.
ALO	Piedmont Triad		177	—	80	919	257	919	1,176	155	1998	5-40 yrs.
Brigham Road - Land	Piedmont Triad		7,059	—	(3,720)	—	3,339	—	3,339	—	N/A	N/A
Chesapeake	Piedmont Triad		1,241	4,963	—	16	1,241	4,979	6,220	1,480	1993	5-40 yrs.
Chimney Rock A/B	Piedmont Triad		1,613	4,045	—	131	1,613	4,177	5,790	877	1981	5-40 yrs.
Chimney Rock C	Piedmont Triad		236	592	—	67	236	659	895	173	1983	5-40 yrs.
Chimney Rock D	Piedmont Triad		605	1,514	—	34	605	1,547	2,152	287	1983	5-40 yrs.
Chimney Rock E	Piedmont Triad		1,696	4,265	—	244	1,695	4,509	6,205	948	1985	5-40 yrs.
Chimney Rock F	Piedmont Triad		1,434	3,608	—	1	1,433	3,609	5,042	771	1987	5-40 yrs.
Chimney Rock G	Piedmont Triad		1,045	2,622	—	40	1,046	2,661	3,707	564	1987	5-40 yrs.
Consolidated Center/ Building I	Piedmont Triad		625	2,183	—	1,381	625	3,564	4,189	519	1983	5-40 yrs.
Consolidated Center/ Building II	Piedmont Triad		625	4,435	—	588	625	5,023	5,648	1,102	1983	5-40 yrs.
Consolidated Center/ Building III	Piedmont Triad		680	3,572	—	225	680	3,797	4,477	840	1989	5-40 yrs.
Consolidated Center/ Building IV	Piedmont Triad		376	1,655	—	317	376	1,972	2,349	464	1989	5-40 yrs.
Deep River Corporate Center	Piedmont Triad		1,041	5,892	—	326	1,041	6,218	7,259	1,694	1989	5-40 yrs.
Enterprise Warehouse I	Piedmont Triad		453	—	360	3,016	813	3,016	3,828	620	2002	5-40 yrs.
Enterprise Warehouse II	Piedmont Triad		2,733	—	881	10,209	3,614	10,209	13,823	12	2006	5-40 yrs.
Forsyth Corporate Center	Piedmont Triad	(2)	328	1,867	—	801	329	2,668	2,997	694	1985	5-40 yrs.

			Initial Costs		Cost Capitalized Subsquent to Acquisition		Gross Amount at which carried at close of period
Description	City	2006 Encumberance	Land	Building and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation	Date of Construction	Life on Which Depreciation is Calculated On
Highwoods Park Building I	Piedmont Triad		1,476	—	-	8,581	1,476	8,581	10,058	1,144	2001	5-40 yrs.
Highwoods Square CVS	Piedmont Triad		1,416	—	537	—	1,953	—	1,953	—	N/A	N/A
Highwoods Square Land	Piedmont Triad		1,811	—	—	—	1,811	—	1,811	—	2004
Highwoods Square Shops	Piedmont Triad		1,031	—	30	1,456	1,061	1,456	2,517	78	2005	5-40 yrs.
Jefferson Pilot Land	Piedmont Triad		11,759	—	(4,257)	—	7,502	—	7,502	—	N/A	N/A
Madison Park - Building 5620	Piedmont Triad		942	2,220	—	—	942	2,221	3,163	474	1983	5-40 yrs.
Madison Park - Building 5630	Piedmont Triad		1,488	3,507	—	—	1,488	3,507	4,995	749	1983	5-40 yrs.
Madison Park - Building 5635	Piedmont Triad		894	2,106	—	203	894	2,309	3,203	472	1986	5-40 yrs.
Madison Park - Building 5640	Piedmont Triad		1,831	6,531	—	7	1,831	6,539	8,370	1,409	1985	5-40 yrs.
Madison Park - Building 5650	Piedmont Triad		1,082	2,551	—	316	1,082	2,867	3,949	549	1984	5-40 yrs.
Madison Park - Building 5655	Piedmont Triad		1,947	7,123	—	293	1,947	7,417	9,364	1,581	1987	5-40 yrs.
Madison Park - Building 5660	Piedmont Triad		1,912	4,506	—	196	1,912	4,702	6,614	970	1984	5-40 yrs.
Madison Parking Deck	Piedmont Triad		5,755	8,822	—	496	5,755	9,318	15,073	1,838	1987	5-40 yrs.
Regency One-Piedmont Center	Piedmont Triad		515	—	383	1,960	898	1,960	2,857	524	1996	5-40 yrs.
Regency Two-Piedmont Center	Piedmont Triad		435	—	288	1,732	723	1,732	2,456	413	1996	5-40 yrs.
Sears Cenfact	Piedmont Triad	(1)	834	3,459	—	117	834	3,577	4,411	1,053	1989	5-40 yrs.
The Knollwood -380 Retail	Piedmont Triad	(2)	—	1	—	175	—	176	176	96	1995	5-40 yrs.
The Knollwood-370	Piedmont Triad	(2)	1,826	7,495	—	693	1,826	8,189	10,015	2,666	1994	5-40 yrs.
The Knollwood-380	Piedmont Triad	(2)	2,989	12,028	—	2,559	2,989	14,587	17,576	4,046	1990	5-40 yrs.
University Commercial Center-Archer 4	Piedmont Triad		516	2,066	(516)	(2,066)	—	—	—	—	1986	5-40 yrs.
University Commercial Center-Landmark 3	Piedmont Triad		431	1,785	(431)	(1,785)	—	—	—	(24)	1985	5-40 yrs.
University Commercial Center-Service Center 1	Piedmont Triad		277	1,159	(277)	(1,159)	—	—	—	—	1983	5-40 yrs.
University Commercial Center-Service Center 2	Piedmont Triad		216	862	(216)	(862)	—	—	—	—	1983	5-40 yrs.
University Commercial Center-Service Center 3	Piedmont Triad		168	702	(168)	(702)	—	—	—	—	1984	5-40 yrs.
University Commercial Center-Warehouse 1	Piedmont Triad		204	815	(204)	(815)	—	—	—	—	1983	5-40 yrs.
University Commercial Center-Warehouse 2	Piedmont Triad		197	789	(197)	(789)	—	—	—	—	1983	5-40 yrs.
US Airways	Piedmont Triad		1,451	11,375	(1)	1	1,450	11,376	12,826	2,595	1970-1987	5-40 yrs.
Westpoint Business Park Land	Piedmont Triad		868	—	(464)	—	404	—	404	—	N/A	5-40 yrs.
Westpoint Business Park-Luwabahnson	Piedmont Triad		347	1,389	—	46	347	1,436	1,783	423	1990	5-40 yrs.

Research Triangle, NC
3600 Glenwood Avenue	Research Triangle		—	10,994	—	26	—	11,020	11,020	2,693	1986	5-40 yrs.
3645 Trust Drive - One North Commerce Center	Research Triangle		793	2,976	(793)	(2,976)	—	—	—	—	1984	5-40 yrs.
3737 Glenwood Avenue	Research Triangle		—	—	318	16,639	318	16,639	16,957	4,250	1999	5-40 yrs.
4101 Research Commons	Research Triangle		1,348	8,346	220	(129)	1,568	8,217	9,786	1,677	1999	5-40 yrs.
4201 Research Commons	Research Triangle		1,204	11,858	—	(44)	1,204	11,814	13,018	4,837	1991	5-40 yrs.
4301 Research Commons	Research Triangle		900	8,237	—	96	900	8,333	9,233	2,371	1989	5-40 yrs.
4401 Research Commons	Research Triangle		1,249	9,387	—	2,655	1,249	12,042	13,291	4,271	1987	5-40 yrs.
4501 Research Commons	Research Triangle		785	5,856	—	2,465	785	8,321	9,106	2,381	1985	5-40 yrs.
4800 North Park	Research Triangle		2,678	17,630	—	4,521	2,678	22,151	24,830	5,789	1985	5-40 yrs.
4900 North Park	Research Triangle	874	770	1,983	—	568	770	2,551	3,321	828	1984	5-40 yrs.
5000 North Park	Research Triangle	(2)	1,010	4,612	—	2,009	1,010	6,621	7,631	2,262	1980	5-40 yrs.
5200 Greens Dairy-One North Commerce Center	Research Triangle		170	968	(170)	(968)	—	—	—	—	1984	5-40 yrs.
5220 Greens Dairy-One North Commerce Center	Research Triangle		385	2,185	(385)	(2,185)	—	—	—	—	1984	5-40 yrs.
801 Corporate Center	Research Triangle		828	—	272	10,002	1,100	10,002	11,102	1,330	2002	5-40 yrs.
Blue Ridge I	Research Triangle	(1)	722	4,606	—	1,204	722	5,810	6,532	1,826	1982	5-40 yrs.
Blue Ridge II	Research Triangle	(1)	462	1,410	—	406	462	1,816	2,278	863	1988	5-40 yrs.
Cape Fear	Research Triangle		131	1,630	—	720	131	2,350	2,482	1,697	1979	5-40 yrs.
Catawba	Research Triangle		125	1,635	—	1,023	125	2,658	2,783	1,668	1980	5-40 yrs.
CentreGreen Five Land - Weston	Research Triangle		3,062	—	(1,785)	—	1,277	—	1,277	—	N/A	N/A
CentreGreen Four	Research Triangle	(5)	1,779	—	(394)	12,683	1,385	12,683	14,069	2,129	2002	5-40 yrs.
CentreGreen One - Weston	Research Triangle	(5)	1,529	—	(378)	9,076	1,151	9,076	10,227	1,982	2000	5-40 yrs.
CentreGreen Three Land - Weston	Research Triangle		1,876	—	(384)	—	1,492	—	1,492	—	N/A	N/A
CentreGreen Two - Weston	Research Triangle	(5)	1,653	—	(393)	9,668	1,260	9,668	10,929	1,746	2001	5-40 yrs.
Concourse	Research Triangle		986	15,125	(986)	(15,125)	—	—	—	—	1986	5-40 yrs.
Cottonwood	Research Triangle		609	3,244	—	1,143	609	4,387	4,995	1,110	1983	5-40 yrs.
Day Tract Residential	Research Triangle		7,668	—	(3,343)	—	4,325	—	4,325	—	N/A	N/A
Dogwood	Research Triangle		766	2,769	—	468	766	3,237	4,002	1,017	1983	5-40 yrs.
EPA	Research Triangle		2,601	—	(4)	1,661	2,597	1,661	4,259	224	2003	5-40 yrs.
GlenLake Land	Research Triangle		5,335	—	4,770	—	10,105	—	10,105	—	N/A	N/A
GlenLake Bldg I	Research Triangle	(5)	924	—	686	22,271	1,610	22,271	23,881	3,440	2002	5-40 yrs.
GlenLake Four	Research Triangle		1,659		—	20,810	1,659	20,810	22,469	150	2006	5-40 yrs.
Global Software	Research Triangle		465	—	279	5,730	744	5,730	6,474	1,590	1996	5-40 yrs.
Healthsource	Research Triangle		1,304	—	540	13,136	1,844	13,136	14,980	2,878	1996	5-40 yrs.
Highwoods Centre-Weston	Research Triangle	(1)	531	—	(267)	7,663	264	7,663	7,927	2,050	1998	5-40 yrs.

			Initial Costs		Cost Capitalized Subsquent to Acquisition		Gross Amount at which carried at close of period
Description	City	2006 Encumberance	Land	Building and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation	Date of Construction	Life on Which Depreciation is Calculated On
Highwoods Office Center North Land	Research Triangle		355	49	51	(49)	406	—	406	—	N/A	N/A
Highwoods Tower One	Research Triangle	(2)	203	16,744	—	1,580	203	18,324	18,527	7,376	1991	5-40 yrs.
Highwoods Tower Two	Research Triangle		365	—	503	22,382	868	22,382	23,250	4,471	2001	5-40 yrs.
Holiday Inn Reservations Center	Research Triangle		867	2,727	—	1,143	867	3,870	4,737	1,096	1984	5-40 yrs.
Inveresk Land Parcel 2	Research Triangle		657	—	197	—	854	—	854	—	N/A	N/A
Inveresk Land Parcel 3	Research Triangle		548	—	306	—	854	—	854	—	N/A	N/A
Laurel	Research Triangle		884	2,517	—	775	884	3,292	4,176	926	1982	5-40 yrs.
Magnolia	Research Triangle		133	3,576	—	790	133	4,366	4,499	2,203	1988	5-40 yrs.
Maplewood	Research Triangle	(1)	149	—	107	3,033	256	3,033	3,289	428	N/A	5-40 yrs.
Northpark Land - Wake Forest	Research Triangle		1,586	—	(1,586)	—	—	—	—	—	N/A	N/A
Overlook	Research Triangle		398	—	293	9,642	691	9,642	10,333	2,015	1999	5-40 yrs.
Pamlico	Research Triangle		289	—	—	11,949	289	11,949	12,238	6,568	1980	5-40 yrs.
ParkWest One - Weston	Research Triangle		242	—	—	3,947	242	3,947	4,189	976	2001	5-40 yrs.
ParkWest Three - Land - Weston	Research Triangle		306	—	—	—	306	—	306	—	N/A	N/A
ParkWest Two - Weston	Research Triangle		356	—	—	4,317	356	4,317	4,673	659	2001	5-40 yrs.
Phase I - One North Commerce Center	Research Triangle		774	4,496	(774)	(4,496)	—	—	—	—	1981	5-40 yrs.
Progress Center Renovation	Research Triangle		—	—	—	362	—	362	362	49	2003	5-40 yrs.
Raleigh Corp Center Lot D	Research Triangle		1,211	—	8	—	1,219	—	1,219	—	N/A	N/A
Red Oak	Research Triangle		389	—	195	4,786	584	4,786	5,369	994	1999	5-40 yrs.
Rexwoods Center I	Research Triangle		878	3,730	—	679	878	4,409	5,288	1,916	1990	5-40 yrs.
Rexwoods Center II	Research Triangle		362	1,818	—	571	362	2,389	2,751	721	1993	5-40 yrs.
Rexwoods Center III	Research Triangle		919	2,816	—	1,080	919	3,896	4,815	1,609	1992	5-40 yrs.
Rexwoods Center IV	Research Triangle		586	—	—	3,239	586	3,239	3,825	982	1995	5-40 yrs.
Rexwoods Center V	Research Triangle	(2)	1,301	—	184	4,968	1,485	4,968	6,454	1,109	1998	5-40 yrs.
Riverbirch	Research Triangle	(2)	469	4,038	—	1,098	469	5,136	5,605	2,437	1987	5-40 yrs.
Situs I	Research Triangle		692	4,646	178	(334)	870	4,312	5,182	1,540	1996	5-40 yrs.
Situs II	Research Triangle		718	6,254	181	(189)	899	6,065	6,965	2,681	1998	5-40 yrs.
Situs III	Research Triangle		440	4,078	119	(533)	559	3,545	4,103	421	2000	5-40 yrs.
Six Forks Center I	Research Triangle		666	2,665	—	985	666	3,650	4,316	1,088	1982	5-40 yrs.
Six Forks Center II	Research Triangle		1,086	4,533	—	1,023	1,086	5,556	6,642	1,692	1983	5-40 yrs.
Six Forks Center III	Research Triangle	(2)	862	4,411	—	1,247	862	5,658	6,520	1,632	1987	5-40 yrs.
Smoketree Tower	Research Triangle		2,353	11,743	—	2,085	2,353	13,828	16,181	4,511	1984	5-40 yrs.
Sycamore	Research Triangle	(2)	255	—	217	4,802	472	4,802	5,274	1,235	1997	5-40 yrs.
W Building - One North Commerce Center	Research Triangle		1,172	6,865	(1,172)	(6,865)	—	—	—	—	1983	5-40 yrs.
Weston Land	Research Triangle		22,771	—	(5,869)	—	16,902	—	16,902	—	N/A	N/A
Willow Oak	Research Triangle	(2)	458	—	268	5,416	726	5,416	6,142	1,611	1995	5-40 yrs.
Other Property	Research Triangle		47	9,496	(47)	11,594	(0)	21,090	21,090	8,177	N/A	N/A
Richmond, VA
4900 Cox Road	Richmond		1,324	5,311	—	559	1,324	5,870	7,194	1,613	1991	5-40 yrs.
Colonade Building	Richmond	(5)	1,364	6,105	—	135	1,364	6,240	7,604	780	2003	5-40 yrs.
Dominion Place - Pitts Parcel	Richmond		1,101	—	(163)	—	938	—	938	—	N/A	N/A
Essex Plaza	Richmond	11,685	1,581	13,299	—	8	1,581	13,307	14,888	3,393	1999	5-40 yrs.
Grove Park I	Richmond		713	—	319	4,846	1,032	4,846	5,877	1,072	1997	5-40 yrs.
Hamilton Beach	Richmond		1,086	4,345	—	573	1,086	4,918	6,004	1,440	1986	5-40 yrs.
Highwoods Commons	Richmond		521	—	446	3,290	967	3,290	4,257	709	1999	5-40 yrs.
Highwoods Five	Richmond		783	—	—	5,976	783	5,976	6,758	1,504	1998	5-40 yrs.
Highwoods One	Richmond	(2)	1,688	—	—	9,987	1,688	9,987	11,675	2,532	1996	5-40 yrs.
Highwoods Plaza	Richmond		909	—	176	5,693	1,085	5,693	6,778	1,314	2000	5-40 yrs.
Highwoods Two	Richmond	(5)	786	—	213	6,110	999	6,110	7,108	1,755	1997	5-40 yrs.
Innsbrooke Centre	Richmond	5,531	1,300	6,958	—	(135)	1,300	6,823	8,123	462	1987	5-40 yrs.
Innslake Center	Richmond	(1)	845	—	195	6,738	1,040	6,738	7,778	1,547	2001	5-40 yrs.
Liberty Mutual	Richmond		1,205	4,825	—	853	1,205	5,678	6,882	1,680	1990	5-40 yrs.
Markel American	Richmond	9,216	1,300	13,259	—	(4,798)	1,300	8,461	9,761	711	1998	5-40 yrs.
Markel Plaza	Richmond	11,685	1,700	17,081	—	(5,624)	1,700	11,457	13,157	1,086	1989	5-40 yrs.
North Park	Richmond		2,163	8,659	(14)	1,338	2,149	9,997	12,146	2,540	1989	5-40 yrs.
North Shore Commons A	Richmond	(5)	951	—	—	11,857	951	11,857	12,808	2,460	2002	5-40 yrs.
North Shore Commons B - Land	Richmond		2,067	—	(2,067)	—	—	—	—	—	N/A	N/A
North Shore Commons C - Land	Richmond		1,497	—	—	—	1,497	—	1,497	—	N/A	N/A
North Shore Commons D - Land	Richmond		1,261	—	—	—	1,261	—	1,261	—	N/A	N/A
One Shockoe Plaza	Richmond		—	—	356	15,053	356	15,053	15,408	4,271	1996	5-40 yrs.
Pavillion Land	Richmond		181	46	20	(46)	201	—	201	—	N/A	N/A
Rhodia Building	Richmond		1,600	8,864	—	—	1,600	8,864	10,464	91	1996	5-40 yrs.
Sadler & Cox Land	Richmond		1,827	—	(288)	—	1,539	—	1,539	—	N/A	N/A
Saxon Capital Building	Richmond	(5)	1,918	—	337	13,444	2,255	13,444	15,699	813	2005	N/A

			Initial Costs		Cost Capitalized Subsquent to Acquisition		Gross Amount at which carried at close of period
Description	City	2006 Encumberance	Land	Building and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation	Date of Construction	Life on Which Depreciation is Calculated On
Stony Point F Land	Richmond		1,841	—	—	—	1,841	—	1,841	—	N/A	N/A
Stony Point I	Richmond	(5)	1,384	11,630	59	1,318	1,443	12,948	14,391	3,258	1990	5-40 yrs.
Stony Point II	Richmond		1,240	—	—	11,469	1,240	11,469	12,709	2,366	1999	5-40 yrs.
Stony Point III	Richmond	(5)	995	—	—	9,840	995	9,840	10,834	1,932	2002	5-40 yrs.
Technology Park 1	Richmond		541	2,166	—	805	541	2,971	3,512	1,302	1991	5-40 yrs.
Technology Park 2	Richmond		264	1,058	—	34	264	1,092	1,356	310	1991	5-40 yrs.
Vantage Place A	Richmond	(5)	203	811	(1)	137	203	948	1,150	275	1987	5-40 yrs.
Vantage Place B	Richmond	(5)	233	931	—	158	233	1,089	1,322	328	1988	5-40 yrs.
Vantage Place C	Richmond	(5)	235	940	—	121	235	1,061	1,296	313	1987	5-40 yrs.
Vantage Place D	Richmond	(5)	218	873	—	145	218	1,018	1,236	319	1988	5-40 yrs.
Vantage Pointe	Richmond	(5)	1,089	4,500	(1)	404	1,089	4,904	5,993	1,394	1990	5-40 yrs.
Virginia Mutual	Richmond		1,301	6,036	—	544	1,301	6,580	7,881	1,157	1996	5-40 yrs.
Waterfront Plaza	Richmond		585	2,347	—	329	585	2,676	3,260	782	1988	5-40 yrs.
West Shore I	Richmond	(1)	332	1,431	—	113	332	1,544	1,876	397	1995	5-40 yrs.
West Shore II	Richmond	(1)	489	2,181	—	140	489	2,321	2,810	627	1995	5-40 yrs.
West Shore III	Richmond	(1)	961	—	141	3,773	1,102	3,773	4,875	864	1997	5-40 yrs.
South Florida
The 1800 Eller Drive Building	South Florida		—	9,851	—	820	—	10,670	10,670	2,763	1983	5-40 yrs.
Tampa, FL
380 Park Place	Tampa		1,502	—	239	6,851	1,742	6,851	8,592	1,260	N/A	N/A
Anchor Glass	Tampa		1,281	11,318	—	613	1,281	11,931	13,212	2,119	1988	5-40 yrs.
Bay Vista Gardens	Tampa		445	4,806	(445)	(4,806)	—	—	—	—	1982	5-40 yrs.
Bay Vista Gardens II	Tampa		1,323	7,074	(1,323)	(7,074)	—	—	—	—	1997	5-40 yrs.
Bay Vista Office Center	Tampa		—	—	—	—	—	—	—	—	1982	5-40 yrs.
Bayshore	Tampa		2,276	11,817	—	486	2,276	12,303	14,579	2,984	1990	5-40 yrs.
Cypress Center I	Tampa		3,172	12,764	(3,172)	(12,764)	—	—	—	—	1982	5-40 yrs.
Cypress Center II	Tampa		500	4,193	(500)	(4,193)	—	—	—	—	1982	5-40 yrs.
Cypress Center III	Tampa		1,194	7,613	(1,194)	(7,613)	—	—	—	—	1983	5-40 yrs.
Cypress Center IV - Land	Tampa		3,087	301	(1,171)	(301)	1,916	—	1,916	—	N/A	N/A
Cypress Commons	Tampa		1,211	11,477	(1,211)	(11,477)	—	—	—	—	1985	5-40 yrs.
Cypress West	Tampa		617	5,148	(617)	(5,148)	—	—	—	—	1985	5-40 yrs.
FBI Field Office	Tampa		4,054	—	415	27,039	4,469	27,039	31,508	903	2005	5-40 yrs.
Feathersound Corporate Center II	Tampa	2,054	802	7,463	—	1,117	802	8,580	9,383	2,098	1986	5-40 yrs.
Harborview Plaza	Tampa	22,800	3,537	29,944	969	(495)	4,506	29,449	33,955	5,234	2001	5-40 yrs.
Highwoods Preserve I	Tampa		991	—	—	25,849	991	25,849	26,841	6,302	1999	5-40 yrs.
Highwoods Preserve Land	Tampa		1,485	—	—	—	1,485	—	1,485	—	N/A	N/A
Highwoods Preserve V	Tampa		881	—	—	27,266	881	27,266	28,148	3,958	2001	5-40 yrs.
Highwoods Preserve VI - Land	Tampa		5,432	—	(5,432)	—	—	—	—	—	N/A	N/A
HIW Bay Center II	Tamapa		3,482	—	5		3,487	6	3,493	1	N/A	N/A
Horizon	Tampa	(6)	—	6,257	—	2,414	—	8,671	8,671	2,104	1980	5-40 yrs.
LakePointe I	Tampa	(6)	2,106	89	—	34,174	2,106	34,263	36,369	8,320	1986	5-40 yrs.
LakePointe II	Tampa	(6)	2,000	15,848	672	9,895	2,672	25,743	28,415	6,408	1999	5-40 yrs.
Lakeside	Tampa	(6)	—	7,369	—	1,519	—	8,888	8,888	1,738	1978	5-40 yrs.
Lakeside/Parkside Garage	Tampa		—	—	—	3,207	—	3,207	3,207	173	2004	5-40 yrs.
One Harbour Place	Tampa		2,016	25,252	—	4,157	2,016	29,409	31,424	4,925	1985	5-40 yrs.
Parkside	Tampa	(6)	—	9,407	—	3,307	—	12,714	12,714	2,721	1979	5-40 yrs.
Pavilion	Tampa	(6)	—	16,394	—	2,243	—	18,636	18,636	5,008	1982	5-40 yrs.
Pavilion Parking Garage	Tampa	(6)	—	—	—	5,600	—	5,600	5,600	1,008	1999	5-40 yrs.
Spectrum	Tampa	(6)	1,454	14,502	—	3,057	1,454	17,558	19,012	4,941	1984	5-40 yrs.
Tower Place	Tampa		3,218	19,898	—	710	3,218	20,608	23,826	4,728	1988	5-40 yrs.
Westshore Square	Tampa		1,126	5,186	—	319	1,126	5,504	6,630	1,288	1976	5-40 yrs.
			544,154	1,669,313	(68,175)	927,043	475,980	2,596,355	3,072,335	595,136

(1)	These assets are pledged as collateral for a $137,810,000 first mortgage loan.
(2)	These assets are pledged as collateral for an $134,748,000 first mortgage loan.
(3)	These assets are pledged as collateral for a $190,000,000 first mortgage loan.
(4)	These assets are pledged as collateral for a $4,968,000 first mortgage loan.
(5)	These assets are pledged as collateral for a $134,129,000 first mortgage loan.
(6)	These assets are pledged as collateral for a $61,426,000 first mortgage loan.
(7)	A portion of these assets are pledged as collateral for a $18,051,000 Taxable TIF Revenue Bond.

4,139,943 Shares

Common Stock

PROSPECTUS

    , 2007

PART II. INFORMATION NOT REQUIRED IN

PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission registration fee	$5,133
Printing and engraving fees	10,000
Legal fees and expenses	75,000
Accounting fees and expenses	25,000
Miscellaneous	9,867

Total	$125,000

All expenses, except the Securities and Exchange Commission registration fee, are estimated.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

None.

Item 34.	Indemnification of Directors and Officers.

The Company’s officers and directors are and will be indemnified against certain liabilities in accordance with the Maryland General Corporation Law, the charter and bylaws of the Company and the partnership agreement of the Operating Partnership. The charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the Maryland General Corporation Law. The Maryland General Corporation Law permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The partnership agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent that the Company’s charter provides for indemnification to the Company’s officers and directors. In addition, the partnership agreement limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent that the Company’s charter limits the liability of the Company’s officers and directors to the Company and its stockholders.

The Company also maintains a policy of directors and officers liability insurance covering certain liabilities incurred by the Company’s directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

N/A.

Item 36.	Financial Statements, Schedules and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements included in this registration statement.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit	Description of Document
3.1	Amended and Restated Articles of Incorporation of the Company (filed as part of the Company’s Current Report on Form 8-K dated September 25, 1997 and amended by articles supplementary filed as part of the Company’s Current Report on Form 8-K dated October 4, 1997 and articles supplementary filed as part of the Company’s Current Report on Form 8-K dated April 20, 1998)

3.2	Amended and Restated Bylaws of the Company (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

4.1	Indenture among the Operating Partnership, the Company and First Union National Bank of North Carolina dated as of December 1, 1996 (filed as part of the Operating Partnership’s Current Report on Form 8-K dated December 2, 1996)

4.2	Rights Agreement, dated as of October 6, 1997, between the Company and First Union National Bank, as rights agent (filed as part of the Company’s Current Report on Form 8-K dated October 4, 1997)

4.3	Amendment No. 1, dated as of October 7, 2003, to the Rights Agreement, dated as of October 7, 1997, between the Company and Wachovia Bank, N.A., as rights agent (filed as part of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)

4.4	Form of 5.85% Notes due March 15, 2017 (filed as part of the Company’s Current Report on Form 8-K dated March 22, 2007)

4.5	Officers’ Certificate Establishing the Terms of the 5.85% Notes, dated as of March 22, 2007 (filed as part of the Company’s Current Report on Form 8-K dated March 22, 2007)

5.1	Opinion of DLA Piper US LLP relating to the legality of the securities being registered

8.1	Opinion of DLA Piper US LLP regarding tax matters

10.1	Second Restated Agreement of Limited Partnership, dated as of January 1, 2000, of the Operating Partnership (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

10.2	Amendment No. 1, dated as of July 22, 2004, to the Second Restated Agreement of Limited Partnership, dated as of January 1, 2000, of the Operating Partnership (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

10.3	Amended and Restated 1994 Stock Option Plan (filed as part of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002)*

10.4	Form of warrants to purchase Common Stock of the Company issued to former shareholders of Associated Capital Properties, Inc. (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 1997)

10.5	1999 Shareholder Value Plan (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 1999)*

10.6	2005 Shareholder Value Plan (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)*

10.7	Credit Agreement among the Operating Partnership, the Company, the Subsidiaries named therein and the Lender named therein, dated May 1, 2006 (filed as part of the Company’s Current Report on Form 8-K dated May 1, 2006)

10.8	Amendment to Credit Agreement among the Operating Partnership, the Company, the Subsidiaries named therein and the Lender named therein, dated August 8, 2006 (filed as part of the Company’s Current Report on Form 8-K dated August 8, 2006)

10.9	Registration Rights Agreement, dated as of March 22, 2007, by and among the Operating Partnership, the Company and the initial purchasers named therein (filed as part of the Company’s Current Report on Form 8-K dated March 22, 2007)

10.10	Executive Supplemental Employment Agreement, dated as of April 13, 2007, between the Company and Edward J. Fritsch (filed as part of the Company’s Current Report on Form 8-K dated April 13, 2007)*

10.11	Executive Supplemental Employment Agreement, dated as of April 13, 2007, between the Company and Michael E. Harris (filed as part of the Company’s Current Report on Form 8-K dated April 13, 2007)*

10.12	Executive Supplemental Employment Agreement, dated as of April 13, 2007, between the Company and Terry L. Stevens (filed as part of the Company’s Current Report on Form 8-K dated April 13, 2007)*

10.13	Executive Supplemental Employment Agreement, dated as of April 13, 2007, between the Company and Gene H. Anderson (filed as part of the Company’s Current Report on Form 8-K dated April 13, 2007)*

10.14	Executive Supplemental Employment Agreement, dated as of April 13, 2007, between the Company and Jeffrey D. Miller (filed as part of the Company’s Current Report on Form 8-K dated April 13, 2007)*

21.1	Schedule of subsidiaries of the Company (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of DLA Piper US LLP (contained in Exhibit 5.1)

23.4	Consent of DLA Piper US LLP (contained in Exhibit 8.1)

24.1	Power of attorney (included on signature page)

*	Compensatory plan or arrangement.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The registrant undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on April 17, 2007.

HIGHWOODS PROPERTIES, INC.

By:	/s/ EDWARD J. FRITSCH
Edward J. Fritsch
President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward J. Fritsch, Jeffrey D. Miller or Terry L. Stevens and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacity and on the dates indicated.

Signature	Title	Date

/s/ O. Temple Sloan, Jr.	Chairman of the Board of	April 17, 2007
O. Temple Sloan, Jr.	Directors

/s/ Edward J. Fritsch	President, Chief Executive Officer,	April 17, 2007
Edward J. Fritsch	and Director

/s/ Gene H. Anderson	Senior Vice President and Director	April 17, 2007
Gene H. Anderson

/s/ Thomas W. Adler	Director	April 17, 2007
Thomas W. Adler

/s/ Kay N. Callison	Director	April 17, 2007
Kay N. Callison

/s/ Lawrence S. Kaplan	Director	April 17, 2007
Lawrence S. Kaplan

/s/ Sherry A. Kellett	Director	April 17, 2007
Sherry A. Kellett

/s/ L. Glenn Orr, Jr.	Director	April 17, 2007
L. Glenn Orr, Jr.

/s/ F. William Vandiver, Jr.	Director	April 17, 2007
F. William Vandiver, Jr.

/s/ Terry L. Stevens	Vice President and Chief Financial	April 17, 2007
Terry L. Stevens	Officer

EXHIBIT INDEX

Exhibit	Description of Document
3.1	Amended and Restated Articles of Incorporation of the Company (filed as part of the Company’s Current Report on Form 8-K dated September 25, 1997 and amended by articles supplementary filed as part of the Company’s Current Report on Form 8-K dated October 4, 1997 and articles supplementary filed as part of the Company’s Current Report on Form 8-K dated April 20, 1998)

3.2	Amended and Restated Bylaws of the Company (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

4.1	Indenture among the Operating Partnership, the Company and First Union National Bank of North Carolina dated as of December 1, 1996 (filed as part of the Operating Partnership’s Current Report on Form 8-K dated December 2, 1996)

4.2	Rights Agreement, dated as of October 6, 1997, between the Company and First Union National Bank, as rights agent (filed as part of the Company’s Current Report on Form 8-K dated October 4, 1997)

4.3	Amendment No. 1, dated as of October 7, 2003, to the Rights Agreement, dated as of October 7, 1997, between the Company and Wachovia Bank, N.A., as rights agent (filed as part of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)

4.4	Form of 5.85% Notes due March 15, 2017 (filed as part of the Company’s Current Report on Form 8-K dated March 22, 2007)

4.5	Officers’ Certificate Establishing the Terms of the 5.85% Notes, dated as of March 22, 2007 (filed as part of the Company’s Current Report on Form 8-K dated March 22, 2007)

5.1	Opinion of DLA Piper US LLP relating to the legality of the securities being registered

8.1	Opinion of DLA Piper US LLP regarding tax matters

10.1	Second Restated Agreement of Limited Partnership, dated as of January 1, 2000, of the Operating Partnership (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

10.2	Amendment No. 1, dated as of July 22, 2004, to the Second Restated Agreement of Limited Partnership, dated as of January 1, 2000, of the Operating Partnership (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

10.3	Amended and Restated 1994 Stock Option Plan (filed as part of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002)*

10.4	Form of warrants to purchase Common Stock of the Company issued to former shareholders of Associated Capital Properties, Inc. (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 1997)

10.5	1999 Shareholder Value Plan (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 1999)*

10.6	2005 Shareholder Value Plan (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)*

10.7	Credit Agreement among the Operating Partnership, the Company, the Subsidiaries named therein and the Lender named therein, dated May 1, 2006 (filed as part of the Company’s Current Report on Form 8-K dated May 1, 2006)

10.8	Amendment to Credit Agreement among the Operating Partnership, the Company, the Subsidiaries named therein and the Lender named therein, dated August 8, 2006 (filed as part of the Company’s Current Report on Form 8-K dated August 8, 2006)

10.9	Registration Rights Agreement, dated as of March 22, 2007, by and among the Operating Partnership, the Company and the initial purchasers named therein (filed as part of the Company’s Current Report on Form 8-K dated March 22, 2007)

10.10	Executive Supplemental Employment Agreement, dated as of April 13, 2007, between the Company and Edward J. Fritsch (filed as part of the Company’s Current Report on Form 8-K dated April 13, 2007)*

10.11	Executive Supplemental Employment Agreement, dated as of April 13, 2007, between the Company and Michael E. Harris (filed as part of the Company’s Current Report on Form 8-K dated April 13, 2007)*

10.12	Executive Supplemental Employment Agreement, dated as of April 13, 2007, between the Company and Terry L. Stevens (filed as part of the Company’s Current Report on Form 8-K dated April 13, 2007)*

10.13	Executive Supplemental Employment Agreement, dated as of April 13, 2007, between the Company and Gene H. Anderson (filed as part of the Company’s Current Report on Form 8-K dated April 13, 2007)*

10.14	Executive Supplemental Employment Agreement, dated as of April 13, 2007, between the Company and Jeffrey D. Miller (filed as part of the Company’s Current Report on Form 8-K dated April 13, 2007)*

21.1	Schedule of subsidiaries of the Company (filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of DLA Piper US LLP (contained in Exhibit 5.1)

23.4	Consent of DLA Piper US LLP (contained in Exhibit 8.1)

24.1	Power of attorney (included on signature page)

*	Compensatory plan or arrangement.